As filed with the U.S. Securities and Exchange Commission on October 17, 2025.

Registration No. 333-287366

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 3

TO

FORM F-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

World Road Inc.

(Exact name of registrant as specified in its charter)

Cayman Islands	4731	N/A
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

4th Floor, Section 4-56, Building C, Comprehensive Bonded Zone,

8MC Plot No. 69, Checheng South Road

Wuhan City, Hubei Province, China

+86-27 8485 3318

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Puglisi & Associates
850 Library Ave., Suite 204
Newark, Delaware 19711
(302) 738-6680

Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Bill Huo, Esq. Michael Goldstein, Esq. Becker & Poliakoff, P.A. 45 Broadway, 17th Floor New York, NY 10006 (212) 599-3322	Andrew Stewart Jun Ho Song Cozen O’Connor LLP Bentall 5, 550 Burrard Street, Suite 2501 Vancouver, British Columbia V6C 2B5, Canada (236) 317-5567

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

† The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS - SUBJECT TO COMPLETION, DATED OCTOBER 17, 2025

World Road Inc.

1,500,000 Class A Ordinary Shares

This is an initial public offering of 1,500,000 our Class A ordinary shares, par value US$0.00004 per share, by World Road Inc. The offering of our Class A ordinary shares is being conducted on a firm commitment basis by Craft Capital Management LLC and R.F. Lafferty & Co., Inc. (collectively and individually, “Underwriter”). Prior to this offering, there has been no public market for our Class A ordinary shares, par value $0.00004 per share (“Class A ordinary shares”). We currently expect that the initial public offering price for our Class A Ordinary Shares will be in the range of $4.00 and $6.00 per share.

Our authorized share capital is US$50,000 divided into 1,250,000,000 ordinary shares consisting of 1,000,000,000 Class A ordinary shares of par value of US$0.00004 each and 250,000,000 Class B ordinary shares of par value of US$0.00004 each, and we have 4,257,457 Class A ordinary shares and 24,250,000 Class B ordinary shares issued and outstanding immediately prior to this offering. Holders of Class A ordinary shares and Class B ordinary shares have the same rights except for voting and conversion rights. In respect of matters requiring a vote of all shareholders, each holder of Class A ordinary shares will be entitled to one vote per Class A ordinary share and each holder of Class B ordinary shares will be entitled to ten votes per Class B ordinary share. A holder of Class A ordinary shares shall have no rights to convert Class A ordinary shares into Class B ordinary shares under any circumstances. Subject to any applicable adjustment pursuant to our amended and restated memorandum and articles of association, the Class B ordinary shares are convertible into Class A ordinary shares at any time after issuance at the option of the holder on a one-to-one basis.

We have reserved the symbol “WODO” for purposes of listing our Class A ordinary shares on the Nasdaq Capital Market (“Nasdaq”) and have applied to list our Class A ordinary shares on the Nasdaq Capital Market. At this time, Nasdaq has not yet approved our application to list our Class A ordinary shares. It is a condition to the closing of this offering that our Class A ordinary shares qualify for listing on a national securities exchange, and there is no guarantee or assurance that our Class A ordinary shares will be approved for listing on Nasdaq.

Additionally, upon the completion of this offering, we will be a “controlled company” as defined under corporate governance rules of Nasdaq Stock Market, because Yu Zhang will beneficially own a majority of our then-issued and outstanding Class B ordinary shares, and through his ownership of the entities directly owning our outstanding Class B ordinary shares, will be able to exercise 100% of the total voting power of our issued and outstanding Class B ordinary shares and 97.6808% of the total voting power of our issued and outstanding ordinary shares immediately after the consummation of this offering, assuming the underwriters do not exercise their option to purchase additional Class A ordinary shares. Yu Zhang will have the ability to control or significantly influence the outcome of most (or all, as applicable) matters requiring approval by shareholders after the offering. We do not currently plan to utilize the exemptions from certain corporate governance rules available for controlled companies after we complete this offering. For further information, see “Principal Shareholders.” For more detailed description of risks related to being a “controlled company,” see “Risk Factors—Risks Relating to Our Business and Industry—We will be a ‘controlled company’ within the meaning of the Nasdaq Stock Market Rules and, as a result, may rely on exemptions from certain corporate governance requirements that provide protection to shareholders of other companies.”

For more detailed description of risks related to the dual-class structure, please see “Risk Factors—Risks Relating to Our Class A Ordinary Shares and This Offering—The dual-class structure of our ordinary shares has the effect of concentrating voting power with our existing shareholders prior to the consummation of this offering, which will limit your ability to influence the outcome of important transactions, including a change in control.”

We are an “emerging growth company” and a “foreign private issuer” under applicable U.S. federal securities laws, and, as such are eligible for certain reduced public company reporting requirements for this prospectus and future filings. See the section titled “Prospectus Summary—Implications of Being an Emerging Growth Company” and “Prospectus Summary—Implications of Being a Foreign Private Issuer” for additional information.

We are not a Chinese operating company but a Cayman Islands holding company with operations conducted by our subsidiaries based in China. Investors in our securities are purchasing equity interest in World Road Inc., a holding company incorporated in the Cayman Islands with business operations in China and therefore, investors may never hold equity interests in our Chinese operating entities. The “Company” or “the Company” or “our Company” refers to World Road Inc, a Cayman Islands exempted company. “We,” “us,” and “our” refer to World Road Inc. and its subsidiaries. We currently conduct our business through Wuhan Wozeheng Technology Co., Ltd. (“WFOE”), an indirect substantially owned subsidiary of the Company, and two operating subsidiaries owned by WFOE. All of these operating subsidiaries are established under the laws of the PRC. This operating structure may involve unique risks to investors. Under relevant PRC laws and regulations, foreign investors are permitted to own 100% of the equity interests in a PRC-incorporated company engaged in the cross-border logistics service. However, the PRC government may implement changes to the existing laws and regulations in the future, which may result in the prohibition or restriction of foreign investors from owning equity interests in our PRC operating subsidiaries. There are significant legal and operational risks associated with our company being based in or having the majority of our operations in China due to significant changes in policies and PRC laws. Any of these risks and the constant changes in the law could result in material changes in our operations and/or the value of our ordinary shares or could significantly limit or completely hinder our ability to offer or continue to offer ordinary shares and/or other securities to investors and cause the value of such securities to significantly decline or be worthless. The PRC government has initiated a series of regulatory actions and has made a number of public statements on the regulation of business operations in China due to significant changes in policies and PRC laws, including cracking down on illegal activities in the securities market, enhancing supervision over China-based companies listed overseas, adopting new measures to extend the scope of cybersecurity reviews, and expanding efforts in anti-monopoly enforcement and data privacy protection. As of the date of this prospectus, we do not believe that we are subject to: (i) the cybersecurity review with the Cyberspace Administration of China, or CAC, as our products and services are not offered to individual users but to our institutional customers, we do not possess a large amount of personal information in our business operations, and our business does not involve the collection of data that affects or may affect national security, implicates cybersecurity, or involves any type of restricted industry; or (ii) merger control review by China’s anti-monopoly enforcement agency, due to the fact that we do not engage in monopolistic behaviours that are subject to these statements or regulatory actions. However, since these statements and regulatory actions are new, existing or new laws or regulations or detailed implementations and interpretations may be modified or promulgated, and, if any, the potential impact such modified or new laws and regulations may have on our daily business operation, ability to accept foreign investments and listing of our securities on a U.S. or other foreign exchange is not presently known. As of the date of this prospectus, except for the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Companies (the “Trial Measures”) newly promulgated by the China Securities Regulatory Commission, or the CSRC, which became effective on March 31, 2023, no other relevant laws or regulations in the PRC explicitly require us to seek approval from the CSRC, or any other PRC governmental authorities for our overseas listing plan, nor have we received any inquiry, notice, warning or sanctions regarding our planned overseas listing from the CSRC or any other PRC governmental authorities. We filed with the CSRC in connection with this offering and our listing on the Nasdaq Capital Market on December 26, 2024 after we initially submitted this prospectus to SEC. We received the first round of comments from CSRC on March 11, 2025, and submitted supplementary materials to CSRC on April 18, 2025. Our filing with CSRC is still under review. In addition, changes in the legal, political and economic policies of the Chinese government, the relations between China and the United States, or Chinese or U.S. regulations may materially and adversely affect our business, financial condition and results of operations. Any such changes could significantly limit or completely hinder our ability to offer or continue to offer our securities to investors, and could cause the value of our securities to significantly decline or become worthless. For more details, see “Risk Factors—Risks Relating to Doing Business in China” from pages 34 of this prospectus.

The PRC government has significant oversight over the conduct of our business under the PRC laws and may influence our operations as the government deems appropriate to further regulatory, political and societal goals. The PRC government has recently published new policies that significantly affected certain industries such as the education and internet industries, and we cannot rule out the possibility that it will in the future release regulations or policies regarding our industry that could adversely affect our business, financial condition and results of operations. Furthermore, the PRC government has recently indicated an intent to exert more oversight over and standardize the conduct of overseas securities offerings and other capital markets activities and foreign investment in China-based companies like us. Any such action, once taken by the PRC government, could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline or in extreme cases, become worthless. For additional information, see “Risk Factors—Risks Relating to Doing Business in China—There are changes and periodic revisions in PRC laws and regulation which could adversely affect us and you need to have reasonable expectations regarding the legal protections available to you and us, and the Chinese government may exert more oversight over and seek to standardize the conduct of offerings that are conducted overseas, which changes could materially hinder our ability to offer or continue to offer our securities, and cause the value of our securities to significantly decline or become worthless” on page 35 of this prospectus.

As of the date of this prospectus, we have one subsidiary in Hong Kong, World Road Tech Limited. Hong Kong is a separate jurisdiction from China. However, given the PRC government’s authority, its oversight also extends to our Hong Kong subsidiary, and the legal and operational risks associated with operating in mainland China also applies to World Tech Limited in Hong Kong, even though World Road Tech Limited is a holding company and currently does not, and in the future is not expected to, conduct any substantive operations. The Basic Law of the Hong Kong Special Administrative Region, or the Basic Law, is a national law of the PRC and the constitutional document for Hong Kong. National laws and regulations of the PRC do not apply to Hong Kong except for those listed in Annex III of the Basic Law, which is limited to laws relating to defense and foreign affairs, as well as other matters outside the autonomy of Hong Kong. World Road Tech Limited, our only subsidiary in Hong Kong, currently has no substantive operations and is expected to have the sole function of transferring funds within the corporate group in the future without playing any other roles in Hong Kong. As such, we believe, without reliance on the opinion of Hong Kong legal counsel, that any regulatory actions related to data security or anti-monopoly concerns in Hong Kong may have only a minimal impact, if at all, on the Company’s ability to conduct its business, accept foreign investments, or list on a U.S. or foreign exchange because we currently do not and do not plan to have any substantive operations, including any data-related operations in Hong Kong. However, such list of national laws and regulations that are applicable in Hong Kong can be expanded by amendment to the Basic Law. There is no assurance that (1) the Basic Law will not be further amended to apply more PRC laws and regulations in Hong Kong, or (2) the PRC and/or Hong Kong government will not take other actions to promote the integration of Hong Kong legal system into the PRC legal system. Our Hong Kong subsidiary will be subject to more influence from the PRC government or even direct oversight if the Hong Kong legal system becomes more integrated into the PRC legal system. As such, there may be changes with respect to the implementation and interpretation of laws in China. We are subject to the risks of uncertainty about any future actions the Chinese government or authorities in Hong Kong may take in this regard, which could result in a material adverse change to our business, prospects, financial condition, and results of operations, and the value of our securities.

Furthermore, on May 20, 2020, the U.S. Senate passed the Holding Foreign Companies Accountable Act, or the HFCA Act, requiring a foreign company to certify it is not owned or controlled by a foreign government if the Public Company Accounting Oversight Board (United States), or the PCAOB, is unable to audit specified reports because the company uses a foreign auditor not subject to PCAOB inspection. On March 28, 2021, the SEC issued interim measures implementing the HFCA Act which became effective on May 5, 2021. On December 2, 2021, the SEC adopted final amendments implementing the submission and disclosure requirements outlined in the HFCA Act, which went into effect on January 10, 2022. On June 22, 2021, the U.S. Senate passed the Accelerating Holding Foreign Companies Accountable Act, or Accelerating HFCA Act, which, if passed by the U.S. House of Representatives and signed into law, would decrease the number of non-inspection years for foreign companies to comply with PCAOB audits from three to two, thus reducing the time period before their securities may be prohibited from trading or delisted. On December 16, 2021, the PCAOB issued a report on its determinations that it is unable to inspect or investigate completely PCAOB-registered public accounting firms headquartered in mainland China and in Hong Kong because of positions taken by PRC authorities in those jurisdictions. In August 2022, the PCAOB, the CSRC, and the Ministry of Finance of the PRC signed a Statement of Protocol (the “Statement of Protocol”), which establishes a specific and accountable framework for the PCAOB to conduct inspections and investigations of PCAOB-governed accounting firms in mainland China and Hong Kong. On December 15, 2022, the PCAOB announced that it was able to secure complete access to inspect and investigate PCAOB-registered public accounting firms headquartered in mainland China and Hong Kong completely in 2022. The PCAOB Board vacated its previous 2021 determinations that the PCAOB was unable to inspect or investigate completely registered public accounting firms headquartered in mainland China and Hong Kong. However, whether the PCAOB will continue to be able to satisfactorily conduct inspections of PCAOB-registered public accounting firms headquartered in mainland China and Hong Kong is subject to uncertainties and depends on a number of factors out of our and our auditor’s control. The PCAOB continues to demand complete access in mainland China and Hong Kong moving forward and is making plans to resume regular inspections in 2024 and beyond, as well as to continue pursuing ongoing investigations and initiate new investigations as needed. The PCAOB has also indicated that it will act immediately to consider the need to issue new determinations with the HFCA Act, if needed. On February 24, 2023, the CSRC, the Ministry of Finance, the State Secrecy Administration, and the State Archives Bureau jointly issued the Provisions on Strengthening Confidentiality and Archives Administration in Respect of Overseas Issuance and Listing of Securities by Domestic Enterprises, or the Provisions, which aim to standardize confidentiality and archives administration in respect of direct or indirect overseas issuance of securities by domestic enterprises of the PRC and came into effect on March 31, 2023. Given that the Statement of Protocol and the Provisions have just been issued and that official guidance and related implementation rules of the Provisions have not been issued and the Provisions may be subject to further clarifications during subsequent implementation, should PRC authorities obstruct or otherwise fail to facilitate the PCAOB’s access in the future, the PCAOB may consider the need to issue a new determination. On December 29, 2022, the Accelerating HFCA Act was signed into law, which amended the HFCA Act by requiring the SEC to prohibit an issuer’ securities from trading on any U.S. stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years instead of three. Our auditor, HTL International, LLC, which is based in Houston, is registered with PCAOB and currently subject to inspection by the PCAOB on a regular basis. Therefore, it is not subject to the determinations announced by the PCAOB on December 16, 2021 as it is not on the list published by the PCAOB. We cannot assure you that we will not be identified by the SEC under the HFCA Act as an issuer that has retained an auditor that has a branch or office located in a foreign jurisdiction that the PCAOB determines it is unable to inspect or investigate completely because of a position taken by an authority in that foreign jurisdiction. If the PCAOB is unable to inspect and investigate completely registered public accounting firms located in China and we fail to retain another registered public accounting firm that the PCAOB is able to inspect and investigate completely in 2024 and beyond, or if we otherwise fail to meet the PCAOB’s requirements, our Class A ordinary shares will be delisted from the Nasdaq Stock Market, and our Class A ordinary shares will not be permitted for trading over the counter in the United States under the HFCA Act and related regulations. Should our Class A ordinary shares become not listed or tradeable in the United States, the value of the Class A ordinary shares could be materially affected. See “Risk Factors—Risks Relating to Doing Business in China” from pages 34 of this prospectus for a detailed discussion.

World Road Inc. holds all of the equity interests in its PRC subsidiaries through subsidiaries incorporated in Hong Kong. As we have a direct equity ownership structure, we do not have any agreement or contract between our Company and any of its subsidiaries that are typically seen in a variable interest entity structure. Within our direct equity ownership structure, funds from foreign investors can be directly transferred to our PRC subsidiaries by way of capital injection or in the form of a shareholder loan from World Road Inc. following this offering. To transfer cash from our Hong Kong subsidiary to our PRC operating subsidiaries, our Hong Kong subsidiary may make capital injection to directly increase its registered capital in the PRC operating subsidiaries in which it holds equity interests, which requires a registration with the local administration for market regulation, a report with the local commerce department (which can be submitted along with the registration with administration for market regulation), and registration with a local bank authorized by the State Administration of Foreign Exchange, or SAFE. Our Hong Kong subsidiary may also provide a shareholder loan to our PRC operating subsidiaries, which requires a foreign loan registration with the SAFE or its local bureau. Aside from the aforesaid reports, filings or registrations to the relevant authorities, there are no other restrictions or limitations on such cash transfers from our Hong Kong subsidiary to our PRC operating subsidiaries. If the Company plans to distribute dividends to its shareholders, our PRC operating subsidiaries will transfer the funds to the Company through our subsidiaries incorporated in Hong Kong, and the Company will then distribute dividends to all shareholders in proportion to the shares they hold, regardless of the citizenship or domicile of the shareholders. As entities incorporated in China, our PRC operating subsidiaries are subject to PRC regulations relating to foreign exchange, which may subject PRC resident beneficial owners of our PRC subsidiaries to liability or penalties, limit our ability to inject capital into these subsidiaries, limit the PRC subsidiaries’ ability to increase their registered capital or distribute profits to the Company, or may otherwise adversely affect us. Current PRC regulations permit a PRC subsidiary to pay dividends to its offshore parent only out of its accumulated profits, if any, determined in accordance with PRC accounting standards and regulations. In addition, a PRC subsidiary is required to set aside at least 10% of its accumulated profits each year, if any, to fund certain reserve funds until the total amount set aside reaches 50% of its registered capital. A PRC subsidiary may also allocate a portion of its after-tax profits based on PRC accounting standards to employee welfare and bonus funds at their discretion. These reserves are not distributable as cash dividends. Furthermore, if a PRC subsidiary incurs debt on its own behalf in the future, the instruments governing the debt may restrict its ability to pay dividends or make other payments to its offshore parent. Any limitation on the ability of a PRC subsidiary to distribute dividends or to make payments to its offshore parent may restrict our Company’s ability to satisfy our or its liquidity requirements. In addition, to the extent cash or assets in our business is in the PRC or Hong Kong or a PRC or Hong Kong entity, such cash or assets may not be available to fund operations or for other use outside of the PRC or Hong Kong due to supervision over, or the imposition of restrictions and limitations on, the ability of our holding company, or our PRC subsidiaries by the PRC government to transfer cash or assets. As of the date of this prospectus, (1) no cash transfers have occurred between our holding company and its subsidiaries, (2) none of our subsidiaries have made any dividend payment or distribution to the holding company, and (3) neither the Company nor any of its subsidiaries has made any dividends or distributions to the investors. See “Corporate History and Structure” of our combined financial statements included in this prospectus for additional details. We and our subsidiaries maintain cash management policies that dictate the purpose, amount, appropriate internal control procedures on the handling, depositing, receiving, transferring, safeguarding, and documentation and recording of cash transfers. Such policies are internal written policies established and adopted by our financial department, following the instructions of our management. Subject to the amounts of cash transfer and the nature of the use of funds, requisite internal approval shall be obtained prior to each cash transfer. Specifically, all transactions require the approval of the financial manager. When the transaction amount is relatively large, the Chief Financial Officer and Chief Executive Officer are required to conduct regular review and approval. See “Prospectus Summary—Holding Company Structure,” “Prospectus Summary—Summary of Risk Factors—Risks Relating to Doing Business in the PRC—We may rely on dividends and other distributions on equity paid by our PRC and Hong Kong subsidiaries to fund any cash and financing requirements we may have, and any limitation on the ability of our PRC and Hong Kong subsidiaries to make payments to us could have a material and adverse effect on our ability to conduct our business.”

See “Risk Factors” beginning on page 20 to read about factors you should consider before buying our Class A ordinary shares.

	Per Class A Ordinary Shares	Total
Public offering price	US$	US$
Underwriting discounts and commissions(1)(2)	US$	US$
Proceeds, before expenses, to us	US$	US$

(1)	For a description of compensation payable to the underwriters, see “Underwriting.”
(2)	Represents underwriting discounts up to seven percent (7%) (or $[●] per Class A ordinary share), of gross proceeds of this offering. Does not include a non-accountable expense allowance. See “Underwriting” for all compensation to be paid to the underwriters.

The underwriters have a 45-day option to purchase up to an additional 225,000 Class A ordinary shares from us at the initial public offering price less the underwriting discounts and commissions.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the Class A ordinary shares against payment in U.S. dollars in New York, NY on [●], 2025.

Prior to this offering, there has been no public market for our Class A ordinary shares. We have applied to list our Class A ordinary shares on the Nasdaq Capital Market under the symbol “WODO.” There is no assurance that this application will be approved, and, if our application is not approved, we will not complete this offering.

We have not authorized anyone to provide any information or to make any representations other than those contained in this prospectus. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

We are an “emerging growth company” under applicable federal securities laws and will be subject to reduced public company reporting requirements. Investing in our securities involves risks. See “Risk Factors” on page 20.

Investing in our ordinary shares involves a high degree of risk. You should read carefully the discussion of material risks of investing in our ordinary shares in “Risk Factors” beginning on page 20 of this prospectus before investing in our ordinary shares that are the subject of this offering.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

No offer or invitation, whether direct or indirect, to subscribe for shares, is being or may be made to the public in the Cayman Islands.

Lead Book Runner	Co-Manager
CRAFT CAPITAL MANAGEMENT LLC

The date of this prospectus is [●], 2025

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus or in any free writing prospectus we may authorize to be delivered or made available to you. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the Class A ordinary shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the Class A ordinary shares.

Neither we nor any of the underwriters have done anything that would permit this offering or possession or distribution of this prospectus or any filed free writing prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus or any filed free writing prospectus must inform themselves about, and observe any restrictions relating to, the offering of the Class A ordinary shares and the distribution of this prospectus or any filed free writing prospectus outside of the United States.

Until      , 2025 (the 25th day after the date of this prospectus), all dealers that buy, sell or trade Class A ordinary shares, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

i

SUMMARY

The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements appearing elsewhere in this prospectus. In addition to this summary, we urge you to read the entire prospectus carefully, especially the risks of investing in our Class A ordinary shares discussed under “Risk Factors” and information contained in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” before deciding whether to buy our Class A ordinary shares.

Unless otherwise stated in this prospectus, references to:

●	“amended and restated memorandum and articles of association” refer to the second amended and restated memorandum and articles of association of the Company adopted by special resolution passed on 20 August 2025;

●	“CAGR” refers to compound average growth rate;

●	“China” or the “PRC” refers to the People’s Republic of China, and for purposes of this prospectus, includes Hong Kong and Macau, unless otherwise indicated. The term “Chinese” has a correlative meaning for the purpose of this prospectus. When used in the case of laws and regulations, of “China” or “the PRC”, it refers to only such laws and regulations of mainland China. The legal and regulatory risks associated with operating in the PRC discussed in this prospectus also apply to our operations in Hong Kong;

●	“Class A ordinary shares” refer to our class A ordinary shares, par value US$0.00004 per share;

●	“Class B ordinary shares” refer to our class B ordinary shares, par value US$0.00004 per share;

●	“EIT” refers to enterprise income tax;

●	“Hong Kong” refers to Hong Kong Special Administrative Region in the PRC;

●	“Hong Kong subsidiary” refers to World Road Tech Limited;

●	“operating subsidiaries” refers to the Company’s subsidiaries that operate the Company’s business in the PRC, including WFOE and two operating subsidiaries owned by WFOE;

●	“ordinary shares” or “shares” refer to our Class A ordinary shares and Class B ordinary shares;

●	“PRC subsidiaries” refers to the Company’s subsidiaries incorporated in the PRC, including WFOE, Wuhan Wodetong Supply Chain Technology Co., Ltd. (“Wodetong”) and Shenzhen Honet Supply Chain Management Co., Ltd., (“Honet”) owned by WFOE;

●	“R&D” refers to research and development;

●	“RMB” and “Renminbi” refer to the legal currency of PRC;

●	“SEC” refers to the U.S. Securities and Exchange Commission;

●	“the Company” or “our Company” refers to World Road Inc., a Cayman Islands exempted company.

●	“US$” and “U.S. dollars” refer to the legal currency of the United States;

●	“U.S. GAAP” refers to generally accepted accounting principles in the United States; and

●	“we,” “us,” “our,” and “the Group” refer to World Road Inc., a Cayman Islands exempted company, together as a group with its subsidiaries.

Unless otherwise indicated, (a) information in this prospectus assumes that the underwriters do not exercise their over-allotment option to purchase additional Class A ordinary shares, (b) references in this prospectus to this offering are to our offering of Class A ordinary shares pursuant to this prospectus.

Our reporting currency is Renminbi. This prospectus contains translations of certain foreign currency amounts into U.S. dollars for the convenience of the reader. Unless otherwise stated, all translations from Renminbi to U.S. dollars are made at a rate of RMB7.2567 to US$1.00, the exchange rate in effect as of March 31, 2025 as set forth in the H.10 statistical release of The Board of Governors of the Federal Reserve System. We make no representation that the Renminbi or U.S. dollar amounts referred to in this prospectus could have been or could be converted into U.S. dollars or Renminbi, as the case may be, at any particular rate or at all.

The English names of our PRC business entities are directly translated from Chinese and may be different from their names shown on their respective records filed with relevant PRC authorities.

Internet site addresses in this prospectus are included for reference only and the information contained in any website, including our website, is not incorporated by reference into, and does not form part of, this prospectus.

PROSPECTUS SUMMARY

The following summary does not contain all of the information you should consider before investing in our ordinary shares. You should read the following summary together with the entire prospectus carefully, including the “Risk Factors” section beginning on page 20 and the financial statements and the accompanying notes to those financial statements beginning on page F-1 before making an investment decision. Unless otherwise indicated, all information in this prospectus assumes no exercise of the underwriters’ over-allotment option. In addition, this prospectus contains information from a report prepared by Fairwise Financial Management Consulting (Shanghai) Co., Ltd., a third-party market research firm (“Fairwise”). Fairwise was commissioned by us to provide information on China’s cross-border logistics service industry.

Our Business Overview

Through our PRC subsidiaries, we operate as an end-to-end logistics solution provider strategically focusing on cross-border freight services that connect China with global markets. We integrate worldwide supply chain resources to offer comprehensive logistics solutions to our clients.

Market Opportunity

We see significant opportunities for the cross-border logistics service business to grow, especially that in connection with PRC. According to statistics by the General Administration of Customs (GAC) of China, since its accession to the World Trade Organization (“WTO”), China’s foreign trade of goods has grown from RMB 4.2 trillion in 2001 to RMB 41.8 trillion in 2023, at a CAGR of 11.0%. Imports were RMB19.0 trillion in 2023, a decrease of 0.3% from 2022, and exports were RMB23.8 trillion, an increase of 0.6% from 2022. Following the disruptions caused by the COVID-19 pandemic in 2020, exports saw a compound annual growth rate of 9.9% from 2020 to 2023, still close to double-digit growth, maintaining at a relatively high level.

In recent years, due to multiple factors, the growth of China cross-border E-Commerce trading value has been ramping up. The total value of imports and exports of cross-border E-Commerce of China grew from RMB1.0 trillion in 2018 to RMB2.4 trillion in 2023, at a CAGR of 17.6%, within which, the value of cross-border E-Commerce exports of China increased from RMB611.6 billion in 2018 to RMB1.8 trillion in 2023, at a CAGR of 24.7%.

We believe that the rapid growth of the cross-border E-Commerce industry in China in recent years is primarily due to the following reasons:

1) After the COVID-19 pandemic, consumption habits have been altered to certain extent that online consumption has been continuously increasing. In addition, E-Commerce business may offer consumers more choices given the environment of uncertainty in global economic growth, deglobalization trend, and gradually rising costs. As a result, the penetration rate of E-Commerce has been increasing steadily. For example, according to the U.S. Census Bureau, E-Commerce sales in the United States reached US$1.119 trillion in 2023, a 7.6% increase from 2022, with a penetration rate of 15.9%. This marks a significant rise from the 9.6% penetration rate in 2018, increasing by 6.3 percentage points over the five years. According to eMarketer’s forecast, the E-Commerce penetration rate in the United States may exceed 20% by 2027, reaching US$1.72 trillion.

2) The emergence of a group of Chinese cross-border E-Commerce platform companies with innovative business models such as SHEIN, Temu, TikTok, and AliExpress, is further driving the business of cross-border E-Commerce export.

3) The emergence of some convincing cross-border brand merchants such as Anker, Aukey, UGREEN, LOCTEK, plays increasingly important roles which further advances cross-border transactions by offering attractive and bargain purchase products to overseas consumers.

4) Support by the Chinese government for cross-border E-Commerce exports. Since China established its first Cross-Border E-Commerce Comprehensive Pilot Zone in 2015, the State Council of the PRC has successively established 165 cross-border E-Commerce comprehensive pilot zones in seven batches by the end of 2023, covering all 31 provinces. These Pilot Zones are encouraged to focus on developing cross-border trade based on its respective industrial advantages of different regions.

Our Competitive Strengths

We believe that the following competitive strengths significantly contribute to our success and differentiates us from our competitors:

●	Mature upstream and downstream collaborative resources, supported by strong international supply chain integration capabilities

●	Highly efficient, reliable international logistics solutions and high-quality supply chain services

●	Customized supply chain solutions tailored to the specific needs of our clients

●	Experienced management team with visionary leadership and strong organizational capabilities.

OUR STRATEGIES

We intend to further grow our business by pursuing the following strategies:

●	Further enhance supply chain integration to develop core competitiveness and customer base

●	Expand service scope and global coverage

●	Further develop talent pool and human capital

●	Further invest in IT service and processing power

●	Pursue strategic relationships and acquisition opportunities

CSRC Filing Requirements for Overseas Listing

On February 17, 2023, the CSRC promulgated the Trial Administrative Measures of the Overseas Securities Offering and Listing by Domestic Companies, and five supporting guidelines, which became effective on March 31, 2023. According to the Trial Measures, among other requirements, any domestic companies that seek to offer or list securities overseas, including those indirect overseas offering and listing which meet certain conditions, should fulfil the filing procedures with the CSRC within three business days after the submission of the overseas offering and listing application. On the same day, the CSRC also held a press conference for the release of the Trial Measures and issued the Notice on Administration for the Filing of Overseas Offering and Listing by Domestic Companies, which clarifies that on or prior to the effective date of the Trial Measures, domestic companies that have already submitted valid applications for overseas offering and listing but have not obtained approval from overseas regulatory authorities or stock exchanges may reasonably arrange the timing for submitting their filing applications with the CSRC, and must complete the filing before the completion of their overseas offering and listing.

As of the date of this prospectus, based on the facts that (i) the total assets, net assets, revenues and profits of our PRC operating entities accounts for more than 50% of our corresponding figures in the most recent accounting year; (ii) our major operational activities are carried out in China, we believe that, as advised by our PRC legal counsel, Jingtian & Gongcheng, we will be required to file with the CSRC in accordance with the Trial Measures with respect to the offering and must complete the filing before the completion of our overseas offering and listing. On December 26, 2024, we made our initial filing with the CSRC in connection with this offering and listing of our securities on the Nasdaq Capital Market. As of the date of this prospectus, we have received the first round of comments from CSRC on March 11, 2025, and submitted supplementary materials to CSRC on April 18, 2025. Our filing with CSRC is still under review. However, as the Trial Measures was newly published, there may be changes as to the implementation and interpretation of its requirements. Our offering will be contingent upon the completion of the filing procedures, and we are actively preparing our filing with the CSRC in accordance with the Trial Measures. However, we cannot assure you that we will be able to complete such filings in a timely manner, or even at all. Any failure by us to comply with such filing requirements under the Trial Measures may result in an order to rectify, warnings and fines against us and could materially hinder our ability to offer or to continue to offer our securities.

On February 24, 2023, the CSRC, Ministry of Finance of the PRC, National Administration of State Secrets Protection and National Archives Administration of China jointly revised the Provisions on Strengthening Confidentiality and Archives Administration for Overseas Securities Offering and Listing which was issued by the CSRC, National Administration of State Secrets Protection and National Archives Administration of China in 2009, or the Provisions. The revised Provisions are issued under the title the Provisions on Strengthening Confidentiality and Archives Administration of Overseas Securities Offering and Listing by Domestic Companies, and came into effect on March 31, 2023 with the Trial Measures. One of the major revisions to the revised Provisions is expanding its application to cover indirect overseas offering and listing, as is consistent with the Trial Measures. The revised Provisions require that, including but not limited to (a) a domestic company that plans to, either directly or through its overseas listed entity, publicly disclose or provide to relevant individuals or entities including securities companies, securities service providers and overseas regulators, any documents and materials that contain state secrets or working secrets of government agencies, shall first obtain approval from competent authorities according to law, and file with the secrecy administrative department at the same level; and (b) a domestic company that plans to, either directly or through its overseas listed entity, publicly disclose or provide to relevant individuals and entities including securities companies, securities service providers and overseas regulators, any other documents and materials that, if leaked, will be detrimental to national security or public interest, shall strictly fulfill relevant procedures stipulated by applicable national regulations. On December 26, 2024, we made our initial filing with the CSRC in connection with this offering and the listing of our securities on the Nasdaq Capital Market. We received the first round of comments from CSRC on March 11, 2025, and submitted supplementary materials to CSRC on April 18, 2025. Our filing with CSRC is still under review.

Any failure or perceived failure by the Company or PRC Subsidiaries to comply with the above confidentiality and archives administration requirements under the revised Provisions and other PRC laws and regulations may result in that the relevant entities would be held legally liable by competent authorities, and referred to the judicial organ to be investigated for criminal liability if suspected of committing a crime.

Permissions and Approvals for our Business Operation and Securities Offering

As of the date of this prospectus, as advised by our PRC counsel, Jingtian & Gongcheng, we believe we have obtained all permissions and approvals which we are required to obtain from PRC authorities to operate our business and to offer the securities being registered to foreign investors, namely the PRC business licenses maintained by our PRC subsidiaries, except that, as disclosed in this prospectus, we did not (i) obtain a secondary fire safety inspection and safety filing for leased warehouses, and (ii) complete the filing with the CSRC in accordance with the Trial Measures with respect to the offering. As of the date of this prospectus, we have not received any formal inquiry, notice, warning, sanction, or any regulatory objection by any governmental authorities of any requirement to obtain necessary permissions and approvals for our business operation and securities offering, nor have we been denied of any permissions or approvals.

For additional information, see “Risk Factors—Risks Relating to Our Business and Industry—Failure to comply with secondary fire inspection and safety filing for leased warehouses may subject us to administrative penalties, although the penalty amount is relatively small, but which could cause our operations and financial conditions to be adversely affected.”, and “Risk Factors—Risks Relating to Our Business and Industry—The approval of and the filing with the CSRC will be required in connection with our offshore offerings under PRC laws and our offering will be contingent upon the completion of such filing procedures. If we fail to comply with such filing requirements, our ability to offer securities to investors to become significantly limited or completely hindered, and the securities being offered to substantially decline in value and become worthless.”

However, if we do not receive, complete or maintain necessary approvals or filings, or we inadvertently conclude that such approvals or filings are not required, or there is a change in the applicable laws, regulations, or interpretations such that we need to make filings or obtain approvals in the future, we may be subject to (i) investigations by competent regulatory authorities, (ii) fines or penalties, (iii) orders to suspend our operations and to rectify any non-compliance, or (iv) prohibitions from engaging in relevant businesses and even securities offerings.

CORPORATE HISTORY AND STRUCTURE

Our Corporate History and Structure

On June 26, 2020, we established Shanghai Hongze Supply Chain Management Limited, (name later changed to Wuhan Wodetong Supply Chain Technology Co., Ltd.) under the laws of the PRC and commenced our commercial operations. On August 15, 2024, we established WFOE, Wuhan Wozeheng Technology Co., Ltd., our wholly owned subsidiary in the PRC and on February 26, 2021, we established Shenzhen Honet Supply Chain Management Co., Ltd., our majority-owned subsidiary in the PRC by Wuhan Wodetong Supply Chain Technology Co., Ltd. On April 26, 2024, we incorporated World Road Inc. under the laws of the Cayman Islands as our offshore holding company to facilitate offshore financing. On June 12, 2024, we established World Road Tech Limited, our wholly owned Hong Kong subsidiary. On September 20, 2024, Wuhan Wozeheng Technology Co., Ltd. acquired 100% of Wuhan Wodetong Supply Chain Technology Co., Ltd.’s shares through acquisition of the existing shareholders ownership and indirectly holds the equity interests of its PRC subsidiaries. World Road Inc. holds the equity interests in its PRC subsidiaries through the direct equity ownership of the subsidiaries incorporated in Hong Kong. As we have a direct equity ownership structure, we do not have any agreement or contract between our Company and any of its subsidiaries that are typically seen in a variable interest entity structure. From April 26, 2024 to October 15, 2024, we underwent a series of corporate reorganizations in anticipation of our initial public offering.

The following diagram illustrates our corporate structure and identifies our significant subsidiaries as of the date of this prospectus.

Yu Zhang
Zaifei Zhang
63%
37%
Shanghai Pengze Technology Limited
100%
Beijing Woze Hengtong Logistics Technology Co., Ltd.
Beijing Tianyun Management Consulting Partnership Enterprise (Limited Partnership)
Jiande Qianben Investment Partnership Enterprise (Limited Partnership))
Yu Zhang
Yaoyao Zhou
100%
100%
100%
100%
100%
YZP Global Limited (BVI)
YZH Internal Limited (BVI)
WZHT Holding Limited (BVI)
Tianyun Holding Limited (BVI)
Qianben Holding Limited (BVI)
14.9084%
0.7015%
70.1571%
11.6021%
2.6309%
World Road Inc. (Cayman)
100%
World Road Tech Limited (HK)
100%
Wuhan Wozeheng Technology Co., Ltd. (WFOE)
100%
Qiuhong Li
Zaifei Zhang
Wuhan Wodetong Supply Chain Technology Co., Ltd.
44%
5%
51%
Shenzhen Honet Supply Chain Management Co., Ltd.

Holding Company Structure

The Company is our holding company and has no material operations of its own. We conduct our operations through our operating subsidiaries in China. As a result, the Company’s ability to pay dividends depends largely upon dividends paid by our subsidiaries including our PRC subsidiaries. If our existing PRC subsidiaries or any newly formed ones incur debt on their own behalf in the future, the instruments governing their debt may restrict their ability to pay dividends to us. In addition, our subsidiaries in China are permitted to pay dividends to us only out of their retained earnings, if any, as determined in accordance with PRC accounting standards and regulations. Under PRC law, each of our subsidiaries in China are required to set aside at least 10% of its after-tax profits each year, if any, to fund certain statutory reserve funds until such reserve funds reach 50% of its registered capital. In addition, our subsidiaries in China may allocate a portion of its after-tax profits based on PRC accounting standards to enterprise expansion funds and staff bonus and welfare funds at its discretion, and may allocate a portion of their after-tax profits based on PRC accounting standards to a discretionary surplus fund at their discretion. The statutory reserve funds and the discretionary funds are not distributable as cash dividends. Remittance of dividends by a wholly foreign-owned company out of China is subject to examination by the banks designated by SAFE. Our PRC subsidiaries have not paid dividends and will not be able to pay dividends until they generate accumulated profits and meet the requirements for statutory reserve funds.

None of our PRC subsidiaries has issued any dividends or distributions to respective holding companies or any investors as of the date of this prospectus. Our PRC subsidiaries generate and retain cash generated from operating activities and re-invest it in our business. Historically, Wuhan Wodetong Supply Chain Technology Co., Ltd. had also received equity financing from its shareholders to fund business operations of our PRC subsidiaries. As of the date of this prospectus, we did not have any cash transfers, dividends, or distributions between us, and our subsidiaries, or to investors. In the future, cash proceeds raised from overseas financing activities, including this offering, may be, and are intended to be, transferred by us through our wholly owned Hong Kong subsidiary to our PRC subsidiaries via capital contribution and shareholder loans, as the case may be. To transfer cash from our Hong Kong subsidiary to our PRC subsidiaries, our Hong Kong subsidiary may make capital injection to directly increase its registered capital in the PRC subsidiaries in which it holds equity interests, which requires a registration with the local administration for market regulation, a report with the local commerce department (which can be submitted along with the registration with administration for market regulation), and registration with a local bank authorized by the SAFE. Our Hong Kong subsidiary may also provide a shareholder loan to our PRC subsidiaries, which requires a foreign loan registration with the SAFE or its local bureau. Aside from the aforesaid reports, filings or registrations to the relevant authorities, there is no other restriction or limitations on such cash transfer from our Hong Kong subsidiary to our PRC subsidiaries. Subsidiaries in China that receives such cash proceeds then will transfer funds to its subsidiaries to meet the capital needs of our business operations. For details about the applicable PRC rules that limit transfer of funds from overseas to our PRC subsidiaries, see “Use of Proceeds” and “Risk Factors — Risks Relating to Doing Business in China — PRC regulation of loans to and direct investment in PRC entities by offshore holding companies and governmental administrative management of currency conversion may delay or prevent us from using the proceeds of this offering to make loans or additional capital contributions to our PRC subsidiaries in China, which could materially and adversely affect our liquidity and our ability to fund and expand our business.”

The structure of cash flows within our organization, and the applicable regulations, are as follows. After foreign investors’ funds enter World Road Inc., our holding company, at the close of this offering, subject to the cash demand of our PRC and Hong Kong subsidiary, the funds can be transferred to our wholly owned Hong Kong subsidiary, which will further distribute the funds to our PRC subsidiaries. If we intend to distribute dividends, PRC subsidiaries will transfer the dividends to our Hong Kong subsidiary in accordance with the laws and regulations of the PRC, and then our Hong Kong subsidiary will transfer the dividends all the way up to World Road Inc., and the dividends will be distributed from World Road Inc. to all shareholders respectively in proportion to the shares they hold, regardless of whether the shareholders are U.S. investors or investors in other countries or regions. The cross-border transfer of funds within our corporate group under our direct holding structure must be legal and compliant with relevant laws and regulations of China. In utilizing the proceeds from this offering, as an offshore holding company, we are permitted under PRC laws and regulations to provide funding to our PRC subsidiaries only through loans or capital contributions and to our affiliated entities only through loans, subject to applicable government reporting, registration and approvals. See “Use of Proceeds” and “Risk Factors—Risks Relating to Conducting Business in China—PRC regulation of loans to and direct investment in PRC entities by offshore holding companies and governmental administrative management of currency conversion may delay or prevent us from using the proceeds of this offering to make loans or additional capital contributions to our PRC subsidiaries in China, which could materially and adversely affect our liquidity and our ability to fund and expand our business.”

We do not have any present plan to pay any cash dividends on our ordinary shares in the foreseeable future after this offering. We have, from time to time, transferred cash between our PRC subsidiaries to fund their operations, and we do not anticipate any difficulties or limitations on our ability to transfer cash between such subsidiaries. As of the date of this prospectus, no cash generated from our PRC subsidiaries has been used to fund operations of any of our non-PRC subsidiaries. We may encounter difficulties in our ability to transfer cash between PRC subsidiaries and non-PRC subsidiaries largely due to various PRC laws and regulations imposed on foreign exchange. To address persistent capital outflows and the RMB’s depreciation against the U.S. dollar in the fourth quarter of 2016, the People’s Bank of China and the SAFE, have implemented a series of capital supervisory measures in the subsequent months, including stricter vetting procedures for China-based companies to remit foreign currency for overseas acquisitions, dividend payments and shareholder loan repayments. The PRC government may continue to strengthen its supervision and our PRC subsidiaries’ dividends and other distributions may be subject to strengthened scrutiny in the future. The PRC government also imposes controls on the conversion of RMB into foreign currencies and the remittance of currencies out of the PRC. Therefore, we may experience difficulties in completing the administrative procedures necessary to obtain and remit foreign currency for the payment of dividends from our profits, if any. Additionally, to the extent cash or assets in our business is in the PRC or Hong Kong or a PRC or Hong Kong entity, such cash or assets may not be available to fund operations or for other uses outside of the PRC or Hong Kong due to these supervisory requirements, or the imposition of standardized management, the ability of our holding company, or our PRC subsidiaries by the PRC government to transfer cash or assets. However, as long as we are compliant with the procedures for approvals and filings from foreign exchange authorities and banks in China, the relevant laws and regulations in China do not currently impose limitations on the amount of funds that we can transfer out of China. We and our subsidiaries maintain cash management policies that dictate the purpose, amount, appropriate internal control procedures on the handling, depositing, receiving, transferring, safeguarding, and documentation and recording of cash transfers. Such policies are internal written policies established and adopted by our financial department, following the instructions of our management. Subject to the amounts of cash transfer and the nature of the use of funds, requisite internal approval shall be obtained prior to each cash transfer. Specifically, all transactions require the approval of the financial manager. When the transaction amount is relatively large, the Chief Financial Officer and Chief Executive Officer are required to conduct regular review and approval. See “Regulations—Regulations Relating to Foreign Exchange” for details of such procedures.

Assuming the full exercise of the underwriter’s over-allotment option, we estimate that the net proceeds to us from this offering will be approximately US$7.0 million (after deducting underwriting discounts and commissions and estimated offering expenses payable by us), of which approximately US$[●] million will be transferred to our PRC subsidiaries for daily operations. See “Use of Proceeds” for more details.

CORPORATE INFORMATION

We are an exempted company limited by shares incorporated under the laws of the Cayman Islands on April 26, 2024. Our registered office is located at offices of Ogier Global (Cayman) Limited, 89 Nexus Way, Camana Bay, Grand Cayman, KY1-9009, Cayman Islands.

Our principal executive offices of our operating subsidiaries are located at 4th Floor, Section 4-56, Building C, Comprehensive Bonded Zone, 8MC Plot, No. 69, Checheng South Road, Wuhan City, Hubei Province, China.

Our agent for service of process in the United States is Puglisi & Associates, located at 850 Library Ave., Suite 204, Newark, Delaware 19711. Its telephone number is (302) 738-6680.

Investors should contact us for any inquiries through the address and telephone number of our principal executive office. Our principal website is www.exwworld.com. The information contained on our website is not a part of this prospectus.

THE HOLDING FOREIGN COMPANIES ACCOUNTABLE ACT

U.S. laws and regulations, including the Holding Foreign Companies Accountable Act, or HFCA Act, may restrict or eliminate our ability to be listed on Nasdaq. The Holding Foreign Companies Accountable Act, or the HFCA Act, was enacted on December 18, 2020. The HFCA Act states if the SEC determines that we have filed audit reports issued by a registered public accounting firm that has not been subject to inspection by the PCAOB for three consecutive years beginning in 2021, the SEC shall prohibit our ordinary shares from being traded on a national securities exchange or in the over-the-counter trading market in the U.S.

On March 24, 2021, the SEC adopted interim final rules relating to the implementation of certain disclosure and documentation requirements of the HFCA Act. An identified issuer will be required to comply with these rules if the SEC identifies it as having a “non-inspection” year under a process to be subsequently established by the SEC. On June 22, 2021, United States Senate passed the Accelerating Holding Foreign Companies Accountable Act, or Accelerating HFCA Act, which was signed into law on December 29, 2022, amending the HFCA Act and requiring the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchange if its auditor is not subject to PCAOB inspections for two consecutive years instead of three consecutive years. If our auditor cannot be inspected by the Public Company Accounting Oversight Board, or the PCAOB, for two consecutive years, the trading of our securities on any U.S. national securities exchanges, as well as any over-the-counter trading in the U.S., will be prohibited. On September 22, 2021, the PCAOB adopted a final rule implementing the HFCA Act, which provides a framework for the PCAOB to use when determining, as contemplated under the HFCA Act, whether the PCAOB is unable to inspect or investigate completely registered public accounting firms located in a foreign jurisdiction because of a position taken by one or more authorities in that jurisdiction.

On December 2, 2021, the SEC issued amendments to finalize rules implementing the submission and disclosure requirements in the HFCA Act. The rules apply to registrants that the SEC identifies as having filed an annual report with an audit report issued by a registered public accounting firm that is located in a foreign jurisdiction and that PCAOB is unable to inspect or investigate completely because of a position taken by an authority in foreign jurisdictions. On December 16, 2021, the PCAOB issued a report on its determinations that it is unable to inspect or investigate completely PCAOB-registered public accounting firms headquartered in mainland China and in Hong Kong, because of positions taken by PRC authorities in those jurisdictions. On August 26, 2022, the PCAOB announced that it had signed a Statement of Protocol (the “SOP”) with the China Securities Regulatory Commission and the Ministry of Finance of China. The SOP, together with two protocol agreements governing inspections and investigations (together, the “SOP Agreement”), establishes a specific, accountable framework to make possible complete inspections and investigations by the PCAOB of audit firms based in mainland China and Hong Kong, as required under U.S. law. On December 15, 2022, the PCAOB announced that it was able to secure complete access to inspect and investigate PCAOB-registered public accounting firms headquartered in mainland China and Hong Kong completely in 2022. The PCAOB Board vacated its previous 2021 determinations that the PCAOB was unable to inspect or investigate completely registered public accounting firms headquartered in mainland China and Hong Kong. However, whether the PCAOB will continue to be able to satisfactorily conduct inspections of PCAOB-registered public accounting firms headquartered in mainland China and Hong Kong is subject to uncertainties and depends on a number of factors out of our and our auditor’s control. The PCAOB continues to demand complete access in mainland China and Hong Kong moving forward and is making plans to resume regular inspections in early 2023 and beyond, as well as to continue pursuing ongoing investigations and initiate new investigations as needed. The PCAOB has also indicated that it will act immediately to consider the need to issue new determinations with the HFCA Act if needed.

Our auditor, HTL International, LLC, which is based in Houston, is registered with PCAOB and currently subject to inspection by the PCAOB on a regular basis. Therefore, it is not subject to the determinations announced by the PCAOB on December 16, 2021 as it is not on the list published by the PCAOB. We cannot assure you that we will not be identified by the SEC under the HFCA Act as an issuer that has retained an auditor that has a branch or office located in a foreign jurisdiction that the PCAOB determines it is unable to inspect or investigate completely because of a position taken by an authority in that foreign jurisdiction.

Foreign Private Issuer Status

We are also considered a “foreign private issuer.” Accordingly, upon consummation of this offering, we will report under the Exchange Act as a non-U.S. company with foreign private issuer status. This means that, even after we no longer qualify as an emerging growth company, as long as we qualify as a foreign private issuer under the Exchange Act, we will be exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including:

●	the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act;

●	the sections of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and

●	the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q containing unaudited financial and other specified information, or current reports on Form 8-K, upon the occurrence of specified significant events.

We may take advantage of these exemptions until such time as we are no longer a foreign private issuer. We would cease to be a foreign private issuer at such time as more than 50% of our outstanding voting securities are held by U.S. residents and any of the following three circumstances applies: (i) the majority of our executive officers or directors are U.S. citizens or residents, (ii) more than 50% of our assets are located in the United States or (iii) our business is administered principally in the United States. In this prospectus, we have taken advantage of certain of the reduced reporting requirements as a result of being an emerging growth company and a foreign private issuer. Accordingly, the information contained herein may be different than the information you receive from other public companies in which you hold equity securities.

Emerging Growth Company Status

As a company with less than US$1.235 billion in revenue for our last fiscal year, we qualify as an “emerging growth company” pursuant to the Jumpstart Our Business Startups Act of 2012, as amended, or the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other requirements compared to those that are otherwise applicable generally to public companies. These provisions include exemption from the auditor attestation requirement under Section 404 of the Sarbanes-Oxley Act of 2002, or Section 404, in the assessment of the emerging growth company’s internal control over financial reporting. The JOBS Act also provides that an emerging growth company does not need to comply with any new or revised financial accounting standards until such date that a private company is otherwise required to comply with such new or revised accounting standards. We have elected to take advantage of such exemptions. As a result, our operating results and financial statements may not be comparable to the operating results and financial statements of other companies who have adopted the new or revised accounting standards.

We will remain an emerging growth company until the earliest of (i) the last day of the fiscal year during which we have total annual gross revenue of at least US$1.235 billion; (ii) the last day of our fiscal year following the fifth anniversary of the completion of this offering; (iii) the date on which we have, during the preceding three-year period, issued more than US$1.0 billion in non-convertible debt; or (iv) the date on which we are deemed to be a “large accelerated filer” under the Securities Exchange Act of 1934, as amended, or the Exchange Act, which would occur if the market value of the Class A ordinary shares that are held by nonaffiliates exceeds US$700 million as of the last business day of our most recently completed second fiscal quarter. Once we cease to be an emerging growth company, we will not be entitled to the exemptions provided in the JOBS Act discussed above.

MARKET AND INDUSTRY DATA

This prospectus contains estimates and information concerning our industry, including our market position and the size and growth rates of the markets in which we participate, that are based on industry publications and the reports. This prospectus contains statistical data and estimates published by Fairwise Financial Management Consulting (Shanghai) Co., Ltd., an independent research firm, for which we paid a fee. This information involves a number of assumptions and limitations, and you are cautioned not to place undue reliance on these estimates. We have not independently verified the accuracy or completeness of the data contained in these industry reports. The industry in which we operate is subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the “Risk Factors” section. These and other factors could cause results to differ materially from those expressed in these publications and reports.

Industry publications, research, surveys, studies and forecasts generally state that the information they contain has been obtained from sources believed to be reliable but that the accuracy and completeness of such information is not guaranteed. Forecasts and other forward-looking information obtained from these sources are subject to the same qualifications and uncertainties as the other forward-looking statements in this prospectus. These forecasts and forward-looking information are subject to uncertainty and risk due to a variety of factors, including those described under “Risk Factors”. These and other factors could cause results to differ materially from those expressed in the forecasts or estimates from independent third parties and us.

OUR CHALLENGES

Investing in our Class A ordinary shares involves a high degree of risk. Investors in the Class A ordinary shares are not purchasing equity securities of our subsidiaries that have substantive business operations in China but instead are purchasing equity securities of a Cayman Islands holding company. World Road Inc. is a Cayman Islands holding company that conducts substantial business operation in China through its PRC subsidiaries, in particular, Wuhan Wodetong Supply Chain Technology Co., Ltd. and its subsidiaries. Such structure involves unique risks to investors in the Class A ordinary shares. You should carefully consider the risks and uncertainties summarized below, the risks described under the “Risk Factors” section beginning on page 20 of this prospectus, including the risks described under the subsections headed “Risks Relating to Our Business and Industry,” “Risks Relating to Doing Business in China” and “Risks Relating to Our Class A Ordinary Shares and This Offering,” and other information contained in this prospectus before you decide whether to purchase the Class A ordinary shares.

In particular, as we are a China-based company incorporated in the Cayman Islands, we face various legal and operational risks and uncertainties related to being based in and having substantive business operations in China. The PRC government has significant authority to exert influence on the ability of a China-based company, such as us, to conduct its business, accept foreign investments or list on an U.S. or other foreign exchanges. Such risks could result in a material change in our operations and/or the value of our Class A ordinary shares or could significantly limit or completely hinder our ability to offer or continue to offer Class A ordinary shares and/or other securities to investors and cause the value of such securities to significantly decline or be worthless.

The PRC government also has significant oversight over the conduct of our business and our operations may be affected by evolving regulatory policies as a result. The PRC government has recently published new policies that significantly affected certain industries, and we cannot rule out the possibility that it will in the future release regulations or policies regarding our industry that could adversely affect our business, financial condition and results of operations. Furthermore, the PRC government has recently indicated an intent to exert more oversight over and require greater standardization of the conduct of overseas securities offerings and other capital markets activities and foreign investment in China-based companies like us. These risks could result in a material change in our operations and the value of our Class A ordinary shares, or could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline or become worthless. You should pay special attention to the subsection headed “Risks Relating to Doing Business in China” below.

Hong Kong is currently a separate jurisdiction from mainland China. Pursuant to the Basic Law, national laws and regulations of the PRC shall not apply to Hong Kong except for those listed in Annex III of the Basic Law (which is limited to laws relating to defense and foreign affairs, as well as other matters outside the autonomy of Hong Kong). World Road Tech Limited, our only subsidiary in Hong Kong, is a holding company and currently has no substantive operations and is expected to have the sole function of transferring funds within the corporate group in the future without playing any other roles in Hong Kong. However, given the PRC government’s authority, its oversight also extends to our Hong Kong subsidiary, and the legal and operational risks associated with operating in mainland China also applies to World Tech Limited in Hong Kong, even though World Road Tech Limited is a holding company and currently does not conduct and in the future is not expected to conduct, any substantive operations. In addition, such list of national laws and regulations that are applicable in Hong Kong can be expanded by amendment to the Basic Law. There is no assurance that (1) the Basic Law will not be further amended to apply more PRC laws and regulations in Hong Kong, or (2) the PRC and/or Hong Kong government will not take other actions to promote the integration of Hong Kong legal system into the PRC legal system. Our Hong Kong subsidiary will be subject to more influence from the PRC government or even direct oversight if the Hong Kong legal system becomes more integrated into the PRC legal system. As such, there may be changes with respect to the implementation and interpretation of laws in China. We are subject to the risks of uncertainty about any future actions the Chinese government or authorities in Hong Kong may take in this regard, which could result in a material adverse change to our business, prospects, financial condition, and results of operations, and the value of our securities.

We face the following risks and uncertainties in realizing our business objectives and executing our strategies. For details of each of these bulleted risk factors, see “Risk Factors—Risks Relating to Our Business and Industry” under the same subheadings starting from page 20.

We have a limited operating history under our current business model, which makes it difficult to evaluate our business and prospects and increases the risks associated with your investment, and any future changes to our business model could materially and adversely affect our business. (Page 20)

We face intense competition and may fail to maintain our market share. (Page 20)

A severe or prolonged downturn in Chinese or global economy could materially and adversely affect our business and financial condition. (Page 21)

If we are unable to provide high-quality services, our reputation and business may be materially and adversely affected. (Page 21)

Any harm to our brands or reputation may materially and adversely affect our business, market share and results of operations. (Page 21)

Changes in U.S.-China Trade Policies, Including Tariffs and Trade Restrictions, Could Adversely Affect Our Business, Financial Condition, and Results of Operations. (Page 21)

Misconducts, including illegal, fraudulent, or collusive activities, by our employees, suppliers, manufacturers, cooperators and any third-party service providers, may harm our brands and reputation and adversely affect our business and results of operations. (Page 22)

From time to time, we may evaluate and potentially consummate necessary or desirable strategic alliance, acquisition, or investment, which could require significant management attention, disrupt our business and adversely affect our financial results. (Page 22)

Failure to comply with the secondary fire safety inspection and safety filing for leased warehouses may subject us to administrative penalties, although the penalty amount is relatively small, which could cause our operations and financial conditions to be adversely affected. (Page 23)

The approval of and the filing with the CSRC will be required in connection with our offshore offerings under PRC laws and our offering will be contingent upon the completion of such filing procedures. If we fail to comply with such filing requirements, our ability to offer securities to investors to become significantly limited or completely hindered, and the securities being offered to substantially decline in value and become worthless. (Page 23)

Our business is subject to various government regulations and supervisory requirements in China. If we do not receive, complete, or maintain necessary approvals or filings, or we inadvertently conclude that such approvals or filings are not required, or there is a change in the applicable laws, regulations, or interpretations such that we need to make filings or obtain approvals in the future, it may have a material adverse effect on our business and results of operations, significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline or become worthless. (Page 24)

We will be a ‘controlled company’ within the meaning of the Nasdaq Stock Market Rules and, as a result, may rely on exemptions from certain corporate governance requirements that provide protection to shareholders of other companies. (Page 25)

Our business is subject to various government regulations and supervision in China. If we do not receive, complete, or maintain necessary approvals or filings, or we inadvertently conclude that such approvals or filings are not required, or there is a change in the applicable laws, regulations, or interpretations such that we need to make filings or obtain approvals in the future, it may have a material adverse effect on our business and results of operations, significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline or become worthless. (Page 24)

Any disruption to our technology systems and resulting interruptions in the availability of our websites, applications, platforms, or services could adversely affect our business and results of operations. (Page 24)

If we fail to keep up with the technological developments and implementation of advanced technologies, our business, results of operations and prospects may be materially and adversely affected. (Page 25)

Pandemics and epidemics, natural disasters, terrorist activities, political unrest, and other outbreaks may disrupt our operations, which could materially and adversely affect our business, financial condition, results of operations and prospects. (Page 25)

We may need additional capital to pursue business objectives and respond to business opportunities, challenges or unforeseen circumstances, and financing may not be available on terms acceptable to us, or at all. (Page 26)

Increases in labor costs in the PRC and noncompliance with labor laws and regulations may materially and adversely affect our business and our margin profile. (Page 26)

We are subject to risks relating to our leased properties. (Page 27)

Failure to renew our current leases or locate desirable alternatives for our facilities could materially and adversely affect our business. (Page 28)

We may not be able to prevent others from unauthorized use of our intellectual property, which could harm our business and competitive position. (Page 28)

We are a China-based company and we may face the following risks and uncertainties in doing business in China. For details of each of these bulleted risk factors, see “Risk Factors—Risks Relating to Doing Business in China” under the same subheadings.

Change in China’s economic, political or social conditions, laws, regulations or governmental policies could have a material adverse effect on our business, financial conditions and results of operations. (Page 34)

The current tensions in international trade may adversely impact our business, financial condition, and results of operations. (Page 34)

There are changes and periodic revisions in PRC laws and regulations which could adversely affect us and you need to have reasonable expectations regarding the legal protections available to you and us, and the Chinese government may exert more oversight over and seek to standardize the conduct of offerings that are conducted overseas, which changes could materially hinder our ability to offer or continue to offer our securities, and cause the value of our securities to significantly decline or become worthless. (Page 35)

The Chinese government has substantial oversight and influence over the manner in which we must conduct our business, which actions could impact our operations materially and adversely, and significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of our securities to significantly decline or be worthless. (Page 35)

The Chinese government has significant oversight and discretion over the conduct of our business, which could materially affect our operations and the value of our securities. (Page 36)

The Chinese government’s recent statements and regulatory actions regarding overseas offerings and foreign investment in China-based issuers could significantly limit or completely hinder our ability to offer securities to investors and could cause the value of our securities to decline significantly or become worthless. (Page 36)

Uncertainties in the interpretation and enforcement of PRC laws and regulations and changes in policies, rules, and regulations in China, which may be quick with little advance notice, could limit the legal protection available to our shareholders and us. (Page 37)

Any actions by the Chinese government, including any regulatory or other action or decision to intervene or influence our operations or to exert control over any offering of securities conducted overseas and/or foreign investment in China-based issuers, may result in a material change to our operations, affect the liquidity of our securities by limiting or completely preventing us from offering or continue to offer securities to investors, including pursuant to this prospectus, and may cause the value of such securities to significantly decline or be worthless. (Page 37)

The PRC government may exercise significant oversight and discretion over the conduct of our business and may intervene or influence our operations at any time, which could result in a material change to our operations or the value of our securities. (Page 38)

The recent joint statement by the SEC and PCAOB, proposed rule changes submitted by Nasdaq, and the HFCA Act all call for additional and more stringent criteria to be applied to emerging market companies, including companies based in China, upon assessing the qualification of their auditors, especially the non-U.S. auditors who are not inspected by the PCAOB. (Page 38)

The approval of and the filing with the CSRC or other Chinese government authorities may be required in connection with our future offshore offerings under PRC law, and, if required, we cannot predict whether or for how long we will be able to obtain such approval or complete such filing. (Page 40)

You may experience difficulties in effecting service of legal process, enforcing foreign judgments or bringing actions in China against us or our management named in the prospectus based on foreign laws. (Page 45)

We may rely on dividends and other distributions on equity paid by our PRC and Hong Kong subsidiaries to fund any cash and financing requirements we may have, and any limitation on the ability of our PRC and Hong Kong subsidiaries to make payments to us could have a material and adverse effect on our ability to conduct our business. (Page 51)

In addition to the risks described above, we are subject to the following risks relating to the Class A ordinary shares and this offering. For details of each of these bulleted risk factors, see “Risk Factors—Risks Relating to Our Class A Ordinary Shares and This Offering” under the same subheadings.

PRC regulation of loans to and direct investment in PRC entities by offshore holding companies and governmental administrative management of currency conversion may delay or prevent us from using the proceeds of this offering to make loans or additional capital contributions to our PRC subsidiaries in China, which could materially and adversely affect our liquidity and our ability to fund and expand our business. (Page 53)

Our offering would not be completed if our listing application is not approved by Nasdaq. Further, an active trading market for our Class A ordinary shares may not develop and the trading price for our Class A ordinary shares may fluctuate significantly. (Page 56)

The trading price of our Class A ordinary shares is likely to be volatile, which could result in substantial losses to investors. (Page 56)

The dual-class structure of our ordinary shares has the effect of concentrating voting power with our existing shareholders prior to the consummation of this offering, which will limit your ability to influence the outcome of important transactions, including a change in control. (Page 57)

Our chief executive officer, Yu Zhang, has significant voting power and may take actions that may not be in the best interests of our other shareholders. (Page 58)

If securities or industry analysts do not publish research or reports about our business, or if they adversely change their recommendations regarding our Class A ordinary shares, the market price for our Class A ordinary shares and trading volume could decline. (Page 58)

We have broad discretion to determine how to use the net proceeds from this offering and may use them in ways that may not enhance our results of operations or the price of the Class A ordinary shares. (Page 58)

The sale or availability for sale of substantial amounts of our Class A ordinary shares could adversely affect their market price. (Page 59)

Techniques employed by short sellers may drive down the market price of the Class A ordinary shares. (Page 59)

Because we do not expect to pay dividends in the foreseeable future after this offering, you must rely on price appreciation of our Class A ordinary shares for return on your investment. (Page 60)

Our business may be affected by fluctuations in China’s transportation market. (Page 64)

We may be unable to obtain adequate amount of cargo space to meet our customers’ needs. (Page 65)

We face risks associated with the items we deliver and the contents of shipments handled through our logistics networks, including real or perceived quality issues with the services, and risks inherent in the logistics industry, including personal injury, product damage, and transportation-related incidents. (Page 65)

We face risks related to Nasdaq’s proposed rule on $25 million dollar minimum offering size for companies with principal operations in China, including Hong Kong, which could result in our securities not being approved for listing on Nasdaq or our inability to maintain our listing.  (Page 65)

THE OFFERING

Offering price	US$4.00 to US$6.00 per Class A ordinary share

Class A ordinary shares offered by us	1,500,000 Class A ordinary shares (or 1,725,000 Class A ordinary shares if the underwriters exercise in full their option to purchase additional Class A ordinary shares).

Ordinary shares	Holders of Class A ordinary shares and Class B ordinary shares have the same rights except for voting and conversion rights. Each Class A ordinary share will be entitled to one (1) vote on all matters subject to a vote at general meetings of our Company, and each Class B ordinary share shall be entitled to ten (10) votes on all matters subject to a vote at general meetings of our Company. Subject to any applicable adjustment pursuant to our amended and restated memorandum and articles of association, each Class B ordinary share is convertible into one (1) Class A ordinary share at any time at the option of the holder thereof. A holder of Class A ordinary shares shall have no rights to convert Class A ordinary shares into Class B ordinary shares under any circumstances.

The right to convert shall be exercisable by the holder of the Class B ordinary share delivering a written notice to us that such holder elects to convert a specified number of Class B ordinary shares into Class A ordinary shares. Any conversion of Class B ordinary shares into Class A ordinary shares may be affected by means of the redesignation and re-classification of each relevant Class B ordinary share as a Class A ordinary share (or in such other manner as the directors may direct that is not in contravention of applicable laws).

Ordinary shares issued and outstanding immediately after this offering	5,757,457 Class A ordinary shares (or 5,982,457 Class A ordinary shares if the underwriters exercise in full their option to purchase additional Class A ordinary shares) and 24,250,000 Class B ordinary shares.

Option to Purchase Additional Class A ordinary shares	We have granted to the underwriters an option, exercisable for 45 days after the closing of this offering, to purchase up to an aggregate of additional 225,000 Class A ordinary shares at the initial public offering price, less underwriting discounts and commissions, solely for the purpose of covering over-allotments.

Listing	We have applied to have our Class A ordinary shares listed on the Nasdaq Capital Market under the symbol “WODO.” Our Class A ordinary shares will not be listed on any other stock exchange or quoted for trading on any over-the-counter trading system.

Payment and settlement	The underwriters expect to deliver the Class A ordinary shares on [●], 2025.

Use of Proceeds

Assuming the full exercise of the underwriter’s over-allotment option, we estimate that we will receive net proceeds of approximately US$7.0 million from this offering, assuming an initial public offering price of US$5.00 per Class A ordinary share, the mid-point of the estimated range of the initial public offering price, after deducting estimated underwriter discounts, commissions and estimated offering expenses payable by us. We intend to use our net proceeds from this offering for the daily operations of onshore and offshore subsidiaries. See “Use of Proceeds” for additional information.

Risk Factors	See “Risk Factors” and other information included in this prospectus for a discussion of the risks you should carefully consider before deciding to invest in our Class A ordinary shares.

Transfer agent	[●]

Lock-up	We and any successors of us, our directors, officers, and holders of 5% or more of our outstanding shares as of the effective date of this registration statement will enter into customary “lock-up” agreements in favor of the underwriters, subject to certain exceptions, not to (a) offer, sell, or otherwise transfer or dispose of, directly or indirectly, any capital shares or any securities convertible into or exercisable or exchangeable for capital shares; or (b) file or caused to be filed any registration statement with the SEC relating to the offering of any capital shares or any securities convertible into or exercisable or exchangeable for capital shares for a period of six months from the date of commencement of sales of this offering. See “Underwriting” for more information.

Summary Consolidated Financial Information

The following tables summarize our consolidated financial data for the periods and as of the dates indicated. You should read the following summary consolidated financial information in conjunction with our consolidated financial statements and related notes, “Selected Consolidated Financial Information” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

The following tables summarize our consolidated financial data for the periods and as of the dates indicated. Historical results are not necessarily indicative of results to be expected in any future period.

	For the year ended March 31,
	2024	2025	2025
Summary Consolidated Statements of Operations Data	RMB	RMB	US$ (1)
(Amounts in thousands)
Revenue	129,834	463,951	63,934
Cost of revenue	120,592	434,337	59,853
Gross profit	9,242	29,614	4,081

Selling and marketing expenses	1,120	1,164	160
General and administrative expenses	8,124	17,088	2,355
Total operating expenses	9,244	18,252	2,515

Other (loss) income, net	(5)	15	2
(Loss) Income before income tax	(7)	11,377	1,568
Income tax (benefit) expense	(197)	3,365	464

Net income	190	8,012	1,104
Less: net income (loss) attributable to non-controlling interests	566	(919)	(127)
Less: accretion of redeemable non-controlling interest	1,145	-	-
Net income (loss) attributable to shareholders of World Road Inc.	(1,521)	8,931	1,231

	As of March 31,
	2024	2025	2025
Summary of consolidated balance sheet	RMB	RMB	US$ (1)
(Amounts in thousands)
Cash and cash equivalents	11,363	13,314	1,835
Total current assets	81,360	196,348	27,059
Total Assets	85,325	198,326	27,331
Total current liabilities	36,764	144,103	19,859
Total Liabilities	37,008	144,103	19,859
Total World Road Inc. shareholders’ equity	44,111	50,936	7,019
Non-controlling interests	4,206	3,287	453
Total shareholders’ equity	48,317	54,223	7,472
Total liabilities, mezzanine equity and shareholders’ equity	85,325	198,326	27,331

	For the year ended March 31,
	2024	2025	2025
Summary Consolidated Statements of Cash Flows Data	RMB	RMB	US$ (1)
(Amounts in thousands)
Net cash (used in) provided by operating activities	(44,654)	6,143	846

Net cash provided by (used in) investing activities	23,848	(134)	(18)

Net cash provided by (used in) financing activities	26,700	(4,052)	(558)

Effects of currency translation on cash and cash equivalents	-	(6)	(1)

NET INCREASE IN CASH AND CASH EQUIVALENTS	5,894	1,951	269
Cash and cash equivalents, beginning of period	5,469	11,363	1,566
Cash and cash equivalents, end of period	11,363	13,314	1,835

(1)	The translations of U.S. dollars into Renminbi as of and for the year ended March 31, 2025 were made at US$1.00 to RMB7.2567, the exchange rate in effect as of March 31, 2025, as set forth in the H.10 statistical release of The Board of Governors of the Federal Reserve System.

RISK FACTORS

Investing in the Class A ordinary shares involves a high degree of risk. You should carefully consider the following risks, as well as other information contained in this prospectus, before making an investment in our Company. The risks discussed below could materially and adversely affect our business, prospects, financial condition, results of operations, cash flows, ability to pay dividends and the trading price of our Class A ordinary shares. We may face additional risks and uncertainties aside from the ones mentioned below. There may be risks and uncertainties that we are unaware of, or that we currently do not consider material, that may become important factors that adversely affect our business in the future. Any of the following risks and uncertainties could have a material adverse effect on our business, financial condition, results of operations and ability to pay dividends. In such case, the market prices of the Class A ordinary shares could decline and you may lose part or all of your investment.

RISKS RELATING TO OUR BUSINESS AND INDUSTRY

We have a limited operating history under our current platforms and business model, which makes it difficult to evaluate our business and prospects and increases the risks associated with your investment, and any future changes to our business model could materially and adversely affect our business.

We started our business in 2020. As a result, we have only limited experience with our current business model, which makes it difficult to evaluate our business and future prospects and to plan for and model future growth. Our historical revenue growth should not be considered indicative of our future performance. We have encountered, and will continue to encounter, risks and difficulties frequently experienced by growing companies in rapidly changing industries, including difficulties in our ability to achieve market acceptance of our platforms, as well as increasing competition and increasing expenses as we continue to grow our business. As a result, we may from time to time decide to make further changes to our business model due to a variety of factors, including changes in the market for our platforms and competitors introducing new services. We may not be successful in addressing these and other challenges we may face in the future and changes to our business model.

We face intense competition and may fail to maintain our market share.

The logistics service market in China is highly competitive and fragmented. The industry in which we operate is highly fragmented. We primarily provide logistics services in freight forwarding and ancillary value-added services. As such, we compete with numerous companies in various sectors, including integrated supply chain solution and service providers as well as courier and freight service providers. New competitors may emerge at any time. Our competitors may be well-established and be able to devote greater resources to the development, technology promotion and sale of cross-border logistics solutions and offer lower prices than we do, which could adversely affect our results of operations. If we cannot equip ourselves with necessary resources, we may fail to maintain market share as competition increases. Moreover, certain competitors may have greater brand recognition, which may give them competitive advantages.

Our current and potential competitors may also establish cooperative or strategic relationships amongst themselves or with third parties that may further enhance their resources and offerings. If we are unable to anticipate or react to these competitive challenges, our competitive position could weaken or fail to improve, and we could experience a decline in growth that could adversely affect our business, financial condition and results of operations. Increased competition could significantly impact our revenue, profitability, and business prospects. If we fail to differentiate our services, maintain relationships with key industry players, or sustain market share, our financial condition and operating results may decline.

Any failure to remain competitive in the logistics service market and maintain our market share may adversely affect our business operation, financial condition and results of operations.

A severe or prolonged downturn in the global economy could materially and adversely affect our business and financial condition.

The global macroeconomic environment has been facing numerous challenges. There is considerable uncertainty over the long-term effects of the expansionary monetary and fiscal policies which had been adopted by the central banks and financial authorities of some of the world’s leading economies, including the U.S. and China. The war in Ukraine and the imposition of broad economic sanctions on Russia raised energy prices and disrupted global markets. Unrest, terrorist threats and the potential for war in the Middle East and elsewhere may increase market volatility across the globe. Any severe or prolonged slowdown in the global economy may materially and adversely affect our business, results of operations and financial condition.

Changes in U.S.-China Trade Policies, Including Tariffs and Trade Restrictions, Could Adversely Affect Our Business, Financial Condition, and Results of Operations.

Our business is highly dependent on the flow of goods between China and international markets, particularly the United States. Any escalation in trade tensions between the U.S. and China, including the imposition of new tariffs, trade restrictions, or other protectionist measures, could negatively impact global supply chains and reduce demand for cross-border logistics services. If the U.S. government imposes additional tariffs on Chinese exports or tightens trade regulations, the cost of doing business for our customers could increase, potentially leading to lower shipment volumes, decreased demand for our logistics services, and disruptions in our supply chain. Similarly, retaliatory measures by the Chinese government could further exacerbate these challenges. Additionally, continued uncertainty regarding U.S.-China trade relations may cause businesses to reconsider their supply chain strategies, shifting manufacturing and logistics operations to other regions, which could reduce the volume of goods transported through our network. Such changes could materially and adversely affect our business, financial condition, and results of operations. We cannot predict the outcome of ongoing trade negotiations, nor can we determine the extent to which future trade policies may impact our business. Any material changes in trade relations between China and the U.S. could significantly affect our operations and financial performance.

If we are unable to provide high-quality services, our reputation and business may be materially and adversely affected.

Our continued success in maintaining and enhancing our brands depends, to a large extent, on our ability to provide consistent and high-quality services. Our ability to provide high-quality services depends on factors such as our ability to provide a reliable and smooth service procedures for our customers, our ability to further improve and streamline our service process, and our ability to continue to offer logistics services at competitively low costs. If our customers are not satisfied with our services, or if our system is severely interrupted or otherwise fails to meet their demand, our reputation could be adversely affected, and we could fail to maintain customer loyalty. Moreover, if our technicians and engineers do not follow the recommended operation procedures, which may subject us to various liabilities and harm our brand image and reputation. In addition, any negative publicity or poor feedback regarding our customer service may harm our brands and reputation and in turn cause us to lose customers and market share.

Any harm to our brands or reputation may materially and adversely affect our business, market share and results of operations.

We believe that building a strong brand and reputation as a platform offering genuine products, standardized services and reliable after-sale services is critical to our business and competitiveness. The brand recognition and reputation of our “World Road/Wodetong” brand, and the successful maintenance and enhancement of our brand and reputation have contributed and will continue to contribute significantly to our success and growth. Any negative perception and publicity, whether or not justified, such as complaints and accidents in relation to customer experience, products and services offered through our platform, and our brand awareness and recognition, and actual or perceived deterioration of our product and service quality could tarnish our reputation and reduce the value of our brand, which may result in loss of customers. Further, our competitors may fabricate complaints or negative publicity about us, our employees, our stores, and service personnel at our stores for the purpose of vicious competition. With the increased use of social media, adverse publicity can be disseminated quickly and broadly, making it increasingly difficult for us to respond and mitigate effectively.

Misconduct, including illegal, fraudulent, or collusive activities, by our employees, suppliers, manufacturers, cooperators and any third-party service providers, may harm our brands and reputation and adversely affect our business and results of operations.

Misconduct, including illegal, fraudulent or collusive activities, unauthorized business conduct and behavior, or misuse of corporate authorization by our employees, suppliers and manufacturers and other business partners could subject us to liability and negative publicity. They may conduct fraudulent activities, such as accepting payments from or making payments to other third parties in order to bypass our internal system and to complete shadow transactions and/or transactions outside our internal system, disclosing users’ information to competitors or other third parties for personal gains, using or providing counterfeit or inferior products, or applying for fake reimbursement. They may conduct activities in violation of Anti-unfair Competition Law, which may expose us to unfair competition allegations and risks. It is not always possible to identify and deter such misconduct, and the precautions we take to detect and prevent these activities may not be effective. We have historically received certain immaterial administrative penalties for such misconduct. Such misconduct could also damage our brands and reputation, which could adversely affect our business and results of operations.

In the event that we become subject to claims caused by actions taken by our employees, suppliers, manufacturers and cooperators, we may attempt to seek compensation from the relevant employees, suppliers, manufacturers and cooperators. However, such compensation may be limited, and we may be required to bear such losses and compensation at our own costs. This could have a material and adverse effect on our business, financial condition and results of operations.

From time to time, we may evaluate and potentially consummate necessary or desirable strategic alliance, acquisition, or investment, which could require significant management attention, disrupt our business and adversely affect our financial results.

We may pursue selected strategic alliances and potential strategic acquisitions that are supplemental to our business and operations, including opportunities that can help optimize our product and service offerings and improve our technology system. See “Business—Our Strategies” for details. However, strategic alliances with third parties could subject us to a number of risks, including risks associated with sharing proprietary information, non-performance or default by counterparties, and increased expenses in establishing these new alliances, any of which may materially and adversely affect our business. In addition, we may have limited ability to control or monitor the actions of our strategic partners. To the extent a strategic partner suffers any negative publicity as a result of its business operations, our reputation may be negatively affected by virtue of our association with such party.

The costs of identifying and consummating strategic acquisitions may be significant and subsequent integrations of newly acquired companies, businesses, assets and technologies would require significant managerial and financial resources and could result in a diversion of resources from our existing business, which in turn could have an adverse effect on our growth and business operations. In addition, investments and acquisitions could result in the use of substantial amounts of cash, potentially dilutive issuances of equity securities and exposure to potential unknown liabilities of the acquired business. The acquired businesses or assets may not generate the financial results we expect and may incur losses. The cost and duration of integrating newly acquired businesses could also materially exceed our expectations. In addition, the PRC laws and regulations may make it difficult for us to conduct acquisitions in the future. See “—Risks Relating to Doing Business in China—The Regulations on Mergers and Acquisitions of Domestic Companies by Foreign Investors and certain other PRC regulations may make it more difficult for us to pursue growth through acquisitions.”

Failure to comply with secondary fire safety inspection and safety filing requirements for leased warehouses may subject us to administrative penalties, which could cause our operations and financial conditions to be adversely affected.

PRC laws and rules provide various requirements with respect to fire safety in China. According to Article 34 of the “Interim Provisions on the Administration of Fire Protection Design Review and Final Inspection of Construction Projects (2023 Amendment)”, a random inspection system for filing shall be implemented for other construction projects with classified management. Upon checking with government authority, we confirm that currently only the warehouse requires fire protection acceptance and filing, while the other leased office premises are not involved in secondary fire safety inspection and safety filings. We cannot assure you that we will be able to obtain or complete such filings or to timely respond to changes in the public security or fire safety standards issued by the governmental authorities from time to time. In light of our failure to timely complete all fire safety filings, we may be subject to administrative fines up to RMB5,000. Even if the premises have completed the fire safety filings, they may be randomly inspected by the relevant governmental authorities and if they fail to pass the random inspections after the fire safety filings, the premises may be closed down, which could materially and adversely affect our financial results. As of the date of this prospectus, none of our warehouses that failed to complete the fire safety filings has been subject to any fines or other penalties due to lack of fire safety filings.

The approval of and the filing with the CSRC will be required in connection with our offshore offerings under PRC laws and our offering will be contingent upon the completion of such filing procedures. If we fail to comply with such filling requirements, our ability to offer securities to investors will become significantly limited or completely hindered, and the securities being offered will substantially decline in value and become worthless.

On February 17, 2023, the CSRC promulgated the Trial Measures and five supporting guidelines, which became effective on March 31, 2023. According to the Trial Measures, among other requirements, any domestic companies that seek to offer or list securities overseas, including those indirect overseas offering and listing which meet certain conditions, should fulfil the filing procedures with the CSRC within three business days after the submission of the overseas offering and listing application. On the same day, the CSRC also held a press conference for the release of the Trial Measures and issued the Notice on Administration for the Filing of Overseas Offering and Listing by Domestic Companies, which clarifies that on or prior to the effective date of the Trial Measures, domestic companies that have already submitted valid applications for overseas offering and listing but have not obtained approval from overseas regulatory authorities or stock exchanges may reasonably arrange the timing for submitting their filing applications with the CSRC, and must complete the filing before the completion of their overseas offering and listing.

Based on the facts that (i) the total assets, net assets, revenues and profits of our PRC operating entities accounts for more than 50% of our corresponding figures in the most recent accounting year; (ii) our major operational activities are carried out in China, we believe that, as advised by our PRC legal counsel, Jingtian & Gongcheng, we will be required to file with the CSRC in accordance with the Trial Measures with respect to the offering and must complete the filing before the completion of our overseas offering and listing. On December 26, 2024, we have made our initial filing with CSRC in connection with this offering and listing of our securities on Nasdaq Capital Market.

As of the date of this prospectus, we have received the first round of comments from CSRC on March 11, 2025, and submitted supplementary materials to CSRC on April 18, 2025. Our filing with CSRC is still under review. Our offering will be contingent upon the completion of the filing procedures, and we are actively preparing our filing with the CSRC in accordance with the Trial Measures. However, we cannot assure you that we will be able to complete such filings in a timely manner, or even at all. Any failure by us to comply with such filing requirements under the Trial Measures may result in an order to rectify, warnings and fines against us and could materially hinder our ability to offer or to continue to offer our securities, and the securities being offered to substantially decline in value and become worthless.

Our business is subject to various government regulations and supervisory requirements in China. If we do not receive, complete, or maintain necessary approvals or filings, or we inadvertently conclude that such approvals or filings are not required, or there is a change in the applicable laws, regulations, or interpretations such that we need to make filings or obtain approvals in the future, it may have a material adverse effect on our business and results of operations, significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline or become worthless.

Our business is subject to various government regulations and supervisory requirements in China. As of the date of this prospectus, as advised by our PRC counsel, Jingtian & Gongcheng, except as disclosed in this prospectus and except for the filing with the CSRC in accordance with the Trial Measures with respect to the offering, we have obtained all permissions and approvals which we are required to obtain from PRC authorities to operate our business and to offer the securities being registered to foreign investors.

If we do not receive, complete or maintain necessary approvals or filings, or we inadvertently conclude that such approvals or filings are not required, or there is a change in the applicable laws, regulations, or interpretations such that we need to make filings or obtain approvals in the future, we may be subject to (i) investigations by competent regulatory authorities, (ii) fines or penalties, (iii) orders to suspend our operations and to rectify any non-compliance, or (iv) prohibitions from engaging in relevant businesses and even securities offerings.

However, given interpretation and implementation of relevant laws and regulations and the enforcement practices by relevant governmental authorities, if the relevant governmental authorities consider that we were operating without proper approvals, licenses or permits, or if the relevant governmental authorities promulgate new laws and regulations that require additional approvals or licenses or impose additional restrictions on the operation of any part of our business and we are not able to obtain such approvals, licenses or permits or adjust our business model in a timely manner or at all, they have the power, among other things, to levy fines, confiscate our income, revoke our business licenses, and require us to discontinue our relevant business. Any of these actions by the relevant governmental authorities may have a material adverse effect on our business and results of operations, significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline or become worthless.

Any disruption to our technology systems and resulting interruptions in the availability of our websites, applications, platforms, or services could adversely affect our business and results of operations.

The satisfactory performance, reliability and availability of our technology systems are critical to our success. We rely on our scalable technology infrastructure and corresponding online interfaces to connect our network with those of our various platform users. These integrated systems support the smooth performance of certain key functions of our business. However, our technology systems or infrastructure may not function properly at all times. We may be unable to monitor and ensure high-quality maintenance and upgrade of our technology systems and infrastructure, and users may experience service outages and delays in accessing and using our platforms as we seek to source additional capacity. In addition, we may experience surges in online traffic and orders associated with promotional activities and generally as we scale, which can put additional demand on our platform at specific times. As of the date of this prospectus, we have not experienced any material incident on our technology systems. However, any disruption to our technology systems and resulting interruptions in the availability of our website, applications, platform or services could adversely affect our business and results of operations, significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline or become worthless.

Our technology systems may also experience telecommunications failures, computer viruses, failures during the process of upgrading or replacing software, databases or components, power outages, hardware failures, user errors, or other attempts to harm our technology systems, which may result in the unavailability or slowdown of our platform or certain functions, delays or errors in transaction processing, loss of data, inability to accept and fulfil orders, reduced order volume and the attractiveness of our platform. Further, hackers, acting individually or in coordinated groups, may also launch distributed denial of service attacks or other coordinated attacks that may cause service outages or other interruptions in our business. Any of such occurrences could cause severe disruption to our daily operations. If we cannot successfully execute system maintenance and repair, our business and results of operations could be adversely affected, and we could be subject to liability claims.

We will be a ‘controlled company’ within the meaning of the Nasdaq Stock Market Rules and, as a result, may rely on exemptions from certain corporate governance requirements that provide protection to shareholders of other companies.

Our co-founder and Chief Executive Officer, Mr. Yu Zhang beneficially owns a majority of the voting power of our outstanding ordinary shares. As a result, we are a “controlled company” within the meaning of the corporate governance standards of Nasdaq. Under these rules, a listed company of which more than 50% of the voting power is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance requirements, including:

●	the requirement that a majority of the board of directors be comprised of independent directors;

●	the requirement that our compensation committee be comprised entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and

●	the requirement that director nominees be selected, or recommended for the board of directors’ selection, either by a majority vote of the board of directors’ independent directors or a nominations committee comprised solely of independent directors.

We do not currently rely on these exemptions, however, we may, subject to the requirements of applicable Cayman law, choose to rely on these exemptions in the future. Accordingly, you may not have the same protections afforded to shareholders of companies that are subject to all of the corporate governance requirements of Nasdaq and our status as a controlled company could make our ordinary shares less attractive to some investors or otherwise harm our share price.

If we fail to keep up with the technological developments and implementation of advanced technologies, our business, results of operations and prospects may be materially and adversely affected.

We apply technology to serve our customers more efficiently and bring them better products and customer experience. Our success will in part depends on our ability to keep up with the changes in technology and the continued successful implementation of advanced technology, including AI, 5G, cloud computing, distributed architecture and big data analytics. If we fail to adapt our platforms and services to changes in technological development in an effective and timely manner, our business operations may suffer. Changes in technologies may require substantial expenditures in research and development as well as in modification of our products and services. Technical hurdles in implementing technological advances may result in our services becoming less attractive to customers and corporate clients, which, in turn, may materially and adversely affect our business, results of operations and prospects.

Pandemics and epidemics, natural disasters, terrorist activities, political unrest, and other outbreaks may disrupt our operations, which could materially and adversely affect our business, financial condition, results of operations and prospects.

In recent years, there have been outbreaks of epidemics globally. Our business could be materially and adversely affected by natural disasters, such as snowstorms, earthquakes, fires or floods, the outbreak of widespread health epidemic, such as COVID-19, swine flu, avian influenza, severe acute respiratory syndrome, Ebola, or Zika or other events, such as wars, acts of terrorism, environmental accidents, power shortage or communication interruptions. The occurrence of such a disaster or prolonged outbreak of an epidemic illness or other adverse public health developments in the countries and regions we operate in could materially disrupt our business and operations. Such events could also significantly affect our industry and cause a temporary closure of the facilities we use for our operations, which would severely disrupt our operations and have a material adverse effect on our business, financial condition, results of operations and prospects. Our operations could be disrupted if any of our employees were suspected of having any of the epidemic illnesses, since this could require us to quarantine some or all of such employees or disinfect the facilities used for our operations. In addition, our revenues and profitability could be materially reduced to the extent that a natural disaster, health epidemic or other outbreak harms the Chinese or global economy in general. Our operations could also be severely disrupted if our clients, customers or other participants were affected by such natural disasters, health epidemics or other outbreaks.

We may be subject to social and natural catastrophic events that are beyond our control, such as natural disasters, health epidemics, riots, political and military upheavals and other outbreaks in the country or region where we have our operations or where a portion of our customers are located. Such events could significantly disrupt our operations and negatively impact our business, financial condition, results of operations and prospects.

We may need additional capital to pursue business objectives and respond to business opportunities, challenges or unforeseen circumstances, and financing may not be available on terms acceptable to us, or at all.

Since inception, we raised capital through bank loans and equity financing to support the growth of our business. As we intend to continue to make investments to support the growth of our business, we may need additional capital to make continued investments in facilities, hardware, software, technological systems and to retain talents to remain competitive. Due to the unpredictable nature of the capital markets and our industry, we cannot assure you that we will be able to raise additional capital on terms acceptable to us, or at all, if and when required, especially if we experience disappointing operating results. Repayment of the indebtedness may divert a substantial portion of cash flow to repay principal and service interest, which would reduce the funds available for expenses, capital expenditures, acquisitions and other general corporate purposes; and we may suffer default and foreclosure on our assets if our operating cash flow is insufficient to fulfill our obligations, which could in turn result in acceleration of obligations to repay the indebtedness and limit our sources of financing.

Volatility in the credit markets may also have an adverse effect on our ability to obtain debt financing. If we raise additional funds through further issuances of equity or convertible debt securities, our existing shareholders could suffer significant dilution, and any new equity securities we issue could have rights, preferences and privileges superior to those of holders of our Class A ordinary shares. If we are unable to obtain adequate financing or financing on terms satisfactory to us when we require it, our ability to continue to pursue our business objectives and to respond to business opportunities, challenges or unforeseen circumstances could be significantly limited, and our business, financial condition, results of operations and prospects could be adversely affected.

Increases in labor costs in the PRC and noncompliance with labor laws and regulations may materially and adversely affect our business and our margin profile.

China’s overall economy and the average wage have increased in recent years and are expected to continue to grow. The average wage level for our employees has also increased in recent years. We expect that our labor costs, including wages and employee benefits, will continue to increase. Unless we are able to pass on these increased labor costs to our customers who pay for our products and services, our margin profile and results of operations may be materially and adversely affected. Further, pursuant to the PRC Labor Law, as amended, or the Labor Contract law, and its implementation rules, employers are subject to various requirements in terms of signing labor contracts, minimum wages, paying remuneration, determining the term of employees’ probation and unilaterally terminating labor contracts. In the event that we decide to terminate some of our employees or otherwise change our employment or labor practices, the Labor Contract Law and its implementation rules may limit our ability to affect those changes in a desirable or cost-effective manner, which could adversely affect our business and results of operations.

In addition, under the PRC Social Insurance Law and the Administrative Measures on Housing Provident Fund, employees are required to participate in pension insurance, work-related injury insurance, medical insurance, unemployment insurance, maternity insurance, and housing provident funds, and employers are required, together with their employees or separately, to promptly pay the contributions to social insurance and housing provident funds for their employees in full amount and make timely registration with the relevant social insurance or housing provident fund authorities. There are situations where the company has not paid social insurance or made housing provident funds contributions for all employees or in the full amount. Under the PRC Social Insurance Law, orders to make full contributions within a prescribed time may be imposed on an employer for not making full social insurance contributions for employees in a timely manner. If any of the relevant social insurance authorities is of the view that the social insurance contributions we made for our employees do not comply with the requirements under the relevant PRC laws and regulations, it may order us to pay the outstanding balance within a prescribed time period plus a late fee of 0.05% of the total outstanding balance per day. If we fail to do so, we may be subject to a fine ranging between one to three times of the total outstanding balance. Under the Administrative Measures on Housing Provident Fund, orders to make full contributions within a prescribed time may be imposed on us for not making housing provident funds contributions for employees in a timely manner. Besides, the relevant housing provident fund authorities may order certain of our PRC subsidiaries to make contribution registration of housing provident fund within a prescribed time limit. If we fail to do so, we may be subject to a fine ranging from RMB10,000 to RMB50,000. If the relevant PRC authorities determine that we shall make up for social insurance and housing provident fund contributions or that we are subject to fines and legal sanctions in relation to our failure to make social insurance and housing provident fund contributions in full for our employees and make timely contribution registration of housing provident fund with the relevant housing provident fund authorities, our business, financial condition and results of operations may be adversely affected.

Although there is a risk of administrative penalties, the domestic companies, Wodetong and Honet, have respectively obtained the following compliance certificates.

Wodetong has obtained (A) certificate issued by the Wuhan Municipal Bureau of Human Resources and Social Security on August 14, 2024, stating that from November 1, 2023 to July 31, 2024, Wodetong has strictly complied with the laws and regulations of the People’s Republic of China on labor and social security management, signed labor contracts with employees in accordance with the law, paid social insurance in full for employees, and there has been no situation of being penalized for violating labor security laws and regulations, nor have there been any labor arbitration or litigation matters arising from labor disputes or controversies; (B) on October 10, 2024, certificate issued by the Wuhan Economic and Technological Development Zone (Hannan District) Labor and Personnel Dispute Arbitration Court, which has inquired about the labor dispute cases of the company in the district since November 1, 2023. After examination, no labor dispute cases of the company in the district during the above-mentioned period were found; (C) on October 23, 2024, certificate issued by the Hanyang Branch of the Wuhan Housing Provident Fund Management Center, stating that as of the date of issuance of the certificate, it has not been penalized for violating housing provident fund laws and regulations; and (D) the “Hubei Province Enterprise Credit Information Report (Version of Certificate of No Illegal and Irregular Acts)” (Report Number: CR002410110009) issued by the Hubei Provincial Credit Information Center on October 11, 2024, with no administrative penalty information during the query period of WDT.

Honet has obtained a certificate issued by the Shenzhen Social Insurance Fund Administration Bureau on August 7, 2024, stating that from April 1, 2022 to July 31, 2024, Honet has no record of being administratively penalized by the bureau for violating social insurance laws, regulations or rules. Meanwhile, Honet has also obtained the “Public Credit Information Report of Certificate of No Illegal and Irregular Acts” (Query Number: RPT20241115141339917) issued by Credit China (Guangdong) on November 15, 2024. Upon verification, during the period from February 1, 2021 to October 1, 2024, no record of the entity being administratively penalized in the field of human resources and social security was found, nor was there any record of the enterprise being administratively penalized in the field of housing provident fund for violating relevant laws and regulations of the provident fund.

Based on the certificates above, up to now, the PRC subsidiaries have not been administratively penalized. However, we cannot assure you that our employment practices will be deemed to be in compliance with labor-related laws and regulations in China due to interpretation and implementation possible changes related to the evolving labor laws and regulations, which may subject us to labor disputes or government investigations. If we are deemed to have violated relevant labor laws and regulations, we could be required to provide additional compensation to our employees and our business, financial condition and results of operations could be materially and adversely affected.

We are subject to risks relating to our leased properties.

We lease certain real properties in China from third parties primarily as office space and operation facilities. As of the date of this prospectus, for some of our leased office spaces and warehouses, we have not been provided by the warehouse with the proof of authorization proving their right to lease the warehouse to us. If our lessors are not the owners of the properties and they have not obtained consents from the owners or their lessors or permits from the relevant governmental authorities, our leases could be invalidated. If this occurs, we may have to renegotiate the leases with the owners or other parties who have the right to lease the properties, and the terms of the new leases may be less favorable to us. In addition, in the event that our use of properties is successfully challenged, we may be forced to relocate. Moreover, we may become involved in disputes with the property owners or third parties who otherwise have rights to or interests in our leased properties. We can provide no assurance that we will be able to find suitable replacement sites on terms acceptable to us on a timely basis, or at all, or that we will not be subject to material liability resulting from third parties’ challenges on our use of such properties. As a result, our business, financial condition and results of operations may be adversely affected. In addition, if our partner store operators were not able to find replacement premises for their stores due to any lease deficiencies, the daily operations of such stores may be negatively affected.

Furthermore, we have not registered any of our leasehold interests with the relevant Chinese governmental authorities as required by PRC law, which may expose us to potential fines if we fail to remediate after receiving any notice from the relevant Chinese governmental authorities. Failure to complete the lease registration will not affect the legal effectiveness of the lease agreements according to PRC law, but the real estate administrative authorities may require the parties to the lease agreements to complete lease registration within a prescribed period of time, and failure to do so may subject the parties to fines from RMB1,000 to RMB10,000 for each of such lease agreements. See “—Risks Relating to Doing business in China—We may be subject to penalties for failure to register our lease with the PRC real estate administration department.”

As of the date of this prospectus, we had not been subject to any actions, claims or investigations threatened against us or our lessors with respect to the defects in our leasehold interests which may have a material adverse impact on our business, financial condition and results of operation. However, if any of our leases is terminated as a result of challenges by third parties or governmental authorities for lack of proof of authorization to lease, we do not expect to be subject to any fines or penalties, but we may be forced to relocate the affected offices, stores or warehouses and incur additional expenses relating to such relocation. We cannot guarantee that suitable alternative locations are readily available on commercially reasonable terms, or at all, and if we fail to relocate our operations in a timely manner, our operations may be interrupted.

Failure to renew our current leases or locate desirable alternatives for our facilities could materially and adversely affect our business.

We lease properties to operate a majority of our warehouses and offices. We may not be able to successfully extend or renew such leases upon expiration, on commercially reasonable terms or at all, and may be forced to relocate the affected operations. Such relocation may disrupt our operations and result in significant relocation expenses, which could adversely affect our business, financial condition and results of operations. We may not be able to locate desirable alternative sites for our facilities as our business continues to grow and failure in relocating our operations when required could adversely affect our business and operations. In addition, we compete with other businesses for premises at certain locations or of desirable sizes. Even if we or our partner store operators are able to extend or renew the respective leases, rental payments may significantly increase as a result of the high demand for the leased properties.

We may not be able to prevent others from unauthorized use of our intellectual property, which could harm our business and competitive position.

We regard our copyrights, domain names, know-how, proprietary technologies, and similar intellectual property (which we have ownership or legal rights to use) as critical to our success, and we rely on a combination of intellectual property laws and contractual arrangements, including confidentiality, invention assignment and non-compete arrangements with our employees and others, to protect our proprietary rights. Despite these measures, any of our intellectual property rights could be challenged, invalidated, circumvented or misappropriated, or such intellectual property may not be sufficient to provide us with competitive advantages. In addition, there can be no assurance that our intellectual property applications will be approved, that any issued intellectual property will adequately protect our intellectual property, or that such patents will not be challenged by third parties or found by a judicial authority to be invalid or unenforceable. Further, because of the rapid pace of technological change in our industry, parts of our business rely on technologies developed or licensed by third parties, and we may not be able to obtain or continue to obtain licenses and technologies from these third parties on reasonable terms, or at all.

Confidentiality, invention assignment and non-compete agreements may be breached by counterparties, and there may not be adequate remedies available to us for any such breach. Policing any unauthorized use of our intellectual property is difficult and costly and the steps we take may be inadequate to prevent the infringement or misappropriation of our intellectual property. In the event that we resort to litigation to enforce our intellectual property rights, such litigation could result in substantial costs and a diversion of our managerial and financial resources, and could put our intellectual property at risk of being invalidated or narrowed in scope. We cannot assure you that we will prevail in such litigation, and even if we do prevail, we may not obtain a meaningful recovery. In addition, our trade secrets may be leaked or otherwise become available to, or be independently discovered by, our competitors. Any failure in maintaining, protecting or enforcing our intellectual property rights could have a material adverse effect on our business, financial condition and results of operations. If our use of certain trademarks is found to have infringed the intellectual property rights of others, we may be subject to liability for our infringement activities or may be prohibited from using such trademark.

We may be subject to intellectual property infringement claims, which may be expensive to defend and may disrupt our business and operations.

We cannot be certain that our operations or any aspects of our business do not or will not infringe upon or otherwise violate patents, copyrights or other intellectual property rights held by third parties. We have been, and from time to time in the future may be, subject to legal proceedings and claims relating to the intellectual property rights of others. In addition, there may be other third-party intellectual property that is infringed by our solutions or services, the solutions or services provided by third-party merchants on our marketplace, or other aspects of our business. There could also be existing patents of which we are not aware that our solutions or services may inadvertently infringe. We cannot assure you that holders of patents purportedly relating to some aspects of our technology platform or business, if any such holders exist, would not seek to enforce such patents against us in China, the U.S. or any other jurisdictions. If we are found to have violated the intellectual property rights of others, we may be subject to liability for our infringement activities or may be prohibited from using such intellectual property, and we may incur licensing fees or be forced to develop alternatives of our own. In addition, we may incur significant expenses, and may be forced to divert management’s time and other resources from our business and operations to defend against these third-party infringement claims, regardless of their merits. Successful infringement or licensing claims made against us may result in significant monetary liabilities and may materially disrupt our business and operations by restricting or prohibiting our use of the intellectual property in question. Finally, we use open-source software in connection with our solutions and services. Companies that incorporate open-source software into their solutions and services have, from time to time, faced claims challenging the ownership of open-source software and compliance with open-source license terms. As a result, we could be subject to suits by parties claiming ownership of what we believe to be open-source software or noncompliance with open-source licensing terms. Some open-source software licenses may require customers who distribute open-source software as part of their software to publicly disclose all or part of the source code to such software and make available any derivative works of the open-source code on unfavorable terms or at no cost. Any requirement to disclose our source code or pay damages for breach of contract could be harmful to our business, results of operations and financial condition.

Regulatory actions, legal proceedings, and customer complaints against us or our constituents could harm our reputation and have a material adverse effect on our business, results of operations, financial condition and prospects.

We were involved in litigations and other disputes in the ordinary course of our business, which include lawsuits, arbitration, regulatory proceedings, and other disputes relating to our business. Along with the growth and expansion of our business, we or our constituents may be involved in litigations, regulatory proceedings, and other disputes arising outside the ordinary course of our business. Such proceedings, investigations, claims, and complaints could be initiated or asserted under or on the basis of a variety of laws in different jurisdictions, including data protection and privacy laws, labor and employment laws, anti-monopoly or competition laws, transportation laws, advertising laws, intellectual property laws, securities laws, tort laws, contract laws, and property laws. They may also cause a diversion of our management’s attention, result in reputational damage to us and our management, and lead to legal proceedings against our directors, officers, or employees. Given the uncertainty, complexity, and scope of many of these litigation matters, their outcome generally cannot be predicted with any reasonable degree of certainty. There is no guarantee that we will be successful in defending ourselves in legal and administrative actions or in asserting our rights under various laws. If we fail to defend ourselves in these actions, we may be subject to restrictions, freezing of our assets, negative publicity, substantial monetary damages, legal defense costs, injunctive relief, and criminal and civil fines and penalties, including but not limited to suspension or revocation of licenses to conduct business. Even if we are successful in our attempt to defend ourselves in legal and regulatory actions or to assert our rights under various laws and regulations, the process of communicating with relevant regulators, defending ourselves, and enforcing our rights against the various parties involved may be expensive and time-consuming.

Our insurance coverage may not be adequate, which could expose us to significant costs and business disruptions.

We provide social security insurance including pension insurance, unemployment insurance, work-related injury insurance, maternity insurance and medical insurance for most of our employees. However, as of the date of this prospectus, we had not made sufficient social insurance and housing provident fund contributions for all of our employees in full in accordance with the relevant PRC laws and regulations. For detailed descriptions of associated risks, see “—Increases in labor costs in the PRC and noncompliance with labor laws and regulations may materially and adversely affect our business and our margin profile.” We maintain production security liability insurance and employer liability insurance in relation to our business operations. We consider our insurance coverage to be sufficient for our business operations in China. However, we cannot assure you that our insurance coverage is sufficient to prevent us from any loss or that we will be able to successfully claim our losses under our current insurance policy on a timely basis, or at all. If we incur any loss that is not covered by our insurance policies, or the compensated amount is significantly less than our actual loss, our business, financial condition and results of operations could be materially and adversely affected.

We are subject to anti-corruption, anti-bribery, anti-money laundering, financial and economic sanctions and similar laws, and non-compliance with such laws can subject us to administrative, civil and criminal fines and penalties, collateral consequences, remedial measures and legal expenses, all of which could adversely affect our business, results of operations, financial condition and reputation.

We are subject to anti-corruption, anti-bribery, anti-money laundering, financial and economic sanctions and similar laws and regulations in various jurisdictions in which we conduct activities, including the U.S. Foreign Corrupt Practices Act, or FCPA, and other anti-corruption laws and regulations. The FCPA prohibits us and our officers, directors, employees and business partners acting on our behalf, including agents, from corruptly offering, promising, authorizing or providing anything of value to a “foreign official” for the purposes of influencing official decisions or obtaining or retaining business or otherwise obtaining favorable treatment. The FCPA also requires companies to make and keep books, records and accounts that accurately reflect transactions and dispositions of assets and to maintain a system of adequate internal accounting controls.

We have direct or indirect interactions with officials and employees of government agencies and state-owned affiliated entities in the ordinary course of business. These interactions subject us to an increased level of compliance-related concerns. We are in the process of implementing policies and procedures designed to ensure compliance by us and our directors, officers, employees, representatives, consultants, agents and business partners with applicable anti-corruption, anti-bribery, anti-money laundering, financial and economic sanctions and similar laws and regulations. However, our policies and procedures may not be sufficient and our directors, officers, employees, representatives, consultants, agents, and business partners could engage in improper conduct for which we may be held responsible.

Non-compliance with anti-corruption, anti-bribery, anti-money laundering or financial and economic sanctions laws could subject us to whistleblower complaints, adverse media coverage, investigations, and severe administrative, civil and criminal sanctions, collateral consequences, remedial measures and legal expenses, all of which could materially and adversely affect our business, results of operations, financial condition and reputation. In addition, changes in economic sanctions laws in the future could adversely impact our business and investments in our shares.

Our business depends on the continued efforts of our senior management, particularly our Chief Executive Officer Yu Zhang. If Mr. Zhang, or one or more other of our key executives and employees, were unable or unwilling to continue in their present positions, our business may be severely disrupted.

Our business operations depend on the continuing services of our senior management, particularly Mr. Zhang, our founder and Chief Executive Officer, and our other executive officers named in this prospectus. While we have provided different incentives to our management, we cannot assure you that we can continue to retain their services. If one or more of our key executives were unable or unwilling to continue in their present positions, we may not be able to replace them easily or at all, our future growth may be constrained, our business may be severely disrupted and our financial condition and results of operations may be materially and adversely affected, and we may incur additional expenses to recruit, train and retain qualified personnel. In addition, although we have entered into confidentiality and non-competition agreements with our key executives of our subsidiaries in China, there is no assurance that any member of our management team will not join our competitors or form a competing business. Moreover, it is possible that our key employees, upon their departure, will join our competitors or start their own competing businesses, and may solicit certain of our current customers, which may adversely affect our business, financial results and daily operations. If any dispute arises between us and our current or former officers, we may have to incur substantial costs and expenses in order to enforce such agreements in China or we may be unable to enforce them at all.

We have no experience operating as a public company.

We have no experience conducting our operations as a public company. After we become a public company, we may face enhanced administrative and compliance requirements, which may result in substantial costs. The majority of our directors and executive officers have no experience in operating a U.S. public company, which makes our ability to comply with applicable laws, rules and regulations uncertain. Our failure to comply with all laws, rules and regulations applicable to U.S. public companies could subject us or our management to regulatory scrutiny or sanction, which could harm our reputation and share price.

We will be subject to changing laws, rules and regulations in the U.S. regarding regulatory matters, corporate governance and public disclosure that will increase both our cost and the risks associated with non-compliance.

Following this offering, we will be subject to rules and regulations by various governing bodies and self-regulatory organizations, including, for example, the SEC and The Nasdaq Stock Market, which are charged with the protection of investors and the oversight of companies whose securities are publicly traded, and to new and evolving regulatory measures under applicable law. Our efforts to comply with new and changing laws and regulations have resulted in and are likely to continue to result in increased general and administrative expenses and a diversion of management time and attention from revenue-generating activities to compliance activities.

Moreover, because these laws, regulations and standards are subject to varying interpretations, their application in practice may evolve over time as new guidance becomes available. This evolution may result in continuing uncertainty regarding compliance matters and additional costs necessitated by ongoing revisions to our disclosure and governance practices. If we fail to address and comply with these regulations and any subsequent changes, we may be subject to penalty and our business may be harmed.

Prior to this offering, we have been a private company with limited accounting and financial reporting personnel and other resources to address our internal controls and procedures. In connection with the audit of our consolidated financial statements as of and for the year ended March 31, 2024 included in this prospectus, we identified two material weaknesses in our internal control over financial reporting.

The material weaknesses identified relate to (1) Lack of sufficient accounting and financial reporting personnel with requisite knowledge and experience in application of U.S. GAAP and SEC rules, and (2) lack of financial reporting policies and procedures that are commensurate with U.S. GAAP and SEC reporting requirements. Neither we nor our independent registered public accounting firm undertook a comprehensive assessment of our internal control for purposes of identifying and reporting material weaknesses and other deficiencies in our internal control over financial reporting. Had we performed a formal assessment of our internal control over financial reporting or had our independent registered public accounting firm performed an audit of our internal control over financial reporting, additional deficiencies may have been identified.

In response to the material weaknesses identified prior to this offering, we are in the process of implementing a number of measures to address the material weakness identified, including but not limited to, (1) recruitment of more qualified accounting personnel, engaging financial advisor with relevant U.S. GAAP and SEC reporting experience and qualifications to strengthen the financial reporting function and setting up a financial and system control framework and (2) recruitment of independent directors, establishing an audit committee and strengthening corporate governance.

However, we cannot assure you that we will not identify additional material weaknesses or significant deficiencies in the future. In addition, if we are unable to meet the requirements of Section 404 of the Sarbanes-Oxley Act, our Class A ordinary shares may not be able to remain listed on the Nasdaq Capital Market.

Section 404 of the Sarbanes-Oxley Act of 2002 requires that we include a report of management on our internal control over financial reporting in our annual report on Form 20-F beginning with our annual report beginning with our second annual report on Form 20-F after becoming a public company. In addition, once we cease to be an “emerging growth company” as such term is defined under the JOBS Act, our independent registered public accounting firm must attest to and report on the effectiveness of our internal control over financial reporting. Our management may conclude that our internal control over financial reporting is not effective. Moreover, even if our management concludes that our internal control over financial reporting is effective, our independent registered public accounting firm, after conducting its own independent testing, may issue a report that is qualified if it is not satisfied with our internal controls or the level at which our controls are documented, designed, operated or reviewed, or if it interprets the relevant requirements differently from us. In addition, as we are a public company, our reporting obligations may place a significant strain on our management, operational and financial resources and systems for the foreseeable future. We may be unable to timely complete our evaluation testing and any required remediation.

During the course of documenting and testing our internal control procedures, in order to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act of 2002, we may identify other weaknesses and deficiencies in our internal control over financial reporting. In addition, if we fail to maintain the adequacy of our internal control over financial reporting, as these standards are modified, supplemented or amended from time to time, we may not be able to conclude on an ongoing basis that we have effective internal control over financial reporting. If we fail to achieve and maintain an effective internal control environment, we could suffer material misstatements in our financial statements and fail to meet our reporting obligations, which would likely cause investors to lose confidence in our reported financial information. This could in turn limit our access to capital markets, harm our results of operations and lead to a decline in the trading price of our shares. Additionally, ineffective internal control over financial reporting could expose us to increased risk of fraud or misuse of corporate assets and subject us to potential delisting from the stock exchange on which we list, regulatory investigations and civil or criminal sanctions. We may also be required to restate our financial statements from prior periods.

Our results of operations may be adversely impacted in the event of a sustained period of increased inflation.

The global economy has experienced rising inflation since 2021, and while multiple central banks across the world have taken measures to control inflation, pricing has generally remained high. In particular, China’s overall economy and the average wage have increased in recent years and are expected to continue to grow. If inflation continues to increase or stays above levels seen in recent years, we could face further increases in labor costs and supply costs, which could adversely affect our business and results of operations if we are not able to pass on the increased costs to our customers, or successfully implement other mitigating actions.

Although inflation has not had a material impact on our results of operations, we can provide no assurance that we will not be affected in the future by higher rates of inflation in mainland China. Sustained or rising inflation may result in increased supply costs and labor costs. As a result, our results of operations may be adversely impacted.

Our operations and assets are subject to extensive environmental, health and safety laws and regulations.

Our operations are subject to the usual hazards associated with commodity chemical and plastics manufacturing and the related use, storage, transportation and disposal of feedstocks, products and wastes, including:

●	pipeline leaks and ruptures;

●	explosions;

●	fires;

●	severe weather and natural disasters;

●	mechanical failure;

●	unscheduled downtime;

●	labor difficulties;

●	transportation interruptions;

●	chemical spills;

●	discharges or releases of toxic or hazardous substances or gases;

●	storage tank leaks; and

●	other environmental risks;

All these hazards can cause personal injury and loss of life, catastrophic damage to or destruction of property and equipment and environmental damage, and may result in a suspension of operations and the imposition of civil or criminal penalties. We could become subject to environmental claims brought by governmental entities or third parties. A loss or shutdown of operations over an extended period at any one of our operating facilities would have a material adverse effect on us. We maintain property, business interruption and casualty insurance that we believe is in accordance with customary industry practices, but we cannot be fully insured against all potential hazards incident to our business, including losses resulting from war risks or terrorist acts. As a result of market conditions, premiums and deductibles for certain insurance policies can increase substantially and, in some instances, certain insurance may become unavailable or available only for reduced amounts of coverage. If we were to incur a significant liability for which we were not fully insured, it could have a material adverse effect on our financial position.

We also may face liability for alleged personal injury or property damage due to exposure to chemicals or other hazardous substances at our facilities or to chemicals that we otherwise handle or own. Although these types of claims have not historically had a material impact on our operations, a significant increase in the success of these types of claims could have a material adverse effect on our business, financial condition, operating results or cash flow. Although we seek to take preventive action, our operations are inherently subject to accidental spills or other releases of hazardous substances that may make us liable to governmental entities or private parties.

RISKS RELATING TO DOING BUSINESS IN CHINA

Change in China’s economic, political or social conditions, laws, regulations or governmental policies could have a material adverse effect on our business, financial conditions and results of operations.

We conduct all of our operations in China and all of our revenues are sourced from China. Accordingly, our results of operations, financial condition and prospects are influenced by economic, political and legal developments in China. Economic reforms began in the late 1970s have resulted in significant economic growth. However, any economic reform policies or measures in China may from time to time be modified or revised. In addition, the Chinese government play a significant role in regulating industry development by imposing industrial policies. The Chinese government also exercises significant impact over China’s economic growth through allocating resources, regulate payment of foreign currency-denominated obligations, setting monetary policy, and providing preferential treatment to particular industries or companies. The Chinese government also has significant authority to exert influence on the ability of a China-based company, such as us, to conduct its business.

While the PRC economy has experienced significant growth in the past 30 years, growth has been uneven across different regions and among different economic sectors. The Chinese government has implemented measures to encourage economic growth and guide the allocation of the resources. Some of these measures may benefit the overall Chinese economy but may have a negative effect on us. For example, our financial condition and results of operations may be adversely affected by government impact over capital investments or changes in tax regulations.

Any adverse changes in economic conditions in China, in the policies of the Chinese government or in the laws and regulations in China could have a material adverse effect on a specific industry including our operating companies in China. Such developments could adversely affect our business and operating results, lead to reduction in demand for our services and adversely affect our competitive position.

The current tensions in international trade may adversely impact our business, financial condition, and results of operations.

Although cross-border business may not be an area of our focus, if we plan to expand our business internationally in the future, any unfavorable government policies on international trade, such as capital controls or tariffs, may affect the demand for our services, impact our competitive position, or prevent us from being able to conduct business in certain countries. If any new tariffs, legislation, or regulations are implemented, or if existing trade agreements are renegotiated, such changes could adversely affect our business, financial condition, and results of operations.

Although the direct impact of the current international trade tension, and any escalation of such tension, on the industries in which we operate is uncertain, the negative impact on general, economic, political and social conditions may have the effect of restricting our ability to transact or otherwise do business with entities within or outside of China and may cause investors to lose confidence in Chinese companies and counterparties, including us. If we were unable to conduct our business as it is currently conducted as a result of such regulatory changes, our business, financial condition and results of operations.

There are changes and periodic revisions in PRC laws and regulations which could adversely affect us and you need to have reasonable expectations regarding the legal protections available to you and us, and the Chinese government may exert more oversight over and seek to standardize the conduct of offerings that are conducted overseas, which changes could materially hinder our ability to offer or continue to offer our securities, and cause the value of our securities to significantly decline or become worthless.

Our operating subsidiaries are incorporated under and governed by the laws of the PRC. The PRC legal system is a civil law system based on written statutes. Unlike the common law system, prior court decisions may be cited for reference but have limited precedential value.

In 1979, the Chinese government began to promulgate a comprehensive system of laws and regulations governing economic matters in general, such as foreign investment, corporate organization and governance, commerce, taxation and trade. As a significant part of our business is conducted in China, our operations are principally governed by PRC laws and regulations. In the absence of required permits or licenses, governmental authorities could impose material sanctions or penalties on us.

On February 17, 2023, the CSRC promulgated the Trial Measures and five supporting guidelines, which became effective on March 31, 2023. According to the Trial Measures, among other requirements, any domestic companies that seek to offer or list securities overseas, including those indirect overseas offering and listing which meet certain conditions, should fulfil the filing procedures with the CSRC within three business days after the submission of the overseas offering and listing application. On the same day, the CSRC also held a press conference for the release of the Trial Measures and issued the Notice on Administration for the Filing of Overseas Offering and Listing by Domestic Companies, which clarifies that on or prior to the effective date of the Trial Measures, domestic companies that have already submitted valid applications for overseas offering and listing but have not obtained approval from overseas regulatory authorities or stock exchanges may reasonably arrange the timing for submitting their filing applications with the CSRC, and must complete the filing before the completion of their overseas offering and listing. As the Trial Measures was newly published, there may be changes as to the implementation and interpretation of its requirements. Our offering will be contingent upon the completion of the filing procedures, and we have made our initial filing with the CSRC in accordance with the Trial Measures. However, we cannot assure you that we will be able to complete such filings in a timely manner, or even at all. Any failure by us to comply with such filing requirements under the Trial Measures may result in an order to rectify, warnings and fines against us and could materially hinder our ability to offer or to continue to offer our securities. Any actions by the Chinese government to exert more oversight over and to standardize the conduct of offerings that are conducted overseas could materially and adversely hinder our ability to offer or continue to offer our securities, and cause the value of our securities to significantly decline or become worthless.

Recent statements mainly focus on offshore listing and Cybersecurity Review. Our business does not involve the collection of user data, implicate cybersecurity, or involve any other type of restricted industry, and we do not believe we are among the “operator of critical information infrastructure,” “data processor,” “online platform operators,” or “data handler” as mentioned above. Except for the risk disclosed above, we are not aware of any other risks that we are subject to.

In addition, we have neither collect any funds from Chinese government or State-Owned Enterprises nor issued any share or contractually controlled by above-mentioned entities.

The Chinese government has substantial oversight and influence over the manner in which we must conduct our business, which actions could impact our operations materially and adversely, and significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of our securities to significantly decline or be worthless.

The Chinese government has significant oversight over the conduct of our business and may influence our operations as the government deems appropriate to further regulatory, political and societal goals. For instance, the Chinese government has recently published new policies that significantly affected certain industries such as the education and internet industries.

Our ability to operate in the PRC may be further influenced by changes in its laws and regulations. The central or local governments of the PRC may impose new, stricter regulations or interpretations of existing regulations that would require additional expenditures and efforts on our part to ensure our compliance with such regulations or interpretations. We cannot rule out the possibility that it will in the future release regulations or policies regarding our industry that could adversely affect our business, financial condition, results of operations and the value of our Class A ordinary shares.

Our business is also subject to various government and regulatory supervision. We could be subject to regulation by various political and regulatory entities, including various local and municipal agencies and government sub-divisions. The Company may incur increased costs necessary to comply with existing and newly adopted laws and regulations or penalties for any failure to comply. Our operations could be adversely affected, directly or indirectly, by existing or future laws and regulations relating to our business or industry, which could result in further material changes in our operations and adversely impact the value of our securities.

The Chinese government has significant oversight and discretion over the conduct of our business, which could materially affect our operations and the value of our securities.

The Chinese government has significant authority to regulate and influence our business operations, and it may exert substantial oversight and discretion over companies operating in China. Government authorities have broad power to implement regulations and policies that could impact our ability to conduct business, raise capital, and remain listed on a foreign exchange.

In recent years, the Chinese government has introduced or proposed various regulatory measures affecting businesses in China, including increased scrutiny over cybersecurity, data privacy, foreign investment, and the ability of Chinese companies to raise capital from foreign investors. For example, regulatory authorities in China, such as the Cyberspace Administration of China (“CAC”), have adopted stricter requirements regarding data security, which may require us to undergo cybersecurity reviews or obtain additional approvals before conducting overseas listings or offering securities to foreign investors. Similarly, the China Securities Regulatory Commission (“CSRC”) has proposed rules that would require Chinese companies to file with or obtain approval from relevant authorities before listing overseas. These regulatory changes may subject us to additional compliance costs, restrictions on our business activities, or uncertainties regarding our ability to operate as planned.

To date, we have not been subject to direct intervention or control by the Chinese government in a manner that has materially affected our operations. However, given the evolving regulatory landscape, the Chinese government may, at its discretion, impose new laws, regulations, or interpretations that could materially impact our ability to operate our business, maintain our corporate structure, or continue to offer our securities to investors. If we were to become subject to government intervention or heightened regulatory scrutiny, our business, financial condition, and the value of our securities could be materially and adversely affected.

The Chinese government’s recent statements and regulatory actions regarding overseas offerings and foreign investment in China-based issuers could significantly limit or completely hinder our ability to offer securities to investors and could cause the value of our securities to decline significantly or become worthless.

The Chinese government has recently indicated its intention to exert increased oversight over offerings conducted overseas and foreign investment in China-based issuers. In recent years, China has introduced a series of regulatory measures aimed at tightening control over offshore listings, including rules requiring additional approvals for companies seeking to list on foreign stock exchanges. For example, the China Securities Regulatory Commission (“CSRC”) has implemented rules that require Chinese companies to undergo a filing or review process before conducting an overseas listing, and other regulatory agencies in China, such as the Cyberspace Administration of China (“CAC”), have implemented data security and cybersecurity review measures that could apply to China-based issuers conducting foreign securities offerings.

If we fail to comply with these or future regulatory requirements, we may be subject to fines, regulatory penalties, or restrictions on our ability to raise capital overseas. Furthermore, Chinese regulatory authorities may impose new restrictions on foreign investment in China-based issuers or introduce new compliance obligations that could materially affect our business operations, financial condition, and the ability of investors to purchase or sell our securities.

Given the evolving nature of the regulatory environment in China, it is uncertain whether we will be able to complete future offerings or maintain our listing on a foreign stock exchange. If we become subject to new regulatory restrictions, we may be forced to delist, limit our business operations, or take other remedial actions that could have a material adverse effect on our company. As a result, investors in our securities may experience significant declines in the value of their investments or even a total loss.

Uncertainties in the interpretation and enforcement of PRC laws and regulations and changes in policies, rules, and regulations in China, which may be quick with little advance notice, could limit the legal protection available to our shareholders and us.

The PRC legal system is based on written statutes. Unlike common law systems, it is a system in which legal cases have limited value as precedents. In the late 1970s, the PRC government began to promulgate a comprehensive system of laws and regulations governing economic matters in general. The legislation over the past three decades has significantly increased the protection afforded to various forms of foreign or private-sector investment in China. Our PRC subsidiaries are subject to various PRC laws and regulations generally applicable to companies in China. Since these laws and regulations are relatively new and the PRC legal system continues to rapidly evolve, however, the interpretations of many laws, regulations, and rules are not always uniform and enforcement of these laws, regulations, and rules involve uncertainties.

From time to time, we may have to resort to administrative and court proceedings to enforce our legal rights. Since PRC administrative and court authorities have significant discretion in interpreting and implementing statutory and contractual terms, however, it may be more difficult to evaluate the outcome of administrative and court proceedings and the level of legal protection we enjoy in the PRC legal system than in more developed legal systems. Furthermore, the PRC legal system is based in part on government policies, internal rules, and regulations that may have retroactive effect and may change quickly with little advance notice. As a result, we may not be aware of our violation of these policies and rules until sometime after the violation. Such uncertainties, including uncertainties over the scope and effect of our contractual, property (including intellectual property), and procedural rights, and any failure to respond to changes in the regulatory environment in China could materially and adversely affect our business and impede our ability to continue our operations.

Any actions by the Chinese government, including any regulatory or other action or decision to intervene or influence our operations or to exert control over any offering of securities conducted overseas and/or foreign investment in China-based issuers, may result in a material change to our operations, affect the liquidity of our securities by limiting or completely preventing us from offering or continue to offer securities to investors, including pursuant to this prospectus, and may cause the value of such securities to significantly decline or be worthless.

The Chinese government has exercised and continues to exercise substantial control over virtually every sector of the Chinese economy through regulation and state ownership. The ability of any PRC-based or controlled business that we have to operate in China may be impaired by changes in its laws and regulations, including those relating to taxation, environmental regulations, land use rights, foreign investment limitations, and other matters. The central or local governments of China may impose new, stricter regulations or interpretations of existing regulations that would require additional expenditures and efforts on our part to ensure our PRC-based or controlled subsidiary’s compliance with such regulations or interpretations. As such, our subsidiaries may be subject to various government and regulatory interference in the provinces in which they operate. They could be subject to regulation by various political and regulatory entities, including various local and municipal agencies and government sub-divisions. They may incur increased costs necessary to comply with existing and newly adopted laws and regulations or penalties for any failure to comply.

Accordingly, government actions in the future, including any decision to intervene or influence the operations of any our PRC subsidiary at any time or to exert control over an offering of securities conducted overseas and/or foreign investment in China-based issuers, may cause us to make material changes to the operations of any PRC subsidiary, may limit or completely hinder our ability to offer or continue to offer securities to investors, and/or may cause the value of such securities to significantly decline or be worthless.

The PRC government may exercise significant oversight and discretion over the conduct of our business and may intervene or influence our operations at any time, which could result in a material change to our operations or the value of our securities.

The business environment in the PRC is highly regulated and subject to frequent changes. The PRC government has significant discretion in regulating and influencing business operations through regulations, administrative oversight, policy shifts, and enforcement actions. Although we are a privately owned enterprise, our operations in the PRC could be significantly affected by government actions at any time, with or without prior notice.

In recent years, the PRC government has increased its scrutiny over various sectors, including technology, education, finance, and labor services, and has taken steps to impose tighter regulations on companies listed overseas, including those using a variable interest entity (VIE) structure or conducting cross-border data transfers. Although we are not currently subject to such regulations, future laws or policies could be expanded to cover our business or industry, potentially restricting our operations, increasing our compliance burdens, or even causing us to restructure our corporate or operational model.

In addition, the PRC government may exert influence over companies operating in Hong Kong. Although Hong Kong maintains a separate legal system, recent developments — such as the enactment of the National Security Law — have raised concerns over the erosion of Hong Kong’s regulatory independence. Although our only subsidiary in Hong Kong is a holding company and currently does not conduct and is not expected to conduct in the future any substantive operations, our business will be subject to legal and operational risks stemming from PRC influence in that jurisdiction.

Any government intervention, regulatory action, or policy change could materially and adversely impact our ability to operate efficiently, access capital markets, or execute our business strategy. Furthermore, such actions could result in significant depreciation in the value of our securities, or render them worthless.

The recent joint statement by the SEC and PCAOB, proposed rule changes submitted by Nasdaq, and the HFCA Act all call for additional and more stringent criteria to be applied to emerging market companies, including companies based in China, upon assessing the qualification of their auditors, especially the non-U.S. auditors who are not inspected by the PCAOB.

On April 21, 2020, SEC Chairman Jay Clayton and PCAOB Chairman William D. Duhnke III, along with other senior SEC staff, released a joint statement highlighting the risks associated with investing in companies based in or have substantial operations in emerging markets including China. The joint statement emphasized the risks associated with lack of access for the PCAOB to inspect auditors and audit work papers in China and higher risks of fraud in emerging markets.

On May 18, 2020, Nasdaq filed three proposals with the SEC to (i) apply minimum offering size requirement for companies primarily operating in “Restrictive Market”, (ii) adopt a new requirement relating to the qualification of management or board of director for Restrictive Market companies, and (iii) apply additional and more stringent criteria to an applicant or listed company based on the qualifications of the company’s auditors.

On May 20, 2020, the U.S. Senate passed the HFCA Act requiring a foreign company to certify it is not owned or controlled by a foreign government if the PCAOB is unable to audit specified reports because the company uses a foreign auditor not subject to PCAOB inspection. On December 2, 2020, the U.S. House of Representatives approved the HFCA Act. On December 18, 2020, the HFCA Act was signed into law. On March 28, 2021, the SEC issued interim measures implementing the HFCA Act which became effective on May 5, 2021. On December 2, 2021, the SEC adopted final amendments implementing congressionally mandated submission and disclosure requirements of the HFCA Act, which went into effect on January 10, 2022. On June 22, 2021, the U.S. Senate passed the Accelerating Holding Foreign Companies Accountable Act, or the Accelerating HFCA Act. The bill, if enacted, would shorten the three-consecutive-year compliance period under the HFCA Act to two consecutive years. On December 29, 2022, the Accelerating HFCA Act was signed into law, which amended the HFCA Act by requiring the SEC to prohibit an issuer’ securities from trading on any U.S. stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years instead of three. Our auditor, HTL International, LLC, which is based in Houston, is currently registered with PCAOB and subject to inspection by the PCAOB on a regular basis. As a result, the risk of our Class A ordinary shares may be prohibited from trading or delisted was reduced.

The lack of access to the PCAOB inspection in China prevents the PCAOB from fully evaluating audits and quality control procedures of the auditors based in China. As a result, the investors may be deprived of the benefits of such PCAOB inspections. On August 26, 2022, the PCAOB signed a Statement of Protocol with the CSRC and the PRC Ministry of Finance, which was only the first step toward opening access for the PCAOB to inspect and investigate registered public accounting firms headquartered in mainland China and Hong Kong completely, consistent with U.S. Law. On December 15, 2022, the PCAOB determined that it was able to secure complete access to inspect and investigate registered public accounting firms headquartered in mainland China and Hong Kong and vacated its previous determinations to the contrary. On February 24, 2023, the CSRC, the Ministry of Finance, the State Secrecy Administration, and the State Archives Bureau jointly issued the Provisions on Strengthening Confidentiality and Archives Administration in Respect of Overseas Issuance and Listing of Securities by Domestic Enterprises, or the Provisions, which aim to standardize confidentiality and archives administration in respect of direct or indirect overseas issuance of securities by domestic enterprises of the PRC and came into effect on March 31, 2023. The Provisions provide the following requirements: (a) working papers formed within the territory of China by the securities firms and securities service agencies that provide corresponding services for the overseas issuance and listing of domestic enterprises shall be stored within the territory of China. Those that need to transmit working papers outbound shall go through examination and approval formalities in accordance with the relevant provisions of the State, and (b) the relevant domestic enterprise, securities firms and securities service agencies shall obtain the consent of the CSRC or the relevant administrative authorities prior to cooperating in the inspection or investigation carried out by the overseas securities regulator or relevant administrative authorities or providing documents and materials for cooperating in the inspection or investigation. The Provisions further provide that, where the overseas securities regulator and the relevant competent authorities request to conduct inspection or investigation to collect evidence from a domestic enterprise and the domestic securities firms and securities service agencies providing corresponding services regarding the overseas offering and listing activities of the domestic enterprise, the inspection or investigation shall be carried out under the cross-border regulatory cooperation mechanism, and the CSRC or the relevant authorities shall provide the requisite assistance pursuant to the bilateral and multilateral cooperation mechanism. Given that the Statement of Protocol and the Provisions have just been issued and that official guidance and related implementation rules of the Provisions have not been issued and the Provisions may be subject to further clarifications during subsequent implementation, should PRC authorities obstruct or otherwise fail to facilitate the PCAOB’s access in the future, the PCAOB may consider the need to issue a new determination. However, should PRC authorities obstruct or otherwise fail to facilitate the PCAOB’s access in the future, the PCAOB may consider the need to issue a new determination.

Our auditor, HTL International, LLC, the independent registered public accounting firm that issues the audit report included elsewhere in this prospectus, as an auditor of companies that are traded publicly in the U.S. and a firm registered with the PCAOB, is subject to laws in the U.S. pursuant to which the PCAOB conducts regular inspections to assess our auditor’s compliance with the applicable professional standards. Our auditor is headquartered in Houston, and is subject to inspection by the PCAOB on a regular basis. Therefore, it is not subject to the determinations announced by the PCAOB on December 16, 2021, as it is not on the list published by the PCAOB. However, in the event the PRC authorities would further strengthen regulations over auditing work of Chinese companies listed on the U.S. stock exchanges, which would prohibit our current auditor to perform work in China, then we would need to change our auditor and the audit workpapers prepared by our new auditor may not be inspected by the PCAOB without the approval of the PRC authorities, in which case the PCAOB may not be able to fully evaluate the audit or the auditors’ quality control procedures. Furthermore, due to the recent developments in connection with the implementation of the HFCA Act, we cannot assure you whether the SEC, Nasdaq or other regulatory authorities would apply additional and more stringent criteria to us after considering the effectiveness of our auditor’s audit procedures and quality control procedures, adequacy of personnel and training, or sufficiency of resources, geographic reach or experience as it relates to the audit of our financial statements. The requirement in the Accelerating HFCA Act that the PCAOB be permitted to inspect the issuer’s public accounting firm within two consecutive years, may result in our delisting in the future if the PCAOB is unable to inspect our accounting firm at such future time.

As of April 12, 2022, 23 China-based companies have been identified by SEC and were given 15 business days to submit opinion. The identification occurred after these companies have filed their annual reports to the SEC and subsequently, share prices of them plunged. As such, it is possible that we will be identified by SEC and the value of our Class A ordinary shares may be materially adversely affected.

The approval of and the filing with the CSRC or other Chinese government authorities may be required in connection with our future offshore offerings under PRC law, and, if required, we cannot predict whether or for how long we will be able to obtain such approval or complete such filing.

Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, or the M&A Rules, adopted by six PRC regulatory agencies on September 8, 2006 and amended on June 22, 2009, require that offshore special purpose vehicles that are controlled by PRC companies or individuals and that have been formed for overseas listing purposes through acquisitions of PRC domestic interest held by such PRC companies or individuals, to obtain the approval of CSRC prior to publicly listing their securities on an overseas stock exchange. Under the current PRC laws and regulations, and as advised by our PRC counsel, Jingtian & Gongcheng, based on its understanding of the current PRC laws and regulations, as the CSRC currently has not issued any definitive rule or interpretation concerning whether offerings such as this offering contemplated by us are subject to the M&A Rules, we do not expect that this offering will trigger MOFCOM pre-notification under the above-mentioned circumstances or any review by other PRC government authorities under the M&A Rules. However, the interpretation and application of the regulations may change. If the CSRC approval under the M&A Rules is required, it is uncertain whether we can or how long it will take us to obtain the approval and, even if we obtain such CSRC approval, the approval could be rescinded. Any failure to obtain or delay in obtaining the CSRC approval for any of our offshore offerings, or a rescission of such approval if obtained, would subject us to sanctions imposed by the CSRC or other PRC regulatory authorities, which could include fines and penalties on our operations in China, restrictions or limitations on our ability to pay dividends outside of China, and other forms of sanctions that may materially and adversely affect our business, financial condition, and results of operations.

On July 6, 2021, the relevant Chinese government authorities issued Opinions on Strictly Cracking Down Illegal Securities Activities in Accordance with the Law. These opinions emphasized the need to strengthen the administration over illegal securities activities and the supervision on overseas listings by China-based companies and proposed to take effective measures, such as promoting the construction of relevant regulatory systems to deal with the risks and incidents faced by China-based overseas-listed companies.

On February 17, 2023, the CSRC promulgated the Trial Measures and five supporting guidelines, which became effective on March 31, 2023. According to the Trial Measures, among other requirements, (1) domestic companies that seek to offer or list securities overseas, both directly and indirectly, should fulfil the filing procedures with the CSRC; if a domestic company fails to complete the filing procedure, such domestic company may be subject to administrative penalties; (2) if the issuer meets both of the following conditions, the overseas offering and listing shall be determined as an indirect overseas offering and listing by a domestic company: (i) any of the total assets, net assets, revenues or profits of the domestic operating entities of the issuer in the most recent accounting year accounts for more than 50% of the corresponding figure in the issuer’s audited combined financial statements for the same period; (ii) its major operational activities are carried out in China or its main places of business are located in China, or the senior managers in charge of operation and management of the issuer are mostly Chinese citizens or are domiciled in China; and (3) where a domestic company seeks to indirectly offer and list securities in an overseas market, the issuer shall designate a major domestic operating entity responsible for all filing procedures with the CSRC, and such filings shall be submitted to the CSRC within three business days after the submission of the overseas offering and listing application.

On the same day, the CSRC also held a press conference for the release of the Trial Measures and issued the Notice on Administration for the Filing of Overseas Offering and Listing by Domestic Companies, which clarifies that (1) on or prior to the effective date of the Trial Measures, domestic companies that have already submitted valid applications for overseas offering and listing but have not obtained approval from overseas regulatory authorities or stock exchanges may reasonably arrange the timing for submitting their filing applications with the CSRC, and must complete the filing before the completion of their overseas offering and listing; and (2) a six-month transition period will be granted to domestic companies which, prior to the effective date of the Trial Measures, have already obtained the approval from overseas regulatory authorities or stock exchanges, but have not completed the indirect overseas listing; if domestic companies fail to complete the overseas listing within such six-month transition period, they shall file with the CSRC according to the requirements. As advised by our PRC legal counsel, Jingtian & Gongcheng, we will be required to file with the CSRC in accordance with the Trial Measures with respect to the offering and must complete the filing before the completion of our overseas offering and listing. On December 26, 2024, we have made our initial filing with CSRC in accordance with the Trial Measures. As of the date of this prospectus, we have received the first round of comments from CSRC on March 11, 2025, and submitted supplementary materials to CSRC on April 18, 2025. Our filing with CSRC is still under review. Our offering will be contingent upon the completion of the filing procedures, and we are actively preparing our filing with the CSRC in accordance with the Trial Measures. However, we cannot assure you that we will be able to complete such filings in a timely manner, or even at all. Any failure by us to comply with such filing requirements under the Trial Measures may result in an order to rectify, warnings and fines against us and could materially hinder our ability to offer or to continue to offer our securities, and the securities being offered to substantially decline in value and become worthless.

On February 24, 2023, the CSRC, Ministry of Finance of the PRC, National Administration of State Secrets Protection and National Archives Administration of China promulgated the Provisions on Strengthening Confidentiality and Archives Administration of Overseas Securities Offering and Listing by Domestic Companies, or the Archives Rules, which took effect on March 31, 2023. Pursuant to the Archives Rules, domestic companies that seek for overseas offering and listing shall strictly abide by applicable laws and regulations of the PRC and the Archives Rules, enhance legal awareness of keeping state secrets and strengthening archives administration, institute a sound confidentiality and archives administration system, and take necessary measures to fulfill confidentiality and archives administration obligations. Such domestic companies shall not leak any state secret and working secret of government agencies, or harm national security and public interest. Furthermore, a domestic company that plans to, either directly or through its overseas listed entity, publicly disclose or provide to relevant individuals or entities including securities companies, securities service providers and overseas regulators, any document and materials that contain state secrets or working secrets of government agencies, shall first obtain approval from competent authorities according to law, and file with the secrecy administrative department at the same level. Moreover, a domestic company that plans to, either directly or through its overseas listed entity, publicly disclose or provide to relevant individuals and entities including securities companies, securities service providers and overseas regulators, any other documents and materials that, if leaked, will be detrimental to national security or public interest, shall strictly fulfill relevant procedures stipulated by applicable national regulations. The Archives Rules also stipulate that a domestic company that provides accounting archives or copies of accounting archives to any entities including securities companies, securities service providers and overseas regulators and individuals shall fulfill due procedures in compliance with applicable national regulations. As we do not plan to leak any state secret and working secret of government agencies, or harm national security or public interest in connection with provision of documents, materials and accounting archives, we believe we may not be required to obtain relevant approval or file with the secrecy administrative department in accordance with the Archives Rules with respect to the offering. However, as the Archives Rules was newly published, there are substantial possible changes as to the implementation and interpretation, and if we are required to perform additional procedures in connection with the provision of accounting archives or other documents, we cannot assure you that we will be able to fulfill such procedures in a timely manner, or even at all. Any failure by us to comply with the Archives Rules may materially adversely affect our ability to offer securities to investors.

On September 6, 2024, the NDRC and the Ministry of Commerce jointly issued Special Administrative Measures (Negative List) for the Access of Foreign Investment (2024), or the 2024 Negative List, which became effective on November 1, 2024. Pursuant to the Special Administrative Measures, if a PRC company engaging in the prohibited business stipulated in the 2024 Negative List seeks an overseas offering and listing, it shall obtain the approval from the competent governmental authorities. Besides, the foreign investors of the issuer shall not be involved in the company’s operation and management, and their shareholding percentages shall be subject, mutatis mutandis, to the relevant regulations on the domestic securities investments by foreign investors. As advised by our PRC counsel, Jingtian & Gongcheng, to their best knowledge of our operations, we are not involved in the prohibited business as stipulated in the 2024 Negative List. However, it is unclear as to whether and to what extent we will be subject to these requirements. As of the date of the prospectus, we have not received any formal inquiry, notice, warning, sanction, or any regulatory objection with respect to this offering. If we are required to comply with these requirements and fail to do so on a timely basis, if at all, our business operation, financial conditions and business prospect may be adversely and materially affected.

In addition, we cannot assure you that any new rules or regulations promulgated in the future will not impose additional requirements on us. Any failure to obtain or delay in obtaining such approval or completing such filing procedures for our offshore offerings, or a rescission of any such approval or filing if obtained by us, would subject us to sanctions by the PRC regulatory authorities for failure to seek approval or filing or other government authorization for our offshore offerings. These regulatory authorities may impose fines and penalties on our operations in China, limit our ability to pay dividends outside of China, limit our operating privileges in China, delay or restrict the repatriation of the proceeds from our offshore offerings into China or take other actions that could materially and adversely affect our business, financial condition, results of operations, and prospects, as well as the trading price of our listed securities. The PRC regulatory authorities also may take actions requiring us, or making it advisable for us, to halt our offshore offerings before settlement and delivery of the shares offered. Consequently, if investors engage in market trading or other activities in anticipation of and prior to settlement and delivery, they do so at the risk that settlement and delivery may not occur. Any possible changes or negative publicity regarding such requirement could materially and adversely affect our business, prospects, financial condition, reputation, and the trading price of our listed securities.

We are subject to a variety of laws and regulations regarding cybersecurity and data protection, and any failure to comply with applicable laws and regulations, including improper use or appropriation of personal information provided directly or indirectly by our customers or end customers, could have a material adverse effect on our business, financial condition and results of operations.

We may become subject to a variety of laws and regulations in the PRC regarding privacy, data security, cybersecurity, and data protection. These laws and regulations are continuously evolving and developing.

The integrity and protection of our customers, employees and company data is critical to our business. Our customers and employees expect that we will adequately protect their personal information. We are required by applicable laws to keep this personal information strictly confidential and to take adequate security measures to safeguard such information.

On December 28, 2021, the Chinese government promulgated amended Cybersecurity Review Measures (the “2022 Cybersecurity Review Measures”), which came into effect on February 15, 2022. According to the 2022 Cybersecurity Review Measures, (i) critical information infrastructure operators that purchase network products and services and internet platform operators that conduct data processing activities shall be subject to cybersecurity review in accordance with the 2022 Cybersecurity Review Measures if such activities affect or may affect national security; and (ii) internet platform operators holding personal information of more than one million customers and seeking to have their securities list on a stock exchange in a foreign country shall file for cybersecurity review with the Cybersecurity Review Office. As of the date of this prospectus, neither we nor any of our PRC subsidiaries has been informed by any Chinese governmental authority that we or any of our PRC subsidiaries is a “critical information infrastructure operator.” We believe that neither we nor any of our PRC subsidiaries qualifies as a critical information infrastructure operator. As of the date of this prospectus, we are not involved in any business of such nature.

On September 24, 2024, State Council released Regulation on Network Data Security Management, which came into effect on January 1, 2025. Under the Regulation on Network Data Security Management, (i) network data processors that process personal information exceeding 10 million shall fulfill their important data security protection responsibilities and important data processor are subject to reporting obligations as important data processors; (ii) a processor of important data shall conduct an annual risk assessment of its data processing activities, and submit risk assessment reports to the appropriate department at or above the provincial level; and (iii) where the security of important data may be affected due to the business combination, division, dissolution, or bankruptcy, among others, of a processor of important data, the processor shall take measures to ensure network data security and report to above the provincial level.

As of the date of this prospectus, neither we nor any of our PRC subsidiaries has been required by any Chinese governmental authority to apply for cybersecurity review, nor have we or any of our PRC subsidiaries received any inquiry, notice, warning, sanction in such respect or been denied permission from any PRC regulatory authority to list on U.S. exchanges. As of the date of this prospectus, based on the facts that (i) we possess personal information of less than 1 million users in the PRC, and do not qualify as a critical information infrastructure operator or possess any core data or important data of the PRC or any information, which affects or may affect national security of the PRC; and (ii) we have not been informed by any governmental authority of mainland China of any requirement to file for a cybersecurity review, we believe that, as advised by our PRC legal counsel, Jingtian & Gongcheng, neither us nor any of our PRC subsidiaries is subject to the cybersecurity review with respect to the offering of our securities or the business operations of our PRC subsidiaries by the CAC under the 2022 Cybersecurity Review Measures. However, our PRC legal counsel has further advised us its opinions summarized above are subject to any new laws, rules and regulations or detailed implementations and interpretations in any form relating to the 2022 Cybersecurity Review Measures and Regulation on Network Data Security Management, and our PRC legal counsel cannot exclude the possibility that the Chinese governmental authorities might, from time to time, further clarify or interpret 2022 Cybersecurity Review Measures in writing or orally and require the cybersecurity review for the offering. To obtain clear instructions from the governmental authority, we are actively communicating with CAC to confirm the conclusion that we are not required to apply for the cybersecurity review. We cannot assure you that we or any of our PRC subsidiaries will not be deemed to be subject to PRC cybersecurity review requirements under the 2022 Cybersecurity Review Measures or Regulation on Network Data Security Management as a critical information infrastructure operator or an internet platform operator that is engaged in data processing activities that affect or may affect national security or holds personal information of more than one million customers, nor can we assure you that we or our PRC subsidiaries would be able to pass such review. Furthermore, if we or any of our PRC subsidiaries fails to receive any requisite permission or approval from the CAC for the business operations of our PRC subsidiaries, or the waiver for such permission or approval, in a timely manner, or at all, or inadvertently concludes that such permission or approval is not required, or if applicable laws, regulations or interpretations change and obligate us to obtain such permission or approvals in the future, we or our PRC subsidiaries may be subject to fines, suspension of business, website closure, revocation of business licenses or other penalties, as well as reputational damage or legal proceedings or actions against us, which may have a material adverse effect on our business, financial condition or results of operations. In addition, we could become subject to enhanced cybersecurity review or investigations launched by PRC regulators in the future pursuant to new laws, regulations or policies. Any failure or delay in the completion of the cybersecurity review procedures or any other non-compliance with applicable laws and regulations may result in fines, suspension of business, website closure, revocation of business licenses or other penalties, as well as reputational damage or legal proceedings or actions against us, which may have a material adverse effect on our business, financial condition or results of operations.

On June 10, 2021, the Standing Committee of the National People’s Congress of the PRC, promulgated the PRC Data Security Law, which became effective in September 2021. The PRC Data Security Law imposes data security and privacy obligations on entities and individuals carrying out data activities, and introduces a data classification and hierarchical protection system based on the importance of data in economic and social development and the degree of harm it will cause to national security, public interests or the rights and interests of individuals or organizations when such data is tampered with, destroyed, leaked or illegally acquired or used. The PRC Data Security Law also provides for a national security review procedure for data activities that may affect national security and imposes export restrictions on certain data and information. On August 20, 2021, the Standing Committee of the National People’s Congress promulgated the Personal Information Protection Law, effective November 1, 2021. The Personal Information Protection Law clarifies the definition of personal information, which excludes information that has been anonymized, and the required procedures for personal information processing, the obligations of personal information processors, and individuals’ personal information rights and interests. The Personal Information Protection Law provides that, among other things, (i) the processing of personal information is only permissible under certain circumstances, such as prior consent from the subject individual, fulfillment of contractual and legal obligations, furtherance of public interests or other circumstances prescribed by laws and regulations; (ii) the collection of personal information should be conducted in a disciplined manner with as little impact on individuals’ rights and interests as possible; and (iii) excessive collection of personal information is prohibited. In particular, the Personal Information Protection Law provides that personal information processors should ensure the transparency and fairness of automated decision-making based on personal information, refrain from offering unreasonably differentiated transaction terms to different individuals and, when sending commercial promotions or information updates to individuals selected through automated decision-making, simultaneously offer such individuals an option not based on such individuals’ specific characteristics or a more convenient way for such individuals to turn off such promotions.

On July 7, 2022, the CAC promulgated the Measures for the Security Assessment of Outbound Data Transfer, or the Data Transfer Measures, which became effective on September 1, 2022, pursuant to which, to provide data abroad under any of the following circumstances, a data processor shall apply to the national cyberspace administration for the security assessment of the outbound data transfer through the local provincial cyberspace administration. As of the date of this prospectus, the data collected and generated in our business does not have a bearing on national security, economic operation, social stability, public health and security, among others, and thus may not be classified as important data by the authorities, and, neither we nor any of our PRC subsidiaries have ever provided any personal information collected and generated in the operations within the territory of the PRC to overseas recipients. Given the abovementioned facts, we do not believe that we or any of our PRC subsidiaries is engaged in any activity that is subject to security assessment as outlined in the Data Transfer Measures. However, we cannot assure you that the activities we or any of our PRC subsidiaries engaging in will not be deemed to be subject to PRC security assessment as stipulated in the Data Transfer Measures in the future, nor can we assure you that we or our PRC subsidiaries would be able to pass such assessment. The promulgation of the above-mentioned laws and regulations indicates heightened regulatory scrutiny from PRC regulatory authorities in areas such as data security and personal information protection.

We cannot assure you that we or our PRC subsidiaries will be able to comply with such regulations in all respects, and we or our PRC subsidiaries may be ordered to rectify or terminate any actions that are deemed illegal by regulatory authorities. In addition, while our PRC subsidiaries take various measures to comply with all applicable data privacy and protection laws and regulations, there is no guarantee that our current security measures, operation and those of our third-party service providers may always be adequate for the protection of our customers, employee or company data against security breaches, cyberattacks or other unauthorized access, which could result in loss or misuse of such data, interruptions to our service system, diminished customer experience, loss of customer confidence and trust and impairment of our technology infrastructure and harm our reputation and business, resulting in fines, penalties and potential lawsuits.

As of the date of this prospectus, our Hong Kong subsidiary has not collected, stored, or managed any personal data and remains as a shareholding vehicle which does not conduct any actual business operation in Hong Kong. Therefore, we concluded that currently we do not expect that laws and regulations in mainland China on data security, data protection, or cybersecurity to be applied to our Hong Kong subsidiary or that the oversight of the CAC will be extended to its operations outside of mainland China. In Hong Kong, the Personal Data (Privacy) Ordinance (Chapter 486, Laws of Hong Kong), or the PDPO, applies to data users who control the collection, holding, processing or use of personal data in Hong Kong. These data users shall not do any act, or engage in a practice, that contravenes any of the data protection principles, or DPP, set out in Schedule 1 to the PDPO. DPP set out that (1) personal data must be collected in a lawful and fair way, for a purpose directly related to a function or activity of the data user. Data subjects must be notified of the purpose for which the data is to be used for and the classes of persons to whom the data may be transferred. Data collected should be adequate but not excessive; (2) personal data must be accurate and should not be kept for a period longer than necessary for the fulfilment of the purpose for which the data is or is to be used; (3) personal data must be used for the purpose for which the data is collected or for a directly related purpose unless voluntary and explicit consent with a new purpose is obtained from the data subject; (4) a data user shall take practicable steps to safeguard any personal data held against unauthorized or accidental access, processing, erasure, loss or use; (5) a data user shall take practicable steps to ensure that its policies and practices in relation to personal data, the kind of personal data it holds and the main purposes for which the personal data is or is to be used for are made known to the public; and (6) a data shall be entitled to request access to personal data and must be allowed to correct the personal data if it is inaccurate. PDPO or DPP have minimal impact, if not none, to us currently given that we do not collect, hold, process or use personal data in Hong Kong. In case our future business operations involve these activities, our Hong Kong subsidiary will be subject to the general requirements under the PDPO including the need to obtain the prescribed consent of the data subject and to take all practicable steps to protect the personal data held by data users against unauthorized or accidental access, loss or use. Breaches of the PDPO may lead to a variety of civil and criminal sanctions including fines. In addition, data subjects have a right to bring proceedings in court to seek compensation for damage. Our Hong Kong subsidiary has not received any notice, warning, sanction, or any regulatory objection for any breach of data security laws and regulations in Hong Kong. However, we cannot guarantee that we are, or will be, in compliance with all applicable international regulations as they are enforced now or as they evolve.

You may experience difficulties in effecting service of legal process, enforcing foreign judgments or bringing actions in China against us or our management named in the prospectus based on foreign laws.

We are an exempted company incorporated under the laws of the Cayman Islands. However, we conduct substantially all of our operations in China and substantially all of our assets are located in China. In addition, most of our management members reside within China for a significant portion of the time and many of them are PRC nationals. As a result, it may be difficult for you to effect service of process upon us or our management named in the prospectus inside mainland China. It may also be difficult for you to enforce in U.S. courts of the judgments obtained in U.S. courts based on the civil liability provisions of the U.S. federal securities laws against us and our officers and directors as none of them currently resides in the U.S. or has substantial assets located in the U.S. In addition, there is uncertainty as to whether the courts of the Cayman Islands or the PRC would recognize or enforce judgments of U.S. courts against us or such persons predicated upon the civil liability provisions of the securities laws of the U.S. or any state.

The recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law and other applicable laws, regulations and interpretations based either on treaties between China and the country where the judgment is made or on principles of reciprocity between jurisdictions. In addition, according to the PRC Civil Procedures Law, the PRC courts will not enforce a foreign judgment against us or our directors and officers if they decide that the judgment violates the basic principles of PRC laws or national sovereignty, security or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the U.S. Furthermore, class action lawsuits, which are available in the U.S. for investors to seek remedies, are generally uncommon in China.

You may incur additional costs and procedural obstacles in effecting service of legal process, enforcing foreign judgments or bringing actions in Hong Kong against us or our management named in this prospectus based on Hong Kong laws.

We only have one wholly owned subsidiary in Hong Kong, World Road Tech Limited, which beneficially owns 100% of the equity interest in WFOE. You may incur additional costs and procedural obstacles in effecting service of legal process, enforcing foreign judgments or bringing actions in Hong Kong against us or our management named in the prospectus, as judgments entered in the U.S. can be enforced in Hong Kong only at common law. If you want to enforce a judgment of the U.S. in Hong Kong, it must be a final judgment conclusive upon the merits of the claim, for a liquidated amount in a civil matter and not in respect of taxes, fines, penalties, or similar charges, the proceedings in which the judgment was obtained were not contrary to natural justice, and the enforcement of the judgment is not contrary to public policy of Hong Kong. Such a judgment must be for a fixed sum and must also come from a “competent” court as determined by the private international law rules applied by the Hong Kong courts.

Furthermore, foreign judgments of the U.S. courts will not be directly enforced in Hong Kong as there are currently no treaties or other arrangements providing for reciprocal enforcement of foreign judgments between Hong Kong and the U.S. However, the common law permits an action to be brought upon a foreign judgment. That is to say, a foreign judgment itself may form the basis of a cause of action since the judgment may be regarded as creating a debt between the parties to it. In a common law action for enforcement of a foreign judgment in Hong Kong, the enforcement is subject to various conditions, including but not limited to, that the foreign judgment is a final judgment conclusive upon the merits of the claim, the judgment is for a liquidated amount in civil matter and not in respect of taxes, fines, penalties, or similar charges, the proceedings in which the judgment was obtained were not contrary to natural justice, and the enforcement of the judgment is not contrary to public policy of Hong Kong. Such a judgment must be for a fixed sum and must also come from a “competent” court as determined by the private international law rules applied by the Hong Kong courts. The defenses that are available to a defendant in a common law action brought on the basis of a foreign judgment include lack of jurisdiction, breach of natural justice, fraud, and contrary to public policy. However, a separate legal action for debt must be commenced in Hong Kong in order to recover such debt from the judgment debtor. As a result, subject to the conditions with regard to enforcement of judgments of United States courts being met, including but not limited to the above, a foreign judgment of United States of civil liabilities predicated solely upon the federal securities laws of the U.S. or the securities laws of any State or territory within the U.S. could be enforceable in Hong Kong.

It may be difficult for overseas regulators to conduct investigations or collect evidence within China.

Shareholder claims or regulatory investigation that are common in the U.S. generally are difficult to pursue as a matter of law or practicality in China. For example, in China, there are significant legal and other obstacles to providing information needed for regulatory investigations or litigation initiated outside China. Although the authorities in China may establish a regulatory cooperation mechanism with the securities regulatory authorities of another country or region to implement cross-border supervision and administration, such cooperation with the securities regulatory authorities in the Unities States may not be efficient in the absence of mutual and practical cooperation mechanism. Furthermore, according to Article 177 of the PRC Securities Law, which became effective in March 2020 (“Article 177”), no overseas securities regulator is allowed to directly conduct investigation or evidence collection activities within the territory of the PRC. In addition, entities or individuals are prohibited from providing documents and information in connection with any securities business activities to any organizations and/or persons aboard without the prior consent of the securities regulatory authority of the State Council and the competent departments of the State Council. Article 26 of the Trial Measures, or the Article 26, which was issued by the CSRC on February 17, 2023 and has come into effect on March 31, 2023, sets out that where an overseas securities regulatory agency intends to conduct investigation and evidence collection regarding overseas offering and listing activities by a domestic company, and request assistance of the CSRC under relevant cross-border securities regulatory cooperation mechanisms, the CSRC may provide necessary assistance in accordance with law. Any domestic entity or individual providing documents and materials requested by an overseas securities regulatory agency out of investigative or evidence collection purposes shall not provide such information without prior approval from the CSRC and competent authorities under the State Council. In addition, Article 11 of the Provisions on Strengthening Confidentiality and Archives Administration in Respect of Overseas Issuance and Listing of Securities by Domestic Enterprises, or the Article 11, which was jointly issued by the CSRC, the Ministry of Finance, the State Secrecy Administration and the State Archives Bureau on February 24, 2023 and came into effect on March 31, 2023, specifies that, (a) where the overseas securities regulator and the relevant competent authorities request to conduct inspections or investigations to collect evidence from a domestic enterprise and the domestic securities firms and securities service agencies providing corresponding services regarding the overseas offering and listing activities of the domestic enterprise, the inspection or investigation shall be carried out under the cross-border regulatory cooperation mechanism, and the CSRC or the relevant authorities shall provide the requisite assistance pursuant to the bilateral and multilateral cooperation mechanism, and (b) relevant domestic companies, securities firms and securities service agencies shall obtain the consent of the CSRC or the relevant administrative authorities prior to cooperating in the inspection or investigation carried out by the overseas securities regulator or relevant administrative authorities or providing documents and materials for cooperating in the inspection or investigation. While detailed interpretation of or implementation rules under Article 177, Article 26 and Article 11 have yet to be promulgated, the inability for an overseas securities regulator to directly conduct investigation or evidence collection activities within China may further increase difficulties faced by you in protecting your interests. See also “—Risks Relating to Our Class A Ordinary Shares and This Offering—You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited, because we are incorporated under Cayman Islands law” for risks associated with investing in us as a Cayman Islands company.”

It may be difficult for overseas shareholders and/or regulators to conduct investigations or collect evidence within Hong Kong.

The Securities and Futures Commission of Hong Kong (“SFC”) is a signatory to the International Organization of Securities Commissions Multilateral Memorandum of Understanding (“MMOU”), which provides for mutual investigatory and other assistance and exchange of information between securities regulators around the world, including the SEC. This is also reflected in section 186 of the Securities and Futures Ordinance (“SFO”) which empowers the SFC to exercise its investigatory powers to obtain information and documents requested by non-Hong Kong regulators, and section 378 of the SFO which allows the SFC to share confidential information and documents in its possession with such regulators. However, there is no assurance that such cooperation will materialize, or if it does, whether it will adequately address any efforts to investigate or collect evidence to the extent that may be sought by the U.S. regulators.

If we are classified as a PRC resident enterprise for PRC income tax purposes, such classification could result in unfavorable tax consequences to us and our non-PRC shareholders.

Under the PRC Enterprise Income Tax Law and its implementation rules, an enterprise established outside of the PRC with “de facto management body” within China is considered a “resident enterprise” and will be subject to the enterprise income tax on its global income at the rate of 25%. The implementation rules define the term “de facto management body” as the body that exercises full and substantial control and overall management over the business, productions, personnel, accounts and properties of an enterprise. The Notice Regarding the Determination of Chinese-Controlled Offshore-Incorporated Enterprises as PRC Tax Resident Enterprises on the Basis of De Facto Management Bodies, which was issued by the State Administration of Taxation on April 22, 2009 and further amended on December 29, 2017, or Circular 82, provides certain specific criteria for determining whether the “de facto management body” of a PRC-controlled enterprise that is incorporated offshore is located in China. Although Circular 82 only applies to offshore enterprises controlled by PRC enterprises or PRC enterprise groups, not those controlled by PRC individuals or foreigners, the criteria set forth in the circular may reflect the State Administration of Taxation’s general position on how the “de facto management body” text should be applied in determining the tax resident status of all offshore enterprises. According to Circular 82, an offshore incorporated enterprise controlled by a PRC enterprise or a PRC enterprise group will be regarded as a PRC tax resident by virtue of having its “de facto management body” in China and will be subject to PRC enterprise income tax on its global income only if all of the following conditions are met: (i) the primary location of the day-to-day operational management is in the PRC; (ii) decisions relating to the enterprise’s financial and human resource matters are made or are subject to approval by organizations or personnel in the PRC; (iii) the enterprise’s primary assets, accounting books and records, company seals, and board and shareholder resolutions, are located or maintained in the PRC; and (iv) at least 50% of voting board members or senior executives habitually reside in the PRC.

We believe none of our entities outside of China is a PRC resident enterprise for PRC tax purposes. However, the tax resident status of an enterprise is subject to determination by the PRC tax authorities and the interpretation of the term “de facto management body” may change. If the PRC tax authorities determine that we are a PRC resident enterprise for enterprise income tax purposes, we could be subject to PRC tax at a rate of 25% on our worldwide income, subject to any reduction set forth in applicable tax treaties. Furthermore, if we are deemed a PRC resident enterprise, dividends payable to our non-PRC individual shareholders and any gain realized on the transfer of Class A ordinary shares by such shareholders may be subject to PRC tax at a rate of 10% in the case of non-PRC resident enterprises or a rate of 20% in the case of non-PRC individuals unless a reduced rate is available under an applicable tax treaty. It is unclear whether non-PRC shareholders of our Company would be able to claim the benefits of any tax treaties between their country or area of tax residence and the PRC in the event that we are treated as a PRC resident enterprise. Any such tax may reduce the returns on your investment in the Class A ordinary shares.

We may bear tax obligations with respect to indirect transfer of equity interests in PRC resident enterprises by their non-PRC holding companies.

We may bear tax obligations regarding the reporting on and consequences of private equity financing transactions involving the transfer and exchange of shares in our Company by non-resident investors in the future. In February 2015, the State Administration of Taxation issued the Bulletin on Issues of Enterprise Income Tax on Indirect Transfers of Assets by Non-PRC Resident Enterprises, or Bulletin 7. Pursuant to Bulletin 7, an “indirect transfer” of PRC assets, including a transfer of equity interests in an unlisted non-PRC holding company of a PRC resident enterprise, by non-PRC resident enterprises may be re-characterized and treated as a direct transfer of the underlying PRC assets, if such arrangement does not have a reasonable commercial purpose and was established for the purpose of avoiding payment of PRC enterprise income tax. As a result, gains derived from such indirect transfer may be subject to PRC enterprise income tax, and the transferee or other person who is obligated to pay for the transfer is obligated to withhold the applicable taxes, currently at a rate of 10% for the transfer of equity interests in a PRC resident enterprise.

On October 17, 2017, the State Administration of Taxation issued the Announcement of the State Administration of Taxation on Issues Concerning the Withholding of Non-resident Enterprise Income Tax at Source, or Bulletin 37, which came into effect on December 1, 2017 and was most-recently amended on June 15, 2018. Bulletin 37 further clarifies the practice and procedure of the withholding of non-resident enterprise income tax. We may bear tax obligations on the reporting and consequences of potential future private equity financing transactions, share exchanges or other transactions involving the transfer of shares in our Company by investors that are non-PRC resident enterprises. The PRC tax authorities may pursue such non-resident enterprises with respect to a filing or the transferees with respect to withholding obligation, and request our PRC subsidiaries to assist in the filing. As a result, we and non-resident enterprises in such transactions may become at risk of being subject to filing obligations or being taxed under Bulletin 7 and Bulletin 37, and may be required to expend valuable resources to comply with them or to establish that we and our non-resident enterprises should not be taxed under these regulations, which may have a material adverse effect on our financial condition and results of operations.

The PRC tax authorities have the discretion under Bulletin 7 to make adjustments to the taxable capital gains based on the difference between the fair value of the taxable assets transferred and the cost of investment. If the PRC tax authorities make adjustments to the taxable income of the transactions under Bulletin 7, our income tax costs associated with such transactions will be increased, which may have an adverse effect on our financial condition and results of operations. We cannot assure you that the PRC tax authorities will not adjust any capital gains and impose tax return filing obligations on us or require us to provide assistance to them for the investigation of any transactions we were involved in. Heightened scrutiny over acquisition transactions by the PRC tax authorities may have a negative impact on potential acquisitions we may pursue in the future.

If our preferential tax treatments are revoked or become unavailable or if the calculation of our tax liability is successfully challenged by the PRC tax authorities, we may be required to pay tax, interest and penalties in excess of our tax provisions.

The Chinese government has provided various tax incentives to our PRC subsidiaries, primarily in the form of reduced enterprise income tax rates. For example, under the Enterprise Income Tax Law and its implementation rules, the statutory enterprise income tax rate is 25%. However, the income tax of an enterprise that has been determined to be a small low-profit enterprise can be reduced to a preferential rate of 20% on 12.5% of its taxable income with respect to the portion of the annual taxable income that does not exceed RMB1.0 million. In addition, certain of our PRC subsidiaries enjoy preferential tax treatment. Any increase in the enterprise income tax rate applicable to our PRC subsidiaries in China, or any discontinuation, retroactive or future reduction or refund of any of the preferential tax treatments and local government subsidies currently enjoyed by our PRC subsidiaries in China, could adversely affect our business, financial condition and results of operations.

Further, in the ordinary course of our business, we are subject to complex income tax and other tax regulations, and significant judgment is required in the determination of a provision for income taxes. Although we believe our tax provisions are reasonable, if the PRC tax authorities successfully challenge our position and we are required to pay tax, interest and penalties in excess of our tax provisions, our financial condition and results of operations would be materially and adversely affected.

Failure to make adequate contributions to various employee benefit plans as required by PRC regulations or comply with laws and regulations on other employment practices may subject us to penalties.

Companies operating in China are required to participate in various government sponsored employee benefit plans, including certain social insurance, housing provident funds and other welfare-oriented payment obligations, and contribute to the plans in amounts equal to certain percentages of salaries, including bonuses and allowances, of our employees up to a maximum amount specified by the local government from time to time at locations where we operate our businesses. The requirement of employee benefit plans has not been implemented consistently by the local governments in China given the different levels of economic development in different locations. Currently, our PRC subsidiaries are making contributions to the plans based on the minimum standards as required by law for most employees. With respect to the underpaid or unpaid employee benefits, we may be required to complete registrations, make up the contributions for these plans as well as to pay late fees and fines. If we are subject to late fees or fines in relation to the underpaid or unpaid employee benefits, our financial condition and results of operations may be adversely affected. We may also be subject to regulatory investigations and other penalties if our other employment practices are deemed to be in violation of relevant PRC laws and regulations.

The enforcement of the PRC Labor Contract Law and other labor-related regulations in the PRC may subject us to penalties or liabilities.

The PRC Labor Contract Law, which was enacted in 2007 and amended in 2012, introduced specific provisions related to fixed-term employment contracts, part-time employment, probationary periods, consultation with labor unions and employee assemblies, employment without a written contract, dismissal of employees, severance, and collective bargaining to enhance previous PRC labor laws. Under the Labor Contract Law, an employer is obligated to sign a non-fixed term labor contract with any employee who has worked for the employer for ten consecutive years. Further, if an employee requests or agrees to renew a fixed-term labor contract that has already been entered into twice consecutively, the resulting contract, with certain exceptions, must have non-fixed term. With certain exceptions, an employer must pay severance to an employee where a labor contract is terminated or expires. In addition, the Chinese governmental authorities have continued to introduce various new labor-related regulations since the effectiveness of the Labor Contract Law.

These laws and regulations designed to enhance labor protection tend to increase our labor costs. In addition, as the interpretation and implementation of these regulations are still evolving, our employment practices may not be at all times deemed in compliance with the regulations. As a result, we could be subject to penalties or incur significant liabilities in connection with labor disputes or investigations.

The Regulations on Mergers and Acquisitions of Domestic Companies by Foreign Investors and certain other PRC regulations may make it more difficult for us to pursue growth through acquisitions.

The Regulations on Mergers and Acquisitions of Domestic Companies by Foreign Investors, or the M&A Rules, adopted by six PRC regulatory agencies in 2006 and amended in 2009, and some other regulations and rules concerning mergers and acquisitions established complex procedures and requirements for acquisition of Chinese companies by foreign investors, including requirements in some instances that the Ministry of Commerce of the PRC be notified in advance of any change-of-control transaction in which a foreign investor takes control of a PRC domestic enterprise. Moreover, the Anti-Monopoly Law promulgated by the Standing Committee of the National People’s Congress, which became effective in 2008 and was recently amended in June 2022, requires that transactions which are deemed concentrations and involve parties with specified turnover thresholds must be cleared by the Ministry of Commerce before they can be completed. In addition, the Rules on Implementation of Security Review System for the Merger and Acquisitions of Domestic Enterprises by Foreign Investors issued by the Ministry of Commerce and became effective in September 2011 specify that mergers and acquisitions by foreign investors that raise “national defense and security” concerns and mergers and acquisitions through which foreign investors may acquire de facto control over domestic enterprises that raise “national security” concerns are subject to strict review by the Ministry of Commerce, and the rules prohibit any activities attempting to bypass a security review, including by structuring the transaction through a proxy or contractual control arrangement.

In the future, we may pursue potential strategic acquisitions that are complementary to our business and operations. Complying with the requirements of the above-mentioned regulations and other rules to complete such transactions could be time-consuming, and any required approval processes, including obtaining approval or clearance from the Ministry of Commerce, may delay or inhibit our ability to complete such transactions, which could affect our ability to expand our business or maintain our market share. Furthermore, according to the M&A Rules, if a PRC entity or individual plans to merge or acquire its related PRC entity through an overseas company legitimately incorporated or controlled by such entity or individual, such a merger and acquisition will be subject to examination and approval by the Ministry of Commerce. There is possibility that the PRC regulators may promulgate new rules or explanations requiring that we obtain approval of the Ministry of Commerce for our completed or ongoing mergers and acquisitions. There is no assurance that we can obtain such approval from the Ministry of Commerce for our mergers and acquisitions, and if we fail to obtain those approvals, we may be required to suspend our acquisition and be subject to penalties. Any possible changes regarding such approval requirements could have a material adverse effect on our business, results of operations and corporate structure.

PRC regulations relating to offshore investment activities by PRC residents may limit our PRC subsidiaries’ ability to change their registered capital or distribute profits to us or otherwise expose us or our PRC resident beneficial owners to liability and penalties under PRC laws. In addition, any failure to comply with PRC regulations with respect to registration requirements for offshore financing may subject us to legal or administrative sanctions.

In July 2014, the State Administration of Foreign Exchange (“SAFE”) promulgated the Circular on Relevant Issues Concerning Foreign Exchange Control on Domestic Residents’ Offshore Investment and Financing and Roundtrip Investment Through Special Purpose Vehicles, or SAFE Circular 37. SAFE Circular 37 requires PRC residents (including PRC individuals and PRC corporate entities as well as foreign individuals that are deemed as PRC residents for foreign exchange administration purpose) to register with SAFE or its local branches in connection with their direct or indirect offshore investment activities. SAFE Circular 37 further requires amendment to the SAFE registrations in the event of any changes with respect to the basic information of the offshore special purpose vehicle, such as change of a PRC individual shareholder, name and operation term, or any significant changes with respect to the offshore special purpose vehicle, such as increase or decrease of capital contribution, share transfer or exchange, or mergers or divisions. SAFE Circular 37 is applicable to our shareholders who are PRC residents and may be applicable to any offshore acquisitions that we make in the future.

Under these foreign exchange regulations, PRC residents who make, or have previously made, prior to the implementation of these foreign exchange regulations, direct or indirect investments in offshore companies are required to register those investments. In addition, any PRC resident who is a direct or indirect shareholder of an offshore company is required to update its previously filed SAFE registration, to reflect any material change involving its round-trip investment. If any PRC shareholder fails to make the required registration or update the previously filed registration, the PRC subsidiary of that offshore parent company may be restricted from distributing their profits and the proceeds from any reduction in capital, share transfer or liquidation to their offshore parent company, and the offshore parent company may also be restricted from injecting additional capital into its PRC subsidiary. Moreover, failure to comply with the various foreign exchange registration requirements described above could result in liability under PRC laws for evasion of applicable foreign exchange restrictions, including (i) the requirement by SAFE to return the foreign exchange remitted overseas or into the PRC within a period of time specified by SAFE, with a fine of up to 30% of the total amount of foreign exchange remitted overseas or into PRC and deemed to have been evasive or illegal and (ii) in circumstances involving serious violations, a fine of no less than 30% of and up to the total amount of remitted foreign exchange deemed evasive or illegal.

We are committed to complying with and to ensuring that our shareholders who are subject to these regulations will comply with the SAFE rules and regulations. In addition, we may not always be able to compel them to comply with SAFE Circular 37 or other related regulations. We cannot assure you that SAFE or its local branches will not release explicit requirements or interpret the PRC laws and regulations otherwise. We may not be fully informed of the identities of all our shareholders or beneficial owners who are PRC residents, and we cannot provide any assurance that all of our shareholders and beneficial owners who are PRC residents will comply with our request to make, obtain or update any applicable registrations or comply with other requirements under SAFE Circular 37 or other related rules in a timely manner.

Because there may be changes concerning the reconciliation of these foreign exchange regulations with other approval requirements, it is unclear how these regulations, and any future regulation concerning offshore or cross-border transactions, will be interpreted, amended and implemented by the governmental authorities. We cannot predict how these regulations will affect our business operations or future strategy. For example, we may be subject to a more stringent review and approval process with respect to our foreign exchange activities, such as remittance of dividends and foreign-currency-denominated borrowings, which may adversely affect our results of operations and financial condition. This may restrict our ability to implement our acquisition strategy and could adversely affect our business and prospects.

In addition, our offshore financing activities, such as the issuance of foreign debt, are also subject to PRC laws and regulations. In accordance with such laws and regulations, we may be required to complete filing and registration with the NDRC, prior to such activities. Failure to comply with the requirements may result in administrative meeting, warning, notification and other regulatory penalties and sanctions.

We may be materially adversely affected if our shareholders and beneficial owners who are PRC entities fail to comply with the PRC overseas investment regulations.

On December 26, 2017, the NDRC promulgated the Administrative Measures on Overseas Investments by Enterprises, which took effect as of March 1, 2018. According to this regulation, non-sensitive overseas investment projects are subject to record-filing requirements with the local branch of the NDRC. On September 6, 2014, the Ministry of Commerce promulgated the Administrative Measures on Overseas Investments, which took effect as of October 6, 2014. According to this regulation, overseas investments of PRC enterprises that involve non-sensitive countries and regions and non-sensitive industries are subject to record-filing requirements with a local branch Ministry of Commerce. According to the Circular of the State Administration of Foreign Exchange on Issuing the Regulations on Foreign Exchange Administration of the Overseas Direct Investment of Domestic Institutions, which was promulgated by the State Administration of Foreign Exchange, or SAFE, on July 13, 2009 and took effect on August 1, 2009, and Notice on Further Simplifying and Improving the Administration of the Foreign Exchange Concerning Direct Investment, which was promulgated by the SAFE on February 13, 2015 and took effect on June 1, 2015, PRC enterprises must register for overseas direct investment with a local SAFE branch or its authorized banks.

Certain of our current PRC corporate shareholders with a total shareholding of approximately 84.3901% have applied to the NDRC or its branch, and the Ministry of Commerce or its branch for overseas direct investment registration respectively but have not received the Overseas Investment Certificate for Enterprises or the Notification to Record-filing yet. In addition, we may not be fully informed of the identities of all our shareholders or beneficial owners who are PRC entities, and we cannot provide any assurance that all of our shareholders and beneficial owners who are PRC entities will comply with our request to complete the overseas direct investment procedures under the aforementioned regulations or other related rules in a timely manner, or at all. If they fail to complete the filings or registrations required by the overseas direct investment regulations, the authorities may order them to suspend or cease the implementation of such investment and make corrections within a specified time, which may adversely affect our business, financial condition and results of operations.

We may rely on dividends and other distributions on equity paid by our PRC and Hong Kong subsidiaries to fund any cash and financing requirements we may have, and any limitation on the ability of our PRC and Hong Kong subsidiaries to make payments to us could have a material and adverse effect on our ability to conduct our business.

We are a Cayman Islands holding company and we rely principally on dividends and other distributions on equity from our PRC and Hong Kong subsidiaries for our cash requirements, including the funds necessary to pay dividends and other cash distributions to our shareholders for services of any debt we may incur. If our PRC and Hong Kong subsidiaries incurs debt on its own behalf in the future, the instruments governing the debt may restrict its ability to pay dividends or make other distributions to us. Under PRC laws and regulations, our PRC subsidiaries, which are foreign-owned enterprises, may pay dividends only out of its respective accumulated profits as determined in accordance with PRC accounting standards and regulations. In addition, a foreign-owned enterprise, according to the PRC corporate laws, is required to set aside at least 10% of its accumulated after-tax profits each year, if any, to fund a certain statutory reserve fund, until the aggregate amount of such fund reaches 50% of its registered capital. Such reserve funds cannot be distributed to us as dividends.

To the extent cash or assets in our business is in the PRC or Hong Kong or a PRC or Hong Kong entity, such cash or assets may not be available to fund operations or for other use outside of the PRC or Hong Kong due to supervision over, or the imposition of restrictions and limitations on, the ability of our holding company, or our PRC subsidiaries by the PRC government to transfer cash or assets.

Our PRC subsidiaries generate essentially all of their revenue in Renminbi, which is not freely convertible into other currencies. As a result, any restriction on currency exchange may limit the ability of our PRC subsidiary to use their Renminbi revenues to pay dividends to us.

The Chinese government may continue to strengthen its influence, and more restrictions and substantial vetting process may be put forward by SAFE for cross-border transactions falling under both the current account and the capital account. Any limitation on the ability of our PRC subsidiaries to pay dividends or make other kinds of payments to us could materially and adversely limit our ability to grow, make investments or acquisitions that could be beneficial to our business, pay dividends, or otherwise fund and conduct our business.

In addition, the Enterprise Income Tax Law and its implementation rules provide that a withholding tax rate of up to 10% will be applicable to dividends payable by Chinese companies to non-PRC-resident enterprises unless otherwise exempted or reduced according to treaties or arrangements between the PRC central government and governments of other countries or regions where the non-PRC-resident enterprises are incorporated.

You may be subject to PRC income tax on dividends from us or on any gain realized on the transfer of our Class A ordinary shares.

Under the Enterprise Income Tax Law and its implementation rules, PRC withholding tax at a rate of 10% is generally applicable to dividends from PRC sources paid to investors that are resident enterprises outside of China and that do not have an establishment or place of business in China, or that have an establishment or place of business in China if the income is not effectively connected with the establishment or place of business. Any gain realized on the transfer of shares by such investors is subject to 10% PRC income tax if the gain is regarded as income derived from sources within China. Under the PRC Individual Income Tax Law and its implementation rules, dividends regarded as income derived from sources within China and paid to foreign individual investors who are not PRC residents are generally subject to a PRC withholding tax at a rate of 20% and gains from PRC sources realized by these investors on the transfer of shares are generally subject to 20% PRC income tax. Any such PRC tax liability may be reduced by the provisions of an applicable tax treaty. Although substantially all of our business operations are in China, it is unclear whether the dividends we pay with respect to our Class A ordinary shares, or the gains realized from the transfer of our Class A ordinary shares, would be treated as income derived from sources within China and as a result be subject to PRC income tax if we are considered a PRC resident enterprise. If PRC income tax is imposed on gains realized through the transfer of our Class A ordinary shares or on dividends paid to our non-resident investors, the value of your investment in our Class A ordinary shares may be materially and adversely affected. Furthermore, our shareholders whose jurisdictions of residence have tax treaties or arrangements with China may not qualify for benefits under these tax treaties or arrangements.

In addition, pursuant to the Double Tax Avoidance Arrangement between the Mainland of China and the Hong Kong and China, if a Hong Kong resident enterprise owns more than 25% of the equity interest of a PRC company at all times during the twelve-month period immediately prior to obtaining a dividend from such company, the 10% withholding tax on the dividend is reduced to 5%, provided that certain other conditions and requirements are satisfied at the discretion of the PRC tax authority. However, based on the Notice on Certain Issues with Respect to the Enforcement of Dividend Provisions in Tax Treaties, issued in 2009 by the State Administration of Taxation, if the PRC tax authorities determine, that a company benefits from the reduced income tax rate due to a structure or arrangement that is primarily tax-driven, the PRC tax authorities may adjust the preferential tax treatment. If our Hong Kong subsidiary were determined by Chinese government authorities as receiving benefits from reduced income tax rates due to a structure or arrangement that is primarily tax-driven, the dividends paid by our PRC subsidiaries to our Hong Kong subsidiary will be taxed at a higher rate, which will have a material adverse effect on our financial performance.

PRC regulation of loans to and direct investment in PRC entities by offshore holding companies and governmental administrative management of currency conversion may delay or prevent us from using the proceeds of this offering to make loans or additional capital contributions to our PRC subsidiaries in China, which could materially and adversely affect our liquidity and our ability to fund and expand our business.

We are an offshore holding company conducting our operations in China through our PRC subsidiaries. We may make loans to our PRC subsidiaries, or we may make additional capital contributions to our PRC subsidiaries, or we may establish new PRC subsidiaries and make capital contributions to these new PRC subsidiaries, or we may acquire offshore entities with business operations in China in an offshore transaction.

Most of these ways are subject to PRC regulations and approvals or registration. For example, loans by us to our PRC subsidiaries to finance its activities cannot exceed statutory limits and must be registered with the local counterpart of SAFE. If we decide to finance our PRC subsidiaries by means of capital contributions, these capital contributions are subject to registration with the State Administration for Market Regulation or its local branch, reporting of foreign investment information with the PRC Ministry of Commerce, or registration with other governmental authorities in China.

SAFE promulgated the Notice of the State Administration of Foreign Exchange on Reforming the Administration of Foreign Exchange Settlement of Capital of Foreign-invested Enterprises, or SAFE Circular 19, effective June 2015, in replacement of the Circular on the Relevant Operating Issues Concerning the Improvement of the Administration of the Payment and Settlement of Foreign Currency Capital of Foreign-Invested Enterprises, the Notice from the State Administration of Foreign Exchange on Relevant Issues Concerning Strengthening the Administration of Foreign Exchange Businesses, and the Circular on Further Clarification and Regulation of the Issues Concerning the Administration of Certain Capital Account Foreign Exchange Businesses. According to SAFE Circular 19, the flow and use of the RMB capital converted from foreign currency-denominated registered capital of a foreign-invested company is regulated such that RMB capital may not be used for the issuance of RMB entrusted loans, the repayment of inter-enterprise loans or the repayment of banks loans that have been transferred to a third party. Although SAFE Circular 19 allows RMB capital converted from foreign currency-denominated registered capital of a foreign-invested enterprise to be used for equity investments within China, it also reiterates the principle that RMB converted from the foreign currency-denominated capital of a foreign-invested company may not be directly or indirectly used for purposes beyond its business scope. Thus, it is unclear whether SAFE will permit such capital to be used for equity investments in China in actual practice. SAFE promulgated the Notice of the State Administration of Foreign Exchange on Reforming and Standardizing the Foreign Exchange Settlement Management Policy of Capital Account, or SAFE Circular 16, effective on June 9, 2016, which reiterates some of the rules set forth in SAFE Circular 19, but changes the prohibition against using RMB capital converted from foreign currency- denominated registered capital of a foreign-invested company to issue RMB entrusted loans to a prohibition against using such capital to issue loans to non-associated enterprises. Violations of SAFE Circular 19 and SAFE Circular 16 could result in administrative penalties. SAFE Circular 19 and SAFE Circular 16 may significantly limit our ability to transfer any foreign currency we hold, including the net proceeds from this offering, to our PRC subsidiary, which may adversely affect our liquidity and our ability to fund and expand our business in China. On October 23, 2019, the SAFE promulgated the Notice for Further Advancing the Facilitation of Cross- border Trade and Investment, or the SAFE Circular 28, which, among other things, allows all foreign-invested companies to use Renminbi converted from foreign currency-denominated capital for equity investments in China, as long as the equity investment is genuine, does not violate applicable laws, and complies with the negative list on foreign investment. On December 4, 2023, the SAFE promulgated Notice by the State Administration of Foreign Exchange of Further Deepening Reform and Promoting Cross-border Trade and Investment Facilitation further clarified these requirements. However, specific details still need to be clarified based on the effective legal provisions at that time.

In light of the various requirements imposed by PRC regulations on loans to and direct investment in PRC entities by offshore holding companies, we cannot assure you that we will be able to complete the necessary government registrations or obtain the necessary government approvals on a timely basis, or at all, with respect to future loans to our PRC subsidiaries or future capital contributions by us to our PRC subsidiaries. As a result, uncertainties exist as to our ability to provide prompt financial support to our PRC subsidiaries when needed. If we fail to complete such registrations or obtain such approvals, our ability to use the proceeds we expect to receive from this offering and to capitalize or otherwise fund our PRC operations may be negatively affected, which could materially and adversely affect our liquidity and our ability to fund and expand our business.

Fluctuations in exchange rates could have a material and adverse effect on our results of operations and the value of your investment.

The conversion of Renminbi into foreign currencies, including U.S. dollars, is based on rates set by the People’s Bank of China. The Renminbi has fluctuated against the U.S. dollar, at times significantly and unpredictably. The value of Renminbi against the U.S. dollar and other currencies is affected by changes in China’s political and economic conditions and by China’s foreign exchange policies, among other things. We cannot assure you that Renminbi will not appreciate or depreciate significantly in value against the U.S. dollar in the future. It is difficult to predict how market forces or PRC or U.S. government policy may impact the exchange rate between Renminbi and the U.S. dollar in the future.

In addition, our business is conducted in China, and our books and records are maintained in Renminbi. The financial statements that we file with the SEC and provide to our shareholders are presented in U.S. dollars. Changes in the exchange rates between Renminbi and U.S. dollars affect the value of our assets and the results of our operations, when presented in U.S. dollars. The value of Renminbi against the U.S. dollar and other currencies may fluctuate and is affected by, among other things, changes in the PRC’s political and economic conditions and perceived changes in the economy of Taiwan and the United States. Any significant revaluation of Renminbi may materially and adversely affect our cash flows, revenue, and financial condition. Further, our ordinary shares offered by this prospectus are offered in U.S. dollars, we will need to convert the net proceeds we receive into Renminbi or other currencies in order to use the funds for our business. Changes in the conversion rate among the U.S. dollar, Renminbi and other currencies will affect the amount of proceeds we will have available for our business.

Very limited hedging options are available in China to reduce our exposure to exchange rate fluctuations. As of the date of this prospectus, we have not entered into any hedging transactions in an effort to reduce our exposure to foreign currency exchange risk. While we may decide to enter into hedging transactions in the future, the availability and effectiveness of these hedges may be limited, and we may not be able to hedge our exposure adequately or at all. In addition, our currency exchange losses may be magnified by PRC exchange control regulations that restrict our ability to convert Renminbi into foreign currency. See “—Governmental administrative management of currency conversion may limit our ability to utilize our income effectively and affect the value of your investment.”

Governmental administrative management of currency conversion may limit our ability to utilize our income effectively and affect the value of your investment.

The Chinese government through administrative means manages the convertibility of the Renminbi into foreign currencies and, in certain cases, the remittance of currency out of China. We receive substantially all of our income in Renminbi. Under our current corporate structure, our Cayman Islands holding company may rely on dividend payments from our PRC subsidiaries to fund any cash and financing requirements payable outside of China. Under existing PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments and trade and service-related foreign exchange transactions, can be made in foreign currencies without prior approval of SAFE by complying with certain procedural requirements. Specifically, under the existing exchange restrictions, cash generated from the operations of our PRC subsidiaries in China may be used to pay dividends to our Company without prior approval of SAFE. However, approval from or registration with appropriate government authorities is required where Renminbi is to be converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of loans denominated in foreign currencies. As a result, we need to obtain SAFE approval to use cash generated from the operations of our PRC subsidiaries to pay any debts they may incur in a currency other than Renminbi owed to entities outside China, or to make other capital expenditure payments outside China in a currency other than Renminbi.

In addition, if any of our shareholders who is subject to SAFE regulations fails to satisfy the applicable overseas direct investment filing or approval requirement, the Chinese government may restrict our access to foreign currencies for current account transactions. If we are prevented from obtaining sufficient foreign currency to satisfy our foreign currency demands, we may not be able to pay dividends in foreign currencies to our shareholders.

If the chops of our PRC subsidiaries are not kept safely, are stolen or are used by unauthorized persons or for unauthorized purposes, the corporate governance of these entities could be severely and adversely compromised.

In China, a company chop or seal serves as the legal representation of the company towards third parties even when unaccompanied by a signature. Each legally registered company in China is required to maintain a company chop, which must be registered with the local Public Security Bureau. In addition to this mandatory company chop, companies may have several other chops which can be used for specific purposes. The chops of our PRC subsidiaries are generally held securely by personnel designated or approved by us in accordance with our internal control procedures. To the extent those chops are not kept safely, are stolen or are used by unauthorized persons or for unauthorized purposes, the corporate governance of these entities could be severely and adversely compromised and those corporate entities may be bound to abide by the terms of any documents so chopped, even if they were chopped by an individual who lacked the requisite power and authority to do so.

We may be subject to penalties for failure to register our lease with the PRC real estate administration department.

Pursuant to the Law on Administration of Urban Real Estate which took effect in January 1995 with the latest amendment in August 2019 and the Administrative Measures on Leasing of Commodity Housing which was promulgated by Ministry of Housing and Urban-Rural Development on December 1, 2010 and took effect on February 1, 2011, lessors and lessees are required to enter into a written lease contract and to register the lease with the real estate administration department, and failure to comply with the registration requirement may result in a fine ranging from RMB1,000 to RMB10,000. Our landlord has not registered any of our leasehold interests with the relevant Chinese governmental authorities as required by PRC law. With respect to the unregistered lease, we may be required to complete such registration within a prescribed time or subject to a fine ranging from RMB1,000 to RMB10,000.

There are some political risks associated with conducting business in Hong Kong.

We have one subsidiary in Hong Kong, World Road Tech Limited. Accordingly, its business operations and financial conditions will be affected by the political and legal developments in Hong Kong. Any adverse economic, social and/or political conditions, material social unrest, strike, riot, as well as significant natural disasters, may affect the market and may adversely affect the business operations of our Hong Kong subsidiary.

Any drastic events may adversely affect our Hong Kong subsidiary’s business operations. Such adverse events may include changes in economic conditions and regulatory environment, social and/or political conditions, as well as significant natural disasters. Given the relatively small geographical size of Hong Kong, any of such incidents may have a widespread effect on our Hong Kong subsidiary’s business operations, which could in turn adversely and materially affect our business, results of operations and financial condition.

RISKS RELATING TO OUR CLASS A ORDINARY SHARES AND THIS OFFERING

Our offering would not be completed if our listing application is not approved by Nasdaq. Further, an active trading market for our Class A ordinary shares may not develop and the trading price for our Class A ordinary shares may fluctuate significantly.

We have applied to list our Class A ordinary shares on the Nasdaq. At this time, Nasdaq has not yet approved our application to list our ordinary shares. There is no assurance that such application will be approved, and if our application is not approved by Nasdaq, this offering would not be completed. Prior to the completion of this offering, there has been no public market for our ordinary shares, and we cannot assure you that a liquid public market for our Class A ordinary shares will develop. If an active public market for our Class A ordinary shares does not develop following the completion of this offering, the market price and liquidity of our Class A ordinary shares may be materially and adversely affected. The initial public offering price for our Class A ordinary shares will be determined by negotiation between us and the underwriters based upon several factors, and we can provide no assurance that the trading price of our Class A ordinary shares after this offering will not decline below the initial public offering price. As a result, investors in our securities may experience a significant decrease in the value of their investment.

The trading price of our Class A ordinary shares is likely to be volatile, which could result in substantial losses to investors.

Recently, there have been instances of extreme stock price run-ups followed by rapid price declines and strong stock price volatility with a number of recent initial public offerings, especially among companies with relatively smaller public floats. As a relatively small-capitalization company with relatively small public float, we may experience greater stock price volatility, extreme price run-ups, lower trading volume and less liquidity than large-capitalization companies. Such volatility, including any stock-run up, may be unrelated to our actual or expected operating performance, financial condition or prospects, making it difficult for prospective investors to assess the rapidly changing value of our Class A ordinary shares.

Moreover, the volatility and fluctuation of the trading price of our Class A ordinary shares may happen because of broad market and industry factors, like the performance and fluctuation of the market prices of other companies with business operations located mainly in China that have listed their securities in the U.S. A number of Chinese companies have listed or are in the process of listing their securities on U.S. stock markets. The securities of some of these companies have experienced significant volatility, including price declines in connection with their initial public offerings. The trading performances of these Chinese companies’ securities after their offerings may affect the attitudes of investors toward Chinese companies listed in the U.S. in general and consequently may impact the trading performance of our Class A ordinary shares, regardless of our actual operating performance.

In addition to market and industry factors, the price and trading volume for our Class A ordinary shares may be highly volatile for factors specific to our own operations, including the following:

●	variations in our income, earnings and cash flow;

●	announcements of new investments, acquisitions, strategic partnerships or joint ventures by us or our competitors;

●	announcements of new services and expansions by us or our competitors;

●	changes in financial estimates by securities analysts;

●	detrimental adverse publicity about us, our services or our industry;

●	additions or departures of key personnel;

●	release of lock-up or other transfer restrictions on our outstanding equity securities or sales of additional equity securities; and

●	potential litigation or regulatory investigations.

Any of these factors may result in large and sudden changes in the volume and price at which our Class A ordinary shares will trade. Furthermore, the stock market in general experiences price and volume fluctuations that are often unrelated or disproportionate to the operating performance of companies like us. These broad market and industry fluctuations may adversely affect the market price of our Class A ordinary shares.

In addition, if the trading volumes of our Class A ordinary shares are low, persons buying or selling in relatively small quantities may easily influence prices of our Class A ordinary shares. This low volume of trades could also cause the price of our Class A ordinary shares to fluctuate greatly, with large percentage changes in price occurring in any trading day session. Holders of our Class A ordinary shares may also not be able to readily liquidate their investment or may be forced to sell at depressed prices due to low volume trading. If high spreads between the bid and ask prices of our Class A ordinary shares exist at the time of a purchase, the stock would have to appreciate substantially on a relative percentage basis for an investor to recoup their investment. Broad market fluctuations and general economic and political conditions may also adversely affect the market price of our Class A ordinary shares. As a result of this volatility, investors may experience losses on their investment in our Class A ordinary shares. A decline in the market price of our Class A ordinary shares also could adversely affect our ability to issue additional Class A ordinary shares or other of our securities and our ability to obtain additional financing in the future. No assurance can be given that an active market in our Class A ordinary shares will develop or be sustained. If an active market does not develop, holders of our Class A ordinary shares may be unable to readily sell the shares they hold or may not be able to sell their shares at all.

In the past, shareholders of public companies have often brought securities class action suits against those companies following periods of instability in the market price of their securities. If we were involved in a class action suit, it could divert a significant amount of our management’s attention and other resources from our business and operations and require us to incur significant expenses to defend the suit, which could harm our results of operations. Any such class action suit, whether or not successful, could harm our reputation and restrict our ability to raise capital in the future. In addition, if a claim is successfully made against us, we may be required to pay significant damages, which could have a material adverse effect on our financial condition and results of operations.

The dual-class structure of our ordinary shares has the effect of concentrating voting power with our existing shareholders prior to the consummation of this offering, which will limit your ability to influence the outcome of important transactions, including a change in control.

Each Class B ordinary share shall entitle the holder thereof to ten (10) votes on all matters subject to vote at general meetings of our Company, and each Class A ordinary share shall entitle the holder thereof to one (1) vote on all matters subject to vote at general meetings of our Company. Upon the completion of this offering, our issued and outstanding share capital will consist of 5,757,457 Class A ordinary shares and 24,250,000 Class B ordinary shares, assuming the underwriters do not exercise their option to purchase additional Class A ordinary shares. Immediately after this offering, our Chief Executive Officer, Yu Zhang will beneficially own a majority of our then issued and outstanding Class B ordinary shares, and through his ownership of the entities directly owning our outstanding Class B ordinary shares, will be able to exercise 100% of the total voting power of our issued and outstanding Class B ordinary shares and 97.6808% of the total voting power of our issued and outstanding ordinary shares immediately after the consummation of this offering, assuming the underwriters do not exercise their option to purchase additional Class A ordinary shares. Accordingly, Yu Zhang will have the ability to control or significantly influence the outcome of most (or all, as applicable) matters requiring approval by shareholders after the offering. Upon the closing of this offering, our existing shareholders prior to the consummation of this offering will beneficially own approximately 99.3058% of the aggregate voting power of our total issued and outstanding shares, assuming the full exercise of the over-allotment option by the underwriters. As a result of the dual-class share structure and the concentration of ownership, our existing shareholders will have considerable influence over matters such as decisions regarding mergers and consolidations, election of directors and other significant corporate actions. Our existing shareholders prior to the consummation of this offering, including Yu Zhang, individually or together, may vote in a way with which you disagree and which may be adverse to your interests. This concentrated voting power may have the ultimate effect of delaying, preventing or deterring a change in control of our Company, could deprive our shareholders of an opportunity to receive a premium for their shares as part of a sale of our Company and might ultimately materially and adversely affect the market price of our Class A ordinary shares. Future transfers by the holder of Class B ordinary shares may result in those shares converting into Class A ordinary shares. Each Class B ordinary share is convertible into one Class A ordinary share at any time at the option of the holder, but a holder of Class A ordinary shares shall have no rights to convert Class A ordinary shares into Class B ordinary shares under any circumstances. However, following this offering, as long as at least 2,850,010 Class B ordinary shares remain issued and outstanding, and without giving effect to any future issuances, the holder of our Class B ordinary shares will hold a majority of the issued and outstanding voting power and will continue to control the outcome of matters submitted to shareholders approval by ordinary resolutions of our shareholders. Our amended and restated memorandum and articles of association generally does not prohibit us from issuing additional Class B ordinary shares, and any future issuances of Class B ordinary shares may be dilutive to holders of Class A ordinary shares. For more information about our dual-class structure, see “Description of Share Capital.”

In addition, the conversion of Class B ordinary shares might have impact on holders of Class A ordinary shares, including dilution and reduction in the aggregate voting power of holders of Class A ordinary shares, as well as the potential increase in the relative voting power if any holder of Class B ordinary shares retains its shares.

Our founder and –Chief Executive Officer, Yu Zhang, has significant voting power and may take actions that may not be in the best interests of our other shareholders.

Upon the completion of this offering, our Chief Executive Officer, Yu Zhang will beneficially own 69.4845% of our then-issued and outstanding Class B ordinary shares and through his control over YZP Global Limited and WZHT Holding Limited, will possess complete voting control over our Class B ordinary shares owned by such entities, and approximately 97.6808% of our total voting power, assuming that the underwriters do not exercise their option to purchase additional Class A ordinary shares. In addition, if the underwriters exercise their over-allotment option in full, Yu Zhang would own 55.7348% of our total issued and outstanding ordinary shares, or 97.5924% of our total voting power. As a result, Yu Zhang will have considerable influence over matters such as decisions regarding mergers and consolidations, election of directors and other significant corporate actions. The interests of Mr. Zhang may not be the same as or may even conflict with your interests. For example, Mr. Zhang may attempt to delay or prevent a change in control of our Company, even if such change in control would benefit our other shareholders, which could have the effect of depriving our shareholders of an opportunity to receive a premium for their Class A ordinary shares as part of a sale of our Company, and might affect the prevailing market price of our Class A ordinary shares due to investors’ perceptions that conflicts of interest may exist or arise. As a result, this concentration of ownership will limit your ability to influence corporate matters and could discourage others from pursuing any potential merger, takeover or other change of control transactions that holders of Class A ordinary shares may view as beneficial.

If securities or industry analysts do not publish research or reports about our business, or if they adversely change their recommendations regarding our Class A ordinary shares, the market price for our Class A ordinary shares and trading volume could decline.

The trading market for our Class A ordinary shares will be influenced by research or reports that industry or securities analysts publish about our business. If one or more analysts who cover us downgrade our Class A ordinary shares, the market price for our Class A ordinary shares would likely decline. If one or more of these analysts cease to cover us or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause the market price or trading volume for our Class A ordinary shares to decline.

We have broad discretion to determine how to use the net proceeds from this offering and may use them in ways that may not enhance our results of operations or the price of the Class A ordinary shares.

Although we currently intend to use the net proceeds from this offering in the manner described in the section titled “Use of proceeds” in this prospectus supplement, our management will have broad discretion over the use of net proceeds from this offering, and we could spend the net proceeds from this offering in ways the holders of the Class A ordinary shares may not agree with or that do not yield a favorable return. Because of the number and variability of factors that will determine our use of the net proceeds from this offering, our use of these proceeds may differ substantially from our current plans. The failure by our management to apply these funds effectively could have a material adverse effect on our business, financial condition and results of operation. You will not have the opportunity, as part of your investment decision, to assess whether the net proceeds from this offering are being used appropriately. You must rely on the judgment of our management regarding the application of the net proceeds of this offering.

The sale or availability for sale of substantial amounts of our Class A ordinary shares could adversely affect their market price.

Sales of substantial amounts of our Class A ordinary shares in the public market after the completion of this offering, or the perception that these sales could occur, could adversely affect the market price of our Class A ordinary shares and could materially impair our ability to raise capital through equity offerings in the future. The Class A ordinary shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act of 1933, as amended, or the Securities Act, and shares held by our existing shareholders may also be sold in the public market in the future subject to the restrictions in Rule 144 and Rule 701 under the Securities Act and the applicable lock-up agreements. There will be Class A ordinary shares outstanding immediately after this offering, or Class A ordinary shares assuming the full exercise of the over-allotment option by the underwriters. In connection with this offering, we and any successors of us, our directors, officers, and holders of 5% or more of our outstanding shares as of the effective date of this registration statement will enter into customary “lock-up” agreements in favor of the underwriters, subject to certain exceptions, not to (a) offer, sell, or otherwise transfer or dispose of, directly or indirectly, any capital shares or any securities convertible into or exercisable or exchangeable for capital shares; or (b) file or caused to be filed any registration statement with the SEC relating to the offering of any capital shares or any securities convertible into or exercisable or exchangeable for capital shares for a period of six months from the date of commencement of sales of this offering. However, the underwriters may release these securities from these restrictions at any time, subject to applicable regulations of the Financial Industry Regulatory Authority, Inc. We cannot predict what effect, if any, market sales of securities held by our significant shareholders or any other shareholder or the availability of these securities for future sale will have on the market price of our Class A ordinary shares. See “Underwriting” for a more detailed description of the restrictions on selling our securities after this offering.

Techniques employed by short sellers may drive down the market price of the Class A ordinary shares.

Short selling is the practice of selling securities that the seller does not own but rather has borrowed from a third party with the intention of buying identical securities back at a later date to return to the lender. The short seller hopes to profit from a decline in the value of the securities between the sale of the borrowed securities and the purchase of the replacement shares, as the short seller expects to pay less in that purchase than it received in the sale. As it is in the short seller’s interest for the price of the security to decline, many short sellers publish, or arrange for the publication of, negative opinions regarding the relevant issuer and its business prospects in order to create negative market momentum and generate profits for themselves after selling a security short. These short attacks have, in the past, led to selling of shares in the market.

Public companies that have substantially all of their operations in China have been the subject of short selling. Much of the scrutiny and negative publicity have centered on allegations of a lack of effective internal control over financial reporting resulting in financial and accounting irregularities and mistakes, inadequate corporate governance policies or a lack of adherence thereto and, in many cases, allegations of fraud. As a result, many of these companies are now conducting internal and external investigations into the allegations and, in the interim, are subject to shareholder lawsuits and/or SEC enforcement actions.

It is not clear what effect such negative publicity could have on us. If we were to become the subject of any unfavorable allegations, whether such allegations are proven to be true or untrue, we could have to expend a significant amount of resources to investigate such allegations and/or defend ourselves. While we would strongly defend against any such short seller attacks, we may be constrained in the manner in which we can proceed against the relevant short seller by principles of freedom of speech, applicable state law or issues of commercial confidentiality. Such a situation could be costly and time-consuming, and could distract our management from growing our business. Even if such allegations are ultimately proven to be groundless, allegations against us could severely impact our business operations, and any investment in the Class A ordinary shares could be greatly reduced or even rendered worthless.

Because we do not expect to pay dividends in the foreseeable future after this offering, you must rely on price appreciation of our Class A ordinary shares for return on your investment.

We currently intend to retain most, if not all, of our available funds and any future earnings after this offering to fund the development and growth of our business. As a result, we do not expect to pay any cash dividends in the foreseeable future. Therefore, you should not rely on an investment in our Class A ordinary shares as a source for any future dividend income.

Our board of directors has complete discretion as to whether to distribute dividends, subject to certain requirements of Cayman Islands law. In addition, our shareholders may by ordinary resolution declare a dividend, but no dividend may exceed the amount recommended by our directors. Under Cayman Islands law, a Cayman Islands company may pay a dividend out of either profit or share premium account, provided that in no circumstances may a dividend be paid if this would result in the company being unable to pay its debts as they fall due in the ordinary course of business. Even if our board of directors decides to declare and pay dividends, the timing, amount and form of future dividends, if any, will depend on, among other things, our future results of operations and cash flow, our capital requirements and surplus, the amount of distributions, if any, received by us from our subsidiary, our financial condition, contractual restrictions and other factors deemed relevant by our board of directors. Accordingly, the return on your investment in our Class A ordinary shares will likely depend entirely upon any future price appreciation of our Class A ordinary shares. There is no guarantee that our Class A ordinary shares will appreciate in value after this offering or even maintain the price at which you purchased the Class A ordinary shares. You may not realize a return on your investment in our Class A ordinary shares and you may even lose your entire investment in our Class A ordinary shares.

Because the initial public offering price is substantially higher than the pro forma net tangible book value per share, you will experience immediate and substantial dilution.

If you purchase Class A ordinary shares in this offering, you will pay more for each ordinary share than the corresponding amount paid by existing shareholders for their Class A ordinary shares. As a result, you will experience immediate and substantial dilution of approximately US$4.55 per ordinary share. This number represents the difference between (1) our pro forma net tangible book value per ordinary share of US$0.45 as of March 31, 2025, after giving effect to the subsequent share split and this offering and (2) the assumed initial public offering price of US$5.00 per ordinary share, the midpoint of the estimated initial public offering price range set forth on the front cover of this prospectus. See “Dilution” for a more complete description of how the value of your investment in our Class A ordinary shares will be diluted upon the completion of this offering.

We have not determined a specific use for a portion of the net proceeds from this offering, and we may use these proceeds in ways with which you may not agree.

We have not determined a specific use for a portion of the net proceeds of this offering, and our management will have considerable discretion in deciding how to apply these proceeds. You will not have the opportunity to assess whether the proceeds are being used appropriately before you make your investment decision. You must rely on the judgment of our management regarding the application of the net proceeds of this offering. We cannot assure you that the net proceeds will be used in a manner that will improve our results of operations or increase our ordinary share price, nor that these net proceeds will be placed only in investments that generate income or appreciate in value.

There can be no assurance that we will not be a passive foreign investment company, or PFIC, for U.S. federal income tax purposes for any taxable year, which could subject U.S. investors in our Class A ordinary shares to significant adverse U.S. federal income tax consequences.

We will be classified as a passive foreign investment company, or PFIC, for U.S. federal income tax purposes for any taxable year if either (a) 75% or more of our gross income for such year consists of certain types of “passive” income or (b) 50% or more of the value of our assets (generally determined on the basis of a quarterly average) during such year produce or are held for the production of passive income (the “asset test”). We will be treated as owning our proportionate share of the assets and earnings of any other corporation in which we own, directly or indirectly, more than 25% (by value) of the stock. Based upon our current and expected income and assets, including goodwill and other unbooked intangibles not reflected on our balance sheet (taking into account the expected proceeds from this offering) and projections as to the market price of our Class A ordinary shares immediately following the offering, we do not expect to be classified as a PFIC for the current taxable year or the foreseeable future.

While we do not expect to be classified as a PFIC, because the value of our assets for purposes of the asset test may be determined by reference to the market price of our Class A ordinary shares, fluctuations in the market price of our Class A ordinary shares may cause us to be classified as a PFIC for the current or subsequent taxable years. The determination of whether we will be classified as a PFIC will also depend, in part, on the composition of our income and assets. In addition, the composition of our income and assets will also be affected by how, and how quickly, we use our liquid assets and the cash raised in this offering. If we determine not to deploy significant amounts of cash for active purposes, our risk of being a PFIC may substantially increase. It is also possible that the U.S. Internal Revenue Service, or the IRS, could challenge our classification of certain income and assets as non-passive, which could result in our Company being or becoming a PFIC for the current or future taxable years. Because PFIC status is a factual determination made annually after the close of each taxable year, there can be no assurance that we will not be a PFIC for the current taxable year or any future taxable year.

If we are a PFIC in any taxable year, a U.S. Holder (as defined in “Taxation—United States Federal Income Tax Considerations”) may incur significantly increased U.S. income tax on gain recognized on the sale or other disposition of the Class A ordinary shares and on the receipt of distributions on the Class A ordinary shares to the extent such distribution is treated as an “excess distribution” under the U.S. federal income tax rules, and such U.S. Holder may be subject to burdensome reporting requirements. Further, if we are a PFIC for any year during which a U.S. Holder holds our Class A ordinary shares, we generally will continue to be treated as a PFIC for all succeeding years during which such U.S. Holder holds our Class A ordinary shares, unless we were to cease to be a PFIC and the U.S. Holder were to make a “deemed sale” election with respect to the Class A ordinary shares. For more information see “Taxation—U.S. Federal Income Tax Considerations— PFIC Rules.”

You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited, because we are incorporated under Cayman Islands law.

We are an exempted company incorporated under the laws of the Cayman Islands. Our corporate affairs are governed by our amended and restated memorandum and articles of association, the Companies Act (As Revised) of the Cayman Islands, which we refer to as the Companies Act, and the common law of the Cayman Islands. The rights of shareholders to take action against the directors, actions by minority shareholders and the fiduciary duties of our directors to us under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from the common law of England, the decisions of whose courts are of persuasive authority, but are not binding, on a court in the Cayman Islands. The rights of our shareholders and the fiduciary duties of our directors under Cayman Islands law are not as clearly established as they would be under statutes or judicial precedent in some jurisdictions in the U.S. In particular, the Cayman Islands has a less developed body of securities laws than the U.S. Some U.S. states, such as Delaware, have more fully developed and judicially interpreted bodies of corporate law than the Cayman Islands. In addition, Cayman Islands companies may not have standing to initiate a shareholder derivative action in a federal court of the U.S.

Shareholders of Cayman Islands exempted companies like us have no general rights under Cayman Islands law to inspect corporate records (other than copies of our amended and restated memorandum and articles of association and register of mortgages and charges, and any special resolutions passed by our shareholders) or to obtain copies of the register of members of these companies. Under Cayman Islands law, the names of our current directors can be obtained from a search conducted at the Registrar of Companies of the Cayman Islands. Our directors have discretion under our amended and restated memorandum and articles of association to determine whether or not, and under what conditions, our corporate records may be inspected by our shareholders, but are not obliged to make them available to our shareholders. This may make it more difficult for you to obtain the information needed to establish any facts necessary for a shareholder motion or to solicit proxies from other shareholders in connection with a proxy contest.

Certain corporate governance practices in the Cayman Islands, which is our home country, differ significantly from requirements for companies incorporated in other jurisdictions such as the U.S. Currently, we do not plan to rely on home country practice with respect to any corporate governance matter. However, if we choose to follow home country practice in the future, our shareholders may be afforded less protection than they otherwise would under rules and regulations applicable to U.S. domestic issuers.

As a result of all of the above, our public shareholders may have more difficulty in protecting their interests in the face of actions taken by management, members of the board of directors or controlling shareholders than they would as public shareholders of a company incorporated in the U.S. For a discussion of significant differences between the provisions of the Companies Act and the laws applicable to companies incorporated in the U.S. and their shareholders, see “Description of Share Capital—Differences in Corporate Law.”

Certain judgments obtained against us by our shareholders may not be enforceable.

We are a Cayman Islands exempted company and substantially all of our assets are located outside of the U.S. Substantially all of our current operations are conducted in China. In addition, a majority of our current directors and officers are nationals and residents of countries and regions other than the U.S., including China and Hong Kong. Substantially all of the assets of these persons are located outside the U.S. As a result, it may be difficult or impossible for you to bring an action against us or against these individuals in the U.S. in the event that you believe that your rights have been infringed under the U.S. federal securities laws or otherwise. Even if you are successful in bringing an action of this kind, the laws of the Cayman Islands, China and Hong Kong may render you unable to enforce a judgment against our assets or the assets of our directors and officers. For more information regarding the relevant laws of the Cayman Islands, China and Hong Kong, see “Enforcement of Civil Liabilities.”

We will incur increased costs as a result of being a public company.

Upon completion of this offering, we will become a public company and expect to incur significant legal, accounting and other expenses that we did not incur as a private company. The Sarbanes-Oxley Act of 2002, as well as rules subsequently implemented by the SEC and the Nasdaq, impose various requirements on the corporate governance practices of public companies. We expect these rules and regulations to increase our legal and financial compliance costs and to make some corporate activities more time-consuming and costly. For example, we expect that operating as a public company will make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. In addition, we will incur additional costs associated with our public company reporting requirements. It may also be more difficult for us to find qualified persons to serve on our board of directors or as executive officers. We are currently evaluating and monitoring developments with respect to these rules and regulations, and we cannot predict or estimate with any degree of certainty the amount of additional costs we may incur or the timing of such costs.

We are a foreign private issuer within the meaning of the rules under the Exchange Act, and as such we are exempt from certain provisions applicable to United States domestic public companies.

Because we are a foreign private issuer under the Exchange Act, we are exempt from certain provisions of the securities rules and regulations in the U.S. that are applicable to U.S. domestic issuers, including:

●	the rules under the Exchange Act requiring the filing of quarterly reports on Form 10-Q or current reports on Form 8-K with the SEC;

●	the sections of the Exchange Act regulating the solicitation of proxies, consents, or authorizations in respect of a security registered under the Exchange Act;

●	the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time;

●	the selective disclosure rules by issuers of material non-public information under Regulation FD;

●	the requirement to provide detailed executive compensation disclosure, including disclosure of individual executive compensation arrangements, as is required for U.S. domestic issuers; and

●	certain provisions of the Sarbanes-Oxley Act of 2002, such as the requirements applicable to the audit committee’s responsibilities and independence.

We will be required to file an annual report on Form 20-F within four months of the end of each fiscal year. In addition, we intend to publish our results on a quarterly basis through press releases, distributed pursuant to the rules and regulations of the Nasdaq. Press releases relating to financial results and material events will also be furnished to the SEC on Form 6-K. However, the information we are required to file with or furnish to the SEC will be less extensive and less timely than that required to be filed with the SEC by U.S. domestic issuers. As a result, you may not be afforded the same protections or information that would be made available to you were you investing in a U.S. domestic issuer.

As a foreign private issuer, we are exempt from certain U.S. securities laws and regulations that apply to domestic issuers. Additionally, because we qualify as an emerging growth company under the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), we are eligible for reduced reporting and disclosure requirements. As a result, we benefit from overlapping exemptions available to both foreign private issuers and emerging growth companies, including the ability to provide only two years of audited financial statements in our initial registration statement, reduced executive compensation disclosures, and an exemption from the requirement to obtain an independent auditor’s attestation report on internal control over financial reporting under Section 404(b) of the Sarbanes-Oxley Act. However, as a foreign private issuer, we are also exempt from additional requirements applicable to emerging growth companies, including quarterly reporting on Form 10-Q, current reporting on Form 8-K, U.S. proxy solicitation rules, insider reporting requirements under Section 16 of the Exchange Act, and certain corporate governance requirements of U.S. stock exchanges. As a result, investors may not have access to the same level of information or shareholder protections as they would when investing in a U.S. domestic issuer that does not qualify for these exemptions.

While there is some overlap in regulatory relief, being a foreign private issuer provides broader exemptions compared to an emerging growth company, particularly in reporting requirements, proxy rules, and corporate governance flexibility. As a result, we will continue to benefit from such exemptions available to foreign private issuer even though we are no longer qualified as an emerging growth company.

We are an emerging growth company, and the reduced disclosure requirements applicable to emerging growth companies may make our Class A ordinary shares less attractive to investors.

We are an emerging growth company, as defined in the JOBS Act, and may remain an emerging growth company until the last day of the fiscal year following the fifth anniversary of the completion of this offering. However, if certain events occur prior to the end of such five-year period, including if we become a “large accelerated filer,” our annual gross revenues exceed $1.235 billion or we issue more than $1.0 billion of non-convertible debt in any three-year period, we will cease to be an emerging growth company prior to the end of such five-year period. For so long as we remain an emerging growth company, we are permitted and intend to rely on exemptions from certain disclosure requirements that are applicable to other public companies that are not emerging growth companies. We have taken advantage of reduced reporting burdens in this prospectus. In particular, in this prospectus, we have provided only two years of audited combined financial statements and have not included all of the executive compensation related information that would be required if we were not an emerging growth company. We cannot predict whether investors will find our Class A ordinary shares less attractive if we rely on these exemptions. If some investors find our Class A ordinary shares less attractive as a result, there may be a less active trading market for our Class A ordinary shares and the trading price of our Class A ordinary shares may be reduced or more volatile.

In addition, the JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. This allows an emerging growth company to delay the adoption of these accounting standards until they would otherwise apply to private companies.

Our business may be affected by fluctuations in China’s transportation market.

We are sensitive to changes in overall economic conditions that impact cargo volumes and truck capacity. China’s transportation market historically has experienced cyclical fluctuations due to economic slowdowns, downturns in business cycles of shippers, volatility in energy price, pandemic and other economic factors beyond our control. Deterioration in the economic environment subjects our business to various risks, including the following that may have a material and adverse impact on our operating results and cause us not to achieve growth or profitability:

●	a reduction in overall infrastructure projects and cargo volumes reduces our revenue and opportunities for growth; in addition, a decline in the volume of cargo shipped due to a downturn in shippers’ business cycles or other factors generally results in decreases in order pricing, as truckers compete for orders to maintain productivity, which will affect our monetization opportunities;

●	a number of our cooperative trucking companies may go out of business and we may be unable to have sufficient truckers/driver to meet shippers’ demand when the market recovers; and

●	we may not be able to appropriately adjust our expenses to changing market activities. In order to maintain high variability in our business model, it is necessary to adjust staffing levels to changing marketing activities. In periods of rapid change, it is more difficult to match our staffing levels to our business needs. In addition, we have other expenses that are fixed for a period of time, and we may not be able to adequately adjust them in a period of rapid change in market activities.

We may be unable to obtain adequate amount of cargo space to meet our customers’ needs.

We typically obtained cargo space from carriers through forwarding agent under Freight Forwarding Agreement. Pursuant to the Freight Forwarding Agreement, we may procure cargo space on specified routes for an agreed freight carriage capacity that the shipping carriers provide and we agree to obtain during the term of the contract. If we wish to obtain more cargo space than the allocated under the freight forwarding agreements, such additional cargo space will be subject to the latest market price, and there is no guarantee that we will be able to obtain such additional cargo space at all. Further, since cargo space offered by our suppliers is on a first-come-first-served basis with no formal agreement for guaranteed supply of cargo space from our suppliers other than those under freight forwarding agreements, there is no assurance that we will be able to source cargo space within our customers’ expected timeframe cost-effectively. We cannot guarantee that this will not happen in the future and if we cannot obtain sufficient cargo space from our suppliers to meet our customers’ demand, in particular during peak seasons, our reputation within the industry could be damaged.

We face risks associated with the items we deliver and the contents of shipments handled through our logistics networks, including real or perceived quality issues with the services, and risks inherent in the logistics industry, including personal injury, product damage, and transportation-related incidents.

We handle a large volume of parcels, equipment and freights across our logistics network, and face challenges with respect to the protection and examination of these items. Parcels, equipment and freights delivered by us may be delayed, stolen, damaged or lost during delivery for various reasons, and we may be perceived or found liable for such incidents. In addition, we may fail to screen parcels and detect unsafe, prohibited or restricted items. Unsafe items, such as flammables and explosives, toxic or corrosive items and radioactive materials, may damage other parcels in our network, harm the personnel and facilities of us, or even injure the recipients. Furthermore, if we fail to prevent prohibited or restricted items from entering into our network and if we participate in the transportation and delivery of such items unknowingly, we may be subject to administrative or even criminal penalties, and if any personal injury or property damage is concurrently caused, we may also be liable for civil compensation.

The delivery of parcels, equipment and freights also involves inherent risks. We constantly use a large number of vehicles and personnel in transportation, and are therefore subject to risks associated with transportation safety. The insurance maintained by us may not fully cover the liabilities caused by transportation related injuries or losses. From time to time, the vehicles and personnel of our third-party business partners may be involved in transportation and vehicle accidents, and the parcels carried by them may be lost or damaged. In addition, frictions or disputes may occasionally arise from the direct interactions between the pickup and delivery personnel with senders and recipients. Personal injuries or property damages may arise if such incidents escalate.

Any of the foregoing could disrupt our services, cause us to incur substantial expenses and divert the time and attention of our management. We may face claims and incur significant liabilities if found liable or partially liable for any of injuries, damages or losses. Claims against us may exceed the amount of our insurance coverage, or may not be covered by insurance at all. Any uninsured or underinsured loss could negatively influence our business and financial condition. Governmental authorities may also impose significant fines on us or require us to adopt costly preventive measures. Furthermore, if our services are perceived to be insecure or unsafe by our customers, our business volume may be significantly reduced, and our business, financial condition and results of operations may be materially and adversely affected.

We face risks related to Nasdaq’s proposed rule on $25 million dollar minimum offering size for companies with principal operations in China, including Hong Kong, which could result in our securities not being approved for listing on Nasdaq or our inability to maintain our listing.

We note Nasdaq recently filed a proposed rule changed with the SEC that would require companies principally operating in China, including Hong Kong and Macau, to raise at least $25 million in an initial public offering to list on Nasdaq.

We are a company with all of our operations conducted in Hong Kong and, as such, may be subject to this proposed rule. Based on our plan to offer an aggregate 1,500,000 Class A Ordinary Shares on a firm commitment basis, between the range of $4.00 to $6.00 per share, the gross offering proceeds would be $7,500,000 (assuming the public offering price of $5.00, being the mid-point of the public offering price range, and assuming the underwriters do not exercise their Over-Allotment Option). These expected proceeds are below the proposed minimum threshold of $25 million.

While this proposal has not yet been approved by the SEC, there is no assurance that it will not be adopted. If this proposal is approved and we fail to meet the minimum offering size requirement, our securities will not be approved for listing on Nasdaq. Furthermore, even if we are able to successfully list, this rule change may be part of a broader trend of heightened regulatory scrutiny and stricter listing requirements for companies with principal operations in China, Hong Kong, and Macau. Our ability to conduct future offerings or maintain our listing could be adversely affected if Nasdaq or the SEC implements additional stringent criteria. We may be required to expend significant resources to address any future regulatory changes or concerns, which could divert our management’s attention and resources from our business operations. Any such events could have a material adverse effect on our business, financial condition, and results of operations, and could cause a significant decline in the value of our securities.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS AND INDUSTRY DATA

This prospectus contains forward-looking statements that reflect our current expectations and views of future events. The forward-looking statements are contained principally in the sections entitled “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business” and “Regulations.” Known and unknown risks, uncertainties and other factors, including those listed under “Risk Factors,” may cause our actual results, performance or achievements to be materially different from those expressed or implied by the forward-looking statements.

You can identify some of these forward-looking statements by words or phrases such as “may,” “will,” “expect,” “anticipate,” “aim,” “estimate,” “intend,” “plan,” “believe,” “is/are likely to,” “potential,” “continue” or other similar expressions. We have based these forward-looking statements largely on our current expectations and projections about future events that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward-looking statements include statements relating to:

●	our goals and strategies;

●	our future business development, financial condition and results of operations;

●	our expectations regarding demand for and market acceptance of our products and services;

●	our expectations regarding our bases of customers;

●	our plans to invest in our products and services;

●	competition in our industry; and

●	relevant government policies and regulations relating to our industry.

These forward-looking statements involve various risks and uncertainties. Although we believe that our expectations expressed in these forward-looking statements are reasonable, our expectations may later be found to be incorrect. The forward-looking statements made in this prospectus relate only to events or information as of the date on which the statements are made in this prospectus. Except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events. You should thoroughly read this prospectus and the documents that we refer to herein with the understanding that our actual future results may be materially different from and worse than what we expect. We qualify all of our forward-looking statements by these cautionary statements.

This prospectus contains certain data and information that we obtained from various government and private publications. Statistical data in these publications also include projections based on a number of assumptions. China’s logistics service industry may not grow at the rate projected by market data, or at all. Failure of this industry to grow at the projected rate may have a material and adverse effect on our business and the market price of our Class A ordinary shares. Furthermore, if any one or more of the assumptions underlying the market data are later found to be incorrect, actual results may differ from the projections based on these assumptions. You should not place undue reliance on these forward-looking statements.

USE OF PROCEEDS

We estimate that we will receive net proceeds from this offering of RMB50.8 million (US$7.0 million) assuming the underwriters do exercise their over-allotment option, after deducting underwriting discounts and the estimated offering expenses payable by us. These estimates are based upon the midpoint of the assumed initial public offering price of US$5.00 per Class A ordinary share. A US$1.00 increase (decrease) in the assumed initial public offering price of US$5.00 per Class A ordinary share would increase (decrease) the net proceeds to us from this offering by RMB10.1 million (US$1.4 million), assuming the underwriters do not exercise their over-allotment option to purchase additional Class A ordinary shares and the number of Class A ordinary shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions and estimated expenses payable by us.

The primary purposes of this offering are to finance the daily operations of onshore and offshore subsidiaries. We plan to use the net proceeds from this offering as follows:

●	Approximately 50% of the net proceeds from this offering will be used to supplement our operating cash flow and for general corporate purposes.

●	Approximately 20% of the net proceeds will be used to enhance IT services and data processing capabilities.

●	Approximately 20% of the net proceeds will be used for the registration and operation of our overseas entities, branches, and offices.

●	Approximately 10% of the net proceeds will be invested in developing and establishing businesses and services complementary to our existing logistics operations.

The foregoing represents our current intentions, based upon existing plans and business conditions regarding the use and allocation of the net proceeds from this offering. With respect to the use of proceeds on supplementing our operating cash flow and general corporate purpose, we plan to expand coverage in key trading destinations by adding dedicated cross-border delivery lines from Shenzhen to the U.S., middle-east, and South America regions. We aim to optimize last-mile delivery by enlarging our network of suppliers and local offices. With respect to the use of proceeds on IT services and data processing, proceeds will be allocated to upgrading our current ERP system to enhance tracking automation and improve integration with our financial systems. With respect to the proceeds used on overseas entities, we plan to recruit professionals at international branches and establish offices at key regional hubs, such as Los Angeles, to strengthen cross-border regulatory compliance management and improve customer response time. With respect to the net proceeds on investment in developing and establishing complementary businesses and services, we plan to acquire strategically relevant businesses to enhance the comprehensiveness and diversification of our existing operations, supporting the development of complementary services.

Accordingly, our management will have flexibility and discretion in the application of net proceeds from this offering, and investors will be relying on the judgment of our management regarding the use of these net proceeds. If the net proceeds from this offering are insufficient to fund all of these purposes, we will prioritize expansion of our operations and technology investment, as these areas are critical to our growth strategy. We may seek additional financing from external sources, including debt or equity financing, to support our broader corporate initiatives if necessary.

In using the proceeds of this offering, we are permitted under PRC laws and regulations as an offshore holding company to provide funding to our PRC subsidiaries only through loans or capital contributions. Subject to satisfaction of applicable government registration and approval requirements, we may extend inter-company loans to our PRC subsidiaries or make additional capital contributions to our PRC subsidiaries to fund its capital expenditures or working capital. We cannot assure you that we will be able to obtain these government registrations or approvals on a timely basis, if at all, which may delay or prevent us from providing the proceeds of this offering to our PRC subsidiaries. See “Risk Factors—Risks Relating to Doing Business in China—PRC regulation of loans to and direct investment in PRC entities by offshore holding companies and governmental administrative management of currency conversion may delay or prevent us from using the proceeds of this offering to make loans or additional capital contributions to our PRC subsidiaries in China, which could materially and adversely affect our liquidity and our ability to fund and expand our business.”

CORPORATE HISTORY AND STRUCTURE

OUR CORPORATE HISTORY

We are a Cayman Islands holding company and primarily conduct our operations in China through our PRC subsidiaries. On April 26, 2024, we incorporated World Road Inc. under the laws of the Cayman Islands as our offshore holding company to facilitate offshore financing. On June 26, 2020, we established Shanghai Hongze Supply Chain Management Limited, under the laws of the PRC and commenced our commercial operations, which changed its name to Wuhan Wodetong Supply Chain Technology Co., Ltd. We started our business in 2020 as a provider of cross-border logistics service solutions.

On June 12, 2024, we established World Road Tech Limited, our wholly owned Hong Kong subsidiary, as a holding company with no substantial operations in Hong Kong.

On August 15, 2024, we established Wuhan Wozeheng Technology Co., Ltd., or the WFOE, as part of our reorganization. On February 26, 2021, we established Shenzhen Honet Supply Chain Management Co., Ltd. our majority-owned subsidiary in the PRC. On September 20, 2024, Wuhan Wozeheng Technology Co., Ltd. acquired 100% of Wuhan Wodetong Supply Chain Technology Co., Ltd.’s shares through acquisition of the existing shareholders ownership and indirectly holds the equity interests of its PRC subsidiaries.

World Road Inc. holds the equity interests in its PRC subsidiaries through the direct equity ownership of the subsidiaries incorporated in Hong Kong. As we have a direct equity ownership structure, we do not have any agreement or contract between our Company and any of its subsidiaries that are typically seen in a variable interest entity structure.

Under PRC laws and regulations, our PRC subsidiary may pay cash dividends to us of its respective accumulated profits. However, the ability of our PRC subsidiary to make such distribution to us is subject to various PRC laws and regulations, including the requirement to fund certain statutory funds, as well as potential restriction on currency exchange and capital controls imposed by the PRC government. For more details, see “Risk Factors — Risks Relating to Doing Business in China” and “Regulations — Regulations Relating to Dividend Distributions.”

OUR CORPORATE STRUCTURE

In 2024, in anticipation of the proposed initial public offering, we completed a series of reorganizational steps. The following diagrams illustrate our corporate structure and identify our significant subsidiaries prior to the initial public offering. The reorganization commenced on April 26, 2024, by establishing World Road Inc. under the laws of the Cayman Islands. The reorganization was completed on November 28, 2024 after the issuance of World Road Inc.’s ordinary shares issued to shareholders in proportion to their original ownership of Wuhan Wodetong Supply Chain Technology Co., Ltd. immediately before the reorganization and upon the redesignation of World Road Inc. ordinary shares described in Notes to Consolidated Financial Statements 1. Organization and Principal Activities, on page F-7 herein. The reorganization commenced on April 26, 2024, by establishing World Road Inc. under the laws of the Cayman Islands.

Prior to the incorporation of World Road, the business was carried out under Wodetong and its majority-owned subsidiary, Honet. Wodetong and its subsidiary were controlled by a group of individuals and institutional shareholders. In anticipation of an initial public offering (“IPO”) of its equity securities, the Company completed a reorganization (the “Reorganization”), which involved the following steps:

●	On April 26, 2024, World Road was incorporated under the laws of the Cayman Islands.

●	On June 12, 2024, World Road HK was incorporated in Hong Kong as a wholly owned subsidiary of World Road Inc.

●	On August 15, 2024, Wozeheng was formed in the People’s Republic of China (“PRC”) as a wholly owned subsidiary of World Road HK.

●	On September 20, 2024, Wozeheng obtained 100% of equity interests held by individual and institutional shareholders of Wodetong.

●	On October 15, 2024, World Road completed share issuance to individual and institutional shareholders in proportion to their equity interests in Wodetong.

On October 15, 2024, World Road acquired 100% stake in Wodetong through its wholly owned subsidiary Wozeheng. All institutional and individual shareholders held beneficial ownership of the Company in proportion to their original ownership in Wodetong and its subsidiary prior to the Reorganization.

On November 28, 2024, the Company passed a shareholder resolution to redesignate the authorized ordinary shares to comprise of (i) 400,000,000 Class A ordinary shares of par value of US$0.0001 each and (ii) 100,000,000 Class B ordinary shares of par value of US$0.0001 each.

On August 20, 2025, we subdivided our 11,402,983 issued shares with a par value of US$0.0001 each into 28,507,457 shares with a par value of US$0.00004 each.

The ownership structure of the Company immediately before the reorganization is as follows:

The ownership structure of the Company upon completion of the reorganization is as follows:

Yu Zhang
Zaifei Zhang
63%
37%
Shanghai Pengze Technology Limited
100%
Beijing Woze Hengtong Logistics Technology Co., Ltd.
Beijing Tianyun Management Consulting Partnership Enterprise (Limited Partnership)
Jiande Qianben Investment Partnership Enterprise (Limited Partnership))
Yu Zhang
Yaoyao Zhou
100%
100%
100%
100%
100%
YZP Global Limited (BVI)
YZH Internal Limited (BVI)
WZHT Holding Limited (BVI)
Tianyun Holding Limited (BVI)
Qianben Holding Limited (BVI)
14.9084%
0.7015%
70.1571%
11.6021%
2.6309%
World Road Inc. (Cayman)
100%
World Road Tech Limited (HK)
100%
Wuhan Wozeheng Technology Co., Ltd. (WFOE)
100%
Wuhan Wodetong Supply Chain Technology Co., Ltd.
Qiuhong Li
Zaifei Zhang
44%
5%
51%
Shenzhen Honet Supply Chain Management Co., Ltd.

Note: the English names of our PRC business entities are directly translated from Chinese and may be different from their names shown on their respective records filed with relevant PRC authorities.

DIVIDEND POLICY

Our board of directors has discretion on whether to distribute dividends, subject to certain restrictions under Cayman Islands law, namely that our company may only pay dividends out of profits or share premium account, and provided always that in no circumstances may a dividend be paid if this would result in our company being unable to pay our debts as they fall due in the ordinary course of business. Even if we decide to pay dividends, the form, frequency and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that the board of directors may deem relevant.

We have never declared or paid cash dividends on our shares. We do not have any present plan to pay any cash dividends on our ordinary shares in the foreseeable future after this offering. We currently intend to retain most, if not all, of our available funds and any future earnings to operate and grow our business.

We are a holding company incorporated in the Cayman Islands. We may rely on dividends from our subsidiaries in China for our cash requirements, including any payment of dividends to our shareholders. PRC regulations may restrict the ability of our PRC subsidiaries to pay dividends to us. For example, under PRC laws and regulations, we are permitted to use the net proceeds of this offering to provide funding to our PRC Subsidiaries only through loans or capital contributions. Subject to satisfaction of necessary registrations with government authorities and required governmental approvals, we may extend inter-company loans or make additional capital contributions to our PRC Subsidiaries. We cannot assure you that we will be able to make such registrations or obtain such approvals in a timely manner, or at all. See “Risk Factors—Risks Relating to Doing Business in China—PRC regulation of loans to and direct investment in PRC entities by offshore holding companies and governmental administrative management of currency conversion may delay or prevent us from using the proceeds of this offering to make loans or additional capital contributions to our PRC subsidiaries in China, which could materially and adversely affect our liquidity and our ability to fund and expand our business.”

DILUTION

There are two classes of ordinary shares issued and outstanding. If you invest in our Class A ordinary shares, your interest will be diluted to the extent of the difference between the initial public offering price per Class A ordinary share and our net tangible book value per Class A and Class B ordinary share after this offering. Dilution results from the fact that the initial public offering price per ordinary share is substantially in excess of the book value per both Class A and Class B ordinary share attributable to the existing shareholders for our presently issued and outstanding ordinary shares.

Our net tangible book value as of March 31, 2025 was approximately RMB48.2 million (US$6.6 million), or RMB1.7 (US$0.2) per ordinary share as of that date. Net tangible book value represents the amount of our total combined tangible assets, less the amount of our total combined liabilities. Pro forma dilution is determined by subtracting net tangible book value per both Class A and Class B ordinary share, after giving effect to the additional proceeds we will receive from this offering, from the assumed initial public offering price of US$5 per Class A ordinary share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus after deducting underwriting discounts and commissions and estimated offering expenses payable by us. Because the Class A ordinary shares and Class B ordinary shares have the same dividend and other rights, except for voting and conversion rights, the dilution is presented based on all issued and outstanding ordinary shares, including Class A ordinary shares and Class B ordinary shares.

After giving effect to the share split in the subsequent period and the sale of 1,500,000 Class A ordinary shares offered in this offering at the assumed initial public offering price of US$5.0 per Class A ordinary share, the midpoint of the estimated range of the offering price, after deduction of the underwriting discounts and commissions and estimated offering expenses payable by us, our pro forma as adjusted net tangible book value as of March 31, 2025 would have been approximately RMB93.4 million (US$12.9 million), or RMB3.1 (US$0.4) per Class A and Class B ordinary share. This represents an immediate increase in net tangible book value of RMB1.4 (US$0.2) per Class A and Class B ordinary share to the existing shareholders and an immediate dilution in net tangible book value of RMB33.2 (US$4.6) per Class A ordinary share to investors purchasing Class A ordinary shares in this offering. The following table illustrates such dilution:

	Pro Forma As Adjusted (Assuming No Exercise of Over-Allotment Option)
	RMB	US$
Assumed initial public offering price per Class A ordinary share	36.28	5.00
Net tangible book value as per both Class A and Class B ordinary share as of March 31, 2025 after giving effect to share split in subsequent period in August 2025(1)(2)	1.69	0.23
Pro forma as adjusted net tangible book value per both Class A and Class B ordinary share after giving effect this offering	3.11	0.43
Amount of dilution in net tangible book value per both Class A and Class B ordinary share to new investors in this offering	33.17	4.57

(1)	Our historical net tangible book value of RMB48.2 million (US$6.6 million) as of March 31, 2025, was calculated based on our total assets of RMB198.3 million (US$27.3 million), less (i) intangible items of RMB0.6 million (US$76 thousand) in deferred tax assets and RMB5.5 million (US$753 thousand) in deferred offering costs to arrive at total combined tangible assets, and (ii) total liabilities of RMB144.1 million (US$19.9 million).
(2)	We subdivided our 11,402,983 issued shares with a par value of US$0.0001 each into 28,507,457 shares with a par value of US$0.00004 each on August 20, 2025. Net tangible book value was RMB1.69 (US$0.23) per both Class A and Class B ordinary share after giving effect to the share split in subsequent period.

A US$1.00 change in the assumed public offering price of US$5.0 per Class A ordinary share would increase (decrease), in the case of an increase (decrease), our pro forma as adjusted net tangible book value after giving effect to this offering by approximately RMB10.1 (US$1.4) million, the pro forma as adjusted net tangible book value per both Class A and Class B ordinary share after giving effect to this offering by RMB0.3 (US$0.1) per Class A ordinary share and Class B ordinary share, and the dilution in pro forma as adjusted net tangible book value per ordinary share to new investors in this offering by RMB0.3 (US$0.1) per both Class A and Class B ordinary share, assuming no change to the number of Class A ordinary shares offered by us as set forth on the cover page of this prospectus, and after deducting underwriting discounts and commissions and other offering expenses.

The following table summarizes, on a pro forma as adjusted basis as of March 31, 2025, the differences between existing shareholders and the new investors with respect to the number of ordinary shares purchased from us in this offering, the total consideration paid and the average price per ordinary share paid before deducting the underwriting discounts and commissions and estimated offering expenses. The total number of ordinary shares does not include ordinary shares underlying the Class A ordinary shares upon the exercise of the over-allotment option granted to the underwriters.

	Ordinary Shares Purchased		Total Consideration		Average Price Per
	Number	Percent	Amount (in US$ thousands)	Percent (%)	Ordinary Share (in US$)
Existing shareholders	28,507,457	95.0%	5,553	42.5%	0.19
New investors	1,500,000	5.0%	7,500	57.5%	5.00
Total	30,007,457	100.0%	13,053	100.0%	0.43

The pro forma as adjusted information discussed above is illustrative only. Our net tangible book value following the completion of this offering is subject to adjustment based on the actual initial public offering price of our Class A ordinary shares and other terms of this offering determined at pricing.

ENFORCEMENT OF CIVIL LIABILITIES

We are incorporated under the laws of the Cayman Islands as an exempted company limited by shares. We are incorporated in the Cayman Islands to take advantage of certain benefits associated with being a Cayman Islands exempted company, such as:

●	political and economic stability;

●	an effective judicial system;

●	a favorable tax system;

●	the absence of exchange control or currency restrictions; and

●	the availability of professional and support services.

However, certain disadvantages accompany incorporation in the Cayman Islands. These disadvantages include, but are not limited to:

●	the Cayman Islands has a less developed body of securities laws as compared to the United States and these securities laws provide significantly less protection to investors as compared to the United States; and

●	Cayman Islands companies may not have standing to sue before the federal courts of the United States.

Substantially all of our operations are conducted in China, and substantially all of our assets are located in China. All of our directors and executive officers are Chinese nationals and are located in China and some of their assets are located outside the United States. As a result, it may be difficult for a shareholder to effect service of process within the United States upon these persons, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.

We have appointed Puglisi & Associates as our agent upon whom process may be served in any action brought against us under the securities laws of the United States.

Ogier, our legal counsel as to Cayman Islands law, and Jingtian & Gongcheng, our legal counsel as to PRC law, have advised us, respectively, that there is uncertainty as to whether the courts of the Cayman Islands and China, respectively, would:

●	recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the federal securities laws of the United States or the securities laws of any state in the United States; or

●	entertain original actions brought in each respective jurisdiction against us or our directors or officers that are predicated upon the federal securities laws of the United States or the securities laws of any state in the United States.

Ogier has advised us that, although there is no statutory enforcement in the Cayman Islands of judgments obtained in the federal or state courts of the United States, the courts of the Cayman Islands will recognize and enforce a foreign judgment, without any re-examination or re-litigation of matters adjudicated upon, provided such judgment (i) is given by a foreign court of competent jurisdiction, (ii) imposes on the judgment debtor a liability to pay a liquidated sum for which the judgment has been given, (iii) is final and conclusive, (iv) is not in respect of taxes, a fine or a penalty, (v) was not obtained by fraud, and (vi) was not obtained in a manner and is not of a kind the enforcement of which is contrary to natural justice or the public policy of the Cayman Islands.

The Cayman Islands courts are unlikely to enforce a judgment obtained from the United States courts under civil liability provisions of U.S. federal securities law if such a judgment is found by the courts of the Cayman Islands to give rise to obligations to make payments that are penal or punitive in nature, or if such judgment was not obtained in a manner and is not of a kind the enforcement of which is contrary to natural justice or the public policy of the Cayman Islands. Such a determination has not yet been made by the Grand Court of the Cayman Islands, and it is therefore uncertain whether such civil liability judgments from the United States courts would be enforceable in the Cayman Islands. A Cayman Islands court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

Jingtian & Gongcheng has further advised us that the recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law based either on treaties between China and the country where the judgment is made or on principles of reciprocity between jurisdictions. China does not have any treaties or other form of reciprocity with the United States or the Cayman Islands that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, courts in the PRC will not enforce a foreign judgment against us or our directors and officers if they decide that the judgment violates the basic principles of PRC law or national sovereignty, security or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States or the Cayman Islands. Under the PRC Civil Procedures Law, foreign shareholders may originate actions based on PRC law against us in the PRC, if they can establish sufficient nexus to the PRC for a PRC court to have jurisdiction, and meet other procedural requirements, including, among others, the plaintiff must have a direct interest in the case, and there must be a concrete claim, a factual basis and a cause for the suit. However, it would be difficult for foreign shareholders to establish sufficient nexus to the PRC by virtue only of holding our ordinary shares.

In addition, our investors may incur additional costs and procedural obstacles in effecting service of legal process, enforcing foreign judgments or bringing actions in Hong Kong against us or our management named in the prospectus, as judgments entered in the U.S. can be enforced in Hong Kong only at common law. If you want to enforce a judgment of the U.S. in Hong Kong, it must be a final judgment conclusive upon the merits of the claim, for a liquidated amount in a civil matter and not in respect of taxes, fines, penalties, or similar charges, the proceedings in which the judgment was obtained were not contrary to natural justice, and the enforcement of the judgment is not contrary to public policy of Hong Kong. Such a judgment must be for a fixed sum and must also come from a “competent” court as determined by the private international law rules applied by the Hong Kong courts.

Furthermore, foreign judgments of United States courts will not be directly enforced in Hong Kong as there are currently no treaties or other arrangements providing for reciprocal enforcement of foreign judgments between Hong Kong and the U.S. However, the common law permits an action to be brought upon a foreign judgment. That is to say, a foreign judgment itself may form the basis of a cause of action since the judgment may be regarded as creating a debt between the parties to it. In a common law action for enforcement of a foreign judgment in Hong Kong, the enforcement is subject to various conditions, including but not limited to, that the foreign judgment is a final judgment conclusive upon the merits of the claim, the judgment is for a liquidated amount in civil matter and not in respect of taxes, fines, penalties, or similar charges, the proceedings in which the judgment was obtained were not contrary to natural justice, and the enforcement of the judgment is not contrary to public policy of Hong Kong. Such a judgment must be for a fixed sum and must also come from a “competent” court as determined by the private international law rules applied by the Hong Kong courts. The defenses that are available to a defendant in a common law action brought on the basis of a foreign judgment include lack of jurisdiction, breach of natural justice, fraud, and contrary to public policy. However, a separate legal action for debt must be commenced in Hong Kong in order to recover such debt from the judgment debtor. As a result, subject to the conditions with regard to enforcement of judgments of United States courts being met, including but not limited to the above, a foreign judgment of United States of civil liabilities predicated solely upon the federal securities laws of the United States or the securities laws of any State or territory within the U.S. could be enforceable in Hong Kong.

CAPITALIZATION

The following table sets forth our capitalization, as of March 31, 2025 as follows:

●	on an actual basis;

●	on an adjusted basis to reflect the issuance and sale of 1,500,000 Class A ordinary shares in the form of Class A ordinary shares by us in this offering at an initial public offering price of US$5 per Class A ordinary share, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us, assuming the underwriters do not exercise the over-allotment option.

You should read this table together with the combined financial statements and related notes, and the sections titled “Selected Combined Financial and Operating Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” that are included in this prospectus.

	As of March 31, 2025
	Actual		Pro Forma As adjusted(1)
	RMB	US$	RMB	US$
	(In thousands, except for share and per share data)
Shareholder loan	3,900	537	-	-
Short-term bank loan(2)		-	30,000	4,134
Long-term borrowings	-	-	-	-

Equity
Class A ordinary shares (par value of US$0.00004 per share; 1,000,000,000 Class A ordinary shares authorized and 4,257,457 Class A ordinary shares issued and outstanding)(3)	1	1	2	1
Class B ordinary shares (par value of US$0.00004 per share; 250,000,000 Class B ordinary shares authorized and 28,507,457 Class B ordinary shares issued and outstanding)(3)	7	1	7	1
Additional paid-in capital	46,582	6,418	91,741	12,642
Retained earnings	4,352	600	4,352	600
Accumulated other comprehensive loss	(6)	(1)	(6)	(1)
Total World Road Inc. shareholders’ equity	50,936	7,019	96,096	13,243
Non-controlling interests	3,287	453	3,287	453
Total shareholders’ equity	54,223	7,472	99,383	13,696
Total capitalization	58,123	8,009	129,383	17,830

(1)	Reflects the sale of ordinary shares in this offering at an assumed initial public offering price of US$5.0 per ordinary share, and after deducting the estimated underwriting discounts and estimated offering expenses payable by us, assuming that the option to purchase additional ordinary shares has not been exercised. The pro forma as adjusted information is for illustrative purposes only, and we will adjust this information based on the actual initial public offering price and other terms of this offering determined at pricing. Additional paid-in capital includes the aggregate amount of issued and paid-in capital of the entities now comprising our corporate group less consideration paid to acquire the relevant interest, if any. Assuming no exercise of the option to purchase additional ordinary shares, we estimate that net proceeds will be approximately RMB45.1 million (US$6.2 million). The net proceeds of RMB45.1 million (US$6.2 million) is calculated as follows: RMB54.4 million (US$7.5 million) gross offering proceeds, less underwriting discounts and commissions of RMB3.8 million (US$0.5 million) and estimated offering expenses of RMB5.5 million (US$0.8 million). The pro forma as adjusted total shareholders’ equity is the sum of the net proceeds of RMB45.1 million (US$6.2 million) and the actual equity of RMB46.6 million (US$6.4 million).
(2)	Represents two short-term borrowing arrangements the Company entered into with financial institutions: (1) a three-year, unsecured revolving credit facility for RMB30.0 million (US$4.1 million) for general working capital purposes, which came effective as of June 20, 2025; and (2) A one-year, unsecured term working capital loan for RMB10.0 million (US$1.4 million), effective September 9, 2025, with a fixed interest rate of 3.8% and a maturity date of September 10, 2026. As of the date of this prospectus, the Company has an outstanding borrowing balance of RMB20.0 million (US$2.8 million) under the first facility described above, comprised of two separate drawdowns, each in an amount of RMB10.0 million with an interest rate of 2.9% per annum, and which will mature on December 26, 2025 and January 26, 2026, respectively.
(3)	Reflects the subsequent share split of 1,702,983 Class A ordinary shares and 9,700,000 Class B ordinary shares issued and outstanding as of March 31, 2025, which became effective on August 20, 2025.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

Unless otherwise stated, the discussion and analysis of our financial condition and results of operation in this section apply to our financial information as prepared according to U.S. GAAP. You should read the following discussion and analysis of our financial condition and operating results in conjunction with our consolidated financial statements and the related notes included elsewhere in this prospectus. The following discussion contains forward-looking statements based upon current expectations that involve risks and uncertainties. Our actual results and the timing of selected events may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Item 3. Key Information—D. Risk Factors.”

Overview

We are an integrated end-to-end logistics solution provider, strategically focusing on cross-border freight services that connect China with global markets. Our primary business involves integrating worldwide supply chain resources to offer comprehensive logistics solutions to our clients.

We operate through our subsidiaries located in major cities including Shanghai, Wuhan, and Shenzhen; each location represents a regional harbor that plays a crucial role at the forefront of China’s international logistics landscape. These cities benefit from advanced transportation networks and strategic positioning in both ocean and air transport, enabling them central hubs for our operations. The booming of cross-border logistics services and high concentration of customers lay a robust foundation for our business operations. Supportive local policies further contribute to our steady development and expansion.

Our cross-border logistics services mainly include:

●	Modularized freight forwarding: Providing customized logistics solutions through air or ocean transportation, which a range of services including any or a combination of transportation, customs clearance, warehousing, and distribution requested by our clients.

●	Comprehensive logistics solution: Offering a seamless, end-to-end solution integrating various cross-border processes from origin and destination through established delivery routes.

Over the years, we have strategically positioned to capitalize on the growing demand for efficient, reliable, and integrated logistics solutions in the global market. Our extensive service providers network, including global freight carriers, and our strong partnerships with domestic ground carriers in the markets like the U.S., Europe, and South America, have enabled us to meet the diverse needs of our clients. While maintaining profitability in our air and ocean transportation services, our comprehensive logistics solutions have shown rapid growth due to our reputation and high-quality service delivery. For the fiscal year ended March 31, 2024, our total revenue was RMB129.8 million, modularized freight forwarding accounted for 45.5% of our revenue, while comprehensive logistics solutions contributed 54.5%, respectively. For the year ended March 31, 2025, our total revenue was RMB464.0 million (US$63.9 million), modularized freight forwarding accounted for 7.0% of our revenue, while comprehensive logistics solutions contributed 93.0%, reflecting our strategic pivot toward comprehensive logistics solutions.

Key Factors Affecting Our Results of Operations

Changes in Global and Local Economic Conditions

While our primary operations are based in mainland China, our financial performance is highly susceptible to both global and local economic conditions. These conditions, which influence customer confidence and expenditure on our services, can be affected by factors such as geopolitical conflicts, pandemic outbreaks, and trade disputes. Although the logistics industry in China has benefited from significant global consumer demand in recent years, uncertainties in the global economy can have a cascading effect on the logistics sector. Any prolonged economic slowdown, social instability, natural disasters, or resurgence of health crises could adversely impact our ability to provide services or the demand for our logistics solutions. Recent global disruptions, including changes to tariff rates, as described in Regulatory Environment and Trade Policies, although has not yet led to a decrease in the reporting period, it may nevertheless decrease the overall cross-border freight demand. Such disruptions are expected to continue without a concrete resolution timeline.

Ability to Maintain and Expand Our Customer Base

Our business growth relies heavily on our ability to maintain relationships with key customers and expand our client base. We have made significant progress in diversifying our revenue sources while maintaining key accounts: for the fiscal year ended March 31, 2023, approximately 84.1% of our total revenue came from our largest customer; for the fiscal year ended March 31, 2024, approximately 56.8% of our revenue were generated from our top three customers and for the year ended March 31, 2025, approximately 84.2% of our total revenue were generated from our top three customers. A failure to maintain these relationships or secure new clients of similar size and demand could materially impact our financial performance. Thus, we continuously focus on improving the quality of our services and expanding our offerings to sustain growth.

Regulatory Environment and Trade Policies

Our revenue is derived primarily from cross-border freight services, including shipments from mainland China to countries like the United States, Europe, and South America. Changes in trade policies, regulatory restrictions, and geopolitical tensions can have a material impact on our customers’ operations and, consequently, on the level of international trade activities. This could adversely affect the demand for our services. We closely monitor regulatory changes to proactively adapt our business strategies. In recent years, certain favorable export policies from the PRC government have encouraged the development of a more standardized and modern logistics industry in China, which could benefit our integrated cross-border logistics services in the long term. However, adverse developments, such as an escalation in trade disputes, could negatively impact our operations. In April 2025, the U.S. government announced the imposition of significant additional tariffs on imported goods from multiple trading partners, including an incremental 34% tariff on goods originating from China. This action prompted reciprocal tariff increases by China on U.S. imports. Subsequent escalations by both nations have resulted in cumulative tariff rates of 145% on certain goods traded bilaterally. The U.S. government subsequently announced a 90-day pause on implementing differentiated higher tariff rates for other affected economies. Although on June 10, 2025, the framework agreement between the U.S. and China concluded on a baseline reciprocal tariff of 10% for Chinese goods under IEEPA, the broader trajectory of global trade policy remains highly uncertain as of the date of this prospectus. In addition, the cancellation of the U.S. de minimis exemption for parcels from China and Hong Kong became effective May 2, 2025. These changes increase customs complexity, slow clearance times, and reduce the volume of low-value parcels traditionally handled by freight forwarders. We have quickly reacted to the policy change and reshaped our customs brokerage models for qualified bulk clearance, to avoid operational disruption and retain our competitiveness. We will continue to actively monitor the tariff situation and actively consider strategic adaptation to maintain service levels and profitability.

Impact of Supply Chain Disruptions

Global supply chain disruptions, exacerbated by post-pandemic slowdowns and regional conflicts in Europe and the Middle East, have created challenges for many businesses, including ours. For the fiscal year ended March 31, 2023, our operations were significantly affected by border controls and a reduction in flight availability, limiting our ability to offer freight forwarding services. Additionally, ongoing geopolitical conflicts, such as the Russia-Ukraine situation and recent tensions in the Middle East, continue to disrupt global economic markets. These uncertainties could result in long-term adverse effects on the global economy, potentially impacting our operations, financial condition, and liquidity. To mitigate these risks, we are enhancing our supply chain resilience by broadening our network of qualified suppliers, expanding our geographical coverage, and improving technological capabilities to provide flexible and efficient logistics solutions in response to disruptions.

Components of Results of Operations

Revenue

Our revenue is primarily generated from cross-border logistics services including (i) modularized freight forwarding for customized logistics request, and (ii) comprehensive logistics solution for end-to-end integrated freight through dedicated routes. For modularized freight forwarding, we offer a range of services including any or a combination of (a) cross-border air or ocean transportation, (b) customs brokerage services, (c) warehousing and distribution services. For comprehensive logistics solution, we offer customers comprehensive services from the origination to the destination country’s ground transportation.

Cost of Revenue

Our cost of revenue mainly comprises transportation costs, custom declaration and inspection charges, freight arrangement charges, payroll and employee benefits, and other miscellaneous expenses.

Selling and Marketing Expenses

Our selling and marketing expenses mainly represent payroll and employee benefits for sales personnel and other promotional expenses.

General and Administrative Expenses

Our general and administrative expenses primarily include payroll and employee benefits, professional and consulting fees, office expenses, allowance for credit losses, and depreciation expenses.

Other Income (Loss), Net

Our other income primarily consists of interest expenses and foreign currency transaction gains/losses.

Income Tax Expenses.

Our income tax expenses consist primarily of statutory taxes in PRC.

Results of Operations

Year ended March 31, 2024 Compared to Year ended March 31, 2025

	For the year ended March 31,			Change
	2024	2025		Amount	%
	RMB	RMB	US$	RMB
Revenue	129,834	463,951	63,934	334,117	257.3%
Cost of revenue	120,592	434,337	59,853	313,745	260.2%
Gross profit	9,242	29,614	4,081	20,372	220.4%

Selling and marketing expenses	1,120	1,164	160	44	3.9%
General and administrative expenses	8,124	17,088	2,355	8,964	110.3%
Total operating expenses	9,244	18,252	2,515	9,008	97.4%

Other (loss) income, net	(5)	15	2	20	(400.0)%
(Loss) Income before income tax	(7)	11,377	1,568	11,384	(162,628.6)%
Income tax expense	(197)	3,365	464	3,562	(1,808.1)%

Net income	190	8,012	1,104	7,822	4,116.8%
Less: net income (loss) attributable to non-controlling interests	566	(919)	(127)	(1,485)	(262.4)%
Less: accretion of redeemable non-controlling interest	1,145	-	-	(1,145)	(100.0)%
Net income (loss) attributable to shareholders of World Road Inc.	(1,521)	8,931	1,231	10,452	(687.2)%

Revenue

Our total revenue increased by RMB334.1 million, or 257.3%, from RMB129.8 million for the year ended March 31, 2024 to RMB464.0 million (US$63.9 million) for the year ended March 31, 2025. This is primarily attributable to a rapid growth in our comprehensive logistics solution business, partially offset by a reduction in the modularized freight forwarding service. The following table sets forth the breakdown of our revenues by category for the year ended March 31, 2024 and 2025, respectively.

	For the year ended March 31,					Change
	2024		2025			Amount	%
	RMB	% of Revenue	RMB	US$	% of Revenue	RMB
	(in thousands, except for percentages)
Modularized freight forwarding	59,057	45.5%	32,427	4,469	7.0%	(26,630)	(45.1)%
Ocean freight	614	0.5%	886	122	0.2%	272	44.3%
Air freight	39,534	30.4%	9,510	1,311	2.0%	(30,024)	(75.9)%
Ground distribution	408	0.3%	6,537	901	1.4%	6,129	1502.2%
Customs brokerage	18,501	14.3%	15,494	2,135	3.4%	(3,007)	(16.3)%
Comprehensive logistics solution	70,777	54.5%	431,524	59,465	93.0%	360,747	509.7%
Total	129,834	100.0%	463,951	63,934	100.0%	334,117	257.3%

Revenue generated from the modularized freight forwarding decreased by RMB26.6 million, or 45.1%, from RMB59.1 million for the year ended March 31, 2024 to RMB32.4 million (US$4.5 million) for the year ended March 31, 2025. This decrease was primarily attributable to reduced shipment volumes in our air freight operations. Our top three customers in the air freight category accounted for a revenue decrease of RMB26.0 million, representing 86.5% of the total decline in this service category, as air cargo shipment volumes from these customers have reduced by approximately 82.3%. Concurrently, we transitioned these customers to our comprehensive logistics solutions services, generating revenue of RMB244.6 million (US$33.7 million) for the year ended March 31, 2025, which represented 63.0% of the total growth in our comprehensive service line compared to the prior year. This strategic pivot, initiated in late 2023, addresses margin compression in traditional air and ocean freight forwarding services resulting from pricing transparency, commoditization, lower customer retention, and fuel price volatility. We continue to execute our strategic transition from low-margin standalone services towards integrated logistics solutions. The decline in air freight revenue was partially offset by a RMB6.1 million increase in ground distribution services revenue, driven by a 936.6% increase in small parcel volume delivered and a 27.7% increase in unit price during fiscal 2025, resulting from strengthened U.S. domestic carrier networks and converting certain customers from customs clearance services only to a combo of clear-and-deliver ground distribution service.

Revenue generated from the comprehensive logistics solution increased by RMB360.7 million, or 509.7%, from RMB70.8 million for the year ended March 31, 2024 to RMB431.5 million (US$59.5 million) for the year ended March 31, 2025. This increase was primarily driven by continued market demand for integrated logistics services, particularly from businesses requiring end-to-end management of high-volume small parcel flows encompassing warehouse storage, inventory management, freight forwarding, customs clearance, and final delivery. The resilience and consumer adoption of cross-border e-commerce contributed to an 860.6% year-over-year increase in parcel volumes processed through our integrated logistics solutions, reflecting expansion of our customer base and operational scalability initiatives. The average unit price per parcel decreased by 36.5% as part of our strategy to balance rapid growth with sustainable profitability in a competitive logistics market. Following the expansion of our e-commerce-focused comprehensive logistics solutions, this service category increased from 54.5% of total revenue for the year ended March 31, 2024 to 93.0% for the year ended March 31, 2025.

We anticipate further revenue declines over the next twelve months due to competitive pressures and uncertainties within the economic environment. Unstable tariffs on Chinese imports introduced in April 2025 are expected to disrupt cross-border trade. We also expect reduced customs brokerage service volume from our customers serving large e-commerce platforms, attributed to ongoing discussions regarding potential amendments to the de minimis rule and higher tariffs imposed on Chinese goods. These measures may materially reduce U.S.-bound export volumes moving through e-commerce channels due to increased costs. Despite these challenges, we remain committed to exploring opportunities with new customers while maintaining relationships with existing clients.

Cost of revenue

Our cost of revenue increased by RMB313.7 million or 260.2% from RMB120.6 million for the year ended March 31, 2024 to RMB434.3 million (US$59.9 million) for the year ended March 31, 2025. The following table sets forth the breakdown of our cost of sales by category for the year ended March 31, 2024 and 2025, respectively.

	For the year ended March 31,					Change
	2024		2025			Amount	%
	RMB	% of Cost of Revenue	RMB	US$	% of Cost of Revenue	RMB
	(in thousands, except for percentages)
Modularized freight forwarding	55,570	46.1%	27,183	3,746	6.3%	(28,387)	(51.1)%
Ocean freight	269	0.2%	788	109	0.2%	519	192.9%
Air freight	36,877	30.6%	9,409	1,297	2.2%	(27,468)	(74.5)%
Ground distribution	341	0.3%	4,521	623	1.0%	4,180	1225.8%
Customs brokerage	18,083	15.0%	12,465	1,718	2.9%	(5,618)	(31.1)%
Comprehensive logistics solution	65,022	53.9%	407,154	56,107	93.7%	342,132	526.2%
Total	120,592	100.0%	434,337	59,853	100.0%	313,745	260.2%

Our cost of modularized freight forwarding decreased by RMB28.4 million or 51.1% from RMB55.6 million for the year ended March 31, 2024 to RMB27.2 million (US$3.7 million) for the year ended March 31, 2025. This decrease is primarily attributed to our strategic transformation from low-profit-margin modularized freight forwarding services toward comprehensive logistics solutions. Specifically, air freight service contributed the largest decline, decreasing by RMB27.5 million during fiscal year 2025, compared to the previous year, primarily driven by the volume decrease of air freight by approximately 82.3% from our top three customers. Our cost for modularized freight forwarding mainly consists of cost of freight, customs clearance, and other costs. For the year ended March 31, 2025, freight charges decreased by RMB21.8 million, or 60.5% in the modularized service, from RMB36.0 million to RMB14.2 million (US$2.0 million) for the year ended March 31, 2024 to 2025, respectively. Customs brokerage costs decreased by RMB5.9 million, or 32.5% from RMB18.1 million to RMB12.5 million (US$1.7 million) for the year ended March 31, 2024 and 2025, respectively. This reduction resulted from an approximately 50% decrease in orders processed, as we converted certain standalone customs clearance service to integrated offerings that combine customs clearance with ground distribution. Other costs, including labor and warehouse costs, decreased by RMB0.7 million from RMB1.5 million to RMB0.8 million (US$0.1 million) for the years ended March 31, 2024 and 2025, respectively. This reduction resulted from repurposing a warehouse previously used for modularized freight services to support comprehensive logistics solutions.

Our cost of comprehensive logistics solution services increased by RMB342.1 million or 526.2% from RMB65.0 million for the year ended March 31, 2024 to RMB407.1 million (US$56.1 million) for the year ended March 31, 2025. The cost of comprehensive logistics services is primarily comprised of freight and handling fees paid to third-party carriers, which increased by RMB341.7 million, or 537.7%, from RMB63.6 million for the year ended March 31, 2024 to RMB405.3 million (US$55.8 million) for the year ended March 31, 2025. This rise corresponds with the 860.6% growth in shipment volumes through comprehensive logistics solutions and a 14.9% decrease in shipping costs per average parcel, driven by rate adjustments from major carriers and ground shipping partners. Other costs, consisting primarily of labor costs and warehouse, increased by RMB0.4 million from RMB1.5 million to RMB1.9 million (US$0.3 million) for the years ended March 31, 2024 and 2025, respectively, primarily contributed to the warehouse cost increase to support the expanded comprehensive logistics business.

Gross profit

Our gross profit decreased by 0.7% from 7.1% for the year ended March 31, 2024 to 6.4% for the year ended March 31, 2025. The following table sets forth the breakdown of our gross profit and gross profit margin by category for the year ended March 31, 2024 and 2025, respectively.

	For the year ended March 31,					Change
	2024		2025			Amount	Margin
	RMB	%	RMB	US$	%	RMB	%
Modularized freight forwarding	3,487	5.9%	5,244	723	16.2%	1,757	10.3%
Ocean freight	345	56.2%	98	14	11.1%	(247)	(45.1)%
Air freight	2,657	6.7%	101	14	1.1%	(2,556)	(5.6)%
Ground distribution	67	16.4%	2,016	278	30.8%	1,949	14.4%
Customs brokerage	418	2.3%	3,029	417	19.5%	2,611	17.2%
Comprehensive logistics solution	5,755	8.1%	24,370	3,358	5.6%	18,615	(2.5)%
Total	9,242	7.1%	29,614	4,081	6.4%	20,372	(0.7)%

Gross profit margin of modularized freight forwarding increased from 5.9% for the year ended March 31, 2024 to 16.2% for the year ended March 31, 2025. This improvement was primarily attributable to our strategic decision to phase out certain traditional modularized air and ocean freight, and to instead focus on customs brokerage and ground distribution services with higher margin. Through optimization of our service portfolio and concentration on higher-margin logistics solutions, we enhanced operational efficiency and service quality. This strategic shift directly contributed to the gross profit margin increase in our modularized freight forwarding services.

Gross profit margin of comprehensive logistics solution services decreased from 8.1% for the year ended March 31, 2025 to 5.6% for the year ended March 31, 2025, primarily attributable to the rising freight charges imposed by third-party carriers and our pricing reduction for customer expansion. While the comprehensive logistics business has experienced rapid revenue growth, future uncertainties regarding tariffs and other rising costs may lead to further gross profit margin compression. However, near-term demand for cross-border freight remains strong. Our expanded market presence and dedicated routes are expected to support revenue growth and maintain profitability through these uncertainties.

Selling and marketing expenses

Our selling and marketing expenses increased by RMB44 thousand or 3.9% from RMB1.1 million for the year ended March 31, 2024 to RMB1.2 million (US$0.2 million) for the year ended March 31, 2025. The increase was primarily due to an increase in logistics platform service fees of RMB73 thousand.

General and administrative expenses

Our general and administrative expenses increased by RMB9.0 million or 110.3% from RMB8.1 million for the year ended March 31, 2024 to RMB17.1 million (US$2.4 million) for the year ended March 31, 2025. The increase was primarily due to 1) an increase of RMB4.4 million in accounting and auditing fees related to the anticipated initial public offering; ii) allowance for the estimated credit losses related to accounts receivable and other receivables increased by RMB2.9 million, primarily driven by the identification of specific reserves measured on individual basis for two customers, indicating a probable loss exposure under the CECL model; iii) an increase of RMB0.6 million in business development expenses.

Other income (loss), net

Our other income (loss), net increased by RMB20 thousand or 400.0% from RMB5 thousand loss for the year ended March 31, 2024 to RMB15 thousand (US$2 thousand) income for the year ended March 31, 2025. The increase was primarily attributable to a government grant of RMB150 thousand (US$21 thousand), a decrease in interest expense as we paid off our short-term bank loan in March 2024 (interest expense totalled RMB133 thousand for the year ended March 31, 2024). Other income was partially offset by an increase in foreign exchange loss of RMB220 thousand.

Income tax expenses

Our income tax expenses increased by RMB3.6 million, or 1,808.1%, from income tax benefit of RMB0.2 million for the year ended March 31, 2024 to income tax expense of RMB3.4 million (US$0.5 million) for the year ended March 31, 2025, primarily attributable to the shift from a pre-tax loss of RMB7 thousand to a pre-tax income of RMB11.4 million (US$1.6 million) for the year ended March 31, 2024 and 2025, respectively. The applicable statutory tax rate remained consistent at 25.0% and the effective tax rate is 29.5% for the year ended March 31, 2025.

Net Income (Loss) Attributable to Non-Controlling Interest

Our net income (loss) attributable to non-controlling interest (“NCI”) decreased by RMB1.5 million, or 250%, from net income attributable to NCI of RMB0.6 million for the year ended March 31, 2024 to net loss attributable to NCI of RMB0.9 million (US$0.1 million) for the year ended March 31, 2025, primarily attributable to the net income from Honet, a 51.0% owned subsidiary of the Company, continued to decline in the traditional freight forwarding business, previously the dominant revenue-generating stream at this subsidiary.

Accretion of Redeemable Non-Controlling Interest

The accretion of redeemable non-controlling interest (“redeemable NCI”) decreased by RMB1.1 million or 100%, from RMB 1.1 million for the year ended March 31, 2024 to nil for the year ended March 31, 2025. The accretion represents the change in the carrying value of the redeemable NCI using the effective interest method. The redeemable NCI was redeemed in full in January 2024 and reduced the carrying value of the redeemable NCI to zero as of March 31, 2024.

Liquidity and Capital Resources

In assessing our liquidity, we monitor and analyze our cash on-hand and our operating and capital expenditure commitments. The Company maintains cash with various financial institutions in China. As of March 31, 2025, we had cash on hand of RMB13.3 million (US$1.8 million), consisting of RMB4,4 million (US$604,000) denominated in RMB and US$1.2 million denominated in USD. The increase in cash was primarily supported by operating activities of RMB6.1 million (US$0.8 million), offset by financing activities including net payments to settle related-party loans of RMB2.0 million (US$0.3 million) and equity restructuring related to the IPO of RMB2.1 million (US$0.3 million).

To date, we have funded our working capital needs from our operation activities, capital contributions from shareholders and borrowings from related parties. Our working capital requirements are influenced by the level of our operations, our ability to manage accounts receivable collection and payments to suppliers. As of March 31, 2025, we maintained positive working capital of RMB54.2 million (US$7.5 million). We believe the current working capital is sufficient to support our operations for the next twelve months. The Company entered into a three-year revolving credit facility with a reputable bank, effective June 20, 2025, providing a total credit line of RMB 30 million with a floating rate. The initial drawdown of RMB10 million (US$1.4 million) was received on June 26, 2025 at an interest rate of 2.9%, due on December 26, 2025. The second tranche of RMB10 million (US$1.4 million) was received on July 29, 2025 with the same interest rate. Other than the revolving credit facility, we do not have any known material commitments for capital expenditures or obligations as of the issuance of this registration statement, however, we may need additional cash resources in the future if we experience changes in business conditions or operational developments, or if we find and wish to pursue opportunities for investment, acquisition, capital expenditure or similar actions. If we determine that our cash requirements exceed the amount of cash and cash equivalents we have on hand at the time, we may seek to issue equity or debt securities or obtain credit facilities. We cannot assure you that financing will be available in amounts or on terms acceptable to us, if at all.

Current foreign exchange and other regulations in the PRC may restrict our PRC entities in their ability to transfer their net assets to us and our subsidiary in Hong Kong. However, as of the date hereof, these restrictions have no impact on the ability of these PRC entities to transfer funds to us as we do not anticipate declaring or paying any dividends in the foreseeable future, as we plan to retain our retained earnings to continue to grow our business. In addition, these restrictions have no impact on the ability for us to meet our cash obligations.

On a recurring basis, the primary future cash needs of the Company will be focused on operating activities, working capital, capital expenditures, investment, regulatory and compliance costs. We believe that our existing resources, including cash generated from operations, will be sufficient to meet our working capital requirement for our current operations over the next twelve months. In order to fully implement its business plan and sustain continued growth, the Company may also need to raise capital from outside investors. We are permitted under PRC laws and regulations to provide funding to our PRC subsidiaries only through loans or capital contributions, and only if we satisfy the applicable government registration and approval requirements. While we currently see no material obstacles to completing the filing and registration procedures with respect to future capital contributions and loans to our PRC subsidiaries, we cannot assure you that we will be able to complete these filings and registrations on a timely basis, or at all. Additionally, while there is no statutory limit on the amount of capital contribution that we can make to our PRC subsidiaries, loans provided to our PRC subsidiaries in the PRC are subject to certain statutory limits. We are able to use all of the net proceeds from our intended initial public offering for investment in our PRC operations by funding our PRC subsidiaries through capital contributions which is not subject to any statutory limit on the amount under PRC laws and regulations. Therefore, our PRC subsidiaries will need to convert any capital contributions or loans from U.S. dollars into Renminbi in accordance with applicable PRC laws and regulations.

Cash Flows for the Year Ended March 31, 2024 compared to the Year Ended March 31, 2025

The following table sets forth summary of our cash flows for the year ended March 31, 2024 and 2025, respectively.

	For the year ended March 31,
	2024	2025	2025
	RMB	RMB	US$
	(in thousands)
Net cash (used in) provided by operating activities	(44,654)	6,143	846
Net cash used in investing activities	23,848	(134)	(18)
Net cash provided by financing activities	26,700	(4,052)	(558)
Effects of currency translation on cash and cash equivalents	-	(6)	(1)
NET (DECREASE) INCREASE IN CASH	5,894	1,951	269
Cash, cash equivalents, and restricted cash, beginning of period	5,469	11,363	1,566
Cash and cash equivalents, end of period	11,363	13,314	1,835

Operating Activities

Net cash used in operating activities was RMB44.7 million for the year ended March 31, 2024 and net cash provided by operating activities was RMB6.1 million (US$0.8 million) for the year ended March 31, 2025, respectively.

For the year ended March 31, 2025, our net cash provided by operating activities was RMB6.1 million (US$0.8 million), which primarily resulted from (i) net income of RMB 8.0 million (US$1.1 million); (ii) an increase in accounts payable of RMB102.3 million (US$14.1 million), primarily attributable to increased procurement of freight services to support demand for comprehensive logistics solutions. The volume of parcels processed through comprehensive logistics solutions increased by approximately 508.5% during the last five months ended March 31, 2025, compared to the same period in 2024, and the payment to suppliers increased by RMB121.4 million from RMB48.6 million to RMB170.0 million. Our credit terms are typically 60-120 days upon receipt of invoice for both customers and suppliers. The cash inflow was partially offset by (i) an increase in accounts receivable by RMB110.4 million (US$15.3 million), synchronized with the growth rate in comprehensive logistics solution services volume, resulting our receivables from customers to increase by RMB120.9 million from RMB61.7 million to RMB182.7 million for the last five months ended March 31, 2025 compared to the same period in 2024.

For the year ended March 31, 2024, our net cash used in operating activities was RMB44.7 million (US$6.2 million), which primarily resulted from (i) increase in accounts receivable by RMB17.5 million (US$2.4 million), due to the comprehensive logistics services revenue starting to build up since December 2023; (ii) decrease in accounts payable of RMB22.2 million (US$3.1 million), driven by accelerated payment from customers as a result of the strategic reduction of traditional modularized freight forwarding services, to support effective working capital management.

Investing Activities

Net cash used in investing activities was RMB134 thousand (US$18 thousand) for the year ended March 31, 2025, which was attributable to purchase of property and equipment of RMB134 thousand million (US$18 thousand).

Net cash provided by investing activities was RMB23.8 million (US$3.3 million) for the year ended March 31, 2024, which was primarily attributable to the repayment of a revolving loan of RMB27.0 million (US$3.7 million) from a related party to the Company, offset by a new drawdown of RMB2.6 million (US$0.4 million) from the revolving loan from the related party in the fiscal year 2024.

Financing Activities

Net cash used in financing activities was RMB4.1 million (US$0.6 million) for the year ended March 31, 2025, which primarily resulted from (i) proceeds received from short-term borrowings from related parties of RMB25.8 million (US$3.5million), offset by (ii) repayment of the short-term borrowings of RMB27.7 million (US$3.8 million) to the related parties, and (iii) net cash used for equity transaction of RMB2.1 million arising from the reorganization for the initial public offering.

Net cash provided by financing activities was RMB26.7 million (US$3.7 million) for the year ended March 31, 2024, which was primarily resulted from (i) RMB41.7 million (US$5.7 million) capital contribution received from three investors to Wodetong; (ii) proceeds received from utilizing the revolving working capital loan from a related party of RMB5.0 million (US$0.7 million); and offset by (iii) redemption of redeemable non-controlling interest in the amount of RMB20 million (US$2.7 million).

Capital Expenditures

We made capital expenditures of RMB0.6 million and RMB0.1 million (US$18 thousand) for the years ended March 31, 2024 and 2025, respectively. Our capital expenditures consisted primarily of expenditures related to the expansion of our new offices and electronic equipment. We plan to fund our future capital expenditures with our existing cash balance and proceeds from operating and financing activities, including proceeds from the anticipated initial public offering to fund future expansion. We will continue to make capital expenditures to expand branches and logistics presences, and enhance our IT systems, to meet the expected growth of our business.

Off-Balance Sheet Commitments and Arrangements

We have not entered into any off-balance sheet financial guarantees or other off-balance sheet commitments to guarantee the payment obligations of any third parties. We have not entered into any derivative contracts that are indexed to our shares and classified as shareholder’s equity or that are not reflected in our consolidated financial statements. Furthermore, we do not have any retained or contingent interest in assets transferred to an unconsolidated entity that serves as credit, liquidity or market risk support to such entity. We do not have any variable interest in any unconsolidated entity that provides financing, liquidity, market risk or credit support to us or engages in leasing, hedging or product development services with us.

Contractual Obligations

The following table sets forth the Company’s contractual obligations as of March 31, 2025.

Payments due by period as of March 31, 2025
		Within	Within	Over
	Total	1 year	1-2 years	2 years
	RMB	RMB	RMB	RMB
Short-term borrowings from a shareholder	3,900	3,900	-	-

As of the date of this prospectus, we had paid off the outstanding balance payable to the shareholder. The Company entered into a three-year revolving credit facility with a reputable bank, effective June 20, 2025, providing a total credit line of RMB 30 million with a floating rate. An initial drawdown of RMB 10 million was received on June 26, 2025 at an interest rate of 2.9%, due on December 26, 2025 and a second drawdown of RMB 10.0 million was received on July 29, 2025 at 2.9% interest, which is due January 26, 2026. Other than the above, the Company did not have any significant capital and other commitments, long-term obligations, or guarantees as of March 31, 2025 and as of the date of this prospectus.

Contingencies

From time to time, we may become involved in litigation relating to claims arising in the ordinary course of the business. There are no claims or actions pending or threatened against us that, if adversely determined, would in our judgment have a material adverse effect on us.

Critical Accounting Policies and Estimates

We prepare our consolidated financial statements in conformity with U.S. GAAP, which requires us to make judgments, estimates and assumptions that affect our reported amount of assets, liabilities, revenue, costs and expenses, and any related disclosures. Significant accounting estimates include, but not limited to allowance for doubtful accounts, accounting for deferred income taxes and valuation allowance for deferred tax assets. Changes in facts and circumstances may result in revised estimates. Actual results could differ from those estimates, and as such, differences may be material to the consolidated financial statements.

We believe the following critical accounting policies involve a higher degree of judgment and complexity than our other accounting policies. Therefore, these are the policies we believe are the most critical to understanding and evaluating our consolidated financial condition and results of operations. We continually evaluate these estimates and assumptions based on the most recently available information, our own historical experience and various other assumptions that we believe to be reasonable under the circumstances. Since the use of estimates is an integral component of the financial reporting process, actual results could differ from our expectations as a result of changes in our estimates.

Revenue recognition

The Company recognizes revenues in accordance with ASC Topic 606, Revenue from Contracts with Customers (“ASC 606”). Revenue is recognized when control of promised goods or services is transferred to the Company’s customers in an amount of consideration to which the Company expects to be entitled to in exchange for those goods or services. The Company derives revenues primarily from cross-border logistics services including modularized freight forwarding and comprehensive logistics solution services. For modularized freight forwarding services, the Company provides customers customized freight forwarding services via air or ocean route, which contains the initial cross-border transportation (“first-mile”) and ancillary services specified by the customer. The comprehensive logistics solutions provide customers integrated freight forwarding services across pre-established routes, incorporating the first-mile transportation, storage, customs clearance, and destination delivery (“last-mile”) in accordance with customers’ shipping requests from the starting point elected by the customer to the final point of delivery.

1.	Modularized Freight Forwarding Services:

Modularized freight forwarding services encompass the entire logistics process and customers can select one or more services based on their needs. Revenue is recognized as a continuous performance obligation over the transit period using the time-in-transit output method, reflecting the customer’s receipt of benefits as services are performed. Customs brokerage services, as part of the modularized offering, support the overall logistics process by facilitating shipment documentation and clearance. Revenue is recognized using the “right to invoice” practical expedient, aligning revenue recognition with the satisfaction of performance obligations and the continuous nature of services provided.

Revenue is recognized on a gross basis as the Company retains control over the services rendered. The Company is primarily responsible for fulfilling the promise by managing all aspects of the service performance process. It has discretion in setting the prices for the services to its customers and the ability to direct the use of the services provided by third parties. Credit terms of 60 to 90 days are typically granted to customers upon completion of performance obligation, though terms can vary based on contractual payment terms and certain other factors. The transaction price is fixed when the contract is signed by both parties, and the Company does not have significant variable consideration in these contracts.

2.	Comprehensive Logistics Solutions:

Comprehensive logistics solutions encompass a suite of services, including transportation, packing, warehousing, and other ancillary activities, delivered as an integrated solution to meet customer-specific logistical needs through pre-established routes. Revenue is recognized as a single performance obligation over the transportation period using the time-in-transit output method, reflecting the interconnected nature of these services, which collectively contribute to fulfilling the customer’s requirements. Ancillary services are integral to the transportation process and cannot be separated, as they are essential to delivering a unified output.

Revenue is recognized on a gross basis as the Company retains control of the services rendered. The Company is primarily responsible for fulfilling the promise, managing the shipment process and assumes risk of loss arisen from the shipment. Additionally, it has discretion in setting the prices for the services to its customers, and the ability to direct the use of the services provided by third parties. Credit terms of 60 to 90 days are typically granted to customers upon completion of performance obligation, though terms can vary based on contractual payment terms and certain other factors. The transaction price is fixed when the contract is signed by both parties, and the Company does not have significant variable consideration in these contracts.

Contract assets and liabilities

In-transit freight with performance obligations recognized over time that have revenue recognized to date in excess of cumulative billings are reported in consolidated balance sheets as “Contract assets”. Contract assets are reviewed for impairment when events or changes in circumstances indicate that the carrying value may not be recoverable. Contract assets are classified as current, and the full balance is converted each reporting period based on the short-term nature of the logistics service.

Contract liabilities represent the obligation to transfer goods or services to a customer for which the entity has received consideration from the customer. Contract liabilities are classified as current and included within “Advances from customers” in the consolidated balance sheets. The Company expects to recognize this balance as revenue over the next 12 months based on the short-term nature of the logistics service.

Contract costs

Contract costs consist of incremental costs of obtaining a contract with customers, for example, sales commissions. The Company elects to use the practical expedient, allowing to recognize the incremental costs of obtaining a contract as a cost or an expense when incurred if the amortization period, usually the contractual period, would have been one year or less.

Despite that management determines there are no critical accounting estimates, the most significant estimates relate to contract asset relating to shipment in transit. The estimated contract asset is based on the estimated progress of completion of the performance obligation, which is satisfied over the transit period when the customers simultaneously receive and consume the benefits during the process of transporting goods from one location to another. We use an output method of progress based on time-in-transit to measure the progress of the logistics services rendered. The estimated time to fulfil the performance obligation determined by historical experiences and logistics industry practices. We believe that the methodology employed is comparable to that of other cross-border logistics companies and offers faithful depiction of the services rendered to customers.

Our significant accounting policies are more fully described in Note 2 — Summary of Significant Accounting Policies to our consolidated financial statements, we believe that there were no other critical accounting policies and estimates that affect the preparation of financial statements.

Recent Accounting Pronouncements

A list of recently issued accounting pronouncements that are relevant to us is included in Note 2 to our consolidated financial statements included elsewhere in this prospectus.

INDUSTRY

Certain information, including statistics and estimates, set forth in this section and elsewhere in this prospectus has been derived from an industry report commissioned by us and independently prepared by Fairwise in connection with this offering. All the information and data presented in this section has been derived from Fairwise’s industry report unless otherwise noted. Fairwise has advised us that the statistical and graphical information contained herein is drawn from its database and other sources. However, neither we nor any other party involved in this offering has independently verified such information, and neither we nor any other party involved in this offering makes any representation as to the accuracy or completeness of such information. Therefore, investors are cautioned not to place any undue reliance on the information, including statistics and estimates, set forth in this section or similar information included elsewhere in this prospectus.

China’s Foreign Trade Overview

According to statistics by the General Administration of Customs (GAC) of China, since its accession to the WTO, China’s foreign trade of goods has grown from RMB4.2 trillion in 2001 to RMB41.8 trillion in 2023, at a CAGR of 11.0%. Imports were RMB18.0 trillion in 2023, a decrease of 0.3% from 2022, and exports were RMB23.8 trillion, an increase of 0.6% from 2022. Following the disruptions caused by the COVID-19 pandemic in 2020, exports saw a compound annual growth rate of 9.9% from 2020 to 2023, still close to double-digit growth, maintaining at a relatively high level (According to statistics from the General Administration of Customs of China (GACC) available at http://www.customs.gov.cn/customs/302249/zfxxgk/2799825/302274/302275/index.html).

Figure 1 China import and export amount and growth rate from 2010 to 2023 (unit: RMB’trillion)

Source: GAC, Fairwise Analysis

In recent years, due to multiple factors, the growth of China cross-border E-Commerce trading value has been ramping up. The total value of imports and exports of cross-border E-Commerce of China grew from RMB1.0 trillion in 2018 to RMB2.4 trillion in 2023, at a CAGR of 17.6%. Within which, the value of cross-border E-Commerce exports of China increased from RMB611.6 billion in 2018 to RMB1.8 trillion in 2023, at a CAGR of 24.7% (According to the data from 2023 China Import and Export E-Commerce Statistics by GAC of China issued on May 20, 2024).

We believe that the rapid growth of China cross-border E-Commerce industry in recent years is primarily due to the following reasons:

1) After the COVID-19 pandemic, consumption habits have been altered to the extent that online consumption has been continuously increasing. In addition, E-Commerce business may offer consumers more choices given the environment of uncertainty in global economic growth, deglobalization trend, and gradually rising costs. As a result, the penetration rate of E-Commerce has been increasing steadily. For example, according to the statistics by the U.S. Census Bureau, E-Commerce sales in the United States reached USD1.119 trillion in 2023, a 7.6% increase from 2022, with a penetration rate of 15.4%. This marks a significant rise from the 9.6% penetration rate in 2018, increasing by about 6 percentage points over the five years (Quarterly Retail E-Commerce Sales 4th Quarter 2023 by U.S. Census Bureau dated February 20, 2024, Quarterly Retail E-Commerce Sales 4th Quarter 2018 by U.S. Census Bureau dated March 13, 2019).

2) The emergence of a group of China cross-border E-Commerce platform companies with innovative business models such as SHEIN, Temu, TikTok, AliExpress, etc., further driving the business of cross-border E-Commerce export.

3) The emergence of some convincing cross-border brand merchants such as Anker, Aukey, UGREEN, LOCTEK, plays increasingly important roles which further advance the cross-border transaction by offering attractive and bargain purchase products to oversea consumers.

4) Support by the Chinese government for cross-border E-Commerce exports. Since China established its first Cross-Border E-Commerce Comprehensive Pilot Zone in 2015, the State Council of the P.R.C. has successively established 165 cross-border E-Commerce comprehensive pilot zones in seven batches by the end of 2023, covering all 31 provinces. These Pilot Zones are encouraged to focus on developing cross-border trade based on its respective industrial advantages of different regions. (According to report 2023 China Cross-Border E-Commerce Market Data Report by E-Commerce Research Centre dated May 15, 2024).

Figure 1 China cross-border E-Commerce Import & Export Value (RMB’billion)

Source: GAC, Fairwise Analysis

Market Value of Cross-Border E-Commerce Logistics

The development of Chinese cross-border E-Commerce has rapidly driven and changed ancillary Chinese cross-border logistics. Specifically, the end-to-end one-stop cross-border E-Commerce logistics solutions providers have emerged. Typically, these enterprises can offer services covering the entire service chain from E-Commerce sellers or platforms to overseas consumers, including domestic collection, packaging and sorting, warehousing, domestic transportation, customs declaration for export from China, international transportation, destination country customs clearance, overseas warehousing and transportation, and last-mile delivery. According to the data by the E-Commerce Research Centre, during the period from 2018 to 2023, the market value of the cross-border logistics industry increased from RMB568.9 billion to RMB2.52 trillion, at a CAGR of 34.7% (According to the data by E-Commerce Research Centre, available at https://www.100ec.cn). We predict that with the continued growth of cross-border E-Commerce, the increase of penetration rate of in E-Commerce, and the ongoing globalization of E-Commerce layouts, the market value of the supporting logistics industry may also experience rapid growth over the next five years. The compound annual growth rate from 2024 to 2028 is expected to reach 8.9%.

Figure 2 2019-2028 (Estimate) China cross-border E-Commerce Logistics market value (RMB’billion)

Source: E-Commerce Research Center, Fairwise analysis

China Cross-border Logistics Model

Traditional Foreign Trade and B2B E-Commerce Logistics

Under this model, the two trading parties basically adopt the trading methods of traditional foreign trade to deliver the commodities. Typically, domestic export manufacturers would adopt EXW terms (EX Works - where the seller’s responsibility ends once the goods are available at their premises and the buyer bears all costs and risks involved in transporting the goods to their desired location) or FOB terms (Free on Board - where the seller is responsible for the transportation of goods to a specific port, at which point the risk shifts to the buyer), while the overseas buyers are responsible for freight costs and engaging a freight forwarder. Usually, buyers would engage multinational freight forwarding companies to handle the transportation of the merchandise.

Under this model, merchandise is shipped in bulk, involving complex processes, lengthier cycles, and higher costs. Constrained by factors such as the slowing global economic growth, trend of deglobalization, geopolitical influences, and the rise of E-Commerce, the growth rate of export values using traditional trading method has slowed down in recent years. From 2018 to 2023, the total exports under the traditional trading model increased from RMB15.8 trillion to RMB21.9 trillion, at a CAGR of 6.8% excluding those traded through E-Commerce (According to the data from 2023 China Import and Export E-Commerce Statistics by GAC of China issued on May 20, 2024 http://www.customs.gov.cn/customs/302249/zfxxgk/2799825/302274/jcyjfxwz39/index.html). The logistics solutions under this trading model mainly rely on sea freight. The transportation cost is normally considered more important than timeliness. The logistics for B2B E-commerce model usually follows the same method.

Logistics for B2C E-Commerce

For cross-border B2C E-Commerce trading, sellers typically ship goods according to the requirement of buyers and typically assume full responsibility for the delivery of goods. This trading method is typically characterized by small batches of volumes and geographical dispersions of orders, due to a large number of buyers and dispersed regions. The transaction volumes and number of orders is significant. In addition, the fulfilment time requested by buyers is also shorter.

Two distribution models are usually adopted for Cross-border B2C e-commerce logistics, namely cross-border direct shipment model and overseas warehouse model:

Cross-border direct shipment refers to the method that the E-Commerce seller directly ship the goods upon receiving an order from overseas consumers. It can be further classified into three methods based on different delivery process and carriers:

1) Delivery through the international postal networks of the Universal Postal Union (UPU). This method has been the primary method for international parcel delivery for a long time. China is classified as a developing country in the UPU system and has historically enjoyed lower terminal fees than the actual mailing costs, with the difference subsidized by developed countries. Since October 2018, the United States initiated procedures to withdraw from the UPU, leading to increased delivery prices. This method is relatively slow with lower service levels.

2) International express delivery: Under this method, parcels are delivered through the networks and channels built by express delivery companies. World-wide leading express delivery companies include DHL, FedEx, and UPS, etc... While the shipping costs are higher using this method, the delivery time is usually shorter. It is frequently used for shipping high-value goods.

3) International dedicated line shipping: This delivery method offers end-to-end one-stop cross-border dedicated line services to sellers by integrating domestic parcel collection, international air transport, customs clearance, and final delivery in the destination country, etc. phases. By integrating resources from different phases, this model can help lower shipping costs and at the same time improve the delivery efficiency, making it increasingly popular among E-Commerce B2C sellers. The proportional use of this method in the direct shipping model has rapidly increased in recent years.

Under the direct shipping model, international dedicated line shipping and international express delivery currently are the primary methods used.

Overseas warehouse model: Under this model, E-Commerce sellers first stock the merchandise in overseas warehouses by cross-border logistics providers in advance. Upon receiving orders, they ship the merchandise from these warehouses to consumers directly. Under this model, logistics service providers can offer E-Commerce sellers one-stop services including overseas warehousing, sorting, transfer, and final delivery. This model bears the risks such as inventory stagnation and the additional costs of warehousing. But it can enable the sellers to complete transaction in a relatively short time after stocking goods in overseas warehouses, improving timeliness and customer satisfaction.

Cross-border logistics involve complex overall processes with multiple phases. Specifically, it includes domestic parcel collection, consolidation, forwarding, customs declaration, international transportation, destination country customs clearance, destination country forwarding, and last-mile delivery processes, etc. The related parties involved may include domestic and overseas logistics companies, air freight companies, sea freight companies, freight forwarding companies, and others. The processes and involved parties can be illustrated in the chart below:

Figure 3 Illustration of cross-border logistics process and participating parties

E-Commerce Seller
Collection
Forwarding
Domestic Logistics Companies
Customs Declaration
Trunk Line Transportation
Destination Country Customs Clearance
International Air Freight, Sea Freight and Railway Companies
Oversea Logistics Companies
Destination Country Transportation
Last Mile Delivery
Overseas Buyer
End to End Cross Border Logistics Service Provider

Source: Fairwise analysis

Due to the involvement of numerous participants in the flow of the transactions, the dispersed geographic locations of buyers and sellers, and the complexity of international and domestic transportation systems, etc., cross-border logistics services have a lengthy service process with multiple parties involved. As a result, the concentration rate is low. According to the estimate in the report 2023 Cross-border Logistics Industry Development Trend issued by Tungee Big Data Research Institute issued on October 27, 2023, by the end of 2023, there were over 150,000 cross-border logistics companies in China.

Participants in the cross-border logistics

Traditional freight forwarding companies

Freight forwarding companies are typically asset-light companies with a very small proportion investment in PP&E. Their primary cost is transportation cost. Funds are primarily used for business development and working capital. In cross-border trade, due to the involvement of numerous participants and various phases, international freight forwarders play a crucial role in integration: first, they connect with upstream customers for cargo collection; second, they help coordinate transportation resources to achieve both timeliness and cost benefit; lastly they can also help provide value-added services during the customs clearance process during import and export activities.

However, the complexity and regional nature of freight forwarding businesses contribute to low market concentration. Developed economies like Europe and the United States typically have leading domestic freight forwarding companies with high customer loyalty. While the top-ranked companies in China do not yet possess a complete and robust service chain system.

Emerging cross-border end-to-end logistics services provider

With the rapid rise of e-commerce business, comprehensive cross-border logistics service providers that can offer end-to-end solutions directly from sellers to buyers are gradually emerging. Unlike traditional international freight forwarders that primarily focus on B2B trunk line transportation services, this type of service providers is geared towards serving cross-border B2C E-Commerce. They can provide end-to-end logistics services ranging from domestic collection, consolidation, customs clearance, trunk line transportation, overseas customs clearance, transshipment, and final delivery. The industry is characterized by large number of competitors, geographical dispersion, intense competition, and low market concentration. According to the estimate by Yunlian Research Institute, in 2022, the top 50 companies in terms of revenue retain a market share of around 13.8% (2022 Top50 Cross-border E-commerce Logistics, by Yunlian Research Institute dated February 24, 2023). The advantage of comprehensive service providers lies in their ability to grasp crucial information flows across various phases of international logistics, connecting and coordinating different participating delivery companies, and offering value-added services to clients through their expertise in customs clearance, knowledge of destination country legal requirements, and related regulations.

Air freight and sea freight companies

Air freight and sea freight companies are capital-intensive companies. This industry has a high level of concentration, with leading companies ranking near the top occupying a substantial portion of the market. According to data from Alphaliner, the top 5 companies in the sea freight industry hold a market share of 64.5%, while the top 10 companies hold 84.1% at the end of 2023 (Alphaliner Top 100 updated January 1, 2024). Similarly, in the air freight sector, also due to significant investments, the market concentration is relatively high. In China, major players include Air China, China Eastern Airlines, and China Southern Airlines. As a result, the leading air freight and sea freight companies have relatively strong bargaining power.

Logistics Companies

Both the international and domestic logistics markets have several influential competitors. In the international market, DHL, FedEx, and UPS together hold over a majority of market share. Within China’s domestic market, companies like SF Express, JD.com, Cainiao, and ZTO Express, etc. with significant capabilities, have secured certain market shares, contributing to an increasing level of market concentration within the industry. According to estimates by the China Federation of Logistics and Purchasing, the combined revenue market share of the top 50 logistics companies in China in 2023 was 18% (according to Announcement Regarding the Release of China’s Top 50 Logistics Enterprises and Top 50 Private Logistics Enterprises for 2023 by China Federation of Logistics and Purchasing dated August 3, 2023), a trend expected to further continue in the short term. Meanwhile, different regions of overseas markets typically have strong local logistics companies responsible for transportation in the destination countries and last-mile deliveries.

BUSINESS

OUR MISSION

Our mission is to build a global smart logistics network and become a premier provider of end-to-end logistics solutions.

OVERVIEW

We provide cross-border logistics service solutions, which we believe is one of the fastest growing areas in China. Our primary business involves integrating worldwide supply chain resources to offer comprehensive logistics solutions to our clients, strategically focusing on cross-border freight services that connect China with global markets.

We operate through our subsidiaries located in major cities including Shanghai, Wuhan, and Shenzhen; each location represents a regional harbor that plays a crucial role at the forefront of China’s international logistics landscape. These cities benefit from advanced transportation networks and strategy positioning in both ocean and air transport, enabling them central hubs for our operations. The booming of cross-border logistics services and high concentration of customers lay a robust foundation for our business operations. Supportive local policies further contribute to our steady development and expansion.

Our cross-border logistics services mainly include:

●	Modularized freight forwarding: Providing customized logistics solutions through air or ocean transportation, with a range of services including any or a combination of transportation, customs clearance, warehousing, and distribution requested by our clients.

●	Comprehensive logistics solution: Offering a seamless, end-to-end solution integrating various cross-border processes from origin and destination through established delivery routes.

Over the years, we have strategically positioned to capitalize on the growing demand for efficient, reliable, and integrated logistics solutions in the global market. Our extensive service providers network, including global freight carriers, and our strong partnerships with domestic ground carriers in the markets like the U.S., Europe, and South America, have enabled us to meet the diverse needs of our clients. While maintaining profitability in our air and ocean transportation services, our comprehensive logistics solutions have shown rapid growth due to our reputation and high-quality service delivery. For the fiscal years ended March 31, 2023, and 2024, our total revenue was RMB353.5 million and RMB129.8 million, respectively. In fiscal year 2023, modularized freight forwarding accounted for 93.1% of our revenue, while comprehensive logistics solutions contributed 6.9%. During fiscal year 2024, these figures shifted to 45.5% and 54.5%, respectively. For the year ended March 31, 2025, our total revenue was RMB464.0 million (US$63.9 million), modularized freight forwarding accounted for 7.0% of our revenue, while comprehensive logistics solutions contributed 93.0%, reflecting our strategic pivot toward comprehensive logistics solutions.

Revenue generated from the modularized freight forwarding decreased by RMB26.6 million, or 45.1%, from RMB59.1 million for the year ended March 31, 2024 to RMB32.4 million (US$4.5 million) for the year ended March 31, 2025. This decrease was primarily attributable to reduced shipment volumes in our air freight operations as a pivotal reduction of traditional freight forwarding business with low profit margin since late 2023.

Revenue generated from the comprehensive logistics solution increased by RMB360.7 million, or 509.7%, from RMB70.8 million for the year ended March 31, 2024 to RMB431.5 million (US$59.5 million) for the year ended March 31, 2025. This increase is primarily driven by the strong demand for comprehensive logistics solutions, which are crucial for handling the international e-commerce transactions, particularly across key markets such as the U.S. and China, particularly from businesses requiring end-to-end management of high-volume small parcel flows encompassing warehouse storage, inventory management, freight forwarding, customs clearance, and final delivery. The resilience and consumer adoption of cross-border e-commerce contributed to an 860.6% year-over-year increase in parcel volumes processed through our integrated logistics solutions, reflecting the Company’s customer base expansion and operational scalability initiatives.

Our Growth Strategy

We intend to expand our industry position while maximizing shareholder value and pursuing a growth strategy that includes strengthening our relationships with key customers, diversifying our customer base and pursuing strategic relationships and acquisition opportunities.

Further enhance supply chain integration to develop core competitiveness and customer base

We plan to enhance our supply chain integration capabilities to strengthen our core competitiveness and expand our customer base. Our extensive global network of ocean and air freight carriers, as well as a broad domestic transportation network in the U.S., address the growing demand from Asia-based customers for comprehensive cross-border logistics solutions. Over the past few years, we have achieved revenue growth by meeting this demand.

We aim to deepen strategic long-term relationships with global ocean and air freight service providers and U.S. domestic transportation service providers, exploring new markets and collaboration opportunities. At the same time, we focus on strengthening our brand, improving sales efficiency, and increasing our presence as a leading cross-border supply chain solutions provider in Asia and globally. We intend to capitalize on the rapid growth of the global social commerce market driven by direct consumer purchases via social media platforms.

Expand service scope and global coverage

We are committed to providing comprehensive supply chain solutions to customers worldwide. We see significant opportunities in the trade of goods in emerging economies, including the U.S. and South America, and intend to leverage these opportunities to expand our global footprint.

We also plan to enhance our extensive coverage of Asia-to-U.S. shipping routes by ocean freight carriers, offering customers greater flexibility and optimized options regarding departure ports, shipping routes, and frequency. In addition, we aim to expand our carrier network in Europe to provide streamlined cross-border supply chain solutions for European clients, facilitating the movement of goods to Europe and beyond.

Further develop talent pool and human capital

We prioritize developing the skills and expertise of our employees. We plan to continue investing in our human capital by fostering a learning environment and offering professional growth opportunities. As we enter new markets, we will recruit local talent to build market expertise while preserving our dynamic corporate culture and core values.

Further invest in IT service and processing power

We plan to further develop, upgrade, and maintain our logistics IT systems, which are integral to our business. These systems improve supply chain visibility and management efficiency. We aim to invest in IT capabilities that enable seamless integration with customers’ systems, allowing us to handle high-volume data orders efficiently and maintain our competitive edge in logistics services.

Pursuing strategic relationships and acquisition opportunities

We intend to evaluate and pursue acquisition opportunities and strategic partner relationships which could enhance our product offerings, customer base or geographic reach, or which could allow us to achieve economies of scale and operating efficiencies. We currently have no plans, agreements or commitments with respect to any material acquisitions or strategic relationships.

Competitive Advantages

Our management believes that the following competitive strengths differentiate us from other domestic and international competitors and are the key factors to our success:

Mature upstream and downstream collaborative resources, supported by strong international supply chain integration capabilities

We have built close working relationships with a wide network of suppliers, including air and ocean port operators, air and ocean carriers, customs brokers, e-commerce platforms, and logistics service providers at both national and international levels. Over four years, we have maintained stable and cooperative relationships with over 100 customer and supplier groups. From our inception, we have partnered with leading e-commerce platforms and logistics companies in China to provide international logistics services, while top-tier domestic international logistics companies have consistently supplied us with reliable logistics support.

Our warehouse, located in Shenzhen, Guangdong Province, leverages its strategic geographic advantages to drive our growth. Benefits of our Shenzhen location include:

-	Strategic positioning close to major transportation hubs.

-	Access to a large customer base.

-	Integration of extensive supply chain resources upstream and downstream.

Through our supplier network, we have established global service capabilities to support our business. We have business links in 12 provinces across mainland China, including Shenzhen, Nanjing, Ningbo, Yiwu, Beijing, Shanghai, Tianjin, and Hong Kong, as well as connections in key global transportation hubs.

Highly efficient, reliable international logistics solutions and high-quality supply chain services

We provide fast and reliable delivery for customers across all operational routes. On average, we achieve delivery times of approximately five business days for small parcels shipped to U.S. customers. To enhance our overseas warehousing and sorting processes, we rely on suppliers who operate two subcontracting service nodes in the U.S. Key processes along the logistics value chain are carried out at these service points, allowing us to efficiently allocate resources and optimize delivery routes. These nodes also enable us to serve customers and suppliers from various regions with comprehensive and stable services.

By closely coordinating internal processes and collaborating with diverse suppliers, we optimize the logistics value chain and offer flexible delivery solutions. For instance, parcels can be stored and distributed from container freight stations on the U.S. East and West Coasts, providing cost-effective last-mile delivery. Pre-clearance services by our appointed customs brokers further streamline deliveries.

Customized supply chain solutions tailored to the specific needs of our clients

Since our establishment, we have provided tailored international logistics supply chain solutions for Chinese e-commerce platforms. To address challenges associated with bulky exports like home goods and outdoor products—where direct air freight costs are high—our innovative single-clearance model for ocean freight parcels allows individual parcel clearance at the destination country, significantly reducing costs and inventory risks. This solution provides platform sellers with competitive international logistics services.

We also provide end-to-end cross-border delivery services and ancillary services, including warehousing coordination, inspection, labelling, and sorting at international logistics service nodes outside China. These services meet varying client needs for expedited, standard, and economical delivery options.

Experienced management team with visionary leadership and strong organizational capabilities

Our management team brings deep expertise and insights into the international supply chain market. Our founder, chairman and chief executive officer, Yu Zhang, is an experienced entrepreneur who has successfully driven the company’s rapid growth and expansion. Our chief operating officer has approximately 20 years of extensive experience in the logistics industry. The senior management team has extensive knowledge of end-to-end supply chain solutions and diversified background with global view. Their industry expertise and entrepreneurial vision enable us to adapt strategies and operations to meet customer needs and market conditions, ensuring competitive success. Supported by a local management team with in-depth market knowledge, we have successfully developed our business under their leadership. While none of the members of our current management team have prior experience managing a publicly traded company, the Company is committed to strengthening its governance infrastructure through continued training and consulting programs on SEC rules, insider trading policies, and transparent communications, and expanding leadership with public company expertise post-IPO, to align the current management’s private-sector expertise with public-market obligations.

Our Service

We are an integrated end-to-end logistics solution provider, strategically focusing on cross-border freight services that connect China with global markets. Our primary business involves integrating worldwide supply chain resources to offer comprehensive logistics solutions to our clients.

We operate through our subsidiaries located in major cities including Shanghai, Wuhan, and Shenzhen; each location represents a regional harbor that plays a crucial role at the forefront of China’s international logistics landscape. These cities benefit from advanced transportation networks and strategy positioning in both ocean and air transport, enable them central to our operations. The booming of cross-border logistics services and high concentration of customers lay a robust foundation for our business operations. Supportive local policies further contribute to our steady development and expansion.

The flow chart below sets forth an illustration of our cross-border logistics service process:

Our cross-border logistics services mainly include:

-	Modularized Freight Forwarding

Modularized freight forwarding refers to customized logistics solutions provided via air or sea freight. These solutions include a range of services such as transportation, customs clearance, warehousing, and distribution, which clients can select individually or as a combination of services. For example: air freight customs clearance services consist of a combination of steps ②, ④, and ⑥ from the service flow chart; ocean freight customs clearance services consist of steps ③, ④, and ⑥; trade customs clearance and transfer services include steps ⑥ and ⑨; Other independent services, such as aircraft loading/unloading and ground cargo forwarding, correspond to step ④. These modular combinations offer flexibility and diversity in the company’s freight services, catering to various customer needs.

-	Comprehensive Logistics Solution

The comprehensive logistics solution is the fastest-growing segment of our business. This solution provides seamless, end-to-end services by integrating various cross-border processes along predetermined transportation routes, covering the entire journey from origin to destination. Currently, our main solution integrates services from steps ②, ④, ⑤, ⑥, ⑦, and ⑧ in the service flow chart. This one-stop, end-to-end solution spans the entire logistics process, from goods leaving the country of origin to reaching the final customer.

Competition

The market for end-to-end cross-border logistics solutions in China is highly fragmented, with significant entry barriers for new competitors. These barriers include: (i) strong customer relationships, (ii) comprehensive networks and industry resources, (iii) high-quality and reliable services, (iv) industry expertise, and (v) required certifications and licenses.

Leading companies in this market possess stronger capabilities to provide end-to-end cross-border services. These include operating self-owned facilities, utilizing comprehensive tracking systems, leveraging extensive resources, and negotiating competitive rates for shipping capacity across ocean, air, and land freight. In the future, it is expected that more competitors will strengthen their end-to-end cross-border service capabilities to better manage and reduce transit times and develop more centralized logistics systems.

We believe our competitive advantages over existing and potential competitors lie in our customized logistics services, comprehensive supply chain solution offerings, strong customer relationships, and expertise in the digitization and informatization of logistics services.

China is rapidly investing and promoting its infrastructure and cross-border logistics capabilities.

We believe that being located in China provides us with a number of competitive advantages within our industry, including the following:

●	Industry experiences;

●	Stable relationship with clients and suppliers; and

●	Experience of logistic management and cooperation with upstream and downstream players.

Industry Experiences. Due to the numerous phases involved in cross-border logistics, spanning different countries and regions requiring a clear understanding of local laws and necessary procedures, such as customs clearance, industry experience is crucial for providing high-quality services to clients. For new entrants in the industry, gaining relevant experience demands significant accumulation of expertise, thus posing a certain barrier.

Stable Relationships with Clients and Suppliers. Freight forwarding companies need to maintain good cooperative relationships with their clients and suppliers, such as logistics companies and air freight or sea freight companies, to secure continuous and stable order inflow and competitive transport price. For new entrants, it is challenging to attract a large customer base based on past performance, and in the initial stages, they may struggle to obtain favorable transport prices due to limited order volumes. Hence, it creates a barrier to entry.

Experience of Logistic Management and Cooperation with Upstream and Downstream Players. Typically, end-to-end cross-border logistics service providers need to collaborate with various upstream and downstream players, dealing with huge information flow as well as parcels’ physical flow. Providing high-quality services to clients requires experience of effective management and coordination of different suppliers in various phases. This poses a considerable challenge for new entrants in the industry, thereby creating a barrier to entry.

We believe that we differentiate ourselves because we have built a recognized brand name in the industry and because we offer superior product quality, timely delivery and high value. We believe that we have the following advantages over many of our competitors:

●	the performance and cost effectiveness of our products;

●	our ability to manufacture and deliver products in required volumes, on a timely basis, and at competitive prices;

●	superior quality and reliability of our products;

●	our after-sale support capabilities, from both an engineering and an operational perspective;

●	effectiveness of customer service and our ability to send experienced operators and engineers as well as a seasoned sales force to assist our customers; and

●	overall management capability.

Seasonality

The demand for cross-border logistics service exhibits certain seasonal fluctuations. Considering that most of the company’s customers are domestic, the extended holiday during the Spring Festival leads to a decrease in order volume during the holiday period. Additionally, equipment maintenance during the Spring Festival temporarily reduces production capacity, directly affecting the production volume of the products. In summary, the holiday break and equipment maintenance of southern customers during the Spring Festival are significant factors contributing to the reduced sales of products in winter.

Facilities

As of the date of this prospectus, we do not own any real property. Our principal executive office is located at 4th Floor, Section 4-56, Building C, Comprehensive Bonded Zone, 8MC Plot No. 69, Checheng South Road, Wuhan City, Hubei Province, People’s Republic of China. We conduct our operations out of leased facilities, the details of which are set out below.

Address	Gross Floor Area (sq./meter)	Use of the Property	Lease Term	Lessor	Rent/Month
Sichuan North Rd 888, Room 2609, Hongkou District, Shanghai, China	139.74	Office	From 03/22/2024 to 03/21/2026	Individual	RMB 11,000

Sichuan North Rd 888, Room 2706, Hongkou District, Shanghai, China	93.77	Office	From 4/9/2024 to 10/8/2025	Individual	RMB 10,000

Huazhongzhigu (Huarenhuyihe Technology garden), lot 201M, phase I, D5 R&D building, Floor 2, Economic and technology development district, Wuhan City, Hubei Province, China	658.46	Office	From 12/28/2023 to 10/13/2025	Wuhan Hongtao Technology Service Co. Ltd.	RMB 39,507

Dapingfengjing Rd 1, Building 4, Room 301, Tangxia Town, Dongguan City, Guangdong Province, China	1231.12	Warehouse	From 11/7/2022 to 10/31/2024, auto renewed by 3 months	Dongguan Keyuanli Industrial Park Service Co.	RMB 32,009

No. 82 Dongfeng Rd, Qingxi Town, Dongguan City, Guangdong Province, China	273.00	Warehouse	From 11/1/2024 to 10/31/2025	Shenzhen Haopeng International Logistics and Supply Chain Management Co.	RMB 9,555

Bantian Subdistrict, Tiananyungu building #3C, Room 1404, Longgang District, Shenzhen, China	352.13	Office	From 2/1/2023 to 1/31/2025 Renewed from 2/1/2025 – 1/31/2026	Shenzhen Chengzecheng Real Estate Management Consultant Co., Ltd.	RMB 38,030

Bantian Subdistrict, Xuegang Rd 2018, Tiananyungu industry garden phase 2, Building#5, Room 616,	46.17	Executive residence	From 6/11/2024 to 7/10/2025	Shenzhen Tianan Yungu Investment Development Co.	RMB4,476.0

We believe that our current offices and facilities are suitable and adequate to operate our business at this time.

Sales, Marketing and Distribution

Sales and Marketing

We have been successful to date in maintaining long-term relationships with numerous customers by satisfying their commercial needs. In addition, our marketing team monitors the market and responds accordingly in order to increase our customer base. We have a dedicated marketing and sales team of 9 employees that proactively follows up on new sales leads as of November 30, 2024.

Our marketing team develops strategies for the short-term and long-term by obtaining first-hand information about our products’ market positioning, monitoring national macro-economic policies, inquiring about current and future market’s needs, following the progress of existing projects and the satisfaction of existing customers. In addition, our technicians and marketing specialists regularly visit governmental departments, construction development companies, design institutes, supervision institutions, national construction quality inspection institutions and builders to promote new products.

Bidding Process

Many of the projects in our industry are awarded through a competitive bidding process among qualified bidders. The evaluation of proposals is undertaken objectively, consistently and without bias towards particular bidders. Qualified bidders are evaluated against a predetermined set of criteria, and contracts are almost never awarded on the basis of price alone. A contract is awarded to the bidder or bidders that provide what is considered a proposal that offers the best value to the purchaser, as determined by the predetermined criteria set by the purchaser. The criteria vary depending on the type of contract. Examples of criteria include price, technical merit, flexibility to future changes to requirements, speed of project delivery, sustainability and quality. During the bid evaluation process, our marketing team and members of our management respond to various inquiries and our company undergoes various assessments, including compliance, technical, commercial bid and qualification assessments.

Shipment

Our facilities are equipped for cargo lifting, shipment and distribution. Cargos for domestic customers are distributed to the destination designated by our customers. Cargos for international customers are delivered either to carriers at various ports of exit in China or delivered to a designated destination overseas.

Our Customers

We provide service for all ranges of clients in PRC, and we have also serviced clients located in foreign countries in America, Middle East, Southeast Asia. Our customers are large e-commerce platforms or key players serving e-commerce platforms, which are diverse in nature, depending on the nature of the cargos to be shipped and the special needs of the clients.

For the year ended March 31, 2025, the top three customers comprised 84.2% of our total revenue. For the year ended March 31, 2024, our top three customers comprised 56.7% of total revenue. While we value our relationship with each of our customers, we believe that generally the loss of any particular customer, including our largest customers, would not materially impact our business in the long-term. Many of our customer contracts are not necessarily long-term in nature. Accordingly, if any of our customers were to discontinue purchasing our products, we would actively seek new customers, which we have been successful doing in the past.

For the year ended March 31, 2025, sales to our 10 largest customers, in the aggregate, accounted for approximately 98.0% of our total revenue. For the year ended March 31, 2024, sales to our 10 largest customers, in the aggregate, accounted for approximately 86.2% of our total revenue. The following table provides the name of each customer that contributed 5% and more of our revenues and the revenues generated from such customer during these periods presented.

	For the year ended March 31, 2025
Name	RMB	USD	%
Customer 1	190,088,992	26,194,964	41.0%
Customer 2	134,454,437	18,528,317	29.0%
Customer 3	65,740,984	9,059,350	14.2%
Customer 4	39,639,753	5,462,504	8.5%
Total	429,924,166	59,245,135	92.7%

	For the year ended March 31, 2024
Name	RMB	USD	%
Customer 1	29,914,359	4,143,091	23.0%
Customer 2	23,672,566	3,278,613	18.2%
Customer 3	20,093,971	2,782,983	15.5%
Customer 4	12,025,366	1,665,493	9.3%
Total	85,706,262	11,870,180	66.0%

Research and Development

Intellectual Property

We rely on a combination of software copyrights, domain names and confidentiality agreements to protect our intellectual property. Our manufacturing processes are based on technology developed primarily in-house by our research and development and engineering personnel.

With respect to proprietary know-how that is not patentable and processes for which patents are difficult to enforce, we rely on, among other things, trade secret protection and confidentiality agreements to safeguard our interests. All of our research and development personnel have entered into confidentiality and proprietary information agreements with us. These agreements address intellectual property protection issues and require our associates to assign to us all of the inventions, designs and technologies they develop during the course of employment with us. We are not aware of any material infringement of our intellectual property rights.

Copyrights

We currently own 18 software copyrights issued by the National Copyright Administration of the PRC. These software copyrights are intended to make our operation efficient and competitive.

Domain Names

We currently own the following domain names:

●	www.exwchina.com

●	www.honetscm.com

●	www.honetscm.com.cn

●	www.wdt-us.top

●	www.honetscm.cn

INSURANCE AND SOCIAL SECURITY MATTERS

We participate in various government statutory social security plans, including a pension contribution plan, a medical insurance plan, an unemployment insurance plan, a work-related injury insurance plan, a maternity insurance plan and a housing provident fund. We currently do not have any business liability or disruption insurance.

Our insurance coverage does not violate any mandatory provisions of PRC laws. We believe that such coverage is in line with industry norms in the PRC and is adequate and sufficient for our current operations. See “Risk Factors—Risks Relating to Our Business and Industry—Our insurance coverage may not be adequate, which could expose us to significant costs and business disruptions.”

LEGAL PROCEEDINGS

We are currently not a party to any material legal or administrative proceedings. We may from time to time be subject to various legal or administrative claims and proceedings arising in the ordinary course of business. Litigation or any other legal or administrative proceeding, including but not limited to the disputes with our employees and investors as disclosed in the prospectus, regardless of the outcome, is likely to result in substantial cost and diversion of our resources, including our management’s time and attention. See “Risk Factors—Risks Relating to Our Business and Industry—Regulatory actions, legal proceedings, and customer complaints against us or our constituents could harm our reputation and have a material adverse effect on our business, results of operations, financial condition and prospects.”

REGULATIONS

This section sets forth a summary of the most significant laws, rules and regulations that affect our business activities in the PRC.

REGULATIONS RELATING TO HAZARDOUS CHEMICALS

According to the Work Safety Law of the PRC which was promulgated in 2002 and was latest amended in June 2021, where dangerous goods are to be manufactured, sold, transported, stored, used or to be disposed of or scrapped, business operators shall abide by relevant laws and regulations, as well as the national standards or industrial specifications, establish a special system for safety control, adopt reliable safety measures, and subject themselves to supervision and control by the competent departments in accordance with law. Pursuant to the Regulation on the Safety Administration of Hazardous Chemicals, which was promulgated by the State Council and latest amended in 2013, hazardous chemicals include hyper-toxic chemicals and other chemicals with the nature of toxic hazard, corrosiveness, explosiveness, flammability and combustion-supporting, which are dangerous to human body, facilities and environment and enterprises using hazardous chemicals shall, in accordance with the types and hazard characteristics of the used hazardous chemicals as well as the amount and mode of use, establish and perfect the safety administration regulations and safety operating rules for the use of hazardous chemicals so as to guarantee the safe use of hazardous chemicals, and shall comply with the provisions of laws and regulations regarding the storage hazardous chemicals. Enterprise fails to comply with such regulatory requirements shall be ordered to rectify, to suspend business operations, be imposed fines, or even has its permits or business license be revoked by the relevant government authorities.

Pursuant to the Regulation on the Safety Administration of Hazardous Chemicals, enterprises engaging in road transportation of hazardous chemicals shall, according to the provisions of the laws and administrative regulations concerning road transportation, obtain the permits for road transportation of dangerous goods, and go through the registration formalities with the administration for industry and commerce. Provisions on the Administration of Road Transport of Dangerous Goods, which was promulgated by the Ministry of Transport in 2013, latest amended in 2023, has further stipulates where a shipper entrusts an entity that has not obtained a permit for road transportation of dangerous goods in accordance with the law to carry dangerous chemicals, it shall be ordered to make corrections by the competent road transport administrative authority at or above the county level and shall be imposed a fine ranging from RMB100,000 to RMB200,000.

Regulations Relating to Road Transportation

According to the Regulation of the People’s Republic of China on Road Transport promulgated by the State Council in April 2004 and most recently amended in July 2023, and Provisions on the Administration of Road Freight Transport and Stations (Sites) (the “Road Freight Provisions”) issued by the Ministry of Transport in June 2005 and most recently amended in November 2023, the business operations of road freight transportation refer to commercial road freight transportation activities that provide public services. Road freight transportation includes general road freight transportation, special road freight transportation, road transportation of large articles, and road transportation of hazardous cargos. Special road freight transportation refers to freight transportation using special vehicles with containers, refrigeration equipment, or tank containers. The Road Freight Provisions set forth detailed requirements with respect to vehicles and drivers.

Under the Road Freight Provisions, anyone engaged in the business of operating road freight transportation must obtain a Road Transportation Operation Permit from the local county-level road transportation administrative bureau, and each vehicle used for road freight transportation must have a Road Transportation Certificate from the same authority. The incorporation of a subsidiary of a road freight transportation operator that intends to engage in road transportation business is subject to the same approval procedure. If it intends to establish a branch, it should file with the local road transportation administrative bureau where the branch is to be established. Pursuant to the Notice on the Cancelation of the Road Transportation Operation Permit and the Driver Qualification Certificate for Ordinary Freight Vehicles with a Total Mass of 4.5 Tons or Less promulgated by the Ministry of Transport, which took effect in January 2019, local transportation management departments will no longer issue Road Transportation Operation Permit for ordinary freight vehicles with a total mass of 4.5 tons or less, and shall not impose administrative penalties on such vehicles and drivers for the reasons of operating without the Permit and driving freight transportation vehicles without the corresponding qualification Certificates.

Although the Road Transportation Operation Permits have no limitation with respect to geographical scope, several provincial governments in China, including Shanghai and Beijing, promulgated local rules on administration of road transportation, stipulating that permitted operators of road freight transportation registered in other provinces should also make filings with the local road transportation administrative bureau where they carry out their business.

According to the Road Freight Provisions, a road freight transport business operator shall engage in business operations of road freight transport according to the business scope as specified in the Road Transportation Operation Permit and shall not transfer or rent the Road Transportation Operation Permit. A road freight transport business operator shall require the drivers of vehicles it employs to carry along with the vehicles the Road Transport Certificate obtained as required. The Road Transport Certificate shall not be assigned, leased, altered or forged.

REGULATIONS RELATING TO FIRE PREVENTION

According to the Fire Prevention Law of the PRC, which was promulgated on April 29, 1998 and was latest amended on April 29, 2021, fire prevention design or construction of a construction project must conform to the national fire prevention technical standards. For a construction project that needs a fire prevention design under the national fire protection technical standards for project construction, the construction entity must submit the fire prevention design documents to the relevant housing and urban-rural development authority for approval or filing purposes (as the case may be), and when a construction project which is designed in accordance with the national standards of construction technology for fire control is completed, such project must pass the required as-built acceptance check on fire prevention by, or file with, the relevant housing and urban-rural development authority.

On August 12, 2015, the Ministry of Public Security promulgated Eight Measures to Deepen Reform and Serve Economic and Social Development, or the Eight Measures. According to the Eight Measures, construction projects with an investment of less than RMB300,000 or a construction area of less than 300 square meters is not required to obtain the as-built acceptance check on fire prevention or fire safety filing, and competent authorities of housing and urban-rural development at the provincial level may formulate detailed rules of implementation pursuant to these measures. According to the Interim Provisions of Construction Fire Design Review and Acceptance, which took effective on June 1, 2020, and revised on August 21, 2023, fire acceptance should be done for special construction projects which meet certain conditions, fire filing should be done for other types of construction projects. Pursuant to the Fire Prevention Law, the construction project that fails to complete fire safety filing shall be ordered to rectify and be subject to a fine of up to RMB5,000. Even if the construction project has completed the fire safety filing, it may be randomly inspected by the relevant governmental authorities. If the constriction project failed to pass the random inspection, the construction entity shall stop using such construction project and organize rectification and apply for re-inspection after the rectification is completed, such construction project can only be used after it passed the re-inspection.

REGULATIONS RELATING TO CUSTOMS DECLARATION

Pursuant to the Customs Law of the PRC promulgated by the Standing Committee of the National People’s Congress on January 22, 1987, most recently amended on April 29, 2021, the consignor or consignee of the goods exported or imported as well as a customs declaration enterprise must register themselves for declaration activities at customs in accordance with the law. Anyone who is not registered at the customs shall not conduct declaration activities. Customs brokers or customs declaration persons shall not make customs declaration illegally on behalf of others or conduct customs declaration activities beyond their business scope. Pursuant to the Administrative Provisions of the Customs on Record-filing of Customs Declaration Entities promulgated by the General Administration of Customs (the “GAC”) on November 19, 2021 and became effective on January 1, 2022, a consignor or consignee of imported and exported goods as well as customs declaration enterprise shall go through customs declaration entity record-filing formalities with the competent customs in accordance with the applicable provisions. Customs declaration entities may handle customs declarations business within the customs territory of the PRC.

On April 16, 2018, the GAC circulated the Announcement on Matters relating to the Consolidation of Enterprises’ Qualifications for Customs Declaration and Declaration for Inspection and Quarantine (“Announcement 28”), the record-filing for declaration agencies for inspection and quarantine and the registration for customs declaration enterprises will be combined into the registration for customs declaration enterprises. From April 20, 2018, an enterprise will simultaneously become qualified for the customs declaration and the declaration for inspection and quarantine, once it has registered itself or filed a record with the customs and the customs will approve and issue the Certificate of the Customs of the PRC on Registration of the Customs Declaration Entity and the Registration Form for Declaration Enterprises for Entry-Exit Inspection and Quarantine affixed with its special seal for registration and record-filing to the registered or recorded enterprise simultaneously.

On October 26, 2018, the GAC circulated the Announcement on Matters Related to Promoting the Integration of Customs Inspection and Optimizing the Registration of Customs Declaration Entities, according to which, from October 29, 2018, the Certificate of the Customs of the PRC on Registration of the Customs Declaration Entity issued by the customs to the customs declaration enterprise that has completed the registration automatically reflects the two qualifications for customs declaration and the declaration for inspection and quarantine. The original “Registration Form for Declaration Enterprises for Entry-Exit Inspection and Quarantine” and “Registration Form for Entry-Exit Inspection and Quarantine Reporters” will no longer be issued. Any enterprises engaged in the business of making customs declarations and making the declaration for inspection and quarantine as an agent should obtain relevant certificate and make filings for customs declaration persons as prescribed by the foresaid regulations.

On 19 November 2021, the General Administration of Customs promulgated the Provisions on the Record-filing of Customs Declaration Entities of the PRC, which was executed on 1 January 2022. Pursuant to the Provisions, the consignee or consignor of imported or exported goods or customs brokerage enterprises can engage in customs declaration activities within the customs territory of the PRC. Consignees and consignors of imported and exported goods and customs brokerage enterprises conducting customs declarations shall be qualified market entities; among them, consignees and consignors of imported and exported goods shall also have filed with the MOFCOM to record their identity as foreign trade operators. To declare, a Record-Filing Information Form of the Customs Declaration Entity shall be submitted to the Customs Authority. The record-filing information shall be published through the Credit Publicity Platform of Import and Export Business of Customs of the PRC, which is an information platform of the Customs Authority of the PRC open to the public.

According to the Decision on the Amendment of the Foreign Trade Law of the PRC promulgated by the National People’s Congress of the PRC on 30 December 2022, recording or filings is no longer required for foreign trade operators engaging in import and export of goods or technology from 30 December 2022.

Regulations Relating to Import and Export of Goods

Pursuant to the Foreign Trade Law, which was most recently amended on December 30, 2022, and the Administrative Regulations for the Import and Export of Goods, which were became effective on January 1, 2002, and which was most recently amended on March 10, 2024, certain goods are allowed to be imported into or exported out of China freely, while certain goods are prohibited or restricted from being imported into or exported out of China due to their impact on national security, the life and health of people, animals, or plants, the development of certain domestic industries, or other reasons stipulated in relevant laws and regulations. No one shall import or export goods that are prohibited from being imported into or exported out of China. The import and export of goods that are restricted from being imported into or exported out of China shall comply with relevant restrictive laws and regulations.

According to the Customs Law of the PRC, unless otherwise provided for, the declaration of import or export goods and the payment of customs duties may be made by the consignees or consignors themselves, and such formalities may also be completed by their entrusted customs brokers that have registered with the PRC customs authority. The Regulations on Import and Export Duties, promulgated by the State Council on November 23, 2003, and amended on March 1, 2017, further stipulate that, this regulation has been replaced by Tariff Law of the People’s Republic of China, which came into effect on December 1, 2024 unless otherwise provided by the relevant laws and regulations, goods permitted to be imported into or exported out of China shall be subject to the payment of customs duties. The consignees of imported goods, consigners of exported goods, or owners of inward articles shall undertake the obligation of the payment of customs duties. The State Council also promulgated implementation rules and tariff schedules to regulate the items and rates of the customs duties.

According to the Import and Export Commodity Inspection Law promulgated by SCNPC on February 21, 1989, and most recently amended on April 29, 2021, and its implementation rules, the imported and exported goods that are subject to compulsory inspection listed in the catalog compiled by the import and export commodity inspection department established by the State Council shall be inspected by the commodity inspection organizations, and the imported and exported goods that are not subject to statutory inspection shall be subject to random inspection. Consignees and consignors or their entrusted customs brokers may apply for inspection to the goods inspection authorities.

Regulations Relating to International Freight Forwarding Business

Administrative Provisions on International Freight Forwarders of the PRC promulgated in 1995 and its detailed rules issued in 2004 regulate the business of international freight forwarding. According to the Provisions and its detailed rules, the minimum amount of registered capital must be RMB5 million (approximately $691,802) for an international freight forwarder by sea, RMB3 million (approximately $415,081) for an international freight forwarder by air, and RMB2 million (approximately $276,720) for an international freight forwarder by land or for an entity operating international express delivery services. An international freight forwarder must, when each time applying to set up a branch, increase its registered capital (or the excess amount over its minimum registered capital) by RMB500,000 (approximately $69,180). Under (Interim) Measures for the Archival Filing of International Freight Forwarders announced in March 2005 and amended in August 2016, all international freight forwarders and their branches registered with the SAMR must file with the MOFCOM or its authorized organs.

Regulations Relating to Express Delivery Service

The PRC Postal Law also requires that a company operating express delivery services must apply for and obtain the Courier Service Operation Permit prior to applying for its business license. Pursuant to the Administrative Measures on Courier Service Operation Permits, which was promulgated by the Ministry of Transport in September 2009 and most recently amended in November 2019, any entity engaging in express delivery services is required to obtain a Courier Service Operation Permit from the State Post Bureau or its local counterpart and is subject to their supervision and regulation. The express delivery business must be operated within the permitted scope, geographical area, and valid term of the Courier Service Operation Permit. The Courier Service Operation Permit shall be valid for five years.

REGULATIONS RELATING TO INTELLECTUAL PROPERTY

China has adopted comprehensive legislation governing intellectual property rights, including copyrights, trademarks, patents and domain names. China is a signatory to the primary international conventions on intellectual property rights and has been a member of the Agreement on Trade Related Aspects of Intellectual Property Rights since its accession to the World Trade Organization in December 2001.

Copyright

On September 7, 1990, SCNPC promulgated the Copyright Law of the PRC, or the Copyright Law, effective on June 1, 1991 and amended on October 27, 2001, February 26, 2010, and November 11, 2020, respectively. The amended Copyright Law extends copyright protection to internet activities, products disseminated over the Internet and software products. In addition, there is a voluntary registration system administered by the Copyright Protection Center of China.

Under the Regulations on the Protection of the Right to Network Dissemination of Information that took effect on July 1, 2006 and was amended on January 30, 2013, it is further provided that an Internet information service provider may be held liable under various situations, including that if it knows or should reasonably have known a copyright infringement through the Internet and the service provider fails to take measures to remove or block or disconnect links to the relevant content, or, although not aware of the infringement, the Internet information service provider fails to take such measures upon receipt of the copyright holder’s notice of such infringement.

The Regulations on Computer Software Protection, promulgated by the State Council on June 4, 1991 and amended on December 20, 2001, January 8, 2011 and January 30, 2013, respectively further specify detailed procedures and requirements with respect to the registration of software copyrights.

Domain Names

On August 24, 2017, the MIIT promulgated the Administrative Measures for Internet Domain Names, or the Domain Name Measures, which became effective on November 1, 2017. MIIT is the major regulatory body responsible for the administration of the PRC internet domain names, under supervision of which China Internet Network Information Center, or the CNNIC, is responsible for the daily administration of CN domain names and PRC domain names. Pursuant to the Domain Name Measures, the registration of domain names adopts the “first to file” principle and the registrant shall complete the registration via the domain name registration service institutions. The Domain Name Measures regulate the registration of domain names, such as China’s national top-level domain name “.CN”. The CNNIC issued the Measures for the Resolution of Country Code Top-Level Domain Name Disputes on June 18, 2019, pursuant to which, in the event of a domain name dispute, the disputed parties may lodge a complaint to the designated domain name dispute resolution institution to initiate the domain name dispute resolution procedure, file a suit to the People’s Court, or initiate an arbitration procedure.

REGULATIONS RELATING TO FOREIGN EXCHANGE

The principal regulations governing foreign currency exchange in PRC are the Foreign Exchange Administration Regulations, most recently amended in August 2008. Under the PRC foreign exchange regulations, payments of current account items, such as profit distributions, interest payments, and trade and service-related foreign exchange transactions, can be made in foreign currencies without prior approval from SAFE by complying with certain procedural requirements. By contrast, approval from or registration with appropriate government authorities is required where RMB is converted into foreign currency and remitted out of China to pay capital account items, such as direct investments, repayment of foreign currency-denominated loans, repatriation of investments, and investments in securities outside of China.

SAFE promulgated the Notice of Further Improving and Adjusting Foreign Exchange Administration Policies on Foreign Direct Investment, which was released in November 2012 and revised in May 2015 and substantially amends and simplifies the current foreign exchange procedure. Pursuant to this circular, the opening of various special-purpose foreign exchange accounts, such as pre-establishment expenses accounts, foreign exchange capital accounts and guarantee accounts, the reinvestment of RMB proceeds derived by foreign investors in the PRC, and remittance of foreign exchange profits and dividends by a foreign-invested enterprise to its foreign shareholders no longer require the approval or verification of SAFE, and multiple capital accounts for the same entity may be opened in different provinces, which was not possible previously. In addition, SAFE promulgated the Provisions on Foreign Exchange Administration over Domestic Direct Investment by Foreign Investors in May 2013, which specifies that the administration by SAFE or its local branches over direct investment by foreign investors in the PRC must be conducted by way of registration and banks must process foreign exchange business relating to the direct investment in the PRC based on the registration information provided by SAFE and its branches. On February 13, 2015, SAFE promulgated the Notice on Further Simplifying and Improving the Foreign Exchange Management Policies for Direct Investment (“SAFE Notice 13”), which took effect on June 1, 2015, and was amended in December 2019. After SAFE Notice 13 became effective on June 1, 2015, instead of applying for approvals regarding foreign exchange registrations of foreign direct investment and overseas direct investment from SAFE, entities and individuals may apply for such foreign exchange registrations from qualified banks. Under the supervision of SAFE, the qualified banks may directly review the applications and conduct the registration.

On March 30, 2015, SAFE promulgated the Notice of the State Administration of Foreign Exchange on Reforming the Administration of Foreign Exchange Settlement of Capital of Foreign-Invested Enterprises, or SAFE Circular 19, which expands a pilot reform of the administration of the settlement of the foreign exchange capitals of foreign-invested enterprises nationwide. Circular 19 came into force and replaced both previous Circular 142 and Circular 36 on June 1, 2015. On June 9, 2016, SAFE promulgated the Notice of the State Administration of Foreign Exchange on Reforming and Standardizing the Foreign Exchange Settlement Management Policy of Capital Account, or SAFE Circular 16, which revised by the Notice of the State Administration of Foreign Exchange on Further Deepening Reform and Promoting Cross border Trade and Investment Facilitation (Hui Fa [2023] No. 28), which came into effect on December 4, 2023，to further expand and strengthen such reform. Under Circular 19 and Circular 16, foreign-invested enterprises in the PRC are allowed to use their foreign exchange funds under capital accounts and RMB funds from exchange settlement for expenditure under current accounts within its business scope or expenditure under capital accounts permitted by laws and regulations, except that such funds shall not be used for (i) expenditure beyond the enterprise’s business scope or expenditure prohibited by laws and regulations; (ii) investments in securities or other investments than banks’ principal-secured products; (iii) granting of loans to non-affiliated enterprises, except where it is expressly permitted in the business license; and (iv) construction or purchase of real estate for purposes other than self-use (except for real estate enterprises).

In January 2017, SAFE promulgated the Notice on Further Improving Reform of Foreign Exchange Administration and Optimizing Genuineness and Compliance Verification, or SAFE Circular 3, which stipulates several capital control measures with respect to the outbound remittance of profit from domestic entities to offshore entities, including (i) under the principle of genuine transaction, banks shall check board resolutions regarding profit distribution, the original version of tax filing records and audited financial statements; and (ii) domestic entities shall hold income to account for previous years’ losses before remitting the profits. Further, according to SAFE Circular 3, domestic entities shall make detailed explanations of the sources of capital and utilization arrangements and provide board resolutions, contracts and other proof when completing the registration procedures in connection with an outbound investment.

On April 10, 2020, SAFE issued the Notice on Optimizing Administration of Foreign Exchange to Support the Development of Foreign-related Business, or SAFE Circular 8, pursuant to which, eligible enterprises are allowed to use the income under capital account, from such sources as capital funds, foreign debt and overseas listing, for domestic payment without having to provide supporting authentication materials to the banks for every transaction in advance, but the use of funds shall be true and compliant as well as conform to the existing administration regulations regarding use of income under capital account. The concerned bank shall conduct spot checking in accordance with the relevant requirements.

REGULATIONS RELATING TO FOREIGN EXCHANGE REGISTRATION OF OVERSEAS INVESTMENT BY PRC RESIDENTS

SAFE issued Notice Concerning Foreign Exchange Control on Relevant Issues Relating to Domestic Resident’s Offshore Investment and Financing and Roundtrip Investment through Special Purpose Vehicles, or SAFE Circular 37, that became effective in July 2014, replacing the previous SAFE Circular 75, the Notice on Relevant Issues Concerning Foreign Exchange Administration for PRC Residents Engaging in Financing and Roundtrip Investments via Overseas Special Purposes Vehicles. SAFE Circular 37 regulates foreign exchange matters in relation to the use of special purpose vehicles, or SPVs, by PRC residents or entities to seek offshore investment and financing or conduct round trip investment in China. Under SAFE Circular 37, an SPV refers to an offshore entity established or controlled, directly or indirectly, by PRC residents or entities to seek offshore financing or make an offshore investment, using legitimate onshore or offshore assets or interests. An “round trip investment” refers to direct investment in China by PRC residents or entities through SPVs, establishing foreign-invested enterprises to obtain ownership, control rights, and management rights. SAFE Circular 37 provides that, before contributing to an SPV, PRC residents or entities must complete foreign exchange registration with SAFE or its local branch. SAFE promulgated the Notice on Further Simplifying and Improving the Administration of the Foreign Exchange Concerning Direct Investment in February 2015, which took effect on June 1, 2015. This notice has amended SAFE Circular 37 requiring PRC residents or entities to register with qualified banks rather than SAFE or its local branch in connection with their establishment or control of an offshore entity established for overseas investment or financing.

PRC residents or entities who had contributed legitimate onshore or offshore interests or assets to SPVs but had not obtained registration as required before the implementation of SAFE Circular 37 must register their ownership interests or control in the SPVs with qualified banks. An amendment to the registration is required if there is a material change with respect to the SPV registered, such as any change of basic information (including change of the PRC residents, name and operation term), increases or decreases in investment amount, transfers or exchanges of shares, and mergers or divisions. Failure to comply with the registration procedures set forth in SAFE Circular 37 and the subsequent notice, or making misrepresentation on or failure to disclose controllers of the foreign-invested enterprise that is established through round-trip investment, may result in restrictions being imposed on the foreign exchange activities of the relevant foreign-invested enterprise, including payment of dividends and other distributions, such as proceeds from any reduction in capital, share transfer or liquidation, to its offshore parent or affiliate, and the capital inflow from the offshore parent, and may also subject relevant PRC residents or entities to penalties under PRC foreign exchange administration regulations.

REGULATIONS RELATING TO FOREIGN EXCHANGE REGISTRATION OF OVERSEAS INVESTMENT BY PRC ENTERPRISES

On December 26, 2017, the NDRC promulgated the Administrative Measures on Overseas Investments by Enterprises, which took effect as of March 1, 2018. According to this regulation, nonsensitive overseas investment projects are subject to record-filing requirements with the local branch of NDRC. On September 6, 2014, MOC promulgated the Administrative Measures on Overseas Investments, which took effect as of October 6, 2014. According to this regulation, overseas investments of PRC enterprises that involve nonsensitive countries and regions and nonsensitive industries are subject to record-filing requirements with a local branch of MOC. According to the Circular Notice of the State Administration of Foreign Exchange on Issuing the Regulations on Foreign Exchange Administration of the Overseas Direct Investment of Domestic Institutions, which was promulgated by the State Administration of Foreign Exchange, or SAFE, on July 13, 2009 and took effect on August 1, 2009, and the Notice on Further Simplifying and Improving the Administration of the Foreign Exchange Concerning Direct Investment, which was promulgated by SAFE on February 13, 2015 and took effect on June 1, 2015, PRC enterprises must register for overseas direct investment with a local SAFE branch or its authorized banks.

REGULATIONS RELATING TO DIVIDEND DISTRIBUTIONS

Under our current corporate structure, we may rely on dividend payments from our PRC subsidiaries, to fund any cash and financing requirements we may have. The principal regulations governing the distribution of dividends of foreign-invested enterprises include Foreign Investment Law of the PRC and the Company Law of the PRC. Under these laws, wholly foreign-owned enterprises in China may freely make remittance inward and outward in RMB or foreign exchange of capital contribution, profits, capital yield, income from asset disposal, intellectual property licensing fees, indemnity obtained according to law or income from compensation and liquidation.

According to the PRC Company Law and Foreign Investment Law, each of our PRC subsidiaries is required to draw 10% of its after-tax profits each year, if any, to fund certain statutory reserve fund, which may stop drawing its after-tax profits if the aggregate balance of the statutory reserve fund has already accounted for over 50% of its registered capital. These reserves are not distributable as cash dividends. The PRC subsidiaries may allocate a portion of their after-tax profits based on PRC accounting standards to optional reserve funds. After making up the losses and allocating reserve funds, the remaining after-tax profits of our PRC subsidiaries may be distributed to the shareholders.

REGULATIONS RELATING TO FUNDS TRANSFER TO PRC SUBSIDIARIES

We are permitted under PRC laws and regulations as an offshore holding company to provide funding to our PRC subsidiaries through loans or capital contributions, subject to satisfaction of applicable government registration, approval and filing requirements.

In the event of subsequent changes in the registered capital of our PRC subsidiary which is a foreign-invested enterprise, or FIE, such as increase in its registered capital, the FIE shall complete registration change formalities with competent administrations for market regulation in accordance with relevant regulations, and registration change formalities shall also be completed with the competent administration of foreign exchange according to the Provisions on Foreign Exchange Administration over Domestic Direct Investment by Foreign Investors. In addition, pursuant to Circular 16, FIEs shall use their registered capital pursuant to the principle of authenticity and self-use within their business scope.

Pursuant to the Provisional Measures on Administration of Foreign Debt (the “Foreign Debt Measures”) issued by the State Development Planning Commission (revised), Ministry of Finance (“MOF”) and SAFE in January 2003 and revised in 2022，effective as of March 1, 2003, any loans provided by us to our PRC subsidiaries in foreign currencies shall be classified as foreign debt under the Foreign Debt Measures. According to the Foreign Debt Measures, the sum of cumulative accrued amounts of medium-term to long-term foreign loans and balance amounts of short-term foreign loans taken by a foreign-invested enterprise shall be limited to the difference between the total project investment amount approved by the government and the amount of registered capital. Foreign-invested enterprises may take foreign loans freely within the scope of difference.

On January 12, 2017, the People’s Bank of China (“PBOC”) issued the Notice of People’s Bank of China on Matters Concerning Macro-prudential Management on Full-covered Cross-border Financing (the “No.9 Notice”), which improved the policy framework of the cross-border financing. The No.9 Notice clarifies the new calculation methods of the upper limit of the risk-weighted balance for all types of cross border financing, in particular, the upper limit for risk-weighted balance for cross-border financing equals to the capital or the net assets multiplied by the leverage rate of cross-border financing and the macro-prudential adjustment parameters. Currently, the implementation of the foregoing methodologies for foreign-invested enterprises in cross-border financing have not been formally determined by PBOC and SAFE.

Moreover, as the debtors of cross-border financing, our PRC subsidiaries are also required to comply with certain registration formalities for execution of foreign debt contracts with the foreign exchange bureau at the locality according to the Notice of State Administration of Foreign Exchange on Promulgation of the Administrative Measures on Registration of Foreign Debt which was promulgated by SAFE in April 2013 and revised in May 2015.

According to the Administrative Measures for the Examination and Registration of Medium and Long-term Foreign Debts of Enterprises which was promulgated by the NDRC on January 5, 2023 and came into effect on February 10, 2023, a foreign debt with a term of or longer than one year must be filed with the NDRC and obtain the enterprise foreign debt pre-issuance registration certificate prior to the offering, and report the relevant information and documents in respect of the issuance of the foreign debt with the NDRC within ten (10) working days after the issue date of the foreign debt.

Regulation Related to E-Commerce

To regulate the E-commerce industry, on August 31, 2018, the Standing Committee of the National People’s Congress promulgated the PRC E-Commerce Law, which took effect on January 1, 2019. The E-commerce Law imposes a series of requirements on E-commerce platform operators. Pursuant to the E-commerce Law, an E-commerce platform operator shall respect and equally protect the legitimate interests of the consumers and provide options to consumers without targeting at their personal characteristics. The E-commerce Law requires an E-commerce platform operator to, among other things, verify and register the identities, addresses, contacts and licenses of merchants who apply to provide goods or services on its platform, establish registration archives and update information on a regular basis; submit the identification information and tax-related information of the merchants on its platform to governmental authorities as required and remind the merchants to complete the registration with relevant governmental authorities; establish intellectual property rights protection rules, and take necessary measures against infringement of intellectual property rights by merchants on its platform. In addition, an E-commerce platform operator is not allowed to impose unreasonable restrictions over or add unjustified conditions to transactions concluded on its platform by merchants, or charge merchants operating on its platform any unreasonable fees. An E-commerce platform operator shall assume joint liabilities with the relevant third-party merchants on its platform and may be subject to warnings and fines up to RMB2,000,000 where the operator fails to take necessary measures when it knows or should have known that the products or services provided by the third-party merchants on its platform do not meet the personal or property safety requirements or third-party merchants’ other acts may infringe on the lawful rights and interests of the consumers or any intellectual property rights of any other third-party.

On June 12, 2019, the State Post Bureau and MOFCOM promulgated the Guiding Opinions on Regulating the Interconnection and Sharing of Data between Express Delivery and E-commerce Industries, which provides that if E-commerce participants agree to deliver commodities through express delivery, an E-commerce platform operator shall provide the necessary delivery data to an express delivery service provider through the agreed means of data transmission. The E-commerce platform operator cannot, by restricting the interconnection and sharing of data, hinder the E-commerce participants from freely choosing the express delivery service. When collecting and sharing user information, E-commerce platform operators engaged in express delivery business must abide by the provisions of laws and administrative regulations on information protection, and the user information cannot be used for purposes unrelated to the delivery service they provide.

On March 15, 2021, the SAMR issued the Administration Measures for the Supervision of Online Transactions, which took effect on May 1, 2021, providing specific rules for the online transaction operators, such as clarifying the specific acts infringing consumers’ personal information in online transactions, elaborating the prohibited contents that may not be contained in the standard terms, notifications and statements used by the online transaction operators, and measures to supervise sales of goods or provision of services through social network and live streaming.

REGULATIONS RELATING TO OVERSEAS LISTINGS AND M&A RULES

On February 17, 2023, the CSRC promulgated the Trial Measures and five supporting guidelines, which became effective on March 31, 2023. According to the Trial Measures, among other requirements, (1) domestic companies that seek to offer or list securities overseas, both directly and indirectly, should fulfil the filing procedures with the CSRC; if a domestic company fails to complete the filing procedure, such domestic company may be subject to administrative penalties; (2) if the issuer meets both of the following conditions, the overseas offering and listing shall be determined as an indirect overseas offering and listing by a domestic company: (i) any of the total assets, net assets, revenues or profits of the domestic operating entities of the issuer in the most recent accounting year accounts for more than 50% of the corresponding figure in the issuer’s audited combined financial statements for the same period; (ii) its major operational activities are carried out in China or its main places of business are located in China, or the senior managers in charge of operation and management of the issuer are mostly Chinese citizens or are domiciled in China; and (3) where a domestic company seeks to indirectly offer and list securities in an overseas market, the issuer shall designate a major domestic operating entity responsible for all filing procedures with the CSRC, and such filings shall be submitted to the CSRC within three business days after the submission of the overseas offering and listing application.

On the same day, the CSRC also held a press conference for the release of the Trial Measures and issued the Notice on Administration for the Filing of Overseas Offering and Listing by Domestic Companies, which clarifies that (1) on or prior to the effective date of the Trial Measures, domestic companies that have already submitted valid applications for overseas offering and listing but have not obtained approval from overseas regulatory authorities or stock exchanges may reasonably arrange the timing for submitting their filing applications with the CSRC, and must complete the filing before the completion of their overseas offering and listing; and (2) a six-month transition period will be granted to domestic companies which, prior to the effective date of the Trial Measures, have already obtained the approval from overseas regulatory authorities or stock exchanges, but have not completed the indirect overseas listing; if domestic companies fail to complete the overseas listing within such six-month transition period, they shall file with the CSRC according to the requirements.

On February 24, 2023, the CSRC, Ministry of Finance of the PRC, National Administration of State Secrets Protection and National Archives Administration of China promulgated the Provisions on Strengthening Confidentiality and Archives Administration of Overseas Securities Offering and Listing by Domestic Companies, or the Archives Rules, which took effect on March 31, 2023. Pursuant to the Archives Rules, domestic companies that seek for overseas offering and listing shall strictly abide by applicable laws and regulations of the PRC and the Archives Rules, enhance legal awareness of keeping state secrets and strengthening archives administration, institute a sound confidentiality and archives administration system, and take necessary measures to fulfill confidentiality and archives administration obligations. Such domestic companies shall not leak any state secret and working secret of government agencies, or harm national security and public interest. Furthermore, a domestic company that plans to, either directly or through its overseas listed entity, publicly disclose or provide to relevant individuals or entities including securities companies, securities service providers and overseas regulators, any document and materials that contain state secrets or working secrets of government agencies, shall first obtain approval from competent authorities according to law, and file with the secrecy administrative department at the same level. Moreover, a domestic company that plans to, either directly or through its overseas listed entity, publicly disclose or provide to relevant individuals and entities including securities companies, securities service providers and overseas regulators, any other documents and materials that, if leaked, will be detrimental to national security or public interest, shall strictly fulfill relevant procedures stipulated by applicable national regulations. The Archives Rules also stipulate that a domestic company that provides accounting archives or copies of accounting archives to any entities including securities companies, securities service providers and overseas regulators and individuals shall fulfill due procedures in compliance with applicable national regulations.

On August 8, 2006, six PRC regulatory authorities, including the CSRC, jointly adopted the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, or the M&A Rules, amended in June 2009. The M&A Rules, among other things, require that if an overseas company established or controlled by PRC companies or individuals, or PRC Citizens, intends to acquire equity interests or assets of any other PRC domestic company affiliated with the PRC Citizens, such acquisition must be submitted to MOC for approval. The M&A Rules also require that an overseas SPV formed for overseas listing purposes and controlled directly or indirectly by the PRC Citizens shall obtain the approval of the CSRC prior to overseas listing and trading of such overseas SPV’s securities on an overseas stock exchange. In September 2006, the CSRC published on its official website procedures regarding its approval of overseas listings by special purpose vehicles. The CSRC approval procedures require the filing of a number of documents with the CSRC.

Our PRC legal counsel, Jingtian & Gongcheng, has advised us that, based on its understanding of the current PRC laws and regulations, our corporate structure and arrangements are not subject to the M&A Rules, and, the CSRC’s approval may not be required for the listing and trading of our Class A ordinary shares on the Nasdaq in the context of this offering. However, our PRC legal counsel has further advised us that it needs to be confirmed according to the valid legal provisions at that time as to how the M&A Rules will be interpreted or implemented in the context of an overseas offering, and its opinions summarized above are subject to any new laws, rules and regulations or detailed implementations and interpretations in any form relating to the M&A Rules, and our PRC legal counsel cannot exclude the possibility that the CSRC or other relevant government authorities might, from time to time, further clarify or interpret the M&A Rules in writing or orally and require their approvals to be obtained for the offering. We cannot assure you that relevant PRC government agencies, including the CSRC, would reach the same conclusion as our PRC legal counsel does. If it is determined that CSRC approval is required for this offering, we may face sanctions by the CSRC or other PRC regulatory agencies for failure to obtain or delay in obtaining CSRC approval for this offering. These sanctions may include fines and penalties on our operations in China, limitations on our operating privileges in China, delays in or restrictions on the repatriation of the proceeds from this offering into the PRC, restrictions on or prohibition of the payments or remittance of dividends by our subsidiaries in China, or other actions that could have a material and adverse effect on our business, financial condition, results of operations, reputation and prospects, as well as the trading price of our Class A ordinary shares. The CSRC or other PRC regulatory agencies may also take actions requiring us, or making it advisable for us, to halt this offering before the settlement and delivery of the Class A ordinary shares that we are offering. Consequently, if you engage in market trading or other activities in anticipation of and prior to the settlement and delivery of the Class A ordinary shares we are offering, you would be doing so at the risk that the settlement and delivery may not occur. In addition, if the CSRC or other regulatory agencies later promulgate new rules or explanations requiring that we obtain their approvals for this offering, we may be unable to obtain a waiver of such approval requirements.

The M&A Rules and other regulations and rules concerning mergers and acquisitions also established additional procedures and requirements that could make merger and acquisition activities by foreign investors more time-consuming and complex. For example, the M&A Rules require that MOC be notified in advance of any change-of-control transaction in which a foreign investor takes control of a PRC domestic enterprise, if (i) any important industry is concerned, (ii) such transaction involves factors that impact or may impact national economic security, or (iii) such transaction will lead to a change in control of a domestic enterprise which holds a famous trademark or PRC time-honored brand.

In addition, according to the Notice on Establishing the Security Review System for Mergers and Acquisitions of Domestic Enterprises by Foreign Investors issued by the General Office of the State Council on February 3, 2011, and which became effective 30 days thereafter, the Rules on Implementation of Security Review System for the Merger and Acquisition of Domestic Enterprises by Foreign Investors issued by MOC on August 25, 2011, and which became effective on September 1, 2011, mergers and acquisitions by foreign investors that raise “national defense and security” concerns and mergers and acquisitions through which foreign investors may acquire de facto control over domestic enterprises that raise “national security” concerns are subject to strict review by MOC, and the regulations prohibit any activities attempting to bypass such security review, including by structuring the transaction through a proxy or contractual control arrangement.

REGULATIONS RELATED TO FOREIGN INVESTMENT

The establishment, operation, and management of companies in China are mainly governed by the PRC Company Law, as most recently amended in 2023, which applies to both PRC domestic companies and foreign-invested companies. On March 15, 2019, the National People’s Congress approved the Foreign Investment Law, and on December 26, 2019, the State Council promulgated the Implementing Rules of the PRC Foreign Investment Law, or the Implementing Rules, to further clarify and elaborate the relevant provisions of the Foreign Investment Law. The Foreign Investment Law and the Implementing Rules both took effect on January 1, 2020. They replaced three previous major laws on foreign investments in China, namely, the Sino-foreign Equity Joint Venture Law, the Sino-foreign Cooperative Joint Venture Law and the Wholly Foreign-owned Enterprise Law, together with their respective implementing rules. Pursuant to the Foreign Investment Law, “foreign investments” refer to investment activities conducted by foreign investors (including foreign natural persons, foreign enterprises or other foreign organizations) directly or indirectly in the PRC, which include any of the following circumstances: (i) foreign investors setting up foreign-invested enterprises in the PRC solely or jointly with other investors, (ii) foreign investors obtaining shares, equity interests, property portions or other similar rights and interests of enterprises within the PRC, (iii) foreign investors investing in new projects in the PRC solely or jointly with other investors, and (iv) investment in other methods as specified in laws, administrative regulations, or as stipulated by the State Council. The Foreign Investment Law and the Implementing Rules introduce a see-through principle and further provide that foreign-invested enterprises that invest in the PRC shall also be governed by the Foreign Investment Law and the Implementing Rules.

The Foreign Investment Law and the Implementing Rules provide that a system of pre-entry national treatment and negative list shall be applied for the administration of foreign investment. “Pre-entry national treatment” means that the treatment given to foreign investors and their investments at market access stage is no less favorable than that given to domestic investors and their investments. “Negative list” means the special administrative measures for foreign investment’s access to specific fields or industries, which will be proposed by the competent investment department of the State Council in conjunction with the competent commerce department of the State Council and other relevant departments, and be reported to the State Council for promulgation, or be promulgated by the competent investment department or competent commerce department of the State Council after being reported to the State Council for approval. Foreign investment beyond the negative list will be granted national treatment. Foreign investors shall not invest in the prohibited fields as specified in the negative list, and foreign investors who invest in the restricted fields shall comply with the special requirements on the shareholding, senior management personnel, etc. In the meantime, relevant competent government departments will formulate a catalog of industries for which foreign investments are encouraged according to the needs for national economic and social development, to list the specific industries, fields, and regions in which foreign investors are encouraged and guided to invest.

Investment activities in the PRC by foreign investors were principally governed by the Catalog for the Guidance of Foreign Investment Industries, or the Catalog, which was promulgated and is amended from time to time by MOC and NDRC. Industries listed in the Catalog were divided into three categories: encouraged, restricted and prohibited. Industries not listed in the Catalog were generally deemed as constituting a fourth “permitted” category. On September 6, 2024, Special Administrative Measures (Negative List) for the Access of Foreign Investment (2024) (the “Negative List 2024”), which came into effect on November 1, 2024. The Negative List 2024 sets out the areas where foreign investment is prohibited and the areas where foreign investment is allowed only on certain conditions. Foreign investment in areas not listed in the Negative List 2024 is treated equally with domestic investment and the relevant provisions of the Opinions of the State Council on Implementing Negative List System for Market Access promulgated by the State Council on October 2, 2015 and effective as of December 1, 2015 shall apply to domestic and foreign investors on a unified basis. Moreover, according to Negative List 2024, PRC entities which engage in any field forbidden by the Negative List 2024 for access of foreign investment shall be approved by competent PRC authorities when they seek listing offshore, and foreign investors shall not participate in operation and management and their shareholding ratio shall be in compliance with PRC laws.

According to the Implementing Rules, the registration of foreign-invested enterprises shall be handled by the SAMR or its authorized local counterparts. Where a foreign investor invests in an industry or field subject to licensing in accordance with laws, the relevant competent government department responsible for granting such license shall review the license application of the foreign investor in accordance with the same conditions and procedures applicable to PRC domestic investors unless it is stipulated otherwise by the laws and administrative regulations, and the competent government department shall not impose discriminatory requirements on the foreign investor in terms of licensing conditions, application materials, reviewing steps and deadlines, etc. However, the relevant competent government departments shall not grant the license or permit enterprise registration if the foreign investor intends to invest in the industries or fields as specified in the negative list without satisfying the relevant requirements. In the event that a foreign investor invests in a prohibited field or industry as specified in the negative list, the relevant competent government department shall order the foreign investor to stop the investment activities, dispose of the shares or assets or take other necessary measures within a specified time limit, and restore to the status before the occurrence of the investment described above. The illegal gains, if any, shall be confiscated. In the event that the investment activities of a foreign investor violate the special administration measures for access restrictions on foreign investments as stipulated in the negative list, the relevant competent government department shall order the investor to make corrections within the specified time limit and take necessary measures to meet the relevant requirements. In the event that the foreign investor fails to make corrections within the specified time limit, the provisions above regarding the circumstance that a foreign investor invests in the prohibited field or industry shall apply.

Pursuant to the Foreign Investment Law and the Implementing Rules, and the Information Reporting Measures for Foreign Investment jointly promulgated by MOC and SAMR, which took effect on January 1, 2020, a foreign investment information reporting system shall be established and foreign investors or foreign-invested enterprises shall report investment information to competent commerce departments of the government through the enterprise registration system and the enterprise credit information publicity system, and the administration for market regulation shall forward the above investment information to the competent commerce departments in a timely manner. In addition, MOC shall set up a foreign investment information reporting system to receive and handle the investment information and inter-departmentally shared information forwarded by the administration for market regulation in a timely manner. The foreign investors or foreign-invested enterprises shall report the investment information by submitting reports including initial reports, change reports, deregistration reports and annual reports.

Furthermore, the Foreign Investment Law provides that foreign-invested enterprises established according to the previous laws regulating foreign investment prior to the implementation of the Foreign Investment Law may maintain their structure and corporate governance within five years after the implementation of the Foreign Investment Law. The Implementing Rules further clarify that such foreign-invested enterprises established prior to the implementation of the Foreign Investment Law may either adjust their organizational forms or organizational structures pursuant to the Company Law or the Partnership Law or maintain their current structure and corporate governance within five years upon the implementation of the Foreign Investment Law. Since January 1, 2025, if a foreign-invested enterprise fails to adjust its organizational form or structure according to applicable laws and go through the applicable registrations, the relevant administration for market regulation shall not handle other registrations for changes and shall publicize the relevant circumstances. However, after the organizational forms or structures have been adjusted, the original parties to the Sino-foreign equity or cooperative joint ventures may continue to process matters such as equity interest transfer, income distribution, or surplus assets as agreed in the relevant contracts.

In addition, the Foreign Investment Law and the Implementing Rules also specify other protective rules and principles for foreign investors and their investments in the PRC, including, among others, that local governments shall abide by their commitments to the foreign investors; except for special circumstances, in which case statutory procedures shall be followed and fair and reasonable compensation shall be made in a timely manner, expropriation or requisition of the investment of foreign investors is prohibited; mandatory technology transfer is prohibited, etc.

REGULATIONS RELATING TO EMPLOYMENT

The PRC Labor Law and the Labor Contract Law and the Implementing Regulations of the PRC Labor Contracts Law require that employers must execute written employment contracts with full-time employees. In the event that an employer fails to enter into a written employment contract with an employee within one year from the date on which the employment relationship is established, the employer must rectify the situation by entering into a written employment contract with the employee and pay the employee twice the employee’s salary for the period from the day following the lapse of one month from the date of establishment of the employment relationship to the day prior to the execution of the written employment contract. All employers must compensate their employees with wages equal to at least the local minimum wage standards. Violations of the PRC Labor Law and the Labor Contract Law may result in the imposition of fines and other administrative sanctions, and serious violations may result in criminal liabilities.

Pursuant to the PRC Social Insurance Law implemented on July 1, 2011 and amended on December 29, 2018 and the Administrative Measures on Housing Provident Fund promulgated in 1999 and amended in 2002 and 2019, enterprises in China are required by PRC laws and regulations to participate in certain employee benefit plans, including social insurance funds, namely a pension plan, a medical insurance plan, an unemployment insurance plan, a work-related injury insurance plan and a maternity insurance plan, and a housing provident fund, and contribute to the plans or funds in amounts equal to certain percentages of salaries, including bonuses and allowances, of the employees as specified by the local government from time to time at locations where they operate their businesses or where they are located. Failure to make adequate contributions to various employee benefit plans may be subject to fines and other administrative sanctions.

REGULATIONS RELATING TO LEASING

Pursuant to the Law on Administration of Urban Real Estate which took effect in January 1995 with the latest amendment in August 2019 and the Administrative Measures on Leasing of Commodity Housing which was promulgated by Ministry of Housing and Urban-Rural Development on December 1, 2010 and took effect on February 1, 2011, lessors and lessees are required to enter into a written lease contract, containing such provisions as the term of the lease, the use of the premises, liability for rent and repair, and other rights and obligations of both parties. Both lessor and lessee are also required to register the lease with the real estate administration department, and failure to comply with the registration requirement may result in a fine ranging from RMB1,000 to RMB10,000.

REGULATIONS RELATING TO TAXATION

Income Tax

According to the Enterprise Income Tax Law of the PRC, or the EIT Law, which was promulgated on March 16, 2007, became effective as from January 1, 2008, and amended on February 24, 2017, and December 29, 2018, an enterprise established outside the PRC with de facto management bodies within the PRC is considered as a resident enterprise for PRC enterprise income tax purposes and is generally subject to a uniform 25% enterprise income tax rate on its worldwide income. The Implementing Rules of the Enterprise Income Law of the PRC, or the Implementing Rules of the EIT Law, defines a de facto management body as a managing body that in practice exercises “substantial and overall management and control over the production and operations, personnel, accounting, and properties” of the enterprise. Non-PRC resident enterprises without any branches in the PRC pay an enterprise income tax in connection with their income originating from the PRC at the tax rate of 10%.

On February 3, 2015, the PRC State Administration of Taxation, or the SAT, issued the Announcement on Several Issues Concerning the Enterprise Income Tax on Indirect Transfer of Assets by Non-Resident Enterprises, or SAT Bulletin 7, which was most recently amended on December 29, 2017. SAT Bulletin 7 repeals certain provisions in the Notice of the State Administration of Taxation on Strengthening the Administration of Enterprise Income Tax on Income from Equity Transfer by Non-Resident Enterprises, or SAT Circular 698, issued by SAT on December 10, 2009 and the Announcement on Several Issues Relating to the Administration of Income Tax on Non-resident Enterprises issued by SAT on March 28, 2011 and clarifies certain provisions in SAT Circular 698. SAT Bulletin 7 provides comprehensive guidelines relating to, and heightening the Chinese tax authorities’ scrutiny on, indirect transfers by a non-resident enterprise of assets (including assets of organizations and premises in PRC, immovable property in the PRC, equity investments in PRC resident enterprises), or the PRC Taxable Assets. For instance, when a non-resident enterprise transfers equity interests in an overseas holding company that directly or indirectly holds certain PRC Taxable Assets and if the transfer is believed by the Chinese tax authorities to have no reasonable commercial purpose other than to evade enterprise income tax, SAT Bulletin 7 allows the Chinese tax authorities to reclassify the indirect transfer of PRC Taxable Assets into a direct transfer and therefore impose a 10% rate of PRC enterprise income tax on the non-resident enterprise. SAT Bulletin 7 lists several factors to be considered by tax authorities in determining if an indirect transfer has a reasonable commercial purpose. However, regardless of these factors, the overall arrangements in relation to an indirect transfer satisfying all the following criteria will be deemed to lack a reasonable commercial purpose: (i) 75% or more of the equity value of the intermediary enterprise being transferred is derived directly or indirectly from PRC Taxable Assets; (ii) at any time during the one year period before the indirect transfer, 90% or more of the asset value of the intermediary enterprise (excluding cash) is comprised directly or indirectly of investments in the PRC, or during the one year period before the indirect transfer, 90% or more of its income is derived directly or indirectly from the PRC; (iii) the functions performed and risks assumed by the intermediary enterprise and any of its subsidiaries and branches that directly or indirectly hold the PRC Taxable Assets are limited and are insufficient to prove their economic substance; and (iv) the foreign tax payable on the gain derived from the indirect transfer of the PRC Taxable Assets is lower than the potential PRC tax on the direct transfer of those assets. On the other hand, indirect transfers falling into the scope of the safe harbors under SAT Bulletin 7 will not be subject to PRC tax under SAT Bulletin 7. The safe harbors include qualified group restructurings, public market trades, and exemptions under tax treaties or arrangements.

On October 17, 2017, SAT issued the Announcement on Issues Relating to Withholding at Source of Income Tax of Non-resident Enterprises, or SAT Bulletin 37, which took effect on December 1, 2017 and was most recently amended on June 15, 2018. According to SAT Bulletin 37, the balance after deducting the equity net value from the equity transfer income shall be the taxable income amount for equity transfer income. Equity transfer income shall mean the consideration collected by the equity transferor from the equity transfer, including various income in monetary form and non-monetary form. Equity net value shall mean the tax computation basis for obtaining the said equity. The tax computation basis for equity shall be: (i) the capital contribution costs actually paid by the equity transferor to a Chinese resident enterprise at the time of investment and equity participation, or (ii) the equity transfer costs actually paid at the time of acquisition of such equity to the original transferor of the said equity. Where there is reduction or appreciation of value during the equity holding period, and the gains or losses may be confirmed pursuant to the rules of the finance and tax authorities of the State Council, the equity net value shall be adjusted accordingly. When an enterprise computes equity transfer income, it shall not deduct the amount in the shareholders’ retained earnings such as undistributed profits etc., of the investee enterprise, which may be distributed in accordance with the said equity. In the event of partial transfer of equity under multiple investments or acquisitions, the enterprise shall determine the costs corresponding to the transferred equity in accordance with the transfer ratio, out of all costs of the equity.

Under SAT Bulletin 7 and the Law of the PRC on the Administration of Tax Collection promulgated by SCNPC on September 4, 1992 and most recently amended on April 24, 2015 (the “Tax Collection Law”), in the case of an indirect transfer, entities or individuals obligated to pay the transfer price to the transferor shall act as withholding agents. According to SAT Circular 7, where the transferee fails to withhold any or sufficient tax, the transferor shall declare and pay such tax to the tax authority by itself within the statutory time limit. SAT Bulletin 37 further elaborates the relevant implemental rules regarding the calculation, reporting and payment obligations of the withholding tax by the non-resident enterprises. In addition, the tax authority may also hold the withholding agents liable and impose a penalty of ranging from 50% to 300% of the unpaid tax on them. The penalty imposed on the withholding agents may be reduced or waived if the withholding agents have submitted the relevant materials in connection with the indirect transfer to the PRC tax authorities in accordance with SAT Bulletin 7.

Withholding Tax on Dividend Distribution

The EIT Law prescribes a standard withholding tax rate of 20% on dividends and other China-sourced income of non-PRC resident enterprises which have no establishment or place of business in the PRC, or if established, the relevant dividends or other China-sourced income are in fact not associated with such establishment or place of business in the PRC. However, the Implementing Rules of the EIT Law which reduced the rate from 20% to 10%, became effective from January 1, 2008. However, a lower withholding tax rate might be applied if there is a tax treaty between China and the jurisdiction of the foreign holding companies, for example, pursuant to the Arrangement between Mainland China and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation and Tax Evasion on Income, the withholding tax rate in respect to the payment of dividends by a PRC enterprise to a Hong Kong enterprise is reduced to 5% from a standard rate of 10% if the Hong Kong enterprise directly holds at least 25% of the PRC enterprise. Pursuant to the Notice of the State Administration of Taxation on the Issues concerning the Application of the Dividend Clauses of Tax Agreements, or Circular 81, a Hong Kong resident enterprise must meet the following conditions, among others, in order to enjoy the reduced withholding tax: (i) it must directly own the required percentage of equity interests and voting rights in the PRC resident enterprise; and (ii) it must have directly owned such percentage in the PRC resident enterprise throughout the 12 months prior to receiving the dividends. There are also other conditions for enjoying the reduced withholding tax rate according to other relevant tax rules and regulations.

According to the Circular on Several Issues regarding the “Beneficial Owner” in Tax Treaties, which was issued on February 3, 2018 by the SAT, effective as of April 1, 2018, when determining the applicant’s status of the “beneficial owner” regarding tax treatments in connection with dividends, interests or royalties in the tax treaties, several factors, including without limitation, whether the applicant is obligated to pay more than 50% of its income in twelve months to residents in third country or region, whether the business operated by the applicant constitutes the actual business activities, and whether the counterparty country or region to the tax treaties does not levy any tax or grant tax exemption on relevant incomes or levy tax at an extremely low rate, will be taken into account, and it will be analyzed according to the actual circumstances of the specific cases. This circular further provides that applicants who intend to prove their status of the “beneficial owner” shall submit the relevant documents to the relevant tax bureau according to the Announcement on Issuing the Measures for the Administration of Non-Resident Taxpayers’ Enjoyment of the Treatment under Tax Agreements.

On October 14, 2019, the State Administration of Taxation issued the Notice on the Administrative Measures for Non-resident Enterprises to Enjoy Contractual Benefits, or the Circular 35, which was implemented from January 1, 2020. According to Circular 35, non-resident enterprises may enjoy the benefits by way of “self-judgment, declaration and enjoyment, and retention of relevant information for future reference”. If a non-resident enterprise judges that it meets the conditions for enjoying the contractual benefits, it may enjoy the contractual benefits at the time of tax declaration or through the withholding agent. At the same time, it shall collect and retain relevant information for reference in accordance with Circular 35, and accept the follow-up management of the tax authorities.

Value-Added Tax

Pursuant to the Interim Regulations on Value-Added Tax of the PRC, which was promulgated by the State Council on December 13, 1993, and amended on November 10, 2008, February 6, 2016, and November 19, 2017, and the Implementation Rules for the Interim Regulations on Value-Added Tax of the PRC, which MOF promulgated on December 25, 1993, and amended on December 15, 2008, and October 28, 2011, entities or individuals engaging in the sale of goods, provision of processing services, repairs and replacement services or import of goods within the territory of the PRC shall pay value-added tax or the VAT. Unless provided otherwise, the rate of VAT is 17% on sales and 6% on the services. On April 4, 2018, MOF and SAT jointly promulgated the Circular of the Ministry of Finance and the State Administration of Taxation on Adjustment of Value-Added Tax Rates, or the Circular 32, according to which (i) for VAT taxable sales acts or import of goods originally subject to VAT rates of 17% and 11% respectively, such tax rates shall be adjusted to 16% and 10%, respectively; (ii) for purchase of agricultural products originally subject to tax rate of 11%, such tax rate shall be adjusted to 10%; (iii) for purchase of agricultural products for the purpose of production and sales or consigned processing of goods subject to tax rate of 16%, such tax shall be calculated at the tax rate of 12%; (iv) for exported goods originally subject to tax rate of 17% and export tax refund rate of 17%, the export tax refund rate shall be adjusted to 16%; and (v) for exported goods and cross-border taxable acts originally subject to tax rate of 11% and export tax refund rate of 11%, the export tax refund rate shall be adjusted to 10%. Circular 32 became effective on May 1, 2018 and shall supersede existing provisions which are inconsistent with Circular 32.

Since November 16, 2011, MOF and SAT have implemented the Pilot Plan for Imposition of Value-Added Tax to Replace Business Tax, or the VAT Pilot Plan, which imposes VAT in lieu of business tax for certain “modern service industries” in certain regions and eventually expanded to nation-wide application in 2013. According to the Implementation Rules for the Pilot Plan for Imposition of Value-Added Tax to Replace Business Tax released by MOF and SAT on the VAT Pilot Program, the “modern service industries” include research, development and technology services, information technology services, cultural innovation services, logistics support, lease of corporeal properties, attestation and consulting services. The Notice on Comprehensively Promoting the Pilot Plan of the Conversion of Business Tax to Value-Added Tax, which was promulgated on March 23, 2016, became effective on May 1, 2016 and amended on July 11, 2017, December 25, 2017 and March 20, 2019, sets out that VAT in lieu of business tax be collected in all regions and industries.

On March 20, 2019, MOF, SAT and GAC jointly promulgated the Announcement on Relevant Policies for Deepening Value-Added Tax Reform, which became effective on April 1, 2019 and provides that (i) with respect to VAT taxable sales acts or import of goods originally subject to VAT rates of 16% and 10% respectively, such tax rates shall be adjusted to 13% and 9%, respectively; (ii) with respect to purchase of agricultural products originally subject to tax rate of 10%, such tax rate shall be adjusted to 9%; (iii) with respect to purchase of agricultural products for the purpose of production or consigned processing of goods subject to tax rate of 13%, such tax shall be calculated at the tax rate of 10%; (iv) with respect to export of goods and services originally subject to tax rate of 16% and export tax refund rate of 16%, the export tax refund rate shall be adjusted to 13%; and (v) with respect to export of goods and cross-border taxable acts originally subject to tax rate of 10% and export tax refund rate of 10%, the export tax refund rate shall be adjusted to 9%.

Urban Maintenance and Construction Tax

Pursuant to the Urban Maintenance and Construction Tax Law of the PRC as promulgated in August 2020 and became effective on September 1, 2021, any taxpayer, whether an entity or individual, of consumption tax or value-added tax shall be required to pay urban maintenance and construction tax based on the total amount of consumption tax or value-added tax paid by such taxpayer. The tax rate shall be 7% for a taxpayer whose domicile is in an urban area, 5% for a taxpayer whose domicile is in a county or a town, and 1% for a taxpayer whose domicile is not in any urban area or county or town.

Education Surcharge

Pursuant to the Provisional Provisions on Imposition of Education Surcharge as most recently amended in January 2011, a taxpayer, whether an entity or individual, of consumption tax or value-added tax shall pay an education surcharge at a rate of 3% on the total amount of consumption tax or value-added tax paid by such entity, unless such obliged taxpayer is instead required to pay a rural area education surcharge as stipulated under the Notice of the State Council on Raising Funds for Schools in Rural Areas that promulgated by State Council in December 1984.

Tax Collection and Payment

The Tax Collection Law prescribes a regulatory framework of tax collection and payment in the PRC and the Implementation Regulations for the Tax Collection Law as amended in February 2016 has made further provisions on the basis of the Tax Collection Law. Pursuant to the Tax Collection Law, a taxpayer or withholding agent shall pay or deliver tax payments in compliance within the time limit specified by laws or administrative regulations, or as determined by taxation authorities in accordance with laws or administrative regulations. Where a taxpayer or a withholding agent fails to pay or underpays the amount of tax that should be paid or remitted within the specified time, the tax authorities shall order the taxpayer or withholding agent to pay or remit the tax within the specified time limit, and impose a penalty for late payment on a daily basis at the rate of 0.05% of the amount of tax in arrears from the date the tax payment is defaulted. If the taxpayer or withholding agent still fails to do so on the expiration of the time limit, the tax authorities may recover such unpaid taxes by adopting compulsory enforcement measures, and impose a fine of not less than 50% but not more than five times the amount of tax the taxpayer or withholding agent fails to pay or underpays or fails to remit. As prescribed by the Tax Collection Law, such compulsory enforcement measures adopted by the tax authorities may include (i) to notify in writing the bank or any other financial institution with which the taxpayer, withholding agent or tax payment guarantor has opened an account to withhold and remit the taxes from its deposits; (ii) to attach, seal up or, in accordance with law, auction or dispose of the commodities, goods or other property of the taxpayer, withholding agent or tax payment guarantor, valued equivalent to the taxes payable, and to use the proceeds therefrom to offset the taxes payable. Furthermore, the taxation authorities shall also announce the tax payments defaulted by taxpayers regularly.

REGULATION RELATING TO INFORMATION PROTECTION ON NETWORKS

On December 28, 2012, SCNPC issued Decision of the Standing Committee of the National People’s Congress on Strengthening Information Protection on Networks, pursuant to which network service providers and other enterprises and institutions shall, when gathering and using electronic personal information of citizens in business activities, publish their collection and use rules and adhere to the principles of legality, rationality and necessarily, explicitly state the purposes, manners and scopes of collecting and using information, and obtain the consent of those from whom information is collected, and shall not collect and use information in violation of laws and regulations and the agreement between both sides; and the network service providers and other enterprises and institutions and their personnel must strictly keep such information confidential and may not divulge, alter, damage, sell, or illegally provide others with such information.

On July 16, 2013, MIIT issued the Provisions on the Protection of Personal Information of Telecommunication and Internet User, which was effective as of September 1, 2013. The requirements under this order are stricter and wider compared to the above decision issued by SCNPC. According to the provisions, if a network service provider wishes to collect or use personal information, it may do so only if such collection is necessary for the services it provides. Furthermore, it must disclose to its users the purpose, method and scope of any such collection or usage, and must obtain consent from the users whose information is being collected or used. Network service providers are also required to establish and publish their protocols relating to personal information collection or usage, keep any collected information strictly confidential and take technological and other measures to maintain the security of such information. Network service providers are required to cease any collection or usage of the relevant personal information, and provide services for the users to de-register the relevant user account, when a user stops using the relevant Internet service. Network service providers are further prohibited from divulging, distorting or destroying any such personal information, or selling or providing such personal information unlawfully to other parties. In addition, if a network service provider appoints an agent to undertake any marketing or technical services that involve the collection or usage of personal information, the network service provider is required to supervise and manage the protection of the information. The provisions state, in broad terms, that violators may face warnings, fines, public exposure and, criminal liability whereas the case constitutes a crime.

On June 1, 2017, the Cybersecurity Law of the PRC promulgated in November, 2016 by SCNPC became effective. This law also absorbed and restated the principles and requirements mentioned in the aforesaid decision and order, and further provides that, where an individual finds any network operator collects or uses his or her personal information in violation of the provisions of any law, regulation or the agreement of both parties, the individual shall be entitled to request the network operator to delete his or her personal information; if the individual finds that his or her personal information collected or stored by the network operator has any error, he or she shall be entitled to request the network operator to make corrections, and the network operator shall take measures to do so. Pursuant to this law, the violators may be subject to: (i) warning; (ii) confiscation of illegal gains and fines equal to one to ten times of the illegal gains; or if without illegal gains, fines up to RMB1,000,000; or (iii) an order to shut down the website, suspend the business operation for rectification, or revoke business license. Besides, responsible persons may be subject to fines between RMB10,000 and RMB100,000.

On June 10, 2021, SCNPC promulgated the PRC Data Security Law, which has been taken effect on September 1, 2021. The PRC Data Security Law imposes data security and privacy obligations on entities and individuals carrying out data activities, and introduces a data classification and hierarchical protection system based on the importance of data in economic and social development, as well as the degree of harm it will cause to national security, public interests, or legitimate rights and interests of individuals or organizations when such data is tampered with, destroyed, leaked, or illegally acquired or used. The PRC Data Security Law also provides for a national security review procedure for data activities that may affect national security and imposes export restrictions on certain data and information.

On August 20, 2021, SCNPC promulgated the PRC Personal Information Protection Law, or the PIPL, which has taken effect in November 2021. In addition to other rules and principles of personal information processing, the PIPL specifically provides rules for processing sensitive personal information. Sensitive personal information refers to personal information that, once leaked or illegally used, could easily lead to the infringement of human dignity or harm to the personal or property safety of an individual, including biometric recognition, religious belief, specific identity, medical and health, financial account, personal whereabouts and other information of an individual, as well as any personal information of a minor under the age of 14. Only where there is a specific purpose and sufficient necessity, and under circumstances where strict protection measures are taken, may personal information processors process sensitive personal information. A personal information processor shall inform the individual of the necessity of processing such sensitive personal information and the impact thereof on the individual’s rights and interests. Article 38 of the PIPL provides that where a personal information processor needs to provide personal information outside the territory of the PRC due to business or other needs, it shall meet any of the following conditions: (i) it shall pass the security evaluation organized by the CAC; (ii) it shall have been certified by a specialized agency for protection of personal information in accordance with the provisions of the CAC; (iii) it shall enter into a contract with the overseas recipient under the standard contract formulated by the CAC, specifying the rights and obligations of both parties; and (iv) it shall meet other conditions prescribed by laws, administrative regulations or the CAC. The CAC published Notice of the CAC on Seeking Public Comments on the Provisions on Standard Contracts for Cross-border Transfers of Personal Information (Exposure Draft) on June 30, 2022, providing requirements and guidelines for personal information processor to enter into a contract regarding providing personal information abroad.

On December 28, 2021, the CAC published the Cybersecurity Review Measures (2021), which came into effect on February 15, 2022 and has replaced current Cybersecurity Review Measures promulgated on April 13, 2020. The Cybersecurity Review Measures (2021) provides that the operators of critical information infrastructure must pass a cybersecurity review when purchasing network products and services which do or may affect national security. In addition, if an “online platform operator” that is in possession of personal data of more than one million users intends to list in a foreign country, it must apply for a cybersecurity review. Based on a set of Q&A published on the official website of the State Cipher Code Administration in connection with the issuance of the Cybersecurity Review Measures (2021), an official of the said administration indicated that an online platform operator should apply for a cybersecurity review prior to the submission of its listing application with non-PRC securities regulators. Given the recency of the issuance of the Cybersecurity Review Measures (2021), there is a general lack of guidance and substantial uncertainties exist with respect to their interpretation and implementation. For example, it is unclear whether the requirement of cybersecurity review applies to follow-on offerings by an “online platform operator” that is in possession of personal data of more than one million users where the offshore holding company of such operator is already listed overseas.

On July 7, 2022, the CAC passed the Security Assessment Measures for Outbound Data Transfers which became effective on September 1, 2022. The Security Assessment Measures provide circumstances in which a data processor is required to declare security assessment for its outbound data transfer to the CAC through the provincial cyberspace administration, and specified requirement for self-assessment and the administrative procedure for declaration of security assessment with cyberspace department at the provincial level. Given the recency of the issuance and effectiveness of the Security Assessment Measures, relevant implementation may cause additional developments.

Licenses and Approvals

As of the date of this prospectus, we have obtained all material licenses and approvals from relevant regulatory authorities that are material to our operations in China. The following table sets forth a list of material licenses and approvals that our PRC subsidiaries are required to obtain to carry out our operations in China as of the date of this prospectus.

Entity	Certificate	Number	Qualification Certified	PRC Regulatory Authority
Wodetong	Certificate of Filing as Customs Declaration Entity	-	Consignor and Consignee of Imported and Exported Goods	Wuhan Economic Development Zone Comprehensive Bonded Zone
Wodetong	NVOCC Operator Directory	-	Filing of NVOCC Business Operation	-
Wodetong	Form of Filing of International Freight Forwarders	3100018795	Filing as International Freight Forwarder	-
Honet	Certificate of Filing as Customs Declaration Entity	-	Consignor and Consignee of Imported and Exported Goods	Fuzhong Custom
Honet	Certificate of Filing of Guangdong Province Waterway Transportation Business	GD202208263963	Filing of NVOCC Business Operation	-
Honet	Form of Filing of International Freight Forwarders	10020345	Filing as International Freight Forwarder	Shenzhen Municipal Bureau of Commerce

MANAGEMENT

Directors, Director Nominees and Officers

Upon consummation of this offering, our directors and executive officers will be as follows:

Name	Age	Position
Yu Zhang	39	Chief Executive Officer and Chairman of the Board
Xiaowei Mi	38	Chief Financial Officer
Zaifei Zhang	47	Chief Operating Officer
Jinchao Sun	43	Independent Director
Xi Liu	42	Independent Director
Mingqiu Yang	40	Independent Director

Yu Zhang has served as our Chairman of the Board and Chief Executive Officer since April 2024. He has served as the Chairman of the Board at Wodetong Supply Chain Technology Limited since July 2020. From June 2018 to June 2020, he served as the Chairman of the Board at Shanghai Pengze Technology Limited. From April 2014 to June 2017, he served as Director and General Manager at Zhenglong International Financing and Leasing Limited. From June 2012 to March 2014, he was the General Manager of Debt Finance and Structured Finance at the Shandong Branch of Industrial Bank Co., Ltd. From December 2010 to June 2012, he was a senior IPO project manager at the Investment Banking division of Aijian Securities Co, Ltd. He received his Bachelor degree in statistics from Shandong University in 2008 and his master degree in Financial mathematics from Loughborough University in 2010.

Xiaowei Mi has served as our Chief Financial Officer since September 2024. From July 2023 to June 2024, she served as a Listing Office Director at Chijet Motor Company Inc. From August 2022 to June 2023, she served as an Audit Manager at PricewaterhouseCoopers LLP. From October 2019 to August 2022, she served as an Audit Manager at PricewaterhouseCoopers Zhong Tian LLP. From October 2013 to September 2019, she was a senior associate at PricewaterhouseCoopers LLP. She received her Bachelor of Arts degree in English Language from Nankai University in 2010, and her Master of Accounting and Information Analysis degree from Lehigh University in 2013.

Zaifei Zhang has served as our Chief Operating Officer since April 2024. He has served as the Chief Operating Officer of Wuhan Wodetong Supply Chain Technology Co., Ltd. and Shenzhen Honet Supply Chain Management Co., Ltd. since March 2021. From October 2010 to December 2020, he served as the General Manager at Shanghai Deke International Freight Forwarding Co., Ltd. From May 2005 to June 2010, he served as a Branch Company Manager at Shanghai Huahui International Logistics Co., Ltd. From September 2001 to March 2005, he was an airport ground assistant at China United Airlines.

Jinchao Sun will serve as our independent director upon the effectiveness of this registration statement. He has served as Director of Supervision at Asset Assessment Association of Shandong Province since August 2020. From January 2020 to August 2020, he served as Director of Supervision at the CPA Association of Shandong Province. From February 2017 to December 2019, he served as the managing officer of the brokerage business at Shengang Securities Co, Ltd., Shandong Branch. From July 2006 to January 2017, he was an auditor at Shandong Province Xinlianyi CPA firm. He received his Bachelor degree in accounting from Shandong Jianzhu University in 2006.

Xi Liu will serve as our independent director upon the effectiveness of this registration statement. He has served as the Managing Partner and General Manager at Qingdao Xushi Investment Management Co Ltd since April 2019. From July 2016 to March 2019, he served as the deputy manager at Shanghai Qishang Investment Management Co. Ltd. From November 2014 to July 2016, he served as Department Manager at the asset management division of De Huaan Gu Life Insurance Co., Ltd. From November 2009 to October 2014, he served as Investment Manager at Qilu Securities Co., Ltd.’s (now Zhongtai Securities Co., Ltd.) fixed income division at its headquarter. From July 2008 to October 2009, he was a research assistant at Qilu Securities Co., Ltd.’s Shanghai branch. From July 2007 to June 2008, he was an R&D engineer at R&D department for CT machines at Siemens Healthineers’ Shanghai branch. He received his Bachelor degree in Machinery designing, manufacturing and automation from Tongji University in 2007, and his master degree in financial investment and securities practice from Chinese Academy of Social Sciences.

Mingqiu Yang will serve as our independent director upon the effectiveness of this registration statement. He has been an associate attorney at Beijing Yingke (Shanghai) Law Firm since February 2023. From February 2020 to February 2023, he was an associate attorney at Shanghai Jiuyuan Law Firm. From December 2015 to September 2016, he was an associate attorney at Shandong Shiyu Law Firm. From December 2018 to February 2020, he served as the general risk director at Shanghai Youshi Private Equity Fund Co., Ltd. From December 2017 to December 2018, he served as the general manager of the assets department of Qingdao Juntiansheng Financing and asset management Co, Ltd. From March 2017 to December 2017, he served as a project manager at Qingdao Lingyi Asset Management Co, Ltd. From March 2017 to May 2019, he was a partner at Shandong Shuibing Law Firm. From September 2016 to December 2016, he was an associate attorney at Shandong Quanzheng (Qingdao) Law Firm. He received his Bachelor degree from Xi’an Politics Institute in 2012.

EMPLOYMENT AGREEMENTS AND INDEMNIFICATION AGREEMENTS

We have entered into employment agreements with each of our executive officers. Under these agreements, each of our executive officers is employed for a specified time period. We may terminate employment for cause, at any time, without advance notice or remuneration, for certain acts of the executive officer, such as conviction or plea of guilty to a felony or any crime involving moral turpitude, negligent or dishonest acts to our detriment, or misconduct or a failure to perform agreed duties. We may also terminate an executive officer’s employment without cause upon advance written notice. In such case of termination by us, we will provide severance payments to the executive officer as expressly required by applicable law of the jurisdiction where the executive officer is based. The executive officer may resign at any time with an advance written notice.

Each executive officer has agreed to hold, both during and after the termination or expiry of his or her employment agreement, in strict confidence and not to use, except as required in the performance of his or her duties in connection with the employment or pursuant to applicable law, any of our confidential information or trade secrets, any confidential information or trade secrets of our clients or prospective clients, or the confidential or proprietary information of any third party received by us and for which we have confidential obligations. The executive officers have also agreed to disclose in confidence to us all inventions, designs and trade secrets which they conceive, develop or reduce to practice during the executive officer’s employment with us and to assign all right, title and interest in them to us, and assist us in obtaining and enforcing patents, copyrights and other legal rights for these inventions, designs and trade secrets.

In addition, each executive officer has agreed to be bound by non-competition and non-solicitation restrictions during the term of his or her employment and typically for two years following the last date of employment. Specifically, each executive officer has agreed not to (i) approach our suppliers, clients, customers or contacts or other persons or entities introduced to the executive officer in his or her capacity as a representative of us for the purpose of doing business with such persons or entities that will harm our business relationships with these persons or entities; (ii) assume employment with or provide services to any of our competitors, or engage, whether as principal, partner, licensor or otherwise, any of our competitors, without our express consent; or (iii) seek directly or indirectly, to solicit the services of any of our employees who is employed by us on or after the date of the executive officer’s termination, or in the year preceding such termination, without our express consent.

We will also enter into indemnification agreements with each of our directors and executive officers. Under these agreements, we agree to indemnify our directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being our director or officer.

Board of Directors

Our board of directors will consist of four directors, and three of whom are independent directors who will be appointed immediately upon the effectiveness of this registration statement. A director is not required to hold any shares in our company to qualify to serve as a director. A director may vote with respect to any contract, transaction, or arrangement in which he or she is materially interested provided the nature of the interest is disclosed prior to its consideration and as long as he has not been disqualified by the chairman of the relevant board meeting. Our board of directors may exercise all of the powers of our company to borrow money, to mortgage or charge its undertaking, property and uncalled capital, or any part thereof, and to issue debentures, debenture stock or other securities whether outright or as security for any debt, liability or obligation of our company or of any third-party. None of our directors has a service contract with us that provides for benefits upon termination of service.

A majority of our directors and executive officers are residents of jurisdictions other than the United States and most of their assets are located outside the United States, consequently it might be difficult for a shareholder to effect service of process within the United States upon these individuals, to bring an action against us or these individuals in the United States, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.

Duties of Directors

Under Cayman Islands law, our directors owe fiduciary duties to our company, including a duty of loyalty, a duty to act honestly, and a duty to act in what they consider in good faith to be in our best interests. Our directors must also exercise their powers only for a proper purpose. Our directors also have a duty to exercise the skill they actually possess and such care and diligence that a reasonably prudent person would exercise in comparable circumstances. It was previously considered that a director need not exhibit in the performance of his duties a greater degree of skill than may reasonably be expected from a person of his knowledge and experience. However, English and Commonwealth courts have moved toward an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands. In fulfilling their duty of care to us, our directors must ensure compliance with our memorandum and articles of association, as amended and restated from time to time, including the class rights vested thereunder in the holders of the shares. Our company has the right to seek damages if a duty owed by our directors is breached. In limited exceptional circumstances, a shareholder may have the right to seek damages in our name if a duty owed by our directors is breached.

Subject to the provisions of the Companies Act and our amended and restated memorandum and articles of association, our board of directors has all the powers necessary for managing, and for directing and supervising, our business affairs.

The functions and powers of our board of directors include, among others:

●	appointing officers and determining the term of office of the officers;

●	exercising the borrowing powers of the company and mortgaging the property of the company;

●	declaring dividends and distributions; and

●	convening shareholders’ general meetings and reporting its work to shareholders at such meetings.

Terms of Directors and Officers

A director may be appointed by ordinary resolution of our shareholders or by our directors. Any appointment may be to fill a vacancy or as an additional director. A director may be removed by ordinary resolution of our shareholders. The office of a director may be terminated forthwith if, the director (i) is prohibited by the law of the Cayman Islands from acting as a director; (ii) is made bankrupt or makes an arrangement or composition with his creditors generally; (iii) resigns his office by notice to us; (iv) only held office as a director for a fixed term and such term expires; (v) in the opinion of a registered medical practitioner by whom he is being treated he becomes physically or mentally incapable of acting as a director; (vi) is given notice by the majority of the other directors (not being less than two in number) to vacate office (without prejudice to any claim for damages for breach of any agreement relating to the provision of the services of such director); (vii) is made subject to any law relating to mental health or incompetence, whether by court order or otherwise; or (viii) without the consent of the other directors, he is absent from meetings of directors for continuous period of six months.

Compensation of Directors and Executive Officers

For the fiscal year ended March 31, 2024, we paid an aggregate of approximately RMB 549,000 in cash to our executive officers and directors. We have not set aside or accrued any amount to provide pension, retirement or other similar benefits to our executive officers and directors. We did not grant any stock options or restricted stock units to our named executive officers or directors in 2024. Our PRC subsidiary is required by the PRC law to make contributions equal to certain percentages of each employee’s salary for his or her pension insurance, medical insurance, unemployment insurance and other statutory benefits and a housing provident fund.

CORPORATE GOVERNANCE

Board of Directors

Our board of directors will consist of four directors, including one director and three independent directors. The directors may from time to time at their discretion exercise all the powers of our company to raise or borrow money and to mortgage or charge its undertaking, property and assets (present and future) and uncalled capital or any part thereof, to issue debentures, debenture stock, bonds and other securities, whether outright or as collateral security for any debt, liability or obligation of our company or of any third party. A director may vote in respect of any contract or proposed contract or arrangement notwithstanding that he may be interested therein and if he does so his vote shall be counted and he may be counted in the quorum at any meeting of the directors at which any such contract or proposed contract or arrangement is considered. A director who is in any way, whether directly or indirectly, interested in a contract or proposed contract with us is required to declare the nature of his interest at a meeting of our directors. A general notice given to the directors by any director to the effect that he is a member of any specified company or firm and is to be regarded as interested in any contract or transaction which may thereafter be made with that company or firm shall be deemed a sufficient declaration of interest for the purposes of voting on a resolution in respect to a contract or transaction in which he has an interest in regard to any contract so made or transaction so consummated. None of our directors has a service contract with us that provides for benefits upon termination of service.

Committees of the Board of Directors

Prior to the completion of this offering, we intend to establish an audit committee, a compensation committee and a nominating and corporate governance committee under the board of directors. We intend to adopt a charter for each of the three committees prior to the completion of this offering. Each committee’s members and functions are described below.

Audit Committee. Our audit committee will consist of Mingqiu Yang, Xi Liu and Jinchao Sun, and will be chaired by Jinchao Sun. Mingqiu Yang, Xi Liu and Jinchao Sun satisfy the “independence” requirements of Rule 5605(c)(2) of the Listing Rules of the Nasdaq and meet the independence standards under Rule 10A-3 under the Securities Exchange Act of 1934, as amended. We have determined that Jinchao Sun qualifies as an “audit committee financial expert.” The audit committee will oversee our accounting and financial reporting processes and the audits of the financial statements of our company. The audit committee will be responsible for, among other things:

●	selecting the independent registered public accounting firm and pre-approving all auditing and non-auditing services permitted to be performed by the independent registered public accounting firm;

●	reviewing with the independent registered public accounting firm any audit problems or difficulties and management’s response;

●	reviewing and approving all proposed related party transactions, as defined in Item 404 of Regulation S-K under the Securities Act;

●	discussing the annual audited financial statements with management and the independent registered public accounting firm;

●	reviewing major issues as to the adequacy of our internal controls and any special audit steps adopted in light of material control deficiencies;

●	annually reviewing and reassessing the adequacy of our audit committee charter;

●	meeting separately and periodically with management and the independent registered public accounting firm; and

●	reporting regularly to the board of directors.

Compensation Committee. Our compensation committee will consist of Mingqiu Yang, Xi Liu and Jinchao Sun, and will be chaired by Mingqiu Yang. Mingqiu Yang, Xi Liu and Jinchao Sun satisfy the “independence” requirements of Rule 5605(a)(2) of the Listing Rules of the Nasdaq. The compensation committee will assist the board of directors in reviewing and approving the compensation structure, including all forms of compensation, relating to our directors and executive officers. Our executive officers may not be present at any committee meeting during which their compensation is deliberated upon. The compensation committee will be responsible for, among other things:

●	reviewing the total compensation package for our executive officers and making recommendations to the board of directors with respect to it;

●	approving and overseeing the total compensation package for our executives other than the three most senior executives;

●	reviewing the compensation of our directors and making recommendations to the board of directors with respect to it; and

●	periodically reviewing and approving any long-term incentive compensation or equity plans, programs or similar arrangements, annual bonuses, and employee pension and welfare benefit plans.

Nominating and Corporate Governance Committee. Our nominating and corporate governance committee will consist of Mingqiu Yang, Xi Liu and Jinchao Sun, and will be chaired by Xi Liu. Mingqiu Yang, Xi Liu and Jinchao Sun satisfy the “independence” requirements of Rule 5605(a)(2) of the Listing Rules of the Nasdaq. The nominating and corporate governance committee will assist the board of directors in selecting individuals qualified to become our directors and in determining the composition of the board of directors and its committees. The nominating and corporate governance committee will be responsible for, among other things:

●	recommending nominees to the board of directors for election or re-election to the board of directors, or for appointment to fill any vacancy on the board of directors;

●	reviewing annually with the board of directors the current composition of the board of directors with regards to characteristics such as independence, age, skills, experience and availability of service to us;

●	selecting and recommending to the board of directors the names of directors to serve as members of the audit committee and the compensation committee, as well as of the nominating and corporate governance committee itself; and

●	monitoring compliance with our code of business conduct and ethics, including reviewing the adequacy and effectiveness of our procedures to ensure proper compliance.

EMPLOYEES

All of our employees resided in China as of March 31, 2025. There has been no material change to the number of employees for the past three financial years. We had 42, 38, and 45 full-time employees as of March 31, 2025, 2024, and 2023 respectively. The following table sets forth the number of our full-time employees categorized by function as of March 31, 2025:

Function	Number of Employees	%
Management	3	7.1%
Operation and services department	18	42.9%
Sales and marketing department	10	23.8%
Financial department	4	9.5%
IT department	3	7.1%
General and administration	3	7.1%
Human resources department	1	2.5%
Total	42	100.0%

We have established procedures to provide our staff with a safe and healthy working environment by setting out a series of work safety rules in case of emergencies. We also provide our employees with occupational safety education and trainings to enhance their awareness of safety issues. In addition, we require physical examinations prior to the enrollment of our employees. We are subject to the requirements under the local laws, national standards and industrial standards in the PRC to maintain safe working conditions and to protect the occupational health of employees.

We invest significant resources in the recruitment of employees in support of our rapidly growing business operations. We have established comprehensive training programs, including orientation programs and on-the-job-training, to enhance performance and service quality. We also regularly conduct employee trainings in the areas of risk management, managerial skills, company culture and communications.

As required by regulations in China, we participate in various government statutory social security plans, including a pension contribution plan, a medical insurance plan, an unemployment insurance plan, a work-related injury insurance plan, a maternity insurance plan and a housing provident fund. We are required under PRC law to contribute to social security plans at specified percentages of the salaries, bonuses and certain allowances of our employees up to a maximum amount specified by the local government from time to time. For risk in relation to our contribution for employee social security plans, see “Risk Factors - Risks Related to Doing Business in China—Any failure to comply with relevant regulations relating to social insurance and housing provident fund may subject us to penalty and materially and adversely affect our business, financial condition, and results of operations.”

PRINCIPAL SHAREHOLDERS

The following table sets forth information concerning the beneficial ownership of our ordinary shares as of the date of this prospectus by:

●	each of our directors and executive officers; and

●	each shareholder known by us to be the beneficial owner of 5% or more of our outstanding Class A Ordinary Shares or Class B Ordinary Shares.

Beneficial ownership is determined in accordance with the rules and regulations of the SEC. In computing the number of ordinary shares beneficially owned by a person and the percentage ownership of that person, we have included ordinary shares that the person has the right to acquire within 60 days, including through the exercise of any option, warrant, or other right or the conversion of any other security. These ordinary shares, however, are not included in the computation of the percentage ownership of any other person. The percentage of beneficial ownership of our ordinary shares immediately after the completion of this offering is based on ordinary shares that will be issued and outstanding which includes (i) 4,257,457 Class A ordinary shares and 24,250,000 Class B ordinary shares outstanding as of the date of this prospectus; and (ii) 1,500,000 Class A ordinary shares issued in connection with this offering, assuming the underwriters do not exercise their option to purchase additional ordinary shares. Unless otherwise indicated, the business address for each of our directors and executive officers is 4th Floor, Section 4-56, Building C, Comprehensive Bonded Zone, 8MC Plot, No. 69, Checheng South Road, Wuhan City, Hubei Province, China.

	Ordinary shares beneficially owned prior to this offering			Ordinary shares beneficially owned after this offering
	Class A ordinary shares	Class B ordinary shares	Percentage of beneficial ownership (of total ordinary shares)	Class A ordinary shares	Class B ordinary shares	Percentage of beneficial ownership (of total Class A and Class B ordinary shares)	Percentage of total voting power after this offering
Directors and Executive Officers*
Yu Zhang(1)		16,850,000	59.1074%		16,850,000	56.1527%	97.6808%
Zaifei Zhang(2)		7,400,000	25.9581%		7,400,000	24.6605%	0.0000%
		-	-		-	-	-
		-	-		-	-	-
		-	-		-	-	-
		-	-		-	-	-
		-	-		-	-	-
		-	-		-	-	-
All Directors and Executive Officers as a Group		24,250,000	85.0655%		24,250,000	80.8132%	97.6808%
Principal Shareholders:
Yu Zhang(1)		16,850,000	59.1074%		16,850,000	56.1527%	97.6808%
Zaifei Zhang(2)		7,400,000	25.9581%		7,400,000	24.6605%	0.0000%
Tianyun Holding Limited(3)	3,307,462		11.6021%	3,307,462	-	11.0221%	1.3323%

Notes:

*	Except as indicated otherwise below, the business address of our directors and executive officers is 4th Floor, Section 4-56, Building C, Comprehensive Bonded Zone, 8MC Plot No. 69, Checheng South Road, Wuhan City, Hubei Province, China.

(1)	Represents (i) 4,250,000 Class B ordinary shares held by YZP Global Limited and (ii) 20,000,000 Class B ordinary shares held by WZHT Holding Limited. Mr. Yu Zhang holds 100% of equity interest of YZP Global Limited, and 63% equity interest in WZHT Holding Limited through Shanghai Pengze Technology Limited. Mr. Yu Zhang is the sole director of YZP Global Limited and WZHT Holding Limited. He is also the sole director and the legal representative of Shanghai Pengze Technology Limited. The registered address of each of YZP Global Limited and WZHT Holding Limited is ICS Corporate Services (BVI) Limited, Sea Meadow House, P.O. Box 116, Road Town, Tortola, British Virgin Islands. Through his control over YZP Global Limited and WZHT Holding Limited, Yu Zhang possesses voting control over our Class B ordinary shares owned by such entities.
(2)	Represents (i) 20,000,000 Class B ordinary shares held by WZHT Holding Limited. Mr. Zaifei Zhang holds 37% equity interests in WZHT Holding Limited through Shanghai Pengze Technology Limited.
(3)	Represents 3,307,462 Class A ordinary shares held by Tianyun Holding Limited incorporated in the British Virgin Islands. Beijing Tianyun Management Consulting Partnership Enterprise (Limited Partnership) (“Beijing Tianyun”) holds 100% of equity interest of Tianyun Holding Limited. Mr. Hanzhi Shen is the sole director of Tianyun Holding Limited and has the sole voting and dispositive power. The registered address of Tianyun Holding Limited is ICS Corporate Services (BVI) Limited, Sea Meadow House, P.O. Box 116, Road Town, Tortola, British Virgin Islands.

RELATED PARTY TRANSACTIONS

Before the completion of this offering, we intend to adopt an audit committee charter, which will require the committee to review all related-party transactions on an ongoing basis and all such transactions be approved by the committee. Set forth below are material related-party transactions for the years ended March 31, 2024 and 2025.

TRANSACTIONS WITH RELATED PARTIES

The “related party transactions” are transactions identified in accordance with the rules prescribed under Part I, Item 7B of Form 20-F. Please see “Note 13 Related Party Balances and Transactions” from pages F-27 for more details for the years ended March 31, 2024 and 2025.

Private Placement

See “Description of Share Capital—History of Securities Issuances.”

EMPLOYMENT AGREEMENTS AND INDEMNIFICATION AGREEMENTS

See “Management—Employment Agreements and Indemnification Agreements.”

DESCRIPTION OF SHARE CAPITAL

We are a Cayman Islands exempted company limited by shares and our affairs are governed by our memorandum and articles of association, as amended and restated from time to time and the Companies Act (As Revised) of the Cayman Islands, which is referred to as the Companies Act below, and the common law of the Cayman Islands.

As of the date hereof, our authorized share capital is US$50,000 divided into 1,250,000,000 ordinary shares consisting of 1,000,000,000 Class A Ordinary Shares of par value of US$0.00004 each and 250,000,000 Class B Ordinary Shares of par value of US$0.00004 each. As of the date of this prospectus, there are 4,257,457 Class A Ordinary Shares and 24,250,000 Class B Ordinary Shares issued and outstanding. The shares are presented on a retroactive basis to reflect the nominal share issuance. Please see Note 1(b) to the consolidated financial statements for additional information on the nominal share issuance.

We have adopted our amended and restated memorandum and articles of association, which will also be our post-offering amended and restated memorandum and articles of association, in which our authorized share capital is US$50,000 divided into 1,250,000,000 ordinary shares consisting of 1,000,000,000 Class A Ordinary Shares of par value of US$0.00004 each and 250,000,000 Class B Ordinary Shares of par value of US$0.00004 each. Following completion of this offering, 5,757,457 Class A ordinary shares and 24,250,000 Class B ordinary shares will be issued and outstanding, assuming the underwriters do not exercise their option to purchase additional Class A ordinary shares. The following are summaries of material provisions of our amended and restated memorandum and articles of association and the Companies Act insofar as they relate to the material terms of our ordinary shares that we expect will become effective upon the completion of this offering.

ORDINARY SHARES

Objects of Our Company. Under our amended and restated memorandum and articles of association, the objects of our company are unrestricted, and we have the full power and authority to carry out any object not prohibited by the law of the Cayman Islands.

General. All of our issued and outstanding ordinary shares are fully paid and non-assessable. Certificates representing the ordinary shares, if any, shall be in such form as our directors may determine. Our shareholders who are nonresidents of the Cayman Islands may freely hold and vote their shares.

Dividends. The holders of our ordinary shares are entitled to such dividends as may be declared by our board of directors or our shareholders subject to the Companies Act and our amended and restated memorandum and articles of association.

Conversion. Subject to any applicable adjustment pursuant to our amended and restated memorandum and articles of association, each Class B ordinary share is convertible into one (1) Class A ordinary share at any time at the option of the holder thereof. The right to convert shall be exercisable by the holder of the Class B ordinary share delivering a written notice to the Company that such holder elects to convert a specified number of Class B ordinary share into Class A ordinary share. A holder of Class A ordinary shares shall have no rights to convert Class A ordinary shares into Class B ordinary shares under any circumstances. Any conversion of Class B ordinary shares into Class A ordinary shares pursuant to our amended and restated memorandum and articles of association shall be effected by means of the re-designation and re-classification of each relevant Class B ordinary share as a Class A ordinary share (or in such other manner as the directors may direct that is not in contravention of applicable laws). Any future issuances of Class B ordinary shares may be dilutive to holders of Class A ordinary shares. The conversion of Class B ordinary shares might have impact on holders of Class A ordinary shares, including dilution and reduction in the aggregate voting power of holders of Class A ordinary shares, as well as the potential increase in the relative voting power if any holder of Class B ordinary shares retains its shares.

Voting Rights. Holders of our Class A ordinary shares and our Class B ordinary shares shall, at all times, vote together as one class on all matters submitted to a vote by our shareholders at any general meeting of our company. Each Class A ordinary share shall be entitled the holder thereof to one (1) vote on all matters subject to vote at general meetings of our company, and each Class B ordinary share shall be entitled the holder thereof to ten (10) votes on all matters subject to a vote at general meetings of our company. At any general meeting a resolution put to the vote of the meeting shall be decided by a poll. A poll shall be taken in such manner as the chairman of the meeting directs, and the result of the poll shall be deemed to be the resolution of the meeting.

A quorum required for a meeting of shareholders consists of at least one or more shareholders present in person or by proxy or, if a corporation or other non-natural person, by its duly authorized representative, who hold shares that represent not less than one-third of the outstanding shares carrying the right to vote at such general meeting. An annual general meeting may (but shall not be obliged to) hold in each year. The directors (acting by a resolution of the board) may call general meetings. General meetings shall also be convened on the written requisition of one or more of the shareholders entitled to attend and vote at our general meetings who (together) hold not less than ten percent of the rights to vote at such general meeting in accordance with the notice provisions in the articles, specifying the purpose of the meeting and signed by each of the shareholders making the requisition. If the directors do not convene such meeting within 21 clear days’ from the date of receipt of the written requisition, those shareholders who requested the meeting or any of them may convene the general meeting themselves within three months after the end of such period of 21 clear days in which case reasonable expenses incurred by them as a result of the directors failing to convene a meeting shall be reimbursed by us. Advance notice of at least five clear days is required for the convening of any general meeting.

An ordinary resolution to be passed by the shareholders requires the affirmative votes of a simple majority of the votes cast by such shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy or, in the case of corporations, by their duly authorized representatives, at a general meeting, The expression of ordinary resolution includes a written resolution signed by the requisite majority of our shareholders entitled to vote at such meeting in accordance with our amended and restated memorandum and articles of association. A special resolution requires the affirmative votes of no less than two-thirds of the votes cast by such Shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy or, in the case of corporations, by their duly authorized representatives, at a general meeting of which notice specifying the intention to propose the resolution as a special resolution has been duly given. The expression of special resolution includes a unanimous written resolution signed by all of the shareholders entitled to vote at such meeting. A special resolution is required for important matters such as a change of name or making changes to our amended and restated memorandum and articles of association. Holders of the ordinary shares may effect certain changes by ordinary resolution, including increasing our authorized share capital, consolidating and dividing all or any of our share capital into shares of larger amount than our existing shares, and canceling any shares that, at the date of the passing of the resolution, have not been taken or agreed to be taken by any person and diminish the amount of its share capital by the amount of the shares so canceled.

Transfer of Shares. Subject to the restrictions of our amended and restated memorandum and articles of association set out below, as applicable, any of our shareholders may transfer all or any of his or her ordinary shares by an instrument of transfer in a common form or a form prescribed by Nasdaq (if such shares are listed on the Nasdaq Capital Market) or any other form approved by our board of directors executed.

●	where the ordinary shares are fully paid, by or on behalf of that shareholder; and

●	where the ordinary shares are partly paid, by or on behalf of that shareholder and the transferee.

The transferor shall be deemed to remain the holder of an ordinary share until the name of the transferee is entered into our register of members.

Where the shares of any class in question are not listed on or subject to the rules of the Nasdaq Capital Market, our board of directors may, in its sole discretion, decline to register any transfer of any ordinary share which are not fully paid up or on which we have a lien. Our directors may also decline to register any transfer of any ordinary share unless (a) the instrument of transfer is lodged with us, accompanied by the certificate for the shares to which it relates and such other evidence as our board of directors may reasonably require to show the right of the transferor to make the transfer; (b) the instrument of transfer is in respect of only one class of shares; (c) the instrument of transfer is properly stamped, if required; (d) in the case of a transfer to joint holders, the number of joint holders to whom the ordinary share is to be transferred does not exceed four; (e) the shares transferred are fully paid up and free of any lien in favor of the Company; and (f) any applicable fee of such maximum sum as the Nasdaq Capital Market may determine to be payable, or such lesser sum as our board of directors may from time to time require, is paid to us in respect thereof.

If our directors refuse to register a transfer they shall send notice of the refusal to each of the transferee and the transferor within one month of the date on which the instrument of the transfer was lodged with us. The registration of transfers may, 14 clear days’ notice being given by advertisement in such one or more newspapers or by electronic means, be suspended and the register of members closed at such times and for such periods as our board of directors may, in their absolute discretion, from time to time determine, provided always that the registration of transfers shall not be suspended nor the register of members closed for more than 30 clear days in any year.

Liquidation. If our company shall be wound up, our shareholders may, subject to the articles and any other sanction required by the Companies Act, pass a special resolution allowing the liquidator to do either or both of the following:

●	to divide in specie among the shareholders the whole or any part of our assets and, for that purpose, to value any assets and to determine how the division shall be carried out as between the shareholders or different classes of shareholders; and

●	to vest the whole or any part of the assets in trustees for the benefit of shareholders and those liable to contribute to the winding up.

Our directors have the authority to present a petition for our winding up to the Grand Court of the Cayman Islands on our behalf without the sanction of a resolution passed at a general meeting.

Calls on Shares and Forfeiture of Shares. Subject to the terms of allotment, our board of directors may from time to time make calls upon shareholders in respect of any amount unpaid on their shares including any premium, and each shareholder shall (subject to receiving at least fourteen (14) clear days’ notice specifying when and where payment is to be made) pay to us at the time or times so specified the amount called on such shares. The shares that have been called upon and remain unpaid on the specified time are subject to forfeiture.

Redemption, Repurchase and Surrender of Shares. Subject to the provisions of the Companies Act and any rights for the time being conferred on the shareholders holding a particular class of shares, we may by action of our directors issue shares that are to be redeemed or are liable to be redeemed at the option of us or the shareholder on such terms and in such manner as our board of directors may, before the issue of such shares, determine; with the consent by special resolution of the shareholders holding shares of a particular class, vary the rights attaching to that class of shares so as to provide that those shares are to be redeemed or are liable to be redeemed at our option on the terms and in the manner which the directors determine at the time of such variation; and purchase all or any of our own shares of any class including any redeemable shares on the terms and in the manner which the directors determine at the time of such purchase. Under the Companies Act, the redemption or repurchase of any share may be paid out of our company’s profits or out of the proceeds of a fresh issue of shares made for the purpose of such redemption or repurchase, or out of capital (including share premium account and capital redemption reserve) if the company can, immediately following the date on which the payment is proposed to be made, pay its debts as they fall due in the ordinary course of business. In addition, under the Companies Act, no such share may be redeemed or repurchased (a) unless it is fully paid up, (b) if such redemption or repurchase would result in there being no shares outstanding, other than shares held as treasury shares and (c) unless the manner of purchase (if not so authorized under the articles of association) has first been authorized by a resolution of the company. In addition, our company may accept the surrender of any fully paid share for no consideration unless, as a result of the surrender, there would be no shares outstanding (other than shares held as treasury shares).

Variations of Rights of Shares. If at any time the share capital of our company is divided into different classes, the rights attached to any such class may, subject to any rights or restrictions for the time being attached to any class, only be varied with the consent in writing of the holders holding not less than majority of the issued shares of that class or with the sanction of a special resolution passed at a separate meeting of the holders of the shares of that class.

Inspection of Books and Records. Holders of our ordinary shares will have no general right under Cayman Islands law to inspect or obtain copies of our register of members or our corporate records (other than copies of our amended and restated memorandum and articles of association and register of mortgages and charges, and any special resolutions passed by our shareholders). Under Cayman Islands law, the names of our current directors can be obtained from a search conducted at the Registrar of Companies in the Cayman Islands. See “Where You Can Find Additional Information.”

Changes in Share Capital. Our shareholders may from time to time by ordinary resolution:

●	increase its share capital by new shares of the amount fixed by that ordinary resolution and with the attached rights, priorities and privileges set out in that ordinary resolution;

●	consolidate and divide all or any of our share capital into shares of a larger amount than our existing shares;

●	sub-divide our existing shares, or any of them into shares of a smaller amount, provided that in the subdivision the proportion between the amount paid and the amount, if any, unpaid on each reduced share shall be the same as it was in case of the share from which the reduced share is derived;

●	cancel any shares that, at the date of the passing of the resolution, have not been taken or agreed to be taken by any person and diminish the amount of our share capital by the amount of the shares so canceled; and

●	convert all or any of our paid up shares into stock and reconvert that stock into paid up shares of any denomination.

Subject to the Companies Act and to any rights for the time being conferred on our shareholders holding a particular class of shares, we may, by special resolution, reduce our share capital in any manner authorized by the Companies Act.

Issuance of Additional Shares. Our amended and restated memorandum and articles of association authorizes our board of directors to issue additional ordinary shares from time to time as our board of directors shall determine, to the extent there are available authorized but unissued shares.

The issuance of additional ordinary shares [may be used as an anti-takeover device without further action on the part of the shareholders. Issuance of these shares] may dilute the voting power of holders of ordinary shares.

Anti-Takeover Provisions. Some provisions of our amended and restated memorandum and articles of association may discourage, delay or prevent a change of control of our company or management that shareholders may consider favorable, including provisions that:

●	provide our board of directors general and unconditional authority to allot (with or without confirming rights of renunciation), grant options over or otherwise deal with any unissued Class A ordinary shares and Class B ordinary shares to such persons, at such times and on such terms and conditions as they may decide; and

●	limit the ability of shareholders to requisition and convene general meetings of shareholders.

However, under Cayman Islands law, our directors may only exercise the rights and powers granted to them under our amended and restated memorandum and articles of association for a proper purpose and for what they believe in good faith to be in the best interests of our company.

Exempted Company. We are an exempted company with limited liability under the Companies Act. The Companies Act distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except that an exempted company:

●	is not required to open its register of members for inspection;

●	does not have to hold an annual general meeting;

●	may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 years in the first instance);

●	may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

●	may register as a limited duration company; and

●	may register as a segregated portfolio company.

“Limited liability” means that the liability of each shareholder is limited to the amount unpaid by the shareholder on the shares of the company (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

Register of Members. Under the Companies Act, we must keep a register of members and there should be entered therein:

●	the names and addresses of our members, and, a statement of the shares held by each member, which:

●	distinguishes each share by its number (so long as the share has a number);

●	confirms the amount paid, or agreed to be considered as paid, on the shares of each member;

●	confirms the number and category of shares held by each member; and

●	confirms whether each relevant category of shares held by a member carries voting rights under the articles of association of the company, and if so, whether such voting rights are conditional;

●	the date on which the name of any person was entered on the register as a member; and

●	the date on which any person ceased to be a member.

Under Cayman Islands law, the register of members of our company is prima facie evidence of the matters set out therein (i.e. the register of members will raise a presumption of fact on the matters referred to above unless rebutted) and a member registered in the register of members is deemed as a matter of Cayman Islands law to have legal title to the shares as set against its name in the register of members. Upon the completion of this offering, the register of members will be immediately updated to record and give effect to the issue of shares by us to the depositary (or its nominee) as the depositary. Once our register of members has been updated, the shareholders recorded in the register of members will be deemed to have legal title to the shares set against their name.

If the name of any person is incorrectly entered in or omitted from our register of members, or if there is any default or unnecessary delay in entering on the register the fact of any person having ceased to be a member of our company, the person or member aggrieved (or any member of our company or our company itself) may apply to the Grand Court of the Cayman Islands for an order that the register be rectified, and the Court may either refuse such application or it may, if satisfied of the justice of the case, make an order for the rectification of the register.

DIFFERENCES IN CORPORATE LAW

The Companies Act is derived, to a large extent, from the older Companies Acts of England and Wales but does not follow recent United Kingdom statutory enactments and, accordingly, there are significant differences between the Companies Act and the current Companies Act of England and Wales. In addition, the Companies Act differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of certain significant differences between the provisions of the Companies Act applicable to us and the laws applicable to companies incorporated in the State of Delaware in the United States.

Mergers and Similar Arrangements. The Companies Act permits mergers and consolidations between Cayman Islands companies and between Cayman Islands companies and non-Cayman Islands companies provided that the laws of the foreign jurisdiction permit such merger or consolidation. For these purposes, (a) “merger” means the merging of two or more constituent companies and the vesting of their undertaking, property and liabilities in one of such companies as the surviving company and (b) a “consolidation” means the combination of two or more constituent companies into a consolidated company and the vesting of the undertaking, property and liabilities of such companies to the consolidated company. In order to effect such a merger or consolidation, the directors of each constituent company must approve a written plan of merger or consolidation, which must then be authorized by (i) a special resolution of the shareholders of each constituent company and (ii) such other authorization, if any, as may be specified in such constituent company’s articles of association. The written plan of merger or consolidation must be filed with the Registry of Companies of the Cayman Islands together with, among other things, a declaration as to the solvency of the consolidated or surviving company, a list of the assets and liabilities of each constituent company and an undertaking that a copy of the certificate of merger or consolidation will be given to the members and creditors of each constituent company and that notification of the merger or consolidation will be published in the Cayman Islands Gazette. Court approval is not required for a merger or consolidation effected in compliance with these statutory procedures.

Separate from the statutory provisions relating to mergers and consolidations, the Companies Act also contains statutory provisions that facilitate the reconstruction and amalgamation of companies by way of schemes of arrangement. Reconstructions and amalgamations may be approved by (i) 75% in value of the shareholders or class of shareholders, as the case may be, or (ii) a majority in number representing 75% in value of the creditors or class of creditors, as the case may be, as are, in each case, present and voting either in person or by proxy at a meeting, or meetings called for such purpose and thereafter sanctioned by the Grand Court of the Cayman Islands. Whilst a dissenting shareholder has the right to express to the court his view that the transaction for which approval is being sought would not provide the members with a fair value for their shares, it can be expected that the court would approve the transaction if it is satisfied that:

●	the statutory provisions as to the required majority vote have been met;

●	the shareholders have been fairly represented at the meeting in question and the statutory majority are acting bona fide without coercion of the minority to promote interests adverse to those of the class;

●	the arrangement is such that may be reasonably approved by an intelligent and honest man of that class acting in respect of his interest; and

●	the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Act.

The Companies Act also contains a statutory power of compulsory acquisition which may facilitate the “squeeze out” of dissentient minority shareholder upon a tender offer. When a tender offer is made and accepted by holders of 90% of the shares affected within four months, the offeror may, within a two-month period commencing on the expiration of such four-month period, require the holders of the remaining shares to transfer such shares to the offeror on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands, but it is unlikely to succeed in the case of an offer which has been so approved unless there is evidence of fraud, bad faith or collusion.

If an arrangement and reconstruction by way of scheme of arrangement is thus approved and sanctioned, or if a tender offer is made and accepted in accordance with the foregoing statutory procedures, a dissenting shareholder would have no rights comparable to appraisal rights, save that objectors to a takeover offer may apply to the Grand Court of the Cayman Islands for various orders that the Grand Court of the Cayman Islands has a broad discretion to make, which would otherwise ordinarily be available to dissenting shareholders of Delaware corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

The Companies Act also contains statutory provisions which provide that a company may present a petition to the Grand Court of the Cayman Islands for the appointment of a restructuring officer on the grounds that the company (a) is or is likely to become unable to pay its debts within the meaning of section 93 of the Companies Act; and (b) intends to present a compromise or arrangement to its creditors (or classes thereof) either, pursuant to the Companies Act, the law of a foreign country or by way of a consensual restructuring. The petition may be presented by a company acting by its directors, without a resolution of its members or an express power in its articles of association. On hearing such a petition, the Cayman Islands court may, among other things, make an order appointing a restructuring officer or make any other order as the court thinks fit.

Shareholders’ Suits. In principle, we will normally be the proper plaintiff to sue for a wrong done to us as a company, and as a general rule a derivative action may not be brought by a minority shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, the Cayman Islands courts can be expected to follow and apply common law principles (namely the rule in Foss v. Harbottle and the exceptions thereto) so that a non-controlling shareholder may be permitted to commence a class action against or derivative actions in the name of the company to challenge:

●	an act which is illegal or ultra vires with respect to the company and is therefore incapable of ratification by the shareholders;

●	an act which, although not ultra vires, requires authorization by a qualified (or special) majority (that is, more than a simple majority) which has not been obtained; and

●	an act which constitutes a “fraud on the minority” where the wrongdoers are themselves in control of the company.

Indemnification of Directors and Executive Officers and Limitation of Liability. Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against the consequences of committing a crime, or against the indemnified person’s own fraud, dishonesty, willful deceit or willful neglect.

Our amended and restated memorandum and articles of association provide that to the extent permitted by law, we shall indemnify each existing or former director (including alternate director), secretary and any of our other officers (including an investment adviser or an administrator or liquidator) and their personal representatives against (a) all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by the existing or former director (including alternate director), secretary or officer in or about the conduct of our business or affairs or in the execution or discharge of the existing or former director (including alternate director), secretary’s or officer’s duties, powers, authorities or discretions; and (b) without limitation to paragraph (a) above, all costs, expenses, losses or liabilities incurred by the existing or former director (including alternate director), secretary or officer in defending (whether successfully or otherwise) any civil, criminal, administrative or investigative proceedings (whether threatened, pending or completed) concerning us or our affairs in any court or tribunal, whether in the Cayman Islands or elsewhere.

No such existing or former director (including alternate director), secretary or officer, however, shall be indemnified in respect of any matter arising out of their own dishonesty, fraud, willful default or willful neglect.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Directors’ Fiduciary Duties. Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director acts in a manner he or she reasonably believes to be in the best interests of the corporation. He or she must not use his or her corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, the director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.

As a matter of Cayman Islands law, a director of a Cayman Islands company owes three types of duties to the company: (i) statutory duties, (ii) fiduciary duties, and (iii) common law duties. The Companies Act imposes a number of statutory duties on a director. A Cayman Islands director’s fiduciary duties are not codified, however the courts of the Cayman Islands have held that a director owes the following fiduciary duties (a) a duty to act in what the director bona fide considers to be in the best interests of the company, (b) a duty to exercise their powers for the purposes they were conferred, (c) a duty to avoid fettering his or her discretion in the future and (d) a duty to avoid conflicts of interest and of duty.

The common law duties owed by a director are those to act with skill, and care and diligence that may reasonably be expected of a person carrying out the same functions as are carried out by that director in relation to the company and, also, to act with the skill, care and diligence in keeping with a standard of care commensurate with any particular skill they have which enables them to meet a higher standard than a director without those skills.

Under statute, our directors are subject to a number of statutory obligations, which provisions prescribe penalties for breach. By way of example, material statutory provisions attracting penalties include where (i) the director willfully authorizes or permits any distribution or dividend in contravention of the Companies Act; (ii) where the director knowingly or willfully authorizes or permits any payment out of capital by a company for a redemption or purchase of its own shares when the company is insolvent; (iii) where there has been a failure to maintain the books of account, minutes of meetings, or the company’s statutory registers of members, beneficial ownership, mortgages and charges, or directors (which includes alternate directors); (iv) where there has been a failure to provide information or access to documents to specified persons as required by the Companies Act; and (v) where the director makes or authorizes a false annual return to the Registrar of Companies.

Shareholder Action by Written Consent. Under the Delaware General Corporation Law, a corporation may eliminate the right of shareholders to act by written consent by amendment to its certificate of incorporation. Our amended memorandum and articles of association provide that our shareholders may approve corporate matters by way of (a) for a matter to be passed by an ordinary resolution, a written resolution signed by the requisite majority of our shareholders who would have been entitled to vote on such matter at a general meeting, and (b) for a matter to be passed by a special resolution, a unanimous written resolution signed by all shareholders who would have been entitled to vote on such matter at a general meeting without a meeting being held.

Shareholder Proposals. Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided that it complies with the notice provisions in the governing documents. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.

The Companies Act provides shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. Our amended and restated memorandum and articles of association allow any one or more of our shareholders who together hold at least ten percent of the rights to vote at general meetings to requisition an extraordinary general meeting of the shareholders, in which case the directors are obliged to convene such meeting and to put the resolutions so requisitioned to a vote at such meeting. If the directors do not convene such meeting within 21 clear days’ from the date of receipt of the written requisition, those shareholders who requested the meeting may convene the general meeting themselves within three months after the end of such period. Other than this right to requisition a shareholders’ meeting, our amended and restated memorandum and articles of association do not provide our shareholders with any right to put any proposals before annual general meetings or extraordinary general meetings not called by such shareholders.

As an exempted Cayman company, we are not obliged by law to call shareholders’ annual general meetings. Our amended and restated memorandum and articles of association provides that we may (but shall not be obliged to unless required by the Nasdaq Capital Market) in each year to hold a general meeting as our annual general meeting.

Cumulative Voting. Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. There are no prohibitions in relation to cumulative voting under Cayman Islands law, but our amended and restated memorandum and articles of association do not provide for cumulative voting. As a result, our shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.

Removal of Directors. Under the Delaware General Corporation Law, a director of a corporation with a classified board of directors may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under our amended and restated memorandum and articles of association, directors may be removed from office by ordinary resolution of our shareholders. The office of a director may also be terminated forthwith if, the director (i) is prohibited by the law of the Cayman Islands from acting as a director; (ii) is made bankrupt or makes an arrangement or composition with his creditors generally; (iii) resigns his office by notice to us; (iv) only held office as a director for a fixed term and such term expires; (v) in the opinion of a registered medical practitioner by whom he is being treated he becomes physically or mentally incapable of acting as a director; (vi) is given notice by the majority of the other directors (not being less than two in number) to vacate office (without prejudice to any claim for damages for breach of any agreement relating to the provision of the services of such director); (vii) is made subject to any law relating to mental health or incompetence, whether by court order or otherwise; or (viii) without the consent of the other directors, he is absent from meetings of directors for continuous period of six months.

Transactions with Interested Shareholders. The Delaware General Corporation Law contains a business combination statute applicable to Delaware corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned 15% or more of the target’s outstanding voting stock within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.

Cayman Islands law has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, the directors of the company are required to comply with fiduciary duties which they owe to the company under Cayman Islands law, including the duty to ensure that, in their opinion, such transactions must be entered into bona fide in the best interests of the company and not with the effect of constituting a fraud on the minority shareholders.

Dissolution; Winding up. Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a may be provided in a company’s articles of association.

Under the Companies Act and our amended and restated memorandum and articles of association, the Company may be wound up by a special resolution of our shareholders, or if the winding up is initiated by our board of directors, by either a special resolution of our members or, if our company is unable to pay its debts as they fall due, by an ordinary resolution of our members. In addition, a company may be wound up by an order of the courts of the Cayman Islands. The court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so.

Variation of Rights of Shares. Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under our amended and restated memorandum and articles of association, if our share capital is divided into more than one class of shares, the rights attached to any such class may, subject to any rights or restrictions for the time being attached to any class, only be materially and adversely varied with the consent in writing of the holders holding not less than majority of the issued shares of that class or with the sanction of a special resolution passed at a separate meeting of the holders of the shares of that class.

Amendment of Governing Documents. Under the Delaware General Corporation Law, a corporation’s governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Subject to the Companies Act, our amended and restated memorandum and articles of association may only be amended by a special resolution.

Rights of Non-resident or Foreign Shareholders. There are no limitations imposed by our amended and restated memorandum and articles of association on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in our amended and restated memorandum and articles of association that require our company to disclose shareholder ownership above any particular ownership threshold.

History of Securities Issuances

The following is a summary of the securities issuances by our company since its incorporation.

Ordinary Shares to update

After our incorporation in the Cayman Islands in April 2024 and in connection with our offshore restructuring, we issued and allotted the following ordinary shares for a consideration at par value of US$0.0001 per share on April 26, 2024:

Name of shareholders	Number of ordinary shares
ICS Corporate Services (Cayman) Limited	1
YZH Internal Limited	79,998
YZP Global Limited	1,699,999

We issued and allotted the following ordinary shares for a consideration at par value of US$0.0001 per share on October 15, 2024:

Name of shareholders	Number of ordinary shares
WZHT Holding Limited	8,000,000
Tianyun Holding Limited	1,322,985
Qianben Holding Limited	300,000

We re-designated and re-classified all our issued ordinary shares into our Class A Ordinary Shares on a one-to-one basis on November 28, 2024. On November 28, 2024, we repurchased 1,700,000 Class A Ordinary Shares held by YZP Global Limited out of the proceeds of the fresh issuance of 1,700,000 Class B Ordinary Shares at par value to YZP Global Limited made for the purposes of such repurchase; and repurchased 8,000,000 Class A Ordinary Shares held by WZHT Holding Limited out of the proceeds of the fresh issuance of 8,000,000 Class B Ordinary Shares at par value to WZHT Holding Limited made for the purposes of such repurchase.

On August 20, 2025, we subdivided our 11,402,983 issued shares with a par value of US$0.0001 each into 28,507,457 shares with a par value of US$0.00004 each.

TAXATION

The following summary of the material Cayman Islands, PRC and U.S. federal income tax consequences of an investment in our Class A ordinary shares is based upon laws and relevant interpretations thereof in effect as of the date of this registration statement, all of which are subject to change. This summary does not deal with all possible tax consequences relating to an investment in our Class A ordinary shares, such as the tax consequences under U.S. state and local tax laws or under the tax laws of jurisdictions other than the Cayman Islands, PRC and the United States. To the extent that the discussion relates to matters of Cayman Islands tax law, it represents the opinion of Ogier, our Cayman Islands legal counsel; to the extent it relates to PRC tax law, it is the opinion of Jingtian & Gongcheng, our PRC counsel.

PEOPLE’S REPUBLIC OF CHINA TAXATION

Under the EIT Law, which became effective on January 1, 2008 and most recently amended on December 29, 2018, an enterprise established outside the PRC with “de facto management bodies” within the PRC is considered a “resident enterprise” for PRC enterprise income tax purposes and is generally subject to a uniform 25% enterprise income tax rate on its worldwide income. In 2009, the SAT issued SAT Circular 82, which provides certain specific criteria for determining whether the “de facto management body” of a PRC controlled enterprise that is incorporated offshore is located in China. Further to SAT Circular 82, in 2011, the SAT issued SAT Bulletin 45 (revised in 2018) to provide more guidance on the implementation of SAT Circular 82. On January 29, 2014, the SAT issued the Announcement of the State Administration of Taxation on Issues Concerning the Determination of Resident Enterprises on the Basis of Their Actual Management Bodies that provides more guidance on the implementation of Circular 82.

According to SAT Circular 82, an offshore incorporated enterprise controlled by a PRC enterprise or a PRC enterprise group will be considered a PRC resident enterprise by virtue of having its “de facto management body” in China and will be subject to PRC enterprise income tax on its worldwide income only if all of the following conditions are met: (a) the senior management and core management departments in charge of its daily operations function have their presence mainly in the PRC; (b) its financial and human resources decisions are subject to determination or approval by persons or bodies in the PRC; (c) its major assets, accounting books, company seals, and minutes and files of its board and shareholders’ meetings are located or kept in the PRC; and (d) more than half of the enterprise’s directors or senior management with voting rights habitually reside in the PRC. Although SAT Circular 82 and SAT Bulletin 45 only apply to offshore incorporated enterprises controlled by PRC enterprises or PRC enterprise groups and not those controlled by PRC individuals or foreigners, the determination criteria set forth therein may reflect the SAT’s general position on how the term “de facto management body” could be applied in determining the tax resident status of offshore enterprises, regardless of whether they are controlled by PRC enterprises, individuals or foreigners.

We believe that we do not meet all of the criteria described above. We believe that neither we nor our subsidiaries outside of China are PRC tax resident enterprises, because neither we nor they are controlled by a PRC enterprise or PRC enterprise group, and because our records and their records (including the resolutions of the respective boards of directors and the resolutions of shareholders) are maintained outside the PRC. However, as the tax resident status of an enterprise is subject to determination by the PRC tax authorities and uncertainties remain with respect to the interpretation of the term “de facto management body” when applied to our offshore entities, we may be considered as a resident enterprise and therefore may be subject to PRC enterprise income tax at 25% on our worldwide income. In addition, if the PRC tax authorities determine that we are a PRC resident enterprise for PRC enterprise income tax purposes, dividends we pay to non-PRC holders may be subject to PRC withholding tax, and gains realized on the sale or other disposition of ordinary shares may be subject to PRC tax, at a rate of 10% in the case of non-PRC enterprises or 20% in the case of non-PRC individuals (in each case, subject to the provisions of any applicable tax treaty), if such dividends or gains are deemed to be from PRC sources. Any such tax may reduce the returns on your investment in the Class A ordinary shares.

If we are considered a “non-resident enterprise” by the PRC tax authorities, the dividends we receive from our PRC subsidiaries will be subject to a 10% withholding tax. The EIT Law also imposes a withholding income tax of 10% on dividends distributed by a foreign invested enterprise to its immediate holding company outside of China, if such immediate holding company is considered as a non-resident enterprise without any establishment or place within China or if the received dividends have no connection with the establishment or place of such immediate holding company within China, unless such immediate holding company’s jurisdiction of incorporation has a tax treaty with China that provides for a different withholding arrangement. Under the Arrangement Between the PRC and the Hong Kong Special Administrative Region on the Avoidance of Double Taxation and Prevention of Fiscal Evasion with Respect to Taxes on Income and Capital, the dividend withholding tax rate may be reduced to 5%, if a Hong Kong resident enterprise that receives a dividend is considered a non-PRC tax resident enterprise and holds at least 25% of the equity interests in the PRC enterprise distributing the dividends, subject to approval of the PRC local tax authority. However, if the Hong Kong resident enterprise is not considered to be the beneficial owner of such dividends under applicable PRC tax regulations, such dividends may remain subject to withholding tax at a rate of 10%. Accordingly, World Road Tech Limited may be able to enjoy the 5% withholding tax rate for the dividends it receives from its PRC subsidiaries if it satisfies the relevant conditions under tax rules and regulations, and obtains the approvals as required.

CAYMAN ISLANDS TAXATION

The Cayman Islands currently levies no taxes on individuals or corporations based on profits, income, gains or appreciation and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to us levied by the government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, or, after execution, brought within the jurisdiction or produced before a court of the Cayman Islands. No stamp duty is payable in the Cayman Islands on transfers of shares of Cayman Islands companies except those which hold interests in land in the Cayman Islands. The Cayman Islands is a party to a double tax treaty entered with the United Kingdom in 2010 but is otherwise not party to any double tax treaties that are applicable to any payments made to or by our company. There are no exchange control regulations or currency restrictions in the Cayman Islands.

Payments of dividends and capital in respect of our ordinary shares will not be subject to taxation in the Cayman Islands and no withholding will be required on the payment of a dividend or capital to any holder of our ordinary shares, nor will gains derived from the disposal of our ordinary shares be subject to Cayman Islands income or corporation tax.

The Cayman Islands enacted the International Tax Co-operation (Economic Substance) Act (As Revised) together with the Guidance Notes published by the Cayman Islands Tax Information Authority from time to time. The Company is required to comply with the economic substance requirements from July 1, 2019 and make an annual report in the Cayman Islands as to whether or not it is carrying on any relevant activities and if it is, it must satisfy an economic substance test.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a discussion of the material U.S. Federal income tax considerations relevant to the acquisition, ownership, and disposition of our Class A ordinary shares by U.S. Holders (as defined below) that will hold our Class A ordinary shares as “capital assets” (generally, property held for investment) under the U.S. Internal Revenue Code of 1986, as amended, or the “Code”). This discussion is based upon applicable provisions of the Code, U.S. Treasury regulations promulgated thereunder, pertinent judicial decisions, interpretive rulings of the U.S. Internal Revenue Service, or the IRS, and such other authorities as we have considered relevant, all of which are subject to change, possibly with retroactive effect. This discussion does not address all aspects of U.S. federal income taxation that may be important to particular investors in light of their individual investment circumstances, including investors subject to special tax and/or reporting rules (for example, certain financial institutions; insurance companies; broker-dealers; pension plans; regulated investment companies; real estate investment trusts; tax-exempt organizations (including private foundations); holders who are not U.S. Holders (as defined below); holders who own (directly, indirectly, or constructively) 10% or more of the voting power or value of our stock; investors that will hold their Class A ordinary shares as part of a straddle, hedge, conversion, constructive sale, or other integrated transaction for U.S. federal income tax purposes; investors that are traders in securities that have elected the mark-to-market method of accounting; investors that have a functional currency other than the U.S. dollar), or holders that acquire ordinary shares through the exercise of options or other convertible instruments or in connection with the provision of services, all of whom may be subject to tax rules that differ significantly from those discussed below.

In addition, this discussion does not address tax considerations relevant to U.S. Holders under any non-U.S., state or local tax laws, the Medicare tax on net investment income, the one-percent excise tax on stock repurchases, estate or gift tax, or the alternative minimum tax. Each U.S. Holder is urged to consult its tax advisors regarding the U.S. federal, state, local, and non-U.S. income and other tax considerations of an investment in Class A ordinary shares.

The discussion below of U.S. federal income tax consequences applies to you if you are a “U.S. Holder.” You are a U.S. Holder if you are a beneficial owner of our Class A ordinary shares and you are: (i) an individual who is a citizen or resident of the United States for U.S. Federal income tax purposes; (ii) a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, created in, or organized under the law of any state of the United States, or the District of Columbia; (iii) an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or (iv) a trust (A) the administration of which is subject to the primary supervision of a U.S. federal or state court and which has one or more U.S. persons who have the authority to control all substantial decisions of the trust or (B) that has otherwise validly elected to be treated as a U.S. person under the Code.

If you are a partner in a partnership (including any entity or arrangement treated or elects to be treated as a partnership for U.S. federal income tax purposes) that holds our Class A ordinary shares, your tax treatment generally will depend on your status and the activities of the partnership (or any such entity or arrangement treated as or elects to be treated as a partnership for U.S. federal income tax purposes). Partners in a partnership (or any such entity or arrangement treated as or elects to be treated as a partnership for U.S. federal income tax purposes) holding our Class A ordinary shares should consult their tax advisors regarding the tax consequences of an investment in the Class A ordinary shares.

Dividends

Subject to the PFIC rules discussed below, any cash distributions (including the amount of any PRC or other tax withheld) paid on our Class A ordinary shares out of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles, will generally be includible in your gross income as dividend income on the day actually or constructively received by you. Because we do not intend to determine our earnings and profits under U.S. federal income tax principles, any distribution paid will generally be treated as a dividend for U.S. federal income tax purposes by us. Dividends received by corporations on our Class A ordinary shares may be eligible for the dividends received deduction allowed to U.S. corporations under the Code.

A non-corporate U.S. Holder generally may be subject to tax at preferential tax rates applicable to “qualified dividend income,” provided that certain conditions are satisfied, including that (1) our stock is readily tradable on an established securities market in the United States, or, in the event that we are deemed to be a PRC tax resident enterprise under the PRC tax law, we are eligible for the benefit of the comprehensive United States-PRC income tax treaty, or the “Treaty”, (2) we are neither a PFIC nor treated as such with respect to a U.S. Holder (as discussed below) for the taxable year in which the dividend was paid and the preceding taxable year, and (3) certain holding period requirements are met. U.S. holders are urged to consult their own tax advisors regarding the availability of the preferential rate for any dividends paid with respect to our Class A ordinary shares.

In the event that we are deemed to be a PRC tax resident enterprise under PRC tax law, you may be subject to PRC withholding taxes on dividends paid on our Class A ordinary shares, as described under “Taxation—People’s Republic of China Taxation”. If we are deemed to be a PRC tax resident enterprise, you may, however, be eligible for the benefits of the Treaty. If we are eligible for such benefits, dividends we pay on our Class A ordinary shares may be eligible for the reduced rates of taxation applicable to qualified dividend income, as discussed above.

For U.S. foreign tax credit purposes, dividends generally will be treated as income from foreign sources and generally will constitute “passive” category income. Depending on your particular circumstances, you may be eligible, subject to a number of complex limitations, to claim a foreign tax credit in respect of any foreign withholding taxes imposed on dividends received on our Class A ordinary shares. If you do not elect to claim a foreign tax credit for foreign tax withheld, you may instead claim a deduction, for U.S. federal income tax purposes, for the foreign tax withheld, but only for a year in which you elect to do so for all creditable foreign income taxes. The rules governing the foreign tax credit are complex. You are urged to consult your tax advisor regarding the availability of the foreign tax credit under your particular circumstances.

Sale or Other Disposition of Class A Ordinary Shares

Subject to the PFIC rules discussed below, you generally will recognize capital gain or loss upon the sale or other disposition of our Class A ordinary shares or ordinary shares in an amount equal to the difference, if any, between the amount realized upon the disposition and your adjusted tax basis in such Class A ordinary shares or ordinary shares. Any capital gain or loss will be long-term capital gain or loss if you have held the Class A ordinary shares for more than one year, and will generally be U.S.-source gain or loss for U.S. foreign tax credit purposes. In the event that we are deemed to be a PRC tax resident enterprise under PRC tax law, gain from the disposition of the Class A ordinary shares may be subject to tax in the PRC, as described under “Taxation—People’s Republic of China Taxation”. If such income were treated as U.S.-source income for foreign tax credit purposes, you might not be able to use the foreign tax credit arising from any tax imposed on the sale, exchange, or other taxable disposition of our Class A ordinary shares unless such credit could be applied (subject to applicable limitations) against tax due on other income derived from foreign sources. However, if PRC tax were to be imposed on any gain from the disposition of our Class A ordinary shares, if you are eligible for the benefits of the Treaty, you generally may be able to treat such gain as foreign-source income. The deductibility of a capital loss may be subject to limitations. You are urged to consult your tax advisor regarding the tax consequences if a foreign tax is imposed on a disposition of our Class A ordinary shares, including the availability of the foreign tax credit under your particular circumstances.

PFIC Rules

A non-U.S. corporation, such as our company, will be classified as a PFIC for U.S. federal income tax purposes for any taxable year, if either (i) 75% or more of its gross income for such year consists of certain types of “passive” income or (ii) 50% or more of the value of its assets (determined on the basis of a quarterly average) during such year produce or are held for the production of passive income. Passive income generally includes dividends, interest, royalties, rents, annuities, net gains from the sale or exchange of property producing such income and net foreign currency gains. For this purpose, cash is categorized as a passive asset and the company’s goodwill associated with active business activity is taken into account as an active asset. We will be treated as owning our proportionate share of the assets and income of any other corporation in which we own, directly or indirectly, more than 25% (by value) of the stock.

Based on the projected composition of our assets and income, we do not anticipate being classified as a PFIC for our taxable year ending March 31, 2024. While we do not anticipate being classified as a PFIC, because the value of our assets for purposes of the PFIC asset test will generally be determined by reference to the market price of our Class A ordinary shares, fluctuations in the market price of our Class A ordinary shares may cause us to become a PFIC for the current or any subsequent taxable year. The determination of whether we will become a PFIC will also depend, in part, on the composition of our income and assets, which will be affected by how, and how quickly, we use our liquid assets and the cash raised in this offering. Whether we are a PFIC is a factual determination and we must make a separate determination each taxable year as to whether we are a PFIC (after the close of each taxable year). Accordingly, we cannot assure you that we will not be classified as a PFIC for our taxable year ending March 31, 2025 or any future taxable year. If we are classified as a PFIC for any taxable year during which you hold our Class A ordinary shares, we generally will continue to be treated as a PFIC, unless you make certain elections, for all succeeding years during which you hold our Class A ordinary shares even if we cease to qualify as a PFIC under the rules set forth above.

If we are a PFIC for any taxable year during which you hold our Class A ordinary shares, you will be subject to special tax rules with respect to any “excess distribution” that you receive and any gain you realize from a sale or other disposition (including a pledge) of our Class A ordinary shares, unless you make a “mark-to-market” election as discussed below. Distributions you receive in a taxable year that are greater than 125% of the average annual distributions you received during the shorter of the three preceding taxable years or your holding period for the Class A ordinary shares will be treated as an excess distribution. Under these special tax rules:

●	the excess distribution or gain will be allocated ratably over your holding period for the Class A ordinary shares;

●	amounts allocated to the current taxable year and any taxable years in your holding period prior to the first taxable year in which we are classified as a PFIC (a “pre-PFIC year”) will be taxable as ordinary income; and

●	amounts allocated to each prior taxable year, other than the current taxable year or a pre-PFIC year, will be subject to tax at the highest tax rate in effect applicable to you for that year, and such amounts will be increased by an additional tax equal to interest on the resulting tax deemed deferred with respect to such years.

If we are classified as a PFIC for any taxable year during which you hold our Class A ordinary shares and any of our non-U.S. subsidiaries is also a PFIC, you will be treated as owning a proportionate amount (by value) of the shares of each such non-U.S. subsidiary classified as a PFIC for purposes of the application of these rules.

Alternatively, a U.S. Holder of “marketable stock” (as defined below) in a PFIC may make a mark-to-market election for such stock of a PFIC to elect out of the tax treatment discussed in the two preceding paragraphs. If you make a valid mark-to-market election for the Class A ordinary shares, you will include in income each year an amount equal to the excess, if any, of the fair market value of the Class A ordinary shares as of the close of your taxable year over your adjusted basis in such Class A ordinary shares. You will be allowed a deduction for the excess, if any, of the adjusted basis of the Class A ordinary shares over their fair market value as of the close of the taxable year. However, deductions will be allowable only to the extent of any net mark-to-market gains on the Class A ordinary shares included in your income for prior taxable years. Amounts included in your income under a mark-to-market election, as well as gain on the actual sale or other disposition of the Class A ordinary shares, will be treated as ordinary income. Ordinary loss treatment will also apply to the deductible portion of any mark-to-market loss on the Class A ordinary shares, as well as to any loss realized on the actual sale or disposition of the ordinary shares, to the extent that the amount of such loss does not exceed the net mark-to-market gains previously included for such Class A ordinary shares. Your basis in the Class A ordinary shares will be adjusted to reflect any such income or loss amounts. If you make a mark-to-market election, tax rules that apply to distributions by corporations which are not PFICs would apply to distributions by us (except that the preferential rates for qualified dividend income would not apply).

The mark-to-market election is available only for “marketable stock” which is stock that is traded in other than de minimis quantities on at least 15 days during each calendar quarter (“regularly traded”) on a qualified exchange or other market, as defined in applicable U.S. Treasury regulations. We expect that the Class A ordinary shares will be listed on the Nasdaq Capital Market, which is a qualified exchange for these purposes. If the Class A ordinary shares are regularly traded, and the Class A ordinary shares qualify as “marketable stock” for purposes of the mark-to-market rules, then the mark-to-market election might be available to you if we were to become a PFIC.

Because, as a technical matter, a mark-to-market election cannot be made for any lower-tier PFICs that we may own, you may continue to be subject to the PFIC rules with respect to your indirect interest in any investments held by us that are treated as an equity interest in a PFIC for U.S. federal income tax purposes.

We do not currently intend to provide information necessary for U.S. Holders to make qualified electing fund elections, which, if available, would result in tax treatment different from the general tax treatment for PFICs described above.

If you own our Class A ordinary shares during any taxable year that we are a PFIC, you must file an annual report with the IRS, subject to certain exceptions based on the value of the Class A ordinary shares held. You are urged to consult your tax advisor concerning the U.S. federal income tax consequences of purchasing, holding, and disposing of our Class A ordinary shares if we are or become a PFIC, including the possibility of making a mark-to-market election.

Information Reporting and Backup Withholding

You may be required to submit to the IRS certain information with respect to your beneficial ownership of our Class A ordinary shares, if such Class A ordinary shares are not held on your behalf by certain financial institutions. Penalties also may be imposed if you are required to submit such information to the IRS and fail to do so.

Dividend payments with respect to Class A ordinary shares and proceeds from the sale, exchange or redemption of Class A ordinary shares may be subject to information reporting to the IRS and possible U.S. backup withholding. Backup withholding will not apply, however, to a U.S. Holder who furnishes a correct taxpayer identification number and makes any other required certification or who is otherwise exempt from backup withholding. U.S. Holders who are required to establish their exempt status generally must provide such certification on IRS Form W-9 or by otherwise establishing an exemption.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against your U.S. Federal income tax liability, and you may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the IRS and furnishing any required information. You are urged to consult your tax advisors regarding the application of the U.S. information reporting and backup withholding rules.

The U.S. federal income tax discussion set forth above is included for general information only and may not be applicable depending upon a holder’s particular situation. Holders are urged to consult their tax advisors with respect to the tax consequences to them of the acquisition, ownership and disposition of our ordinary shares and warrants, including the tax consequences under state, local, estate, foreign and other tax laws and tax treaties and the possible effects of changes in U.S. or other tax laws.

UNDERWRITING

We and the underwriters named below plan to enter into an underwriting agreement with respect to the Class A ordinary shares being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of Class A ordinary shares indicated in the following table. Craft Capital Management LLC will act as the representative for the underwriters named below.

Underwriter	Number of Class A ordinary shares
Craft Capital Management LLC	[●]
R.F. Lafferty & Co., Inc.	[●]
Total

The underwriters and the representative are collectively referred to as the “underwriters” and the “representative,” respectively. The underwriters are offering the Class A ordinary shares subject to their acceptance of the Class A ordinary shares from us and subject to prior sale. The underwriting agreement provides that the obligations of the underwriters to purchase the Class A ordinary shares included in this offering are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part. The underwriters are obligated, severally and not jointly, to purchase all the Class A ordinary shares if any such Class A ordinary shares are taken. However, the underwriters are not required to take or pay for the Class A ordinary shares covered by the underwriters’ over-allotment option described below.

The underwriters initially propose to offer part of the Class A ordinary shares directly to the public at the offering price listed on the cover page of this prospectus and part to certain dealers at a price that represents a concession not in excess of US$[●] per Class A ordinary share under the initial public offering price. After the initial offering of the Class A ordinary shares, the offering price and other selling terms may from time to time be varied by the representative.

Option to Purchase Additional Class A ordinary shares

We have granted to the underwriters an option, exercisable for 45 days after the closing of this offering, to purchase up to an aggregate of 225,000 additional Class A ordinary shares from us at the public offering price listed on the cover page of this prospectus, less underwriters discounts and commissions. To the extent the option is exercised, each underwriter will become severally obligated, subject to certain conditions, to purchase additional Class A ordinary shares approximately proportionate to each underwriter’s initial amount reflected in the table above.

Commissions and Expenses

The following table shows the public offering price, the underwriting discounts and commissions that we are to pay the underwriters and the proceeds, before expenses, to us in connection with this offering. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional Class A ordinary shares.

	Per Class A ordinary	Total
	shares	No exercise	Full exercise
(US$)
Public offering price	[●]	[●]	[●]
Underwriting discounts and commissions paid by us Proceeds, before expenses, to us	[●]	[●]	[●]

We have agreed to pay a non-accountable expense allowance to the underwriters of 1% of the gross proceeds of the offering, including proceeds from the sale of over-allotment shares. We will also be responsible for and will pay all expenses relating to the offering, including, but not limited to: (a) all filing fees and expenses relating to the registration of the Public Securities with the SEC; (b) all FINRA Public Offering filing fees; (c) all fees and expenses relating to the listing of our Class A ordinary shares on the Nasdaq; (d) all fees, expenses and disbursements relating to the registration or qualification of our Class A ordinary shares under the “blue sky” securities laws of such states and other jurisdictions as the underwriters may reasonably designate (including, without limitation, all filing and registration fees, and the fees and disbursements of “blue sky” counsel); (e) all fees, expenses and disbursements relating to the registration, qualification or exemption of our Class A ordinary shares under the securities laws of such foreign jurisdictions as the underwriters may reasonably designate; (f) the costs of all mailing and printing of the underwriting documents (including, without limitation, the underwriting agreement, any blue sky surveys and, if appropriate, any agreement among underwriters, selected dealers’ agreement, underwriters’ questionnaire and power of attorney), registration statements, prospectuses and all amendments, supplements and exhibits thereto and as many preliminary and final prospectuses as the representative may reasonably deem necessary; (g) the cost and expenses of the public relations firm; (h) the costs of preparing, printing and delivering certificates representing our Class A ordinary shares; (i) transfer and/or stamp taxes, if any, payable upon the transfer of our Class A ordinary shares from the Company to the underwriters; (j) the fees and expenses of the Company’s accountants; (k) the US$5,000 cost associated with the representative’s clearing system data services and communications expenses; (l) the US$10,000 cost associated with the representative’s system for comparable company analysis and valuation; (m) the US$25,000 cost associated with the representative’s engagement of a foreign diligence firm; (o) all fees, expenses and disbursements relating to background checks of the Company’s officers and directors; (p) all fees and expenses associated with the “road show” or valuation of the Company; and (q) all other fees and expenses of the underwriters, including, without limitation, the fees of representative’s counsel, such fees and expenses not to exceed US$200,000 in the event this offering closes, which, for the avoidance of doubt, includes any such legal fees, costs, and expenses in relation to this offering incurred by the representative’s counsel or other service providers of the representative prior to the engagement by the Company of the representative on October 28, 2024. We paid in total an expense deposit of US$50,000 to the representative, including $25,000 paid upon the execution of the engagement letter between us and the representative and $25,000 paid upon the initial filing of this registration statement for the representative’s anticipated out-of-pocket expenses; any expense deposits will be returned to us to the extent the representative’s out-of-pocket accountable expenses are not actually incurred in accordance with FINRA Rule 5110(g)(4)(A).

We estimate expenses payable by us in connection with this offering, other than the underwriting discounts and commissions referred to above, will be approximately US$[●]. We have also agreed to reimburse the underwriters for certain fees and expenses up to US$[●] in connection with this offering. Such reimbursements are deemed underwriter compensation by the Financial Industry Regulatory Authority, or FINRA.

Some of the underwriters are expected to make offers and sales both inside and outside the United States through their respective selling agents. Any offers or sales in the United States will be conducted by broker-dealers registered with the SEC. We will apply for the listing of our Class A ordinary shares on the Nasdaq under the trading symbol “WODO.”

Lock-Up Agreements

We and any successors of us, our directors, officers, and holders of 5% or more of our outstanding shares as of the effective date of this registration statement will enter into customary “lock-up” agreements in favor of the underwriters, subject to certain exceptions, for a period of six (6) months after this offering is completed, that they shall neither offer, issue, sell, contract to sell, encumber, grant any option for the sale of or otherwise dispose of any securities of the Company without underwriter’s prior written consent, including the issuance of shares of Class A or Class B ordinary shares upon the exercise of currently outstanding options approved by underwriter.

Right of First Refusal

Subject to the closing of this offering, for a period of six months after the closing of the offering, the Representative will have a right of first refusal to act as the sole managing underwriter and dealer manager, book runner or sole placement agent, for any and all future public or private equity, equity-linked or debt (excluding commercial bank debt) offerings.

Tail Financing Payments

In the event that the Company receives proceeds from the sale of the equity, debt and/or equity derivative instruments from any investor actually introduced by the underwriters, during the period beginning on October 28, 2024 and ending on the earlier of (i) twelve months from October 28, 2024 or (ii) the final closing date of this offering, the Engagement Period (as defined below) (the “Tail Financing”), an applicable Underwriter shall be entitled to a cash fee equal to eight percent (8%) of the gross proceeds received by the Company from the Tail Financing, during the Engagement Period or within the twelve (12) month period following the expiration or termination of the Engagement Period. “Engagement Period” means the period beginning on October 28, 2024 and ending on the earlier of: (i) twelve months from October 28, 2024 or (ii) the final closing of this offering.

Price Stabilization, Short Positions and Penalty Bids

In connection with the offering, the underwriters may purchase and sell Class A ordinary shares in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of Class A ordinary shares than they are required to purchase in the offering, and a short position represents the amount of such sales that have not been covered by subsequent purchases. A “covered short position” is a short position that is not greater than the amount of additional Class A ordinary shares for which the underwriters’ option described above may be exercised. The underwriters may cover any covered short position by either exercising their option to purchase additional Class A ordinary shares or purchasing Class A ordinary shares in the open market. In determining the source of Class A ordinary shares to cover the covered short position, the underwriters will consider, among other things, the price of Class A ordinary shares available for purchase in the open market as compared as compared to the price at which they may purchase additional Class A ordinary shares pursuant to the option described above. “Naked” short sales are any short sales that create a short position greater than the amount of additional Class A ordinary shares for which the option described above may be exercised. The underwriters must cover any such naked short position by purchasing Class A ordinary shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the Class A ordinary shares in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of the Class A ordinary shares made by the underwriters in the open market prior to the completion of the offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased Class A ordinary shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of our Class A ordinary shares, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the ordinary shares. As a result, the price of the Class A ordinary shares may be higher than the price that otherwise might exist in the open market. The underwriters are not required to engage in these activities and may end any of these activities at any time. These transactions may be effected on the New York Stock Exchange, NASDAQ or relevant exchange, in the over-the-counter market or otherwise.

Indemnification

We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933. A prospectus in electronic format may be made available by e-mail or on the websites or through online services maintained by one or more of the underwriters or their affiliates. In those cases, prospective investors may view offering terms online and may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of Class A ordinary shares for sale to online brokerage account holders. Any such allocation for online distributions will be made by the underwriters on the same basis as other allocations. Other than the prospectus in electronic format, the information on the underwriters’ websites and any information contained in any other website maintained by any of the underwriters is not part of this prospectus, has not been approved and/or endorsed by us or the underwriters and should not be relied upon by investors.

Pricing of the Offering

Class A ordinary shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover page of this prospectus. Any Class A ordinary shares sold by the underwriters to securities dealers may be sold at a discount of up to US$[●] per Class A ordinary share from the initial public offering price. After the initial offering of the Class A ordinary shares, the representatives may change the offering price and the other selling terms. The offering of the Class A ordinary shares by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

Prior to the offering, there has been no public market for the ordinary shares. The initial public offering price has been negotiated among us and the representatives. Among the factors to be considered in determining the initial public offering price of the Class A ordinary shares, in addition to prevailing market conditions, will be our historical performance, estimates of the business potential and earnings prospects of us, an assessment of our management and the consideration of the above factors in relation to market valuation of companies in related businesses.

Relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Certain of the underwriters and their respective affiliates have provided, and may in the future provide, a variety of these services to us and to persons and entities with relationships with us, for which they received or will receive customary fees and expenses.

In the ordinary course of their various business activities, the underwriters and their respective affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively trade securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to our assets, securities and/or instruments (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with us. The underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.

Selling Restrictions

No action may be taken in any jurisdiction other than the United States that would permit a public offering of the Class A ordinary shares or the possession, circulation or distribution of this prospectus in any jurisdiction where action for that purpose is required. Accordingly, the Class A ordinary shares may not be offered or sold, directly or indirectly, and neither the prospectus nor any other offering material or advertisements in connection with the Class A ordinary shares may be distributed or published in or from any country or jurisdiction except under circumstances that will result in compliance with any applicable laws, rules and regulations of any such country or jurisdiction.

Canada

The Class A ordinary shares may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the Class A ordinary shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Cayman Islands

This prospectus does not constitute a public offer of the Class A ordinary shares or ordinary shares, whether by way of sale or subscription, in the Cayman Islands. The underwriters have not offered or sell, directly or indirectly, any Class A ordinary shares in the Cayman Islands.

European Economic Area and United Kingdom

In relation to each Member State of the European Economic Area and the United Kingdom, or each a Relevant State, no Class A ordinary shares have been offered or will be offered pursuant to this offering to the public in that Relevant State prior to the publication of a prospectus in relation to the Class A ordinary shares which has been approved by the competent authority in that Relevant State or, where appropriate, approved in another Relevant State and notified to the competent authority in that Relevant State, all in accordance with the Prospectus Regulation, except that offers of Class A ordinary shares may be made to the public in that Relevant State at any time under the following exemptions under the Prospectus Regulation:

(a) to any legal entity which is a qualified investor as defined under the Prospectus Regulation;

(b) to fewer than 150 natural or legal persons (other than qualified investors as defined under the Prospectus Regulation), subject to obtaining the prior consent of the underwriters; or

(c) in any other circumstances falling within Article 1(4) of the Prospectus Regulation, provided that no such offer of Class A ordinary shares shall result in a requirement for the publication of a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation and each person who initially acquires any Class A ordinary shares or to whom any offer is made will be deemed to have represented, acknowledged and agreed to and with each of the underwriters and us that it is a “qualified investor” within the meaning of Article 2(e) of the Prospectus Regulation. In the case of any Class A ordinary shares being offered to a financial intermediary as that term is used in the Prospectus Regulation, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the Class A ordinary shares acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any Class A ordinary shares to the public other than their offer or resale in a Relevant State to qualified investors as so defined or in circumstances in which the prior consent of the representative of the underwriters has been obtained to each such proposed offer or resale.

For the purposes of this provision, the expression an “offer of Class A ordinary shares to the public” in relation to any Class A ordinary shares in any Relevant State means the communication in any form and by any means of sufficient information on the terms of the offer and the Class A ordinary shares to be offered so as to enable an investor to decide to purchase or subscribe the Class A ordinary shares, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.

Hong Kong

The Class A ordinary shares may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong) (“Companies (Winding Up and Miscellaneous Provisions) Ordinance”) or which do not constitute an invitation to the public within the meaning of the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) (“Securities and Futures Ordinance”), or (ii) to “professional investors” as defined in the Securities and Futures Ordinance and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance, and no advertisement, invitation or document relating to the Class A ordinary shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to Class A ordinary shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” in Hong Kong as defined in the Securities and Futures Ordinance and any rules made thereunder.

Japan

The Class A ordinary shares have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended), or the FIEA. The Class A ordinary shares may not be offered or sold, directly or indirectly, in Japan or to or for the benefit of any resident of Japan (including any person resident in Japan or any corporation or other entity organized under the laws of Japan) or to others for reoffering or resale, directly or indirectly, in Japan or to or for the benefit of any resident of Japan, except pursuant to an exemption from the registration requirements of the FIEA and otherwise in compliance with any relevant laws and regulations of Japan.

For Qualified Institutional Investors (“QII”)

Please note that the solicitation for newly-issued or secondary securities (each as described in Paragraph 2, Article 4 of the FIEL) in relation to the Class A ordinary shares constitutes either a “QII only private placement” or a “QII only secondary distribution” (each as described in Paragraph 1, Article 23-13 of the FIEL). Disclosure regarding any such solicitation, as is otherwise prescribed in Paragraph 1, Article 4 of the FIEL, has not been made in relation to the Class A ordinary shares. The Class A ordinary shares may only be transferred to QIIs.

For Non-QII Investors

Please note that the solicitation for newly-issued or secondary securities (each as described in Paragraph 2, Article 4 of the FIEL) in relation to the Class A ordinary shares constitutes either a “small number private placement” or a “small number private secondary distribution” (each as is described in Paragraph 4, Article 23-13 of the FIEL). Disclosure regarding any such solicitation, as is otherwise prescribed in Paragraph 1, Article 4 of the FIEL, has not been made in relation to the Class A ordinary shares. The Class A ordinary shares may only be transferred en bloc without subdivision to a single investor.

PRC

This prospectus has not been and will not be circulated or distributed in the PRC, and our Class A ordinary shares may not be offered or sold, and will not be offered or sold to any person for re-offering or resale, directly or indirectly, to any residents of the PRC except pursuant to applicable laws and regulations of the PRC. For the purposes of this paragraph, the PRC does not include Taiwan, Hong Kong or Macau.

Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Class A ordinary shares may not be circulated or distributed, nor may the Class A ordinary shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor (as defined under Section 4A of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”)) under Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to conditions set forth in the SFA.

Where the Class A ordinary shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor, the securities (as defined in Section 239(1) of the SPA) of that corporation shall not be transferable for 6 months after that corporation has acquired the Class A ordinary shares under Section 275 of the SPA except: (1) to an institutional investor under Section 274 of the SPA or to a relevant person (as defined in Section 275(2) of the SPA), (2) where such transfer arises from an offer in that corporation’s securities pursuant to Section 275(1A) of the SPA, (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SPA, or (6) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Class A ordinary shares and Debentures) Regulations 2005 of Singapore (“Regulation 32”).

Where the Class A ordinary shares are subscribed or purchased under Section 275 of the SPA by a relevant person which is a trust (where the trustee is not an accredited investor (as defined in Section 4A of the SPA)) whose sole purpose is to hold investments and each beneficiary of the trust is an accredited investor, the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferable for 6 months after that trust has acquired the Class A ordinary shares under Section 275 of the SPA except: (1) to an institutional investor under Section 274 of the SPA or to a relevant person (as defined in Section 275(2) of the SPA), (2) where such transfer arises from an offer that is made on terms that such rights or interest are acquired at a consideration of not less than US$200,000 (or its equivalent in a foreign currency) for each transaction (whether such amount is to be paid for in cash or by exchange of securities or other assets), (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SPA, or (6) as specified in Regulation 32.

United Kingdom

The Class A ordinary shares may not be made in the United Kingdom, except that an offer to the public of any Class A ordinary shares may be made in the United Kingdom at any time:

(a) to any legal entity which is a qualified investor as defined under Article 2 of the UK Prospectus Regulation;

(b) to fewer than 150 natural or legal persons (other than qualified investors as defined under Article 2 of the UK Prospectus Regulation), subject to obtaining the prior consent of the representative for any such offer; or

(c) in any other circumstances falling within Section 86 of the Financial Services and Markets Act 2000 (as amended, the “FSMA”).

provided that no such offer of Class A ordinary shares shall result in the requirement for the publication by us of a prospectus pursuant to Section 85 of the FSMA or supplement a prospectus pursuant to Article 23 of the UK Prospectus Regulation.

For the purposes of this provision, the expression an “offer to the public” in relation to the any Class A ordinary shares in the United Kingdom means the communication in any form and by any means of sufficient information on the terms of the offer and the Class A ordinary shares to be offered so as to enable an investor to decide to purchase or subscribe for the Class A ordinary shares, and the expression “UK Prospectus Regulation” means Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018.

This prospectus is only being distributed to and is only directed at: (1) persons who are outside the United Kingdom; (2) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”); or (3) high net worth companies, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (ed) of the Order (all such persons falling within (1)-(3) together being referred to as “relevant persons”). The Class A ordinary shares are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire the Class A ordinary shares will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this prospectus or any of its contents.

EXPENSES RELATED TO THIS OFFERING

Set forth below is an itemization of the total expenses, excluding underwriting discounts and commissions, expected to be incurred in connection with the offer and sale of the Class A ordinary shares by us. With the exception of the SEC registration fee, Nasdaq listing fee and the Financial Industry Regulatory Authority Inc. filing fee, all amounts are estimates.

SEC registration fee	US$	1,849
Nasdaq listing fee		70,000
Financial Industry Regulatory Authority Inc. filing fee		2,311
Printing and engraving expenses		40,000
Legal fees and expenses		640,000
Accounting fees and expenses		995,000
Miscellaneous		165,000
Total	US$	1,914,160

We will bear these expenses and the underwriting discounts and commissions incurred in connection with the offer and sale of the Class A ordinary shares by us.

LEGAL MATTERS

We are being represented by Becker & Poliakoff, P.A. with respect to certain legal matters as to United States federal securities and New York State law. The representative is being represented by Cozen O’Connor LLP with respect to certain legal matters as to United States federal securities laws. The validity of the ordinary shares and certain legal matters relating to the offering as to Cayman Islands law will be passed upon for us by Ogier. Certain legal matters as to PRC law will be passed upon for us by Jingtian & Gongcheng, and by Dentons for the underwriters. Becker & Poliakoff, P.A. may rely upon Ogier with respect to matters governed by Cayman Islands law and Jingtian & Gongcheng with respect to matters governed by PRC law. Cozen O’Connor LLP may rely upon Dentons with respect to matters governed by PRC law.

EXPERTS

The consolidated financial statements of World Road Inc., as of March 31, 2024 and 2025, and for each of the two years in the two-year period ended March 31, 2024, and 2025, included in this prospectus and the related financial statement schedule included elsewhere in the Registration Statement, have been audited by HTL International, LLC, an independent registered public accounting firm, as stated in their report appearing herein and elsewhere in the Registration Statement. Such financial statements and financial statement schedule have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The registered business address of HTL International, LLC is 12 Greenway Plaza Suite 1100, Houston, TX 77046.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form F-1 under the Securities Act with respect to the securities we are offering by this prospectus. This prospectus does not contain all of the information included in the registration statement. For further information about us and our securities, you should refer to the registration statement and the exhibits and schedules filed with the registration statement. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, the references are materially complete but may not include a description of all aspects of such contracts, agreements or other documents, and you should refer to the exhibits attached to the registration statement for copies of the actual contract, agreement or other document.

Upon completion of this offering, we will be subject to the information requirements of the Exchange Act and will file annual, quarterly and current event reports, proxy statements and other information with the SEC. You can read our SEC filings, including the registration statement, over the Internet at the SEC’s website at www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facility at 100 F Street, N.E., Washington, D.C. 20549.

You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities.

WORLD ROAD INC.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of

World Road Inc.

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of World Road Inc. and its subsidiaries (the “Company”) as of March 31, 2024 and 2025, and the related consolidated statements of operations and comprehensive (loss) income, changes in shareholders’ equity, and cash flows for each of the two years in the period ended March 31, 2025 and the related notes (collectively referred to as the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of March 31, 2024 and 2025 and the results of its operations and its cash flows for each of the two years in the period ended March 31, 2025, in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ HTL International, LLC

We have served as the Company’s auditor since 2024.

Houston, Texas

September 12, 2025

WORLD ROAD INC.

CONSOLIDATED BALANCE SHEETS

(Amounts in thousands, except for number of shares and per share data)

	As of March 31,
	2024	2025	2025
	RMB	RMB	US$ (Note 2(e))
ASSETS
Current assets:
Cash and cash equivalents	11,363	13,314	1,835
Accounts receivable, net	63,767	173,493	23,908
Contract assets	1,264	2,203	304
Prepayments and other current assets, net	4,377	6,390	881
Amounts due from related parties	589	948	131
Total current assets	81,360	196,348	27,059

Non-current assets
Property and equipment, net	624	625	86
Intangible assets, net	-	-	-
Operating lease right-of-use assets	1,561	800	110
Deferred tax assets	1,780	553	76

Total Assets	85,325	198,326	27,331

LIABILITIES, MEZZANINE EQUITY AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	27,432	129,716	17,875
Income tax payable	1,093	3,275	451
Amounts due to related parties	5,780	4,400	606
Operating lease liabilities, current	1,238	834	115
Other payables and accrued liabilities	1,221	5,878	812
Total current liabilities	36,764	144,103	19,859

Non-current liabilities:
Operating lease liabilities, non-current	244	-	-

Total Liabilities	37,008	144,103	19,859

Commitments and contingencies (Note 14)

Mezzanine Equity
Redeemable non-controlling interest	-	-	-

Equity
Class A ordinary shares (par value of US$0.00004 per share; 1,000,000,000 shares authorized and 4,257,457 shares issued and outstanding as of March 31, 2024 and 2025, respectively)*	1	1	1
Class B ordinary shares (par value of US$0.00004 per share; 250,000,000 shares authorized and 24,250,000 shares issued and outstanding as of March 31, 2024 and 2025, respectively)*	7	7	1
Additional paid-in capital	48,682	46,582	6,418
(Accumulated deficit) Retained earnings	(4,579)	4,352	600
Accumulated other comprehensive loss	-	(6)	(1)
Total World Road Inc. shareholders’ equity	44,111	50,936	7,019

Non-controlling interests	4,206	3,287	453

Total shareholders’ equity	48,317	54,223	7,472

Total liabilities, mezzanine equity and shareholders’ equity	85,325	198,326	27,331

*	Ordinary shares and share data have been retroactively restated to give effect to the Reorganization completed on November 28, 2024 (Note 1(b)) and the Share Split effective on August 20, 2025 (Note 15).

The accompanying notes are an integral part of these consolidated financial statements.

WORLD ROAD INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE (LOSS) INCOME

(Amounts in thousands, except for number of shares and per share data)

	For the year ended March 31,
	2024	2025	2025
	RMB	RMB	US$ (Note 2(e))
Revenue	129,834	463,951	63,934
Cost of revenue	120,592	434,337	59,853
Gross profit	9,242	29,614	4,081

Selling and marketing expenses	1,120	1,164	160
General and administrative expenses	8,124	17,088	2,355
Total operating expenses	9,244	18,252	2,515

Other (loss) income, net	(5)	15	2
(Loss) Income before income tax	(7)	11,377	1,568
Income tax (benefit) expense	(197)	3,365	464

Net income	190	8,012	1,104
Less: net income (loss) attributable to non-controlling interests	566	(919)	(127)
Less: accretion of redeemable non-controlling interest	1,145	-	-
Net (loss) income attributable to the shareholders of World Road Inc.	(1,521)	8,931	1,231

Net loss per share*
Basic and diluted	(0.05)	0.31	0.04
Weighted average number of shares*
Basic and diluted	28,507,457	28,507,457	28,507,457

Net income	190	8,012	1,104
Other comprehensive loss	-	(6)	(1)
Total comprehensive income	190	8,006	1,103

Less: comprehensive income attributable to non-controlling interest	566	(919)	(127)
Less: accretion of redeemable non-controlling interest	1,145	-	-
Comprehensive income attributable to the shareholders of World Road Inc.	(1,521)	8,925	1,230

*	Ordinary shares and share data have been retroactively restated to give effect to the Reorganization completed on November 28, 2024 (Note 1(b)) and the Share Split effective on August 20, 2025 (Note 15).

The accompanying notes are an integral part of these consolidated financial statements.

WORLD ROAD INC.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

(Amounts in thousands, except for number of shares and per share data)

	Class A Ordinary Shares*		Class B Ordinary Share*		Additional Paid-in	Retained Earnings (Accumulated	Accumulated other comprehensive	Non-Controlling	Total Shareholders’
	Shares	Amount	Shares	Amount	Capital	Deficit)	loss	Interests	Equity
		RMB		RMB	RMB	RMB	RMB	RMB	RMB
Balance as of March 31, 2023	4,257,457	1	24,250,000	7	1,892	(3,058)	-	3,640	2,482
Capital contribution	-	-	-	-	41,700	-	-	-	41,700
Accretion of redeemable non-controlling interest (Note 11)	-	-	-	-	-	(1,145)	-	-	(1,145)
Deemed capital contribution from a related party (Note 11)	-	-	-	-	5,090	-	-	-	5,090
Net (loss) income	-	-	-	-	-	(376)	-	566	190
Balance as of March 31, 2024	4,257,457	1	24,250,000	7	48,682	(4,579)	-	4,206	48,317
Equity transaction arising from the Reorganization	-	-	-	-	(2,100)	-	-	-	(2,100)
Foreign currency translation adjustment	-	-	-	-	-	-	(6)	-	(6)
Net income (loss)	-	-	-	-	-	8,931	-	(919)	8,012
Balance as of March 31, 2025	4,257,457	1	24,250,000	7	46,582	4,352	(6)	3,287	54,223
Balance as of March 31, 2025 (US$ for number of shares and per share data, Note 2(e))	4,257,457	1	24,250,000	1	6,418	600	(1)	453	7,472

*	Ordinary shares and share data have been retroactively restated to give effect to the Reorganization completed on November 28, 2024 (Note 1(b)) and the Share Split effective on August 20, 2025 (Note 15).

The accompanying notes are an integral part of these consolidated financial statements.

WORLD ROAD INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Amounts in thousands, except for number of shares and per share data)

	For the year ended March 31,
	2024	2025	2025
	RMB	RMB	US$ (Note 2 (e))
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	190	8,012	1,104
Adjustments to reconcile net (loss) income to net cash provided by (used in) operating activities:
Depreciation and amortization	50	283	39
(Reversal of) Allowance for credit losses	(644)	773	107
Deferred tax expenses	(243)	1,227	169
Government subsidy	-	(150)	(21)
Changes in operating assets and liabilities
Accounts receivable	(17,519)	(110,498)	(15,228)
Contract assets	(304)	(939)	(129)
Prepayments and other current assets	(3,700)	(2,013)	(277)
Amounts due from related parties	(4,679)	(360)	(50)
Operating lease right-of-use assets	266	761	105
Accounts payable	(22,172)	102,284	14,094
Income tax payable	(38)	2,182	301
Amounts due to related parties	5,780	571	79
Operating lease liabilities	(323)	(647)	(89)
Other payables and accrued liabilities	(1,318)	4,657	642
Net cash (used in) provided by operating activities	(44,654)	6,143	846

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property and equipment	(587)	(134)	(18)
Short-term loans to a related party	(2,550)	-	-
Collection of loans from a related party	26,985	-	-
Net cash provided by (used in) investing activities	23,848	(134)	(18)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from short-term borrowing(a)	3,000	-	-
Repayments of short-term borrowing(a)	(3,000)	-	-
Redemption of redeemable non-controlling interest	(20,000)	-	-
Equity transaction arising from the Reorganization	-	(2,100)	(289)
Proceeds from short-term borrowings from related parties	5,000	25,752	3,549
Repayments of short-term borrowings to a related party	-	(27,704)	(3,818)
Net cash provided by (used in) financing activities	26,700	(4,052)	(558)

Effects of currency translation on cash and cash equivalents	-	(6)	(1)

NET INCREASE IN CASH AND CASH EQUIVALENTS	5,894	1,951	269
Cash and cash equivalents, beginning of the year	5,469	11,363	1,566
Cash and cash equivalents, end of the year	11,363	13,314	1,835

Supplemental disclosures of cash flow information:
Income taxes (refunded) paid	(83)	45	6
Interest expense paid	133	-	-

Supplemental disclosures of non-cash investing and financing activities:
Obtaining right-of-use assets in exchange for new operating lease liability	1,069	642	88
Deemed capital contribution from a related party (Note 11)	5,090	-	-

(a)	On March 21, 2023, the Company entered into an agreement with a financial institution for a short-term borrowing with a principal amount of RMB3.0 million (US$415 thousand). The debt was issued on April,1, 2023 and is due for repayment on March 20, 2024 with an interest rate of 4.5% per annum. The Company settled the full balance in March 2024 and recognized interest expense of RMB133,000 (US$18,000) during the year ended March 31, 2024.

The accompanying notes are an integral part of these consolidated financial statements.

WORLD ROAD INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands, except for number of shares and per share data)

1.	ORGANIZATION AND PRINCIPAL ACTIVITIES

(a)	Organization

World Road Inc. (“World Road”) was incorporated in the Cayman Islands on April 26, 2024 under the Cayman Islands Companies Act. World Road and its consolidated subsidiaries (the “Company”) is principally engaged in the cross-border logistics services based in the People’s Republic of China (“PRC” or “China”).

As of the issuance date of these financial statements, the details of World Road’s subsidiaries are as follows. All subsidiaries of the Company are owned by World Road through equity investment.

Entity	Controlled by	Date of incorporation	Place of incorporation	Percentage of direct ownership	Principal activities
World Road Tech Limited (“World Road HK”)	World Road	June 12, 2024	Hong Kong	100%	Investment holding
Wuhan Wozeheng Technology Co., Ltd. (“Wozeheng” or “WFOE”)	World Road HK	August 15, 2024	PRC	100%	Wholly foreign owned enterprise
Wuhan Wodetong Supply Chain Technology Co., Ltd. (“Wodetong”)	WFOE	June 26, 2020	PRC	100%	Cross-border logistics
Shenzhen Honet Supply Chain Management Co., Ltd. (“Honet”)	Wodetong	February 26, 2021	PRC	51%	Cross-border logistics

(b)	Reorganization

Prior to the incorporation of World Road, the business was carried out under Wodetong and its majority-owned subsidiary, Honet. Wodetong and its subsidiary were controlled by a group of individuals and institutional shareholders. In anticipation of an initial public offering (“IPO”) of its equity securities, the Company completed a reorganization (the “Reorganization”), which involved the following steps:

●	On April 26, 2024, World Road was incorporated under the laws of the Cayman Islands.

●	On June 12, 2024, World Road HK was incorporated in Hong Kong as a wholly owned subsidiary of World Road Inc.

●	On August 15, 2024, Wozeheng (WFOE) was formed in the People’s Republic of China (“PRC”) as a wholly owned subsidiary of World Road HK.

●	On September 20, 2024, Wozeheng obtained 100% of equity interests held by individual and institutional shareholders of Wodetong.

●	On October 15, 2024, World Road completed share issuance to individual and institutional shareholders in proportion to their equity interests in Wodetong.

WORLD ROAD INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands, except for number of shares and per share data)

1.	ORGANIZATION AND PRINCIPAL ACTIVITIES (CONTINUED)

(b)	Reorganization (continued)

On October 15, 2024, World Road acquired 100% stake in Wodetong through its wholly owned subsidiary Wozeheng. All institutional and individual shareholders held beneficial ownership of the World Road Inc. in proportion to their original ownership in Wodetong and its subsidiary prior to the Reorganization.

On November 28, 2024, the Company passed a shareholder resolution to redesignate the authorized ordinary shares to comprise of (i) 400,000,000 Class A ordinary shares of par value of US$0.0001 each and (ii) 100,000,000 Class B ordinary shares of par value of US$0.0001 each.

Due to the fact that the World Road and its subsidiaries were effectively controlled by the same controlling shareholders immediately before and after the reorganization completed on November 28, 2024 as described above, the transaction is accounted for as business combination under common control. As a result, the consolidation of World Road and its subsidiaries has been accounted for at historical cost and prepared on the basis as if the aforementioned transactions had become effective as of the beginning of the first period presented in the accompanying consolidated financial statements. Results of operations for the periods presented comprise those of the previously separate entities combined from the beginning of the period to the end of the period, eliminating the effects of intra-entity transactions.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a)	Basis of presentation

The accompanying consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

(b)	Principles of consolidation

The consolidated financial statements include the financial statements of the Company and its subsidiaries. All intercompany transactions and balances among the Company and its subsidiaries have been eliminated upon consolidation.

(c)	Use of estimates and assumptions

The preparation of the consolidated financial statements in accordance with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosures of contingent assets and liabilities at the balance sheet dates and the reported amounts of revenue and expenses during the reporting periods. Significant accounting estimates include, but not limited to the allowance of credit losses for accounts receivables, transit time over which revenue is recognized using output method, and the valuation allowance for deferred tax assets. Changes in facts and circumstances may result in revised estimates. Actual results could differ from those estimates, and as such, differences may be material to the consolidated financial statements.

WORLD ROAD INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands, except for number of shares and per share data)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

(d)	Foreign currencies and foreign currency translation

The Company uses Renminbi (“RMB”) as its reporting currency. The functional currency of World Road and World Road HK is the United States Dollars (“US$”). Subsidiaries of World Road located in the PRC determined their functional currency to be Renminbi (“RMB”). The determination of the respective functional currency is based on the criteria set out by Accounting Standards Codification (“ASC”) 830, Foreign Currency Matters.

Transactions denominated in currencies other than the functional currency are translated into the functional currency using the exchange rates prevailing at the transaction dates. Monetary assets and liabilities denominated in foreign currencies are translated into functional currency using the applicable exchange rates at the balance sheet date. Non-monetary items that are measured in terms of historical cost in foreign currency are measured using the exchange rates at the dates of the initial transactions. Exchange gains or losses arising from foreign currency transactions are included in the consolidated statements of comprehensive income.

The financial statements of World Road Inc. and World Road HK which the functional currency is not RMB are translated from their respective functional currency into RMB. Assets and liabilities denominated in foreign currencies are translated into RMB at the exchange rates at the balance sheet date. Equity accounts other than earnings generated in current period are translated into RMB at the appropriate historical rates. Income and expense items are translated into RMB using the periodic average exchange rates. The foreign currency translation adjustments are recorded in accumulated other comprehensive income (loss) as a component of shareholders’ equity.

(e)	Convenience translation

Translations of the accompanying financial statements from RMB into US$ as of and for the year ended March 31, 2025 are solely for the convenience of the reader and were calculated at the rate of US$1.00 = RMB7.2567, representing the exchange rate set forth in the H.10 statistical release of the U.S. Federal Reserve Board on March 31, 2025. No representation is made that the RMB amounts could have been, or could be, converted, realized or settled into US$ at that rate, or at any other rate.

(f)	Cash and cash equivalents

Cash and cash equivalents consist of cash on hand and demand deposits placed with banks or other financial institutions which are unrestricted as to withdrawal and use and have original maturities of less than three months. The Company maintains cash with various financial institutions primarily in China. As of March 31, 2024, balance of cash was RMB11.4 million, consisting of RMB10.2 million denominated in RMB and US$161 thousand denominated in USD. As of March 31, 2025, balance of cash was RMB13.3 million (US$1.8 million), consisting of RMB4.4 million (US$604 thousand) denominated in RMB and US$1.2 million denominated in USD.

(g)	Accounts receivable

Accounts receivable is recognized and carried at the original invoiced amount less an allowance of credit losses. The credit terms are generally between 60 to 120 days. The Company maintains an allowance for credit losses in accordance with ASC 326, Credit Losses (“ASC 326”).

WORLD ROAD INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands, except for number of shares and per share data)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

(g)	Accounts receivable (continued)

The Company records the allowance for credit losses as an offset to accounts receivable and the estimated credit losses charged to the allowance is classified as “general and administrative expenses” in the consolidated statements of operations and comprehensive (loss) income. The Company assesses collectability by reviewing accounts receivable on a collective basis where similar characteristics exist, primarily based on similar business line, service offerings and on an individual basis when the Company identifies specific customers with known disputes or collectability issues. In determining the amount of the allowance for credit losses, the Company considers historical collectability based on past due status, the age of the accounts receivable balances, credit quality of the Company’s customers based on ongoing credit evaluations, current economic conditions, reasonable and supportable forecasts of future economic conditions, and other factors that may affect the Company’s ability to collect from customers. Accounts receivable are written off after all collection efforts have ceased. The allowance for credit losses on accounts receivable was RMB72 thousand and RMB772 thousand (US$106 thousand) as of March 31, 2024 and 2025, respectively (Note 4).

(h)	Property and equipment

Property and equipment are stated at cost less accumulated depreciation and impairment, if any, and depreciated on a straight-line basis over the estimated useful lives with an estimated residual value of the assets as follows:

Category	Estimated useful lives
Motor vehicles	4 years
Electronic equipment	3 years
Furniture and fixture	5 years
Leasehold improvements	Lesser of useful life or lease term

Repair and maintenance costs are charged to expenses as incurred, whereas the cost of renewals and betterment that extends the useful lives of property and equipment are capitalized as additions to the related assets. Retirements, sales and disposals of assets are recorded by removing the costs, accumulated depreciation and impairment with any resulting gain or loss recognized in the consolidated statements of operations and comprehensive (loss) income.

(i)	Intangible assets

Intangible assets with finite lives are carried at cost less accumulated amortization and any recorded impairment. The intangible assets of the Company mainly consist of the software for operating activities. Intangible assets are amortized using the straight-line method over the estimated useful lives from the date of purchase as follows:

Category	Estimated useful lives
Software	3 years

As of March 31, 2024 and 2025, all intangible assets have been fully amortized.

WORLD ROAD INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands, except for number of shares and per share data)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

(j)	Impairment of long-lived assets

The Company’s long-lived assets include fixed assets, intangible assets with finite lives and operating lease right-of-use assets. The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may no longer be recoverable. The Company evaluates the recoverability of its long-lived assets individually or as a group at the lowest level for which there are identifiable cash flows that are largely independent of the cash flows of the other assets and liabilities. Whenever events or changes in circumstances indicate an asset (or group of assets) may not be recoverable, the carrying amount is compared to the sum of future undiscounted net cash flows expected to result from the use of the asset (or group of assets) and its eventual disposition. If the sum of the expected undiscounted cash flows is less than the carrying amount of the asset (or group of assets), the carrying amount of the asset (or the long-lived assets in the asset group on a pro rata basis using the relative carrying amounts) is reduced to the extent not lower than the fair value of the asset. The adjusted carrying amounts after an impairment charge represent the new cost basis and is depreciated over their remaining useful lives.

Fair value of the asset (or group of assets) is determined by the Company based on the income approach using the discounted cash flow associated with the underlying asset(s), which incorporated certain assumptions including revenue growth rates, operating margin and operating expenses based on current economic condition, expectation of management and projected trends of current operating results. Considerable management judgement is used to estimate future cashflows, such as revenues expected to be generated from the usage of the assets and estimates of the price market participants would pay to lease the operating lease right-use assets. Actual results may vary significantly from the estimates as they are forward-looking and include assumptions about economic and market conditions with uncertain future outcomes. No impairment was recorded for the years ended March 31, 2024 and 2025.

(k)	Related parties

A related party may be any of the following: a) an affiliate, which is a party that directly or indirectly controls, is controlled by, or is under common control with another party; b) a principle owner, owner of record or known beneficial owner of more than 10% of the voting interest of an entity; c) management, which are persons having responsibility for achieving objectives of the entity and requisite authority to make decision; d) immediate family of management or principal owners; e) a parent company and its subsidiaries; and f) other parties that have ability to significant influence the management or operating policies of the entity. The Company discloses all significant related party transactions.

(l)	Fair value measurement

The Company applies ASC 820, Fair Value Measurements and Disclosures, (“ASC 820”). ASC 820 defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. ASC 820 requires disclosures to be provided on fair value measurement.

ASC 820 establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value as follows:

●	Level 1 — Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.

●	Level 2 — Includes other inputs that are directly or indirectly observable in the marketplace.

●	Level 3 — Unobservable inputs which are supported by little or no market activity.

WORLD ROAD INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands, except for number of shares and per share data)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

(l)	Fair value measurement (continued)

ASC 820 describes three main approaches to measuring the fair value of assets and liabilities: (1) market approach; (2) income approach and (3) cost approach. The market approach uses prices and other relevant information generated from market transactions involving identical or comparable assets or liabilities. The income approach uses valuation techniques to convert future cash flow amounts to a single present value amount. The measurement is based on the value indicated by current market expectations about those future amounts. The cost approach is based on the amount that would currently be required to replace an asset.

Financial assets and liabilities of the Company primarily consisted of cash, accounts receivable, amounts due from related parties, accounts payable, income tax payable, operating lease liabilities, amounts due to related parties, other payables and accrued liabilities. As of March 31, 2024 and 2025, the carrying amounts of financial instruments approximated to their fair values due to the short-term maturity of these instruments. The Company’s non-financial assets, such as property and equipment, would be measured at fair value only if they were determined to be impaired.

(m)	Revenue recognition

The Company recognizes revenues in accordance with ASC Topic 606, Revenue from Contracts with Customers (“ASC 606”). Revenue is recognized when control of promised goods or services is transferred to the Company’s customers in an amount of consideration to which the Company expects to be entitled to in exchange for those goods or services. The Company derives revenues primarily from cross-border freight forwarding services including modularized freight forwarding services and comprehensive logistics solutions. For modularized freight forwarding services, the Company provides customers customized freight forwarding services via air or ocean route, which contains the initial cross-border transportation (“first-mile”) and ancillary services specified by the customers. The comprehensive logistics solutions provide customers integrated freight forwarding services across pre-established routes, incorporating the first-mile transportation, storage, customs clearance, and destination delivery (“last-mile”) in accordance with customers’ shipping requests from the starting point elected by the customer to the final point of delivery. The following table sets forth the breakdown of revenues by category for the years ended March 31, 2024 and 2025, respectively.

	For the year ended March 31,
	2024		2025
	RMB	% of Revenue	RMB	US$	% of Revenue
	(in thousands, except for percentages)
Modularized freight forwarding	59,057	45.5%	32,427	4,469	7.0%
Ocean freight	614	0.5%	886	122	0.2%
Air freight	39,534	30.4%	9,510	1,311	2.0%
Ground distribution	408	0.3%	6,537	901	1.4%
Customs brokerage	18,501	14.3%	15,494	2,135	3.4%
Comprehensive logistics solution	70,777	54.5%	431,524	59,465	93.0%
Total	129,834	100.0%	463,951	63,934	100.0%

WORLD ROAD INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands, except for number of shares and per share data)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

(m)	Revenue recognition (continued)

1.	Modularized Freight Forwarding Services:

Modularized freight forwarding services encompass the entire logistics process and customers can select one or more services based on their needs. Revenue is recognized as a continuous performance obligation over the transit period using the time-in-transit output method, reflecting the customer’s receipt of benefits as services are performed. Customs brokerage services, as part of the modularized offering, support the overall logistics process by facilitating shipment documentation and clearance. Revenue is recognized using the “right to invoice” practical expedient, aligning revenue recognition with the satisfaction of performance obligations and the continuous nature of services provided.

Revenue is recognized on a gross basis as the Company retains control over the services rendered. The Company is primarily responsible for fulfilling the promise by managing all aspects of the service performance process. It has discretion in setting the prices for the services to its customers and the ability to direct the use of the services provided by third parties. Credit terms of 60 to 120 days are typically granted to customers upon completion of performance obligation, though terms can vary based on contractual payment terms and certain other factors. The transaction price is fixed when the contract is signed by both parties, and the Company does not have significant variable consideration in these contracts.

2.	Comprehensive Logistics Solutions:

Comprehensive logistics solutions encompass a suite of services, including transportation, packing, warehousing, and other ancillary activities, delivered as an integrated solution to meet customer-specific logistical needs through pre-established routes. Revenue is recognized as a single performance obligation over the transportation period using the time-in-transit output method, reflecting the interconnected nature of these services, which collectively contribute to fulfilling the customer’s requirements. Ancillary services are integral to the transportation process and cannot be separated, as they are essential to delivering a unified output.

Revenue is recognized on a gross basis as the Company retains control over the services rendered. The Company is primarily responsible for fulfilling the promise, managing the shipment process, and assumes risk of loss arising from the shipment. Additionally, it has discretion in setting the prices for the services to its customers and the ability to direct the use of the services provided by third parties. Credit terms of 60 to 120 days are typically granted to customers upon completion of performance obligation, though terms can vary based on contractual payment terms and certain other factors. The transaction price is fixed when the contract is signed by both parties, and the Company does not have significant variable consideration in these contracts.

WORLD ROAD INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands, except for number of shares and per share data)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

(m)	Revenue recognition (continued)

Contract assets and liabilities

In-transit freight with performance obligations recognized over time that have revenue recognized to date in excess of cumulative billings are reported in consolidated balance sheets as “Contract assets”. Contract assets are reviewed for impairment when events or changes in circumstances indicate that the carrying value may not be recoverable. Contract assets are classified as current, and the full balance is converted each reporting period based on the short-term nature of the logistics service.

Contract liabilities represent the obligation to transfer goods or services to a customer for which the entity has received consideration from the customer. Contract liabilities are classified as current and included within “Advances from customers” in “Other payables and accrued liabilities” line item (Note 8) on the consolidated balance sheets. The Company expects to recognize this balance as revenue over the next 12 months based on the short-term nature of the logistics service.

Contract assets were RMB1.3 million and RMB2.2 million (US$304 thousand) as of March 31, 2024 and 2025, respectively. Contract liabilities related to advance payments from customers were immaterial as of March 31, 2024 and 2025.

Contract costs

Contract costs consist of incremental costs of obtaining a contract with customers, for example, sales commissions. The Company elects to use the practical expedient, allowing to recognize the incremental costs of obtaining a contract as a cost or an expense when incurred if the amortization period, usually the contractual period, would have been one year or less.

(n)	Cost of revenue

Cost of revenue consists primarily of the cost of freight charges by airlines, sea liners or other freight forwarders, labor costs, and the cost of ancillary logistics service including screening, customs brokerage and other service fees.

(o)	Selling and marketing expenses

Selling expenses mainly consist of payroll expenses and expenses incurred from marketing activities.

(p)	General and administrative expenses

General and administrative expenses include employee payroll and benefits, rental and depreciation related to office facility and equipment, professional service fees, and other corporate expenses.

(q)	Other income (loss), net

Other income (loss), net mainly consist of interest expenses, bank charges, and foreign exchange gain or loss.

WORLD ROAD INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands, except for number of shares and per share data)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

(r)	Deferred offering costs

Deferred offering costs consist of legal and underwriting fees and other costs incurred through the balance sheet date that are directly related to the initial public offering. These costs, together with the underwriting discounts and commissions, will be charged to permanent equity upon completion of the initial public offering. Should the initial public offering prove to be unsuccessful, these deferred costs, as well as additional expenses to be incurred, will be charged to expenses. For the year ended March 31, 2024 and 2025, the Company has incurred and deferred RMB0.7 million and RMB5.5 million (US$753 thousand) of deferred offering costs, respectively, included within “Prepayments and other current assets, net” line item (Note 5) on the consolidated balance sheets.

(s)	Redeemable non-controlling interest

Redeemable non-controlling interest is equity interest of the Company’s consolidated subsidiary not attributable to the Company that has redemption features that are not solely within the Company’s control. It represents redeemable equity interest issued by the Company’s subsidiary to certain investor (Note 11) and have been classified as mezzanine equity in the consolidated balance sheets as it is contingently redeemable upon the occurrence of certain conditional event, which is not solely within the control of the Company. Redeemable non-controlling interest is initially measured at fair value at issuance date and recorded at issuance price, net of issuance cost. Subsequently, the Company considers the provisions of ASC 480, Distinguish Liabilities from Equity (“ASC 480”) to determine whether any further adjustments are necessary to increase the carrying value of the redeemable non-controlling interest. The Company uses the effective interest method for the changes of redemption value over the period from the date of the non-controlling interest became redeemable as if redemption were to occur at the end of the reporting period to the redemption date of the non-controlling interest. The accretion, which increases the carrying value of the redeemable noncontrolling interest, is recorded against accumulated deficit and deducted from the net (loss) income to arrive at net loss to the Company’s ordinary shareholders.

(t)	Non-controlling interests

Non-controlling interests are recognized to reflect the portion of the equity of majority-owned subsidiaries which is not attributable, directly or indirectly, to the Company as the controlling shareholder.

Non-controlling interests are presented as a separate component of equity in the consolidated balance sheets. Consolidated net (loss) income on the consolidated statements of operations and comprehensive (loss) income includes the net income attributable to non-controlling interests. The cumulative net income attributable to non-controlling interests are recorded as non-controlling interests in the consolidated balance sheets.

On February 26, 2022, Honet was established in Shenzhen, PRC, with Wodetong, Ms. Qiuhong Li, and Mr. Zaifei Zhang accounted for 51%, 44% and 5% ownership and voting interest of Honet, respectively. Since the Company retains control of Honet through the majority voting rights, and there were no substantive participating rights granted to the minority shareholders, the investment from Mr. Zaifei Zhang and Ms. Qiuhong Li was accounted for as non-controlling interests. The balances of non-controlling interests were RMB4.2 million and RMB3.3 million (US$453 thousand) as of March 31, 2024 and 2025, respectively.

(u)	Operating leases

The Company leases office space and warehouses in different cities in PRC under operating leases. Effective April 1, 2022, the Company adopted ASU No. 2016-02 “Leases” (ASC 842) using the modified retrospective approach. The Company elected the transition package of practical expedients permitted within the standard, which allowed it not to reassess initial direct costs, lease classification, or whether any expired or existing contracts prior to April 1, 2022 are or contain leases. Upon adoption, the Company recognized operating lease right-of-use (“ROU”) assets of RMB2.3 million, and the corresponding lease liabilities of RMB2.2 million on the consolidated balance sheets. The cumulative effect to the Company’s beginning balance of retained earnings was immaterial.

WORLD ROAD INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands, except for number of shares and per share data)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

(u)	Operating leases (continued)

Under ASC 842, the Company determines whether an arrangement constitutes a lease and records lease liabilities and right-of-use assets on its consolidated balance sheet at the lease commencement. The Company measures the operating lease liabilities at the commencement date based on the present value of remaining lease payments over the lease term, which is computed using the Company’s incremental borrowing rate, an estimated rate the Company would be required to pay for a collateralized borrowing equal to the total lease payments over the lease term. The Company measures the operating lease ROU assets based on the corresponding lease liability adjusted for payments made to the lessor at or before the commencement date, and initial direct costs it incurs under the lease. The Company begins recognizing operating lease expense based on lease payments on a straight-line basis over the lease term when the lessor makes the underlying asset available to the Company. The Company’s lease agreements do not contain any material residual value guarantees or material restrictive covenants. The Company’s lease agreements may contain lease and non-lease components. Non-lease components primarily include payments for property management and maintenance. Consideration for lease and non-lease components are allocated on a relative standalone selling price basis.

The Company’s lease terms may include options to extend or terminate the lease. Renewal options are considered within the ROU assets and lease liabilities when it is reasonably certain that the Company will exercise that option. Lease expenses for lease payments are recognized on a straight-line basis over the lease term. For operating leases with a term of one year or less, the Company has elected not to recognize a lease liability or ROU asset on its consolidated balance sheet. Instead, it recognizes the lease payments as expenses on a straight-line basis over the lease term. Short-term lease costs are immaterial to its consolidated statements of operations and cash flows.

(v)	Taxation

The Company follows the liability method of accounting for income taxes in accordance with ASC 740, Income Taxes (“ASC 740”). Under this method, deferred tax assets and liabilities are determined based on the difference between the financial reporting and tax bases of assets and liabilities using enacted tax rates that will be in effect in the period in which the differences are expected to reverse. The Company records a valuation allowance to offset deferred tax assets if based on the weight of available evidence, it is more-likely-than-not that some portion, or all, of the deferred tax assets will not be realized. The effect on deferred taxes of a change in tax rate is recognized in tax expense in the period that includes the enactment date of the change in tax rate.

The Company accounted for uncertainties in income taxes in accordance with ASC 740. Interest and penalties arising from underpayment of income taxes shall be computed in accordance with the related PRC tax law. The amount of interest expense is computed by applying the applicable statutory rate of interest to the difference between the tax position recognized and the amount previously taken or expected to be taken in a tax return. Interest and penalties are recognized in accordance with ASC 740 as income tax expense in the consolidated statements of operations and comprehensive (loss) income.

The Company recognizes in its consolidated financial statements the impact of a tax position if a tax return position or future tax position is “more likely than not” to prevail based on the facts and technical merits of the position. Tax positions that meet the “more likely than not” recognition threshold are measured at the largest amount of tax benefit that has a greater than fifty percent likelihood of being realized upon settlement. The estimated liability for unrecognized tax benefits, if any, are included in “Other non-current liabilities” in the consolidated balance sheets and should be periodically assessed for adequacy and may be affected by changing interpretations of laws, rulings by tax authorities, changes and/or developments with respect to tax audits, and expiration of the statute of limitations. The actual benefits ultimately realized may differ from the Company’s estimates. As each audit is concluded, adjustments, if any, are recorded in the Company’s consolidated financial statements. Additionally, in future periods, changes in facts, circumstances, and new information may require the Company to adjust the recognition and measurement estimates with regard to individual tax positions. Changes in recognition and measurement estimates are recognized in the period in which the changes occur. The Company accounts for current income taxes in accordance with the laws of the relevant tax authorities. The charge for taxation is based on the results for the fiscal year as adjusted for items, which are non-assessable or disallowed. The tax rates and tax laws used to compute the amount are those that are enacted or substantively enacted at the end of the reporting period.

WORLD ROAD INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands, except for number of shares and per share data)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

(v)	Taxation (continued)

The Company did not recognize any significant interest and penalties associated with uncertain tax positions for the years ended March 31, 2024 and 2025.

The Company is subject to Value added tax (“VAT”) and related surcharges on revenues generated from providing services. Revenue from providing services is generally subject to VAT at applicable tax rates, and subsequently paid to PRC tax authorities after netting input VAT on purchases. The excess of output VAT over input VAT is reflected as VAT payable. The Company’s revenue is primarily generated from cross-border freight services through domestic subsidiaries, subject to the VAT rate at 0% for taxpayers providing logistics services for the years ended March 31, 2024 and 2025.

(w)	Earnings per share

The Company computes earnings per share (“EPS”) in accordance with ASC 260, “Earnings per Share” (“ASC 260”). ASC 260 requires companies with complex capital structures to present basic and diluted EPS.

Basic EPS are computed by dividing income available to ordinary shareholders of the Company by the weighted average ordinary shares outstanding during the period. Diluted EPS takes into account the potential dilution that could occur if securities or other contracts to issue ordinary shares were exercised and converted into ordinary shares. As of March 31, 2024 and 2025, there was no dilution impact. Except for voting rights, Class A and Class B shares have all the same rights and therefore the Company has elected not to use the two-class method.

Redeemable non-controlling interest classified as mezzanine equity. Accretion of the redeemable noncontrolling interests is deducted from the net (loss) income to arrive at net loss income to the Company’s ordinary shareholders. The Company includes the redeemable non-controlling interest in the Company’s diluted earnings per share only when the effect is dilutive.

(x)	Comprehensive income

Comprehensive income is defined as the change in equity of the Company during a period from transactions and other events and circumstances excluding transactions resulting from investments by owners and distributions to owners. Among other disclosures, ASC 220, Comprehensive Income, states that all items that are required to be recognized under current accounting standards as components of comprehensive income (loss) shall be reported in a financial statement that is displayed with the same prominence as other financial statements. The Company’s comprehensive income included net income and other comprehensive expense and are presented in the consolidated statements of operations and comprehensive income. The Company has incurred nil and RMB6 thousand (US$1 thousand) of other comprehensive expense as a result of foreign currency translation adjustment for the years ended March 31, 2024 and 2025, respectively.

(y)	Commitment and Contingencies

In the normal course of business, the Company is subject to commitments and contingencies, including operating lease commitments and legal proceedings. The Company recognizes a liability for such contingency if it determines it is probable that a loss has occurred and a reasonable estimate of the loss can be made. The Company may consider many factors in making these assessments on liability for contingencies, including historical and the specific facts and circumstances of each matter. The Company is currently not involved in any legal or administrative proceedings that may have a material adverse impact on the Company’s business, financial position or results of operations.

WORLD ROAD INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands, except for number of shares and per share data)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

(z)	Segment information

In accordance with ASC 280, Segment Reporting, operating segments are defined as components of an enterprise for which separate financial information is available that is regularly evaluated by the chief operating decision maker (“CODM”), or decision-making group, in deciding how to allocate resources and in assessing performance.

The Company’s CODM has been identified as the Chief Executive Officer (the “CEO”) who reviews the consolidated results of operations when making decisions about allocating resources and assessing performance of the Company. The Company has determined that there is only one reportable operating segment since all types of the services provided are viewed as an integrated business process and allocation of the resources and assessment of the performance are not separately evaluated by the Company’s CODM. The Company’s long-lived assets are all located in the PRC and all of the Company’s revenues are derived from customers located in PRC. Therefore, no geographic information is presented.

(aa)	Recent accounting pronouncements

The Company is an “emerging growth company” (“EGC”) as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). Under the JOBS Act, EGC can delay adopting new or revised accounting standards issued subsequently to the enactment of the JOBS Act until such time as those standards apply to private companies.

In accordance with the recent updates to the accounting standards, the FASB has issued several new ASUs to enhance the clarity and consistency in financial reporting. Below is a summary of the key amendments and their effective dates:

In December 2023, the FASB issued ASU No.2023-09, “Income Taxes (Topic 740): Improvements to Income Tax Disclosures”. This ASU requires disaggregated information about a reporting entity’s effective tax rate reconciliation as well as additional quantitative and qualitative income tax disclosure to enable financial statements users better assess how an entity’s operations and related tax risks and tax planning and operational opportunities affect its tax rate and prospects for future cash flows. This ASU is effective for fiscal years beginning after December 15, 2024. Early adoption is permitted. The Company plans to adopt this guidance effective April 1, 2025, and the adoption of this ASU is not expected to have a material impact on its financial statements.

In November, 2024, the FASB issued ASU No. 2024-03, Expense Disaggregation Disclosures (“ASU 2024-03”). ASU 2024-03 amends ASC 220, Comprehensive Income, to expand income statement expense disclosures and require disclosure in the notes to the financial statements of specified information about certain costs and expenses. ASU 2024-03 is required to be adopted for fiscal years commencing after December 15, 2026, with early adoption permitted. The Company is currently evaluating the impact of adopting the standard on the audited consolidated financial statements and related disclosures.

Other accounting standards that have been issued by FASB that do not require adoption until a future date are not expected to have a material impact on the consolidated financial statements upon adoption. The Company does not discuss recent pronouncements that are not anticipated to have an impact on or are unrelated to its consolidated financial condition, results of operations, cash flows or disclosures.

WORLD ROAD INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands, except for number of shares and per share data)

3.	CONCENTRATION OF RISKS

Credit Risks

Assets that potentially subject the Company to significant concentration of credit risk primarily consist of cash and cash equivalents and accounts receivable. The Company places its cash at financial institutions with high credit ratings and quality. These financial institutions are subject to a series of risk control regulatory standards and under supervision of PRC financial institutions regulatory authorities to prevent and monitor potential material credit risks. The Company does not foresee substantial credit risk with respect to assets held at financial institutions with high credit ratings and quality. As of March 31, 2024 and 2025, RMB11.4 million and RMB13.3 million (US$1.8 million) of the Company’s cash and cash equivalents, were deposited at financial institutions in the PRC, respectively.

Accounts receivable are typically unsecured and derived from revenue earned from customers mainly in the PRC, which are exposed to credit risk. As of March 31, 2024, three customers accounted for 46.2%, 26.5%, and 15.6% of accounts receivable, net, respectively. As of March 31, 2025, four customers accounted for 41.7%, 24.0%, 18.3%, and 12.7% of accounts receivable, net, respectively. The credit risk is mitigated by credit evaluations the Company performs on its customers and its ongoing monitoring process of outstanding balances. The Company establishes an allowance for credit loss based upon estimates, factors surrounding the credit risk of specific customers and other information. The allowance has generally been within its expectations.

The Company also has a concentration of its accounts payable with specific suppliers. As of March 31, 2024, five suppliers accounted for 22.5%, 12.8%, 12.1%, 12.1% and 11.9% of the total accounts payable balance, respectively. As of March 31, 2025, three suppliers accounted for 35.3%, 23.5% and 20.6% of the total accounts payable balance, respectively.

Business, customer, supplier, and economic risks

The Company engages in a dynamic logistics industry and the changes in overall demand and competitions may adversely affect the Company’s future financial position and results of operations. For the year ended March 31, 2024, three customers accounted for approximately 18.2%, 23.0%, and 15.5% of the total revenue, respectively. For the year ended March 31, 2025, three customers accounted for approximately 41.0%, 29.0%, and 14.2% of the total revenue. Significant global geopolitical and economic uncertainties which result in insufficient transportation capacity or supplier constraints could also adversely impact the Company’s operation. For the year ended March 31, 2024, four suppliers accounted for 14.5%, 14.4%, 13.1%, and 10.7% of the total purchases, respectively. For the year ended March 31, 2025, three suppliers accounted for 37.3%, 16.7% and 15.2% of the total purchases, respectively. In addition, the Company’s business is highly dependent on cross-border trade flows, particularly between China and the United States. Any escalation in trade tensions, including new tariffs, restrictions, or other protectionist measures, could increase costs for customers, reduce shipment volumes, or disrupt supply chains. Such developments, along with broader global economic and political uncertainties, could materially and adversely affect the Company’s business, financial condition, and results of operations.

Foreign exchange risk

The Company’s operations are primarily in China. The reporting currency is denominated in RMB. The Company is exposed to currency risk primarily through sales and purchases which give rise to receivables, payables and cash balances that are denominated in currencies other than the functional currency of the operations to which the transactions relate. Thus, revenues and results of operations may be impacted by exchange rate fluctuations between RMB and U.S. dollars. To the extent that the Company needs to convert U.S. dollars into RMB for capital expenditures and working capital and other business purposes, appreciation of RMB against the U.S. dollar would have an adverse effect on the RMB amount the Company would receive from the conversion. Conversely, if the Company decides to convert RMB into U.S. dollars for the purpose of making payments for dividends on ordinary shares, strategic acquisitions or investments or other business purposes, appreciation of the U.S. dollar against RMB would have a negative effect on the U.S. dollar amount available to the Company. In addition, a significant depreciation of the RMB against the U.S. dollar may significantly reduce the U.S. dollar equivalent of the Company’s earnings or losses.

WORLD ROAD INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands, except for number of shares and per share data)

4.	ACCOUNTS RECEIVABLE, NET

Accounts receivable, net consist of the following:

	As of March 31,
	2024	2025
	RMB	RMB	US$
Accounts receivable	63,839	174,265	24,014
Allowance for credit losses	(72)	(772)	(106)
Total accounts receivable, net	63,767	173,493	23,908

The movement of allowance of credit losses is as follows:

	As of March 31,
	2024	2025
	RMB	RMB	US$
Beginning balance	1,107	72	10
Addition	-	772	106
Write off	(391)	-	-
Reverse	(644)	(72)	(10)
Ending balance	72	772	106

5.	PREPAYMENTS AND OTHER CURRENT ASSETS, NET

Prepayments and other current assets, net consist of the following:

	As of March 31,
	2024	2025
	RMB	RMB	US$
Deferred offering cost(1)	670	5,456	753
Rental and other deposits(2)	1,675	1,993	275
Advances to suppliers (3)	1,956	346	48
Other(4)	76	140	18
	4,377	7,935	1,094
Allowance for credit losses related to prepayments and other current assets	-	(1,545)	(213)
Total prepayments and other current assets, net	4,377	6,390	881

(1)	The balance represents the direct incremental offering costs including legal and underwriting fees and other costs incurred through the balance sheet date (Note 2(r)).
(2)	The balance mainly represents the current lease and other operational deposits.
(3)	The balance mainly represents the advance payments made to suppliers and vendors related to freight services.
(4)	The balance mainly represents advances to employees for business reimbursable costs.

WORLD ROAD INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands, except for number of shares and per share data)

6.	PROPERTY AND EQUIPMENT, NET

Property and equipment, net consisted of the following:

	As of March 31,
	2024	2025
	RMB	RMB	US$
Electronic equipment	113	148	20
Furniture and fixtures	3	3	-
Motor vehicles	85	240	33
Leasehold improvement	-	587	82
Construction in progress	493	-	-
Subtotal	694	978	135

Less: accumulated depreciation	(70)	(353)	(49)
Property and equipment, net	624	625	86

Depreciation expense was RMB48 thousand and RMB283 thousand (US$39 thousand) for the years ended March 31, 2024 and 2025, respectively. No impairment charges were recognized during the years ended March 31, 2024 and 2025, respectively.

7.	INTANGIBLE ASSETS, NET

Intangible assets, net consist of the following:

	As of March 31,
	2024	2025
	RMB	RMB	US$
Software	5	5	1
Less: accumulated amortization	(5)	(5)	(1)
Intangible assets, net	-	-	-

Amortization expense was RMB2 thousand and RMB0.5 thousand (US$0.1 thousand) for the years ended March 31, 2024 and 2025, respectively. Estimated amortization expense relating to the existing intangible assets with finite lives for each of the next five years is immaterial. No impairment charges were recognized during the years ended March 31, 2024 and 2025, respectively.

8.	OTHER PAYABLES AND ACCRUED LIABILITIES

	As of March 31,
	2024	2025
	RMB	RMB	US$
Accrued offering expenses(1)	-	4,826	667
Payroll payable	530	515	71
Advances from customers	480	412	57
Rent payable	119	-	-
Other(2)	92	125	17
Other payables and accrued liabilities	1,221	5,878	812

(1)	The balance mainly represents accrued expenses of legal services as of March 31, 2025 related to the initial public offering.
(2)	The balance mainly represents the payables and accrued expenses of other operational costs including accrued personal tax liabilities and miscellaneous professional service as of March 31, 2024 and 2025.

WORLD ROAD INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands, except for number of shares and per share data)

9.	LEASES

The Company has operating leases for certain offices and warehouses as a lessee. A summary of lease cost recognized in the consolidated statement of operations and comprehensive (loss) Income as of March 31, 2024 and 2025, and supplemental cash flow information related to operating leases were as follows:

	For the year ended March 31,
	2024	2025
	RMB	RMB	US$
Lease cost
Operating lease expense	1,374	1,456	201
Sublease income	(181)	-	-
Short-term lease expense	-	48	7
Total lease cost	1,193	1,504	208

Cash flows from leasing transactions
Cash paid for operating leases	1,291	1,342	185
Right-of-use assets obtained in exchange for operating new lease liabilities	1,069	642	88

For the years ended March 31, 2024 and 2025, the Company incurred total operating lease expenses of RMB1.2 million and RMB1.5 million (US$208 thousand), respectively.

The weighted average remaining lease terms and discount rates for the operating lease as of March 31, 2025 were as follows:

Remaining lease term and discount rate:
Weighted average remaining lease term (years)	0.75
Weighted average discount rate	4.71%

The following is a schedule of future minimum payments under The Company’s operating leases as of March 31, 2025:

Year	Amount
	RMB	US$
2026	848	117
2027 and thereafter	-	-
Total lease payments	848	117
Less: imputed interest	(14)	(2)
Total operating lease liabilities, net of interest	834	115

No impairment charges to the right-of-use assets of the operating leases were recognized during the years ended March 31, 2024 and 2025, respectively.

WORLD ROAD INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands, except for number of shares and per share data)

10.	TAXATION

Cayman Islands

The Company is incorporated in the Cayman Islands. Under the current laws of the Cayman Islands, these entities are not subject to income or capital gains taxes. In addition, dividend payments are not subject to withholding tax in the Cayman Islands.

Hong Kong

The subsidiary incorporated in Hong Kong is subject to income tax at the rate of 16.5% on the estimated assessable profits arising in Hong Kong. The Company was not subject to Hong Kong profit tax for any period presented as it did not have assessable profit during the periods presented. Under the Hong Kong tax law, World Road HK is exempted from income tax on their foreign-derived income and there are no withholding taxes in Hong Kong on remittance of dividends.

PRC

Under the Enterprise Income Tax Laws of the PRC (“the EIT Laws”), domestic enterprises and Foreign Investment Enterprises, or the FIEs, are usually subject to a unified 25% enterprise income tax rate, which was effective since January 1, 2008.

For the years ended March 31, 2024 and 2025, the Company’s subsidiary, Honet, was recognized as a small low-profit enterprise. From January 1, 2023 to December 31, 2024, 25% of the first RMB3.0 million of the assessable profit before tax is subject to the tax rate of 20% for domestic enterprises qualified as “small low-profit enterprises”.

The income tax provision consisted of the following components:

	For the year ended March 31,
	2024	2025
	RMB	RMB	US$
Current income tax expenses	46	2,138	295
Deferred income tax (benefit) expense	(243)	1,227	169
Total income tax (benefit) expense	(197)	3,365	464

Reconciliation between the provision for income taxes computed by applying the PRC EIT rate of 25% to income before income taxes and the actual provision of income taxes is as follows:

	For the year ended March 31,
	2024		2025
	RMB	Rate	RMB	US$	Rate
(Loss) Profit before income tax expenses	(7)	-	11,377	1,568	-
Income tax computed at the statutory tax rate	(2)	25.0%	2,844	392	25.0%
Impact of preferential tax rate	(243)	3,471.4%	395	54	3.4%
Non-deductible expenses	48	(685.7)%	126	17	1.1%
Change in valuation allowance	-	-	-	-	-
Income tax (benefit) expense	(197)	(2,814.3)%	3,365	463	29.5%

WORLD ROAD INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands, except for number of shares and per share data)

10.	TAXATION (CONTINUED)

PRC (continued)

As of March 31, 2024 and 2025, the significant components of the deferred tax assets and deferred tax liability were summarized below:

	As of March 31,
	2024	2025
	RMB	RMB	US$
Deferred tax assets:
Net operating loss carry-forward	1,784	78	11
Lease liabilities	238	98	14
Allowance for expected credit losses	16	496	68
Less: valuation allowance	-	-	-
Deferred tax assets, net of valuation allowance	2,038	672	93

Deferred tax liabilities:
Right of use assets	(258)	(119)	(16)
Total deferred tax liabilities	(258)	(119)	(16)

Total deferred tax assets, net	1,780	553	77

The Company operates through PRC subsidiaries and valuation allowance is considered for each of the entities on an individual basis. In the assessment of valuation allowance, the Company evaluated a variety of factors including each entity’s operating history, accumulated deficit, existence of taxable temporary differences and reversal periods. There were no entities that are in a three-year cumulative financial loss position and are no forecasting profits in the near future as of March 31, 2024 and 2025. Based on all evidence available, the Company determined the deferred tax assets will be realized in full in future periods before expiry, therefore there was nil valuation allowances recorded on the deferred tax assets as of March 31, 2024 and 2025.

As of March 31, 2025, net operating loss carry forward will expire, if unused, in the following amounts:

For the fiscal year ended March 31,	Amounts
	RMB	US$
Remaining of 2025	-	-
2026	-	-
2027	-	-
2028	-	-
2029	-	-
2030	1,561	215
	1,561	215

The Company evaluates each uncertain tax position (including the potential application of interest and penalties) based on the technical merits, and measure the unrecognized benefits associated with the tax positions. As of March 31, 2024 and 2025, the Company did not have any significant unrecognized uncertain tax positions.

WORLD ROAD INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands, except for number of shares and per share data)

11.	MEZZANINE EQUITY

In February 2021, an investor (“redeemable non-controlling shareholder”) signed a shareholder agreement and supplemental documents (collectively “SPA”) with Wodetong, a wholly owned subsidiary of the World Road, Shanghai Pengze Technology Limited (“Pengze”), Mr. Yu Zhang, and Mr. Zaifei Zhang (collectively “Guarantors”), and other existing shareholders. The redeemable non-controlling shareholder contributed RMB20.0 million and acquired 9.0252% equity interest of Wodetong (“Redeemable NCI”). Pursuant to the SPA, the redeemable non-controlling shareholder was granted the right request the Company and/or the Guarantors to redeem the redeemable NCI at an agreed price including the higher of the principal investment of RMB20.0 million (US$2.8 million) plus an interest at 10% per annum, or the proportionate net assets of Wodetong, if Wodetong fails to complete certain acquisition transactions on and before December 31, 2021. As the redemption of the redeemable NCI is not solely within the Company’s control, the Company initially recorded the redeemable non-controlling interest outside of permanent equity in the Company’s consolidated balance sheets in accordance with ASC 480 at the carrying amount of RMB20.0 million (US$2.8 million), which approximated the fair value of the redeemable NCI on the issuance date.

As the Wodetong failed to complete the required acquisition transactions by December 31 2021, the redeemable non-controlling shareholder obtained the right to request redemption. In January 2024, the redeemable non-controlling shareholder exercised its redemption right and entered into a share repurchase agreement with the Guarantors and Wodetong. Under the agreement, the total redemption price was RMB25.1 million (US$3.5 million), including the principal amount of RMB20.0 million (US$2.8 million) to be paid by Wodetong and accrued interest of RMB5.1 million (US$705 thousand) to be paid by Pengze. The interest payment fulfilled by Pengze, as a controlling shareholder of the Company, which will not be repaid by the Company in the foreseeable future is deemed as capital contribution and recorded against additional paid-in capital. By January 2024, Pengze has paid in total of RMB24.0 million (US$3.3 million) to the redeemable non-controlling shareholder to partially fulfil the redemption obligation, while Wodetong reimbursed Pengze for its payment obligation of RMB20.0 million (US$2.8 million) in the same month. The Company derecognized the redeemable NCI on the payment date (“trade date”) in accordance with ASC 480. Subsequently, Pengze made the remaining balance of RMB1.1 million (US$151 thousand) in July 2024.

The Company uses the effective interest method for the changes of redemption value over the period from the date of the non-controlling interest became redeemable as if redemption were to occur at the end of the reporting period to the redemption date of the non-controlling interest. The accretion, which increases the carrying value of the redeemable noncontrolling interest, is recorded against accumulated deficit and deducted from the net (loss) income to arrive at net loss to the Company’s ordinary shareholders.

The change in the carrying amount of redeemable noncontrolling interest for the years ended March 31, 2024 and 2025 is as follows:

	For the Year Ended March 31,
	2024	2025
	RMB	RMB	US$
Beginning balance	23,945	-	-
Accretion of redeemable non-controlling interest	1,145	-	-
Repurchase of redeemable non-controlling interest	(25,090)	-	-
Ending balance	-	-	-

WORLD ROAD INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands, except for number of shares and per share data)

12.	EQUITY

Capital contribution

On December 28, 2023, Wuhan Tianyun Investment Partners, made a capital contribution of RMB32.0 million to obtain an equity interest equivalent of 11.6021% of Wodetong. On March 13, 2024, Yu Zhang, fulfilled capital contribution of RMB1.7 million, representing equity interest equivalent of 14.9084% of Wodetong. On March 20, 2024, Pengze, fulfilled capital contribution of RMB8.0 million, representing equity interest equivalent of 70.1571% of Wodetong.

Restricted net assets

The Company’s ability to pay dividends is primarily dependent on the Company receiving distributions of funds from its subsidiaries. Relevant PRC statutory laws and regulations permit payments of dividends by the Company’s PRC subsidiaries only out of its retained earnings, if any, as determined in accordance with PRC accounting standards and regulations. The results of operations reflected in the financial statements prepared in accordance with U.S. GAAP differ from those reflected in the statutory financial statements of the Company’s PRC subsidiaries.

In accordance with the Regulations on Enterprises with Foreign Investment of China and its Articles of Association, the Company’s PRC subsidiaries, being a foreign-invested enterprise established in the PRC, are required to provide certain statutory reserves, namely the general reserve fund, enterprise expansion fund and staff welfare and bonus fund, all of which are appropriated from net profit as reported in its PRC statutory accounts. The Company’s PRC subsidiaries are required to allocate at least 10% of its annual net distributable profit (after-tax profit plus the undistributed profit or minus the unrecovered losses at the beginning of the year) to the general reserve fund until such fund has reached 50% of its registered capital based on the enterprise’s PRC statutory accounts. Appropriations to the enterprise expansion fund and staff welfare and bonus fund are at the discretion of the Board of Directors of the PRC subsidiaries. These reserves can only be used for specific purposes and are not transferable to the Company in the form of loans, advances, or cash dividends.

WORLD ROAD INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands, except for number of shares and per share data)

12.	EQUITY (CONTINUED)

Restricted net assets (continued)

In accordance with the PRC Company Laws, the Company’s subsidiaries must make appropriations from their annual distributable profits as reported in their PRC statutory accounts to non-distributable reserve funds, namely statutory surplus fund, statutory public welfare fund and discretionary surplus fund. The Company reported distributable profit (after deduction of the accumulated deficit at the beginning of the year) of nil and RMB3.9 million (US$540 thousand) for the years ended March 31, 2024 and 2025, respectively, and appropriated statutory reserves of nil and RMB392 thousand (US$54 thousand) as of March 31, 2024 and 2025, respectively.

In addition, under PRC laws and regulations, there are restrictions on the Company’s PRC subsidiaries with respect to transferring certain of their net assets to the Company either in the form of dividends, loans, or advances. Amounts restricted include paid-in capital and surplus reserves of the Company’s PRC subsidiaries, totalling RMB40.8 million (US$5.6 million) as of March 31, 2025; therefore, in accordance with Rules 504 and 4.08(e) (3) of Regulation S-X, the condensed parent company only financial statements as of March 31, 2024 and 2025 and for each of the years ended March 31, 2024 and 2025 are disclosed as an accompanying footnote.

Furthermore, cash transfers from the Company’s PRC subsidiaries to its subsidiaries outside of China are subject to PRC government administrative management of currency conversion. Shortages in the availability of foreign currency may restrict the ability of the PRC subsidiaries to remit sufficient foreign currency to pay dividends or other payments to the Company, or otherwise satisfy their foreign currency denominated obligations.

13.	RELATED PARTY BALANCES AND TRANSACTIONS

(a)	Relationship:

Name of Related Parties	Relationship with the Company
Shanghai Pengze Technology Co., Ltd. (“Pengze”)	Principal shareholder
Yu Zhang	Principal shareholder and executive management of the Company
Zaifei Zhang	Principal shareholder and executive management of the Company

(b)	Balance Sheets:

As of March 31, 2024 and 2025, amounts due from related parties consist of the following:

		As of March 31,
		2024	2025	2025
Related Party	Nature	RMB	RMB	US$
Pengze	Refund received on behalf of Wodetong	-	4	1
Yu Zhang	Advances for reimbursable business expenses	160	360	50
Zaifei Zhang	Advances for reimbursable business expenses	429	584	80
		589	948	131

WORLD ROAD INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands, except for number of shares and per share data)

13.	RELATED PARTY BALANCES AND TRANSACTIONS (CONTINUED)

As of March 31, 2024 and 2025, amounts due to a related party consist of the following:

		As of March 31,
		2024	2025	2025
Related Parties	Nature	RMB	RMB	US$
Pengze	Working capital loan (1)	5,000	-	-
Pengze	Payment on behalf of the Company (2)	780	-	-
Yu Zhang	Government grant received by Wodetong on behalf of Yu Zhang (3)	-	500	69
Yu Zhang	Shareholder loan to Wodetong (4)	-	3,900	537
		5,780	4,400	606

(1)	On December 20, 2020, Wodetong, a wholly-owned subsidiary of the Company, entered into an on-demand interest free loan agreement with Pengze, effective for five years from January 1, 2021, to December 31, 2025 (“Working Capital Agreement”). Both parties may utilize the working capital as a revolving loan, up to RMB30.0 million (US$4.2 million), with no interest charged on the drawn amounts within the contractual period. For the year ended of March 31, 2024, Wodetong drew down RMB5.0 million (US$693 thousand) under the Working Capital Agreement. For the year ended March 31, 2025, Wodetong further drew down RMB21.9 million (US$3.0 million) under the Working Capital Agreement. All drawn amounts were fully repaid during the year ended March 31, 2025. The outstanding balance between the two parties is zero as of March 31, 2025.
(2)	For the year ended of March 31, 2024, Pengze paid certain operational expenses on behalf of Wodetong in a total amount of RMB780 thousand (US$108 thousand).
(3)	The Company received RMB500 thousand (US$69 thousand) of an Industrial Award granted to Mr. Yu Zhang on December 19, 2024 from the Wuhan City.
(4)	The Company obtained an unsecured, interest-free working capital loan of RMB3.9 million from Mr. Yu Zhang in November 2024 as a short-term borrowing. As of the date of these financial statements, the outstanding balance payable to the shareholder has been fully repaid.

WORLD ROAD INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands, except for number of shares and per share data)

13.	RELATED PARTY BALANCES AND TRANSACTIONS (CONTINUED)

(c)	Transactions

For the years ended March 31, 2024 and 2025, the Company had the following related party transactions:

		As of March 31,
		2024	2025	2025
Related Parties	Nature	RMB	RMB	US$
Pengze	Short-term working capital loan drawdowns from Wodetong	2,550	-	-
Pengze	Short-term working capital loan repayments to Wodetong	(26,985)	-	-
Pengze	Short-term working capital loan drawdowns by Wodetong	(5,000)	(21,852)	(3,011)
Pengze	Short-term working capital loan repayments by Wodetong	-	27,704	3,818
Pengze	Operational expenses paid on behalf of Wodetong	(1,620)	(68)	(9)
		(31,055)	5,784	798

Yu Zhang	Employee advances drawdowns	100	250	34
Yu Zhang	Use of employee advances	-	(50)	(7)
Yu Zhang	Shareholder loan to Wodetong	-	(3,900)	(537)
Yu Zhang	Government grant received by Wodetong on behalf of Yu Zhang	-	(500)	(69)
		100	(4,200)	(579)

Zaifei Zhang	Employee advances drawdowns	692	250	34
Zaifei Zhang	Use of employee advances	(273)	(95)	(13)
		419	155	21
		(30,536)	1,739	240

WORLD ROAD INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands, except for number of shares and per share data)

14.	COMMITMENTS AND CONTINGENCIES

Commitments

The Company has not entered into any off-balance sheet financial guarantees or other off-balance sheet commitments to guarantee the payment obligations. The Company has not entered into any derivative contracts that are indexed to the Company’s shares and classified as shareholder’s equity or that are not reflected in the Company’s consolidated financial statements. Furthermore, the Company does not have any retained or contingent interest in assets transferred to an unconsolidated entity that serves as credit, liquidity or market risk support to such entity. The Company does not have any variable interest in any unconsolidated entity that provides financing, liquidity, market risk or credit support to the Company or engages in leasing, hedging or product development services.

The following table sets forth the Company’s contractual obligations as of March 31, 2025:

	Payments due by period
	Total	Within 1 year	Within 1-2 years	Over 2 years
	RMB	RMB	RMB	RMB
Shareholder loan (Note 13)	3,900	3,900	-	-

Other than as shown above, the Company did not have any significant capital and other commitments, long-term obligations, or guarantees as of March 31, 2025.

Contingencies

From time to time, the Company is subject to legal proceedings, investigations, and claims incidental to the conduct of its business. The Company is currently not involved in any legal or administrative proceedings that may have a material adverse impact on the Company’s business, financial position or results of operations.

15.	SUBSEQUENT EVENTS

The Company secured a three-year revolving credit facility with a reputable bank effective June 20, 2025, providing a total credit line of RMB 30.0 million with floating rate. The initial drawdown of RMB10.0 million was received on June 26, 2025 at an interest rate of 2.9%, due on December 26, 2025. The second drawdown of RMB10.0 million was received on July 29, 2025 at an interest rate of 2.9%, due on January 26, 2026.

On August 20, 2025, the Company effected a 2.5-for-1 stock split via a shareholder resolution to (i) subdivide each of the 11,402,983 issued ordinary shares into 28,507,457 ordinary shares with a par value of US$0.00004 each, and (ii) subdivide the authorized ordinary shares into 1,000,000,000 Class A ordinary shares of par value of US$0.00004 each and 250,000,000 Class B ordinary shares of par value of US$0.00004 each (“Share Split”). As of the date of these financial statements, there are 4,257,457 Class A ordinary shares and 24,250,000 Class B ordinary shares issued and outstanding. Share data has been retrospectively applied to all periods of the financial statements presented.

WORLD ROAD INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands, except for number of shares and per share data)

16.	CONDENSED FINANCIAL INFORMATION OF THE PARENT COMPANY

Pursuant to the requirements of Rule 12-04(a), 5-04(c) and 4-08(e)(3) of Regulation S-X, the condensed financial information of the parent company shall be filed when the restricted net assets of consolidated subsidiaries exceed 25 percent of consolidated net assets as of the end of the most recently completed fiscal year. The Company performed a test on the restricted net assets of consolidated subsidiary in accordance with such requirement and concluded that it was applicable for the Company to disclose the financial statements for the parent company included herein.

The condensed financial information of the parent company, World Road, has been prepared using the same accounting policies as set out in the Company’s consolidated financial statements except that the parent company has used equity method to account for its investment in its subsidiaries. For the parent company, the Company records its investments in subsidiaries under the equity method of accounting as prescribed in ASC 323, Investments—Equity Method and Joint Ventures. Such investments are presented on the condensed balance sheets as “Investments in subsidiaries” and the subsidiaries’ losses as “Share of losses from subsidiaries” on the condensed statements of operations and comprehensive loss. Under the equity method of accounting, the Company adjusted the carrying amount of “Investments in subsidiaries” for its share of the subsidiaries’ cumulative losses until the investment balance reached zero and did not provide for additional losses unless the Company has guaranteed obligations of the subsidiaries or is otherwise committed to provide further financial support.

The subsidiaries did not pay any dividends to the Company for the periods presented. The Company does not have significant commitments, long-term obligations, or guarantees as of the period end other than those presented.

As of March 31, 2025, the parent company’s share of losses of an investee exceeds the carrying amount of an investment accounted for by the equity method. As a result, the parent company discontinued applying the equity method in accordance with ASC 323-10-35-20.

The parent company only financial statements should be read in conjunction with the Company’s consolidated financial statements.

WORLD ROAD INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands, except for number of shares and per share data)

16.	CONDENSED FINANCIAL INFORMATION OF THE PARENT COMPANY (CONTINUED)

World Road Inc.

Condensed Balance Sheets

(Amounts in thousands, except for number of shares and per share data)

	As of March 31,
	2024	2025	2025
	RMB	RMB	US$ (Note 2(e))
ASSETS
Current assets:
Cash and cash equivalents	-	13	2
Prepayments and other current assets	-	4,027	555
Total current assets	-	4,040	557

Non-current assets
Investments in subsidiaries	44,111	50,929	7,018

Total Assets	44,111	54,969	7,575

Current liabilities:
Amounts due to related parties	-	441	61
Other payables and accrued liabilities	-	3,592	495

Total Liabilities	-	4,033	556

Equity
Class A ordinary shares (par value of US$0.00004 per share; 1,000,000,000 shares authorized and 4,257,457 shares issued and outstanding as of March 31, 2024 and 2025, respectively)*	1	1	1
Class B ordinary shares (par value of US$0.00004 per share; 250,000,000 shares authorized and 24,250,000 shares issued and outstanding as of March 31, 2024 and 2025, respectively)*	7	7	1
Additional paid-in capital	48,682	46,582	6,418
(Accumulated deficit) Retained earnings	(4,579)	4,352	600
Accumulated other comprehensive loss	-	(6)	(1)
Total World Road Inc. shareholders’ equity	44,111	50,936	7,019

Total liabilities and shareholders’ equity of World Road Inc.	44,111	54,969	7,575

*	Ordinary shares and share data have been retroactively restated to give effect to the Reorganization completed on November 28, 2024 (Note 1(b)) and Share Split effective on August 20, 2025 (Note 15).

WORLD ROAD INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands, except for number of shares and per share data)

16.	CONDENSED FINANCIAL INFORMATION OF THE PARENT COMPANY (CONTINUED)

World Road Inc.

Condensed Statements of Operations and Comprehensive Loss

(Amounts in thousands, except for number of shares and per share data)

	For the year ended March 31,
	2024	2025
	RMB	RMB	US$ (Note 2(e))
Share of (losses) income from subsidiaries	(1,521)	8,936	1,231
Gross profit	(1,521)	8,936	1,231

General and administrative expenses		2	-
Total operating expenses	-	2	-

Other (loss) income, net	-	(3)	-
(Loss) Income before income tax	(1,521)	8,931	1,231
Income tax expense	-	-	-

Net income (loss) attributable to shareholders of World Road Inc.	(1,521)	8,931	1,231

Other comprehensive expense	-	(6)	(1)

Comprehensive income (loss) attributable to the shareholders of World Road Inc.	(1,521)	11,509	8,925

WORLD ROAD INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands, except for number of shares and per share data)

16.	CONDENSED FINANCIAL INFORMATION OF THE PARENT COMPANY (CONTINUED)

World Road Inc.

Condensed Statements of Cash Flows

(Amounts in thousands of RMB, except for number of shares and per share data)

	For the year ended March 31,
	2024	2025	2025
	RMB	RMB	US$ (Note2(e))
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss) income	(1,521)	8,931	1,231
Adjustments to reconcile net (loss) income to net cash provided by (used in) operating activities:
Share of losses (income) from subsidiaries	1,521	(8,936)	(1,231)
Changes in operating assets and liabilities
Prepayments and other current assets	-	(4,027)	(556)
Amounts due to related parties	-	441	61
Other payables and accrued liabilities	-	3,592	495
Net cash provided by (used in) operating activities	-	1	-

CASH FLOWS FROM INVESTING ACTIVITIES
Investment in subsidiary	-	(7,962)	(1,097)
Net cash provided by (used in) investing activities	-	(7,962)	(1,097)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from capital contribution		7,980	1,100
Net cash provided by financing activities	-	7,980	1,100

Effects of currency translation on cash and cash equivalents	-	(6)	(1)

NET INCREASE IN CASH AND CASH EQUIVALENTS	-	13	2
Cash and cash equivalents, beginning of year	-	-	-
Cash and cash equivalents, end of year	-	13	2

World Road Inc.

1,500,000 Class A Ordinary Shares

PRELIMINARY PROSPECTUS

Lead Book Runner	Co-Manager
CRAFT CAPITAL MANAGEMENT LLC	R.F. LAFFERTY & CO., INC.

           , 2025

Until and including            , 2025 (25 days after the date of this prospectus), all dealers that buy, sell, or trade the Shares, whether or not participating in this offering, may be required to deliver a prospectus. This delivery requirement is in addition to the obligation of dealers to deliver a prospectus when acting as Underwriters and with respect to their unsold allotments or subscriptions.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED [*], 2025

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 6. Indemnification of Directors and Officers

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against the consequences of committing a crime, or against the indemnified person’s own fraud, dishonesty, willful deceit or willful neglect.

Our amended and restated memorandum and articles of association provide that to the extent permitted by law, we shall indemnify each existing or former director (including alternate director), secretary and any of our other officers (including an investment adviser or an administrator or liquidator) and their personal representatives against (a) all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by the existing or former director (including alternate director), secretary or officer in or about the conduct of our business or affairs or in the execution or discharge of the existing or former director (including alternate director), secretary’s or officer’s duties, powers, authorities or discretions; and (b) without limitation to paragraph (a) above, all costs, expenses, losses or liabilities incurred by the existing or former director (including alternate director), secretary or officer in defending (whether successfully or otherwise) any civil, criminal, administrative or investigative proceedings (whether threatened, pending or completed) concerning us or our affairs in any court or tribunal, whether in the Cayman Islands or elsewhere.

No such existing or former director (including alternate director), secretary or officer, however, shall be indemnified in respect of any matter arising out of their own dishonesty, fraud, willful default or willful neglect.

Pursuant to the form of indemnification agreements filed as Exhibit 10.1 to this Registration Statement, we will agree to indemnify our directors and executive officers against certain liabilities and expenses that they incur in connection with claims made by reason of their being a director or officer of our company.

The Underwriting Agreement, the form of which is filed as Exhibit 1.1 (a) and 1.1 (b) to this Registration Statement, will also provide for indemnification of us and our officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Recent Sales of Unregistered Securities

During the past three years, we have issued the following securities (including options to acquire our ordinary shares) without registering the securities under the Securities Act. We believe that each of the following issuances was exempt from registration under the Securities Act in reliance on Regulation S under the Securities Act regarding sales by an issuer in offshore transactions, pursuant to Section 4(a)(2) of the Securities Act regarding transactions not involving a public offering and/or Rule 701 of the Securities Act. None of the transactions involved an underwriter.

After our incorporation in the Cayman Islands in April 2024 and in connection with our offshore restructuring, we issued and allotted the following ordinary shares for a consideration at par value of US$0.0001 per share on April 26, 2024:

Name of shareholders	Number of ordinary shares
ICS Corporate Services (Cayman) Limited	1
YZH Internal Limited	79,998
YZP Global Limited	1,699,999

We issued and allotted the following ordinary shares for a consideration at par value of US$0.0001 per share on October 15, 2024:

Name of shareholders	Number of ordinary shares
WZHT Holding Limited	8,000,000
Tianyun Holding Limited	1,322,985
Qianben Holding Limited	300,000

We re-designated and re-classified all our issued ordinary shares into our Class A Ordinary Shares on a one-to-one basis on November 28, 2024. On November 28, 2024, we repurchased 1,700,000 Class A Ordinary Shares held by YZP Global Limited out of the proceeds of the fresh issuance of 1,700,000 Class B Ordinary Shares at par value to YZP Global Limited made for the purposes of such repurchase; and repurchased 8,000,000 Class A Ordinary Shares held by WZHT Holding Limited out of the proceeds of the fresh issuance of 8,000,000 Class B Ordinary Shares at par value to WZHT Holding Limited made for the purposes of such repurchase.

We subdivided our 11,402,983 issued shares with a par value of US$0.0001 each into 28,507,457 shares with a par value of US$0.00004 each on August 20, 2025.

Item 8. Exhibits and Financial Statement Schedules

(a) Exhibits:

See Exhibit Index for a complete list of all exhibits filed as part of this registration, which Exhibit Index is incorporated herein by reference.

(b) Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the consolidated financial statements and the notes thereto.

Item 9. Undertakings

The undersigned hereby undertakes:

(a) The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(c) The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

EXHIBIT INDEX

Exhibit No.	Description
1.1	Form of Underwriting Agreement.*
3.1	Second Amended and Restated Memorandum and Articles of Association.*
4.1	Specimen Class A ordinary share Certificate.*
5.1	Opinion of Ogier, Cayman Islands counsel to the Registrant, regarding the validity of the Class A ordinary shares being registered and certain other legal matters.**
8.1	Opinion of Ogier regarding certain Cayman Islands tax matters (included on Exhibit 5.1).***
8.2	Opinion of Jingtian & Gongcheng regarding certain Chinese tax matters.***
10.1	Form of Indemnity Agreement.*
10.2	Employment Agreement between the Registrant and Yu Zhang.*
10.3	Employment Agreement between the Registrant and Xiaowei Mi.*
10.4	Form of Independent Director Agreement.*
10.5	Lease agreement between Wuhan Wodetong Supply Chain Technology Co., Ltd. and Wuhan Hongtao Technology Service Co. Ltd.*
10.6	Credit Facility Agreement between Lender and Wuhan Wodetong Supply Chain Technology Co., Ltd.*
14	Form of Code of Ethics.*
21	List of Subsidiaries of the Company*
23.1	Consent of HTL International, LLC.**
23.2	Consent of Ogier (included on Exhibit 5.1).**
23.3	Consent of Jingtian & Gongcheng.**
99.1	Opinion of Jingtian & Gongcheng regarding certain PRC law matters.**
99.2	Consent of Fairwise Financial Management Consulting (Shanghai) Co., Ltd.*
99.3	Form of Audit Committee Charter.*
99.4	Form of Compensation Committee Charter.*
99.5	Form of Nominating Committee Charter.*
99.6	Consent of Jinchao Sun, as independent director nominee.*
99.7	Consent of_Xi Liu, as independent director nominee.*
99.8	Consent of Mingqiu Yang, as independent director nominee.*
99.9	Request For Waiver and Representation under Item 8.A.4 of Form 20-F.*
107	Filing Fee Table.*

*	Previously filed.
**	Filed herewith.
***	To be filed by amendment.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, on the 17th day of October 2025.

World Road Inc.

By:	/s/ Yu Zhang
Name:	Yu Zhang
Title:	Chief Executive Officer

By:	/s/ Xiaowei Mi
Name:	Xiaowei Mi
Title:	Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Position	Date

/s/ Yu Zhang	Chairman of Board of Directors	October 17, 2025
Yu Zhang	Chief Executive Officer,

/s/ Xiaowei Mi	Chief Financial Officer	October 17, 2025
Xiaowei Mi

SIGNATURE OF AUTHORIZED UNITED STATES REPRESENTATIVE OF THE REGISTRANT

Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of World Road Inc. has signed this registration statement or amendment thereto in Newark, Delaware on October 17, 2025.

Puglisi & Associates

By:	/s/ Donald J. Puglisi
Name:	Donald J. Puglisi
Title:	Managing Director